1933 Act File No. 333-229802

United States Securities and Exchange Commission

Washington, D.C. 20549

Pre-Effective Amendment No. 3

to

Form S-1

Registration Statement Under The Securities Act of 1933

Nationwide Life Insurance Company

(Exact name of registrant as specified in its charter)

OHIO	6311	31-4156830

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Nationwide Plaza, Columbus, Ohio 43215

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Denise L. Skingle	Copy to:

Senior Vice President and Secretary	Stephen E. Roth, Partner
One Nationwide Plaza	Dodie C. Kent, Partner
Columbus, Ohio 43215	Eversheds Sutherland (US) LLP
Telephone: (614) 249-7111	1114 Avenue of the Americas
New York, New York 10036
(Name, address, including zip code, and telephone number, including area code, of agent for service)	212.389.5080

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.	☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐

Large accelerated filer	☐

Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company)	☑

Smaller reporting company	☐

Emerging growth company	☐

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Nationwide Defined ProtectionSM Annuity

Individual Single Purchase Payment Deferred Annuity Contract with Index-Linked Strategies

Issued by

NATIONWIDE LIFE INSURANCE COMPANY

Prospectus Dated July 24, 2020

This prospectus describes the Nationwide Defined ProtectionSM Annuity Contract (the “Contract”), including all material rights and obligations under the Contract. Please read this prospectus carefully and keep it for future reference. Special terms used throughout this prospectus are defined under “Defined Terms.”

The Contract is issued by us, Nationwide Life Insurance Company. The Contract is designed to help you invest on a tax-deferred basis and meet long-term financial goals. You may select one or more investment options, each linking to the performance of a specific market index and including a defined level of protection against loss.

We refer to these investment options as “Strategies.” Currently, each Strategy is linked to one of the following indexes:

S&P 500® Index	J.P. Morgan Mozaic IISM Index	MSCI EAFE Index	NYSE® Zebra Edge® Index

An investment in a Strategy does not represent an investment in the linked index or any securities or other assets included in the linked index.

Each Strategy has a start date and an end date, and we refer to the duration between those two dates as the “Strategy Term.” At the end of a Strategy Term, you may reinvest in the same Strategy or transfer your money to another Strategy available for investment. You cannot transfer between Strategies until the end of a Strategy Term.

Your Contract will gain or lose value based on the performance of your Strategies. Your gains and losses depend on the application of important factors that make up the Strategy. In addition to the linked index, the length of the Strategy Term, and the defined downside protection, these factors include a “Participation Rate” and “Strategy Spread.”

●

The Participation Rate acts as a multiplier because it has the effect of multiplying the performance of the Index, positive or negative. If the Participation Rate is greater than 100%, it increases upside potential while also increasing risk of loss. Conversely, if the Participation Rate is lower than 100%, it decreases upside potential while also decreasing risk of loss. A Participation Rate may be set as low as 5%. A low Participation Rate would cause a Strategy to participate in the performance of the linked index to only a small extent.

●

The Strategy Spread is an annualized percentage used as a deduction in the calculation of gains and losses. If the Strategy Spread is greater than 0%, its application will operate to negatively impact the performance of the Strategy. This means it will reduce gains and potentially increase losses. The Strategy Spread can result in losses under a Strategy even if the linked Index has increased in value.

Gains or losses related to the performance of a Strategy, which we refer to as “Strategy Earnings,” are applied to your Contract at certain times during the Strategy Term. Strategy Earnings may be positive, negative, or equal to zero. We will apply Strategy Earnings to your Contract on the last day of the Strategy Term. We will also apply Strategy Earnings to your Contract when you take a withdrawal prior to the end of a Strategy Term, and when we calculate the death benefit. Strategy Earnings are calculated without taking into account any contingent deferred sales charges or market value adjustments under the Contract.

Before you purchase the Contract, you should carefully consider the consequences of taking withdrawals. Each year under the Contract, a certain percentage of your contract value may be withdrawn and will receive preferred treatment. We refer to these withdrawals as “Preferred Withdrawals.” If you take a Preferred Withdrawal prior to the end of a Strategy Term, we calculate your rate of return in the same way that we would calculate your rate of return at the end of the Strategy Term. Upon a Preferred Withdrawal, any losses will be limited by the Strategy’s defined downside protection.

If you have taken the maximum amount of Preferred Withdrawals, any excess amounts withdrawn will be treated as “Non-Preferred Withdrawals.” Non-Preferred Withdrawals may have a more negative impact to the performance of your Contract when compared to Preferred Withdrawals.

●	Non-Preferred Withdrawals may be subject to contingent deferred sales charges and negative market value adjustments, both of which will negatively impact the performance of your Contract.

●

If you take a Non-Preferred Withdrawal prior to the end of a Strategy Term, which is also an event upon which we apply gains and losses to your Contract, we will calculate your rate of return in a different manner than if the withdrawal were a Preferred Withdrawal. The difference will reduce gains and may increase losses. In addition, losses related to the Non-Preferred Withdrawal could exceed the Strategy’s defined downside protection, exposing you to a greater risk of loss.

Each Strategy includes a Lock-In feature. If you decide to exercise the Lock-In feature for a Strategy, the performance of the Index as of a certain date will be fixed for the remainder of the Strategy Term.

You should understand that while the Contract provides some protection against loss, you can lose money under the Contract. It is possible to lose a substantial amount of your principal investment. You should not buy the Contract if you are not willing to assume the risks associated with the Contract. See “Risk Factors” beginning on page 18.

Prospective purchasers may obtain an application to purchase the Contract through broker-dealers that have been appointed by us as insurance agents and that have selling agreements with Nationwide Investment Services Corporation (“NISC”), the principal underwriter for the Contracts. NISC will use its best efforts to sell the Contracts, but is not required to sell any number or dollar amount of Contracts. We may stop offering the Contracts at any time.

Index-linked annuity contracts are complicated investments. You should speak with a financial professional about the Contract’s features, benefits, and risks, and whether the Contract is appropriate for you based on your financial situation and objectives.

This prospectus does not constitute an offering in any jurisdiction in which the Contract may not lawfully be sold.

All guarantees under the Contract are subject to our creditworthiness and claims-paying ability.

The Contract is not a bank deposit, is not FDIC insured, and is not insured or endorsed by any bank or government agency. The Contract may not be available in every state.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

For information on how to contact Nationwide, see Contacting the Service Center

INCREASE IN REMAINING PREFERRED WITHDRAWAL AMOUNT AFTER A LONG-TERM CARE AND TERMINAL ILLNESS OR INJURY (CDSC AND MVA WAIVER)	51

DEATH BENEFIT AND SUCCESSION RIGHTS	52

DEATH PRIOR TO ANNUITIZATION	52

DEATH AFTER ANNUITIZATION	53

PAYMENT OF THE DEATH BENEFIT	53

CALCULATION OF THE DEATH BENEFIT	54

ANNUITIZATION	54

CONTRACT TYPES AND FEDERAL TAX CONSIDERATIONS	57

REQUIRED DISTRIBUTIONS	65

OTHER INFORMATION	68

APPENDIX A: ADDITIONAL INDEX DISCLOSURES	72

APPENDIX B: MODIFIED STRATEGY VALUE FORMULA AND EXAMPLES	77

APPENDIX C: NON-PREFERRED STRATEGY EARNINGS PERCENTAGE	79

APPENDIX D: WITHDRAWAL EXAMPLES	81

APPENDIX E: MVA EXAMPLES	89

APPENDIX F: NATIONWIDE LIFE INSURANCE COMPANY MANAGEMENT’S DISCUSSION & ANALYSIS AND STATUTORY FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES	90

APPENDIX G: NATIONWIDE LIFE INSURANCE COMPANY MANAGEMENT’S DISCUSSION & ANALYSIS AND STATUTORY FINANCIAL STATEMENTS (UNAUDITED) (For the quarterly period ended March 31, 2020)	G-1

Available Information

Additional information about Nationwide and the product may also be reviewed on the SEC’s website (www.sec.gov).

DEFINED TERMS

Provided below is a list of special terms used throughout this prospectus. Certain other special terms are defined in context where they first appear in this prospectus.

Adjusted Index Performance (AIP) - A percent that represents the Index Performance adjusted for a Strategy’s Participation Rate and Strategy Spread. The AIP is the Index Performance multiplied by the Participation Rate and then reduced by the product of the Strategy Spread multiplied by the Elapsed Term. The AIP is used in the Strategy Earnings Percentage and Non-Preferred Strategy Earnings Percentage calculations.

Annuitant - The person upon whose life any life-contingent annuity payments depend and the person whose death triggers the Death Benefit. The Annuitant is also the person to whom annuity payments are made once you reach Annuitization.

Annuitization Date - The date on which annuity payments begin.

Annuity Commencement Date - The date on which annuity payments are scheduled to begin.

Beneficiary - A person designated by the Contract Owner who may receive certain benefits under the Contract, including the Death Benefit.

Business Day - Each day that the New York Stock Exchange is open for regular trading. A Business Day ends at the same time that regular trading on the New York Stock Exchange closes (typically 4:00 p.m. Eastern Time).

Cash Withdrawal - The dollar amount paid to the Contract Owner upon a partial withdrawal or full surrender. A Cash Withdrawal is equal to the Gross Withdrawal minus any applicable CDSC and deducted taxes, and reflects the application of any MVA.

Charitable Remainder Trust - A trust meeting the requirements of Section 664 of the Code.

Code - The Internal Revenue Code of 1986, as amended.

Contingent Annuitant - The person who becomes the Annuitant if the Annuitant dies before the Annuitization Date.

Contingent Beneficiary - The person or entity designated by the Contract Owner to receive any benefits accorded to a Beneficiary if there are no surviving Beneficiaries when the Annuitant dies.

Contingent Deferred Sales Charge (CDSC) - A charge that may be assessed if you take a Non-Preferred Withdrawal during the first six Contract Years.

Contract - The Nationwide Defined ProtectionSM Annuity Contract, the individual single purchase payment deferred annuity contract with index-linked strategies described in this prospectus.

Contract Accumulation Value - The sum of your Strategy Accumulation Values as of a given date.

Contract Anniversary - Each recurring twelve-month anniversary of the Date of Issue while the Contract remains in force.

Contract Owner (you) - The person possessing all rights under the Contract prior to the Annuitization Date, along with any Joint Owner. As the context requires, “you” refers to a potential or existing Contract Owner.

Contract Value - The sum of your Strategy Values as of a given date.

Contract Year - The twelve-month period starting on the Date of Issue and each Contract Anniversary. A Contract Year ends on the day prior to a Contract Anniversary.

Crediting Factors - For any Strategy, the Index, Strategy Term, Protection Level, Participation Rate, and Strategy Spread. See “Crediting Factors” for a description of each Crediting Factor.

Date of Issue - The date we issue the Contract. Your Purchase Payment is applied to the Contract on the Date of Issue.

Death Benefit - The benefit triggered upon the death of the Annuitant, provided such death occurs before the Annuitization Date while the Contract is in force and there is no Contingent Annuitant.

Default Option - the Strategy where your Strategy Value will be transferred to if you have Strategy Value invested in a Strategy that will not be available for reinvestment for the next Strategy Term and we do not receive instructions from you prior to the close of business on the Strategy Term End Date.

Elapsed Term - The number of calendar days that have elapsed during a Strategy Term divided by 365.

Gross Withdrawal - A value that we calculate each time you take a partial withdrawal or full surrender representing the impact of the withdrawal. When you take a partial withdrawal or full surrender, the Gross Withdrawal equals the reduction in your Modified Contract Value and related Modified Strategy Value. A Gross Withdrawal equals the related Cash Withdrawal plus any applicable CDSC and deducted taxes, and minus any applicable MVA (which can be positive or negative).

Index - The market index associated with a Strategy.

Index Performance - The change in the value of an Index, expressed as a percentage, between the first day of a Strategy Term (or another date for a substitute Index) and a specific future day during that Strategy Term. The Index Performance may be positive, negative, or equal to zero.

Index Value - On a Business Day, the closing value of an Index published for that day. On a day other than a Business Day, the Index Value will be the closing value of the Index for the previous Business Day.

Individual Retirement Account - An account that qualifies for favorable tax treatment under Section 408(a) of the Code but does not include Roth IRAs.

Individual Retirement Annuity (IRA) - An annuity contract that qualifies for favorable tax treatment under Section 408(b) of the Code, but does not include Roth IRAs or Simple IRAs.

Interim Strategy Earnings - The amount applied to your Strategy when you take a partial withdrawal or full surrender on a day other than the Strategy Term End Date.

Investment-Only Contract - A Contract purchased by a qualified pension, profit-sharing, or stock bonus plan as defined by Section 401(a) of the Code.

Joint Owner - The person, if any, designated as a second person (in addition to the Contract Owner) to possess an undivided interest in the Contract. If there is a Joint Owner, references to Contract Owner and Joint Owner will apply to both of them, or either of them, unless the context requires otherwise.

Lock-In - The feature under the Contract that allows an Index Value as of a certain date to be locked-in for purposes of calculating the Index Performance for a Strategy for the remainder of the Strategy Term.

Lock-In Date - The date as of which the Index Value for a Strategy is locked in under the Lock-In feature.

Market Value Adjustment (MVA) - The adjustment that may be applied if you take a Non-Preferred Withdrawal during the MVA Period.

Modified Contract Value - The sum of your Modified Strategy Values as of a given date, which equals the maximum Gross Withdrawal that can be taken from the Contract on any given date.

Modified Strategy Value - The maximum Gross Withdrawal that may be taken from a Strategy as of a given date during a Strategy Term. On a Strategy Term End Date, the Modified Strategy Value is equal to your Strategy Value plus any Term Strategy Earnings. On any day other than the Strategy Term End Date, the Modified Strategy Value is equal to your Strategy Value plus any Interim Strategy Earnings that would be applied if you withdrew your entire Strategy Value.

MVA Period - The period of time during which Nationwide may apply the MVA to partial withdrawals and a full surrender. The MVA Period begins on the Date of Issue and ends after the sixth Contract Year.

Nationwide (we, us, our) - Nationwide Life Insurance Company.

Non-Preferred Strategy Earnings Percentage (NSEP) - A rate of interest (which may be positive, negative, or equal to zero) used to calculate Interim Strategy Earnings applied to a Strategy when a Non-Preferred Withdrawal is taken prior to the Strategy Term End Date.

Non-Preferred Withdrawal - Any portion of a Gross Withdrawal from the Contract that is in excess of the Remaining Preferred Withdrawal Amount. Interim Strategy Earnings for a Non-Preferred Withdrawal are calculated using the Non-Preferred Strategy Earnings Percentage (or NSEP). Non-Preferred Withdrawals may also be subject to CDSCs and MVAs. All or a portion of any withdrawal may be subject to federal income taxes, and Contract Owners taking withdrawals before age 59 1⁄2 may be subject to a 10% penalty tax.

Non-Preferred Withdrawal Adjustment Percentage - A percent that can reduce your Interim Strategy Earnings if you take a Non-Preferred Withdrawal. It is part of the NSEP calculation.

Non-Qualified Contract - A Contract which does not qualify for favorable tax treatment as a Qualified Plan, IRA, Roth IRAs, SEP IRA, or Simple IRA.

Participation Rate - The proportion of the Index Performance that is reflected in the Strategy’s performance.

Preferred Withdrawal - Any portion of a Gross Withdrawal from the Contract that is less than or equal to the Remaining Preferred Withdrawal Amount. Preferred Withdrawals are not subject to any CDSC or MVA. In addition, Interim Strategy Earnings for a Preferred Withdrawal are calculated using the Strategy Earnings Percentage (SEP). All or a portion of any withdrawal may be subject to federal income taxes, and Contract Owners taking withdrawals before age 59 1⁄2 may be subject to a 10% penalty tax.

Preferred Withdrawal Amount - The dollar amount of Gross Withdrawals that you can take during a given Contract Year without taking a Non-Preferred Withdrawal.

Preferred Withdrawal Percentage - the percentage of your Contract Value that you can withdraw each Contract Year as a Preferred Withdrawal.

Protection Level - An amount of downside protection under a Strategy for a Strategy Term.

Purchase Payment - Money paid into the Contract by the Contract Owner.

Qualified Plan - A retirement plan that receives favorable tax treatment under Section 401 of the Code, including Investment-Only Contracts. In this prospectus, all provisions applicable to Qualified Plans also apply to Investment-Only Contracts unless specifically stated otherwise.

Remaining Preferred Withdrawal Amount - The Preferred Withdrawal Amount for a Contract Year minus the total dollar amount of all Preferred Withdrawals from the Contract already taken that Contract Year. The Remaining Preferred Withdrawal Amount will never be less than zero.

Roth IRA - An annuity contract which qualifies for favorable tax treatment under Section 408A of the Code.

Simplified Employee Pension IRA (SEP IRA) - An annuity contract which qualifies for favorable tax treatment under Section 408(k) of the Code. A SEP IRA is unrelated to the Strategy Earnings Percentage (SEP) described throughout this prospectus, which is a rate of return used to calculate Strategy Earnings.

Service Center - The department of Nationwide responsible for receiving all service and transaction requests relating to the Contract. For service and transaction requests submitted other than by telephone (including fax requests), the Service Center is Nationwide’s mail and document processing facility. For service and transaction requests communicated by telephone, the Service Center is Nationwide’s operations processing facility. Information on how to contact the Service Center may be found under “Contacting the Service Center.”

Simple IRA - An annuity contract which qualifies for favorable tax treatment under Section 408(p) of the Code.

Strategy - Each investment option to which you may allocate your Purchase Payment or Contract Value.

Strategy Accumulation Value - The value of a Strategy if unrealized Strategy Earnings were to be applied to the Strategy Value using only the SEP as of a given date during a Strategy Term. It is the daily value expressed in dollars that is provided to show how the Strategy is performing throughout a Strategy Term.

Strategy Earnings - The amount applied to a Strategy, including Term Strategy Earnings and/or Interim Strategy Earnings, on a given date or over a period of time. Strategy Earnings may be positive, negative, or equal to zero. Strategy Earnings may be negative when the Index Performance decreases or when the Index Performance increases but does not increase enough to offset the impact of any applicable Strategy Spread.

Strategy Earnings Percentage (SEP) - A rate of interest (which may be positive, negative, or equal to zero) used to calculate Term Strategy Earnings applied to a Strategy on the Strategy Term End Date, as well as any Interim Strategy Earnings applied to a Strategy when a Preferred Withdrawal is taken prior to the Strategy Term End Date. The SEP is also used in the calculation of the Death Benefit.

Strategy Spread - An annualized percentage used as a deduction in the calculation of a Strategy’s performance. The Strategy Spread, when greater than zero, reduces Strategy Earnings. To calculate the Strategy Spread’s impact at any point in time, it is multiplied by the Elapsed Term (e.g., a 2% Strategy Spread on a 3-year Strategy Term will reduce earnings calculated at the end of the Strategy Term by 6% (subject to the downside protection of the Protection Level)).

Strategy Term - The duration of a Strategy, expressed in years.

Strategy Term End Date - The last day of a Strategy Term.

Strategy Value - The value of a Strategy without taking into account any potential gains or losses caused by future Strategy Earnings.

Surrender Value - The amount available upon full surrender of the Contract. The Surrender Value is equal to the Modified Contract Value minus any applicable CDSC and after any applicable MVA. We may deduct taxes from the Surrender Value.

Term Strategy Earnings - Strategy Earnings applied to a Strategy upon the maturity of a Strategy on the Strategy Term End Date.

SUMMARY

This summary provides a brief overview of the Contract. You should carefully read the entire prospectus before you decide whether to purchase the Contract. The Contract may not be currently available in all states, may vary in your state, or may not be available from all selling firms or from all financial professionals.

Who is Nationwide? Nationwide is the issuer of the Contract. Nationwide is a stock life insurance company organized under Ohio law, with its home office located at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities, and retirement products. It is admitted to do business in all states, the District of Columbia, Guam, the U.S. Virgin Islands, and Puerto Rico.

What is the purpose of the Contract? The Contract is designed to help you invest on a tax-deferred basis and meet long-term financial goals, such as retirement funding. Prior to annuitization, you allocate the money under your Contract to one or more of the index-linked Strategies that we offer. The return on your investment in a Strategy depends (in part) on the performance of the Strategy’s Index over the course of its Strategy Term. The value of your Contract will increase or decrease depending on the amount of earnings that we credit to your Contract. When earnings are credited to your contract you may experience a gain or a loss depending on whether the earnings are positive or negative.

Each Strategy includes a defined level of downside protection that limits the amount of loss you can experience during a Strategy Term. We refer to this defined downside protection as a “Protection Level.” Each Strategy also includes a percentage that determines the proportion of the index performance you receive over the course of a Strategy Term, which is referred to as a “Participation Rate.”A Strategy’s Participation Rate can be as low as 5%. Some Strategies also have an annualized percentage that is deducted from earnings called a “Strategy Spread.”

You may access your money at any time prior to annuitization by taking partial withdrawals or fully surrendering your Contract. When you take a withdrawal or full surrender, you are withdrawing a portion or all of the value of your investment(s) in one or more Strategies, which is referred to as your “Strategy Value(s).” The Contract allows you to take a certain amount of “preferred” withdrawals on an annual basis. Withdrawals in excess of the permissible amount of preferred withdrawals are referred to as “Non-Preferred Withdrawals.” When you take a preferred withdrawal, we will calculate your earnings in the same manner as we calculate your earnings at the end of a Strategy Term. This manner for calculating earnings is generally more advantageous than when we calculate earnings for non-preferred withdrawals.

Non-preferred withdrawals taken in the first six years of the Contract are subject to contingent deferred sales charges and may be subject to a negative market value adjustment, both of which will negatively impact the performance of your Contract. All or a portion of any withdrawal may be subject to federal income taxes, and Contract Owners taking withdrawals before age 59 1⁄2 may be subject to a 10% penalty tax.

The Contract has a Death Benefit that may be triggered prior to the Annuitization Date upon the death of the Annuitant. See “Death Benefit and Succession Rights.”

Once you reach the Annuitization Date, we pay guaranteed income in the form of annuity payments. The duration and dollar amount of the annuity payments will depend on the dollar amount that you annuitize and the annuity payment option that you select. See “Annuitization.”

All payments under the Contract are subject to our financial strength and claims-paying ability, as well as the terms and conditions described in this prospectus.

You should not buy the Contract if you are looking for a short-term investment or if you plan on taking withdrawals in excess of the permitted amount of Preferred Withdrawals in any Contract Year, as described in this prospectus. You should understand that while the Contract provides some protection against loss, you can lose money under the Contract. It is possible to lose a substantial amount of your principal investment. You should not buy the Contract if you are not willing to assume the risks associated with the Contract. See “Risk Factors.”

How can the Contract be categorized under the Code? The Contract can be categorized under the Code as a:

●	Charitable Remainder Trust

●	Individual Retirement Annuity (IRA)

●	Investment-Only Contract (Qualified Plans)

●	Non-Qualified Contract

●	Roth IRA

●	Simplified Employee Pension IRA (“SEP IRA”)

●	Simple IRA

If you purchase the Contract as an Individual Retirement Account or Roth IRA, the Contract will not provide you with any additional tax deferral benefits.

See “Contract Types and Federal Tax Considerations” for additional detail.

How do I purchase the Contract? You may purchase the Contract by completing an application and submitting a Purchase Payment of at least $25,000 to our Service Center. Only one Purchase Payment is allowed under the Contract. We may agree to accept multiple payments as part of a single Purchase Payment.

What are the investment options under the Contract? You may allocate your money under the Contract to one or more of the index-linked Strategies that are available for investment under the Contract. If you are simultaneously invested in the same Strategy for Strategy Terms that began on different dates, those investments will be considered separate Strategies. You may be invested in no more than five Strategies at any given time. There is no minimum dollar amount that can be allocated to a Strategy. Allocations to Strategies must be in whole percentages.

The Contract currently offers the following Strategies*:

●	S&P 500® Index, 1 Year, 100% Protection Level Strategy

●	S&P 500® Index, 1 Year, 95% Protection Level Strategy

●	S&P 500® Index, 1 Year, 90% Protection Level Strategy

●	S&P 500® Index, 3 Year, 95% Protection Level Strategy

●	S&P 500® Index, 3 Year, 90% Protection Level Strategy

●	J.P. Morgan Mozaic IISM Index, 1 Year, 100% Protection Level Strategy

●	J.P. Morgan Mozaic IISM Index, 1 Year, 95% Protection Level Strategy

●	J.P. Morgan Mozaic IISM Index, 1 Year, 90% Protection Level Strategy

●	J.P. Morgan Mozaic IISM Index, 3 Year, 100% Protection Level Strategy

●	J.P. Morgan Mozaic IISM Index, 3 Year, 95% Protection Level Strategy

●	J.P. Morgan Mozaic IISM Index, 3 Year, 90% Protection Level Strategy

●	MSCI EAFE Index, 1 Year, 100% Protection Level Strategy

●	MSCI EAFE Index, 1 Year, 95% Protection Level Strategy

●	MSCI EAFE Index, 1 Year, 90% Protection Level Strategy

●	MSCI EAFE Index, 3 Year, 95% Protection Level Strategy

●	MSCI EAFE Index, 3 Year, 90% Protection Level Strategy

●	NYSE® Zebra Edge® Index, 1 Year, 100% Protection Level Strategy

●	NYSE® Zebra Edge® Index, 1 Year, 95% Protection Level Strategy

●	NYSE® Zebra Edge® Index, 1 Year, 90% Protection Level Strategy

●	NYSE® Zebra Edge® Index, 3 Year, 100% Protection Level Strategy

●	NYSE® Zebra Edge® Index, 3 Year, 95% Protection Level Strategy

●	NYSE® Zebra Edge® Index, 3 Year, 90% Protection Level Strategy

* See “What are the Crediting Factors for a Strategy?” for information on the Participation Rate and Strategy Spread for each Strategy. Each Strategy has its own Minimum Participation Rate that will never be less than 5%, and each Strategy has its own Maximum Strategy Spread that will never be greater than the initial Strategy Spread identified in your Contract at the Date of Issue plus 2%. When a Strategy has both a Participation Rate less than 100% and a Strategy Spread greater than zero, the Participation Rate and Strategy Spread combine to reduce gains when Index Performance is positive. Additionally, when a Strategy has both a Participation Rate greater than 100% and a Strategy Spread greater than zero, the Participation Rate and Strategy Spread combine to increase losses when Index Performance is negative.

Each Index is described in more detail under “Strategies – Indexes” and “Risk Factors – Index Risk.” We reserve the right to make Strategies available for investment that use Indexes other than those listed above. There is no guarantee that a Strategy using any of the Indexes listed above will always be available for investment.

Once you reach the Annuitization Date, the Strategies are not available for investment.

You should understand that Index Performance is important, but it is not the only factor used to calculate gains or losses under the Contract. Each Strategy has multiple components that impact your Strategy Earnings, either by adjusting the Index Performance or otherwise increasing or decreasing gain or loss.

What factors will affect my investment gains and losses under the Contract? Each Strategy has the following five Crediting Factors: an Index, which is the market index linked to a Strategy; a Strategy Term, which represents the duration of the Strategy in years; a Protection Level, which represents an amount of downside protection under a Strategy for a Strategy Term; a Participation Rate, which represents the proportion of the Index Performance reflected in the Strategy’s performance; and a Strategy Spread, which is an annualized percentage used as a deduction in the calculation of a Strategy’s performance. The Index, Strategy Term and Protection Level will not change for as long as we continue to offer the Strategy, while the Participation Rate and Strategy Spread can change for future Strategy Terms.

When selecting a Strategy for investment, you should not select a Strategy based on any single Crediting Factor in isolation. While one Crediting Factor for a Strategy may be more or less favorable or attractive to you, the other Crediting Factors also impact whether that Strategy is appropriate for you based on your financial needs and goals. You should consult a financial professional prior to selecting a Strategy for investment.

The following provides a brief description of the five Crediting Factors. See “Crediting Factors” for additional information.

1.	Index

The Index is the market index to which a Strategy is linked. The different Indexes under the Contract provide exposure to different markets and asset classes, all of which may perform differently compared to each other and during different time periods. When we calculate Strategy Earnings, if the Index Performance is negative, you will lose money under your Contract unless the Strategy’s downside protection protects you from the loss. When the Index Performance is positive, you may or may not gain money under your Contract, depending on the impact of the Strategy Spread.

We calculate the Index Performance on a point-to-point basis, which is done by comparing:

(a)	The value of the Index on the first day of the Strategy Term (the “Strategy Term Start Date”) to

(b)

The value of the Index on a specific future date during the Strategy Term, which could be the last day of the Strategy Term (the “Strategy Term End Date”) or any date prior to the Strategy Term End Date on which you take a withdrawal.

The result of this comparison will be the percentage change in the value of the Index between those two points in time. We refer to that change as the “Index Performance.” For example, if the Index Value on the first and last day of a Strategy Term equals 1,000 and 1,100, respectively, the Index Performance between those two dates equals +10% (i.e., (10% = (1,100 – 1,000) / 1000). Conversely, if the Index Value on the first and last day of a Strategy Term equals 1,000 and 900, respectively, the Index Performance between those two dates equals -10% (i.e., -10% = (900 –1,000) / 1000).

Because we calculate Index Performance by comparing the value of the Index between two specific points in time, Index Performance may be negative or flat even if the Index performed positively for certain time periods between those two specific points in time. This is true even for Strategies with Strategy Terms longer than one year.

Please note that there are certain exceptions to the manner in which we calculate Index Performance:

●

Lock-In. We calculate Index Performance differently when you have exercised the Lock-In feature for a Strategy. You may exercise the Lock-In feature on any business day prior to the Strategy Term End Date. Exercising the Lock-In feature operates to fix the Index Performance for the remainder of the Strategy Term as the change in the value of the Index between the Strategy Term Start Date and the “Lock-In Date.”

For example, if the Index Value on the Strategy Term Start Date equals 1,000, and then on a given day during the Strategy Term, you lock-in an Index Value of 1,100, your Index Performance will be +10% for the remainder of the Strategy Term. This would be true even if the Index later increases in value above 1,100 or decreases in value below 1,100.

Index Performance may not equate to Strategy Earnings depending on the other Crediting Factors applicable to the Strategy. You should fully understand the operation and impact of the Lock-In feature prior to purchasing the Contract or exercising the Lock-In feature. See “Lock-In Risk” and “Lock-In” for additional information.

Index Substitution. We calculate Index Performance differently in the event that we substitute an Index during a Strategy Term. Subject to regulatory approval, we may substitute the Index during a Strategy Term if the Index is discontinued or if there is a substantial change to the calculation of the Index. See “Crediting Factors – Indexes.”

Certain Indexes available under this Contract do not include income from any dividends paid by component companies. The exclusion of dividends from an Index will lower the Index Performance, particularly over the course of time. Certain Indexes are comprised of foreign issuers and include exchange rate methodologies that may lower a Strategy’s returns. See “Crediting Factors – Indexes.”

2.	Strategy Term

The Strategy Term represents the duration of the Strategy, expressed in years. Currently, the Strategies offered under the contract have Strategy Terms of either 1 or 3 years. If you select a one-year Strategy Term, the performance of your investment will depend on the performance of the Index for up to a one-year period. If you select a three-year Strategy Term, the performance of your investment will depend on the performance of the Index for up to a three-year period.

3.	Protection Level

The Protection Level represents an amount of downside protection under a Strategy for a Strategy Term. The Protection Level is presented as a percentage (e.g., 100%, 95%, 90%). A higher Protection Level provides more protection against loss than a lower Protection Level. For example, if you select a Strategy with a 90% Protection Level, your rate of return that is calculated at the end of the Strategy Term cannot be lower than -10%. If you select a Strategy with a 100% Protection level, your rate of return that is calculated at the end of the Strategy Term cannot be lower than 0%.

The Protection Level only applies when we apply Strategy Earnings to your Contract at the end of a Strategy Term or when you take a Preferred Withdrawal prior to the end of a Strategy Term. Even when the Protection Level applies, unless the Protection Level is 100%, the Protection Level provides only limited protection against loss.

The Protection Level’s defined downside protection does not apply to a Non-Preferred Withdrawal. There is some downside protection provided for Non-Preferred Withdrawals, but the Protection Level’s defined downside protection may be reduced by certain negative adjustments associated with the Non-Preferred Withdrawal. This means that your risk of loss increases when you take a Non-Preferred Withdrawal prior to the end of a Strategy Term.

It is possible to lose a substantial amount of your principal investment under this Contract. The CDSC and MVA may also result in a loss of principal and related earnings if you take a Non-Preferred Withdrawal from your Contract during the first six Contract Years. This risk exists even if you are invested in a Strategy with an Index that is performing positively as of the date of your withdrawal.

4.	Participation Rate

The Participation Rate represents the proportion of the Index Performance that is reflected in the Strategy’s performance. The Participation Rate is presented as a percentage greater or less than, or equal to, 100% (e.g., 50% or 150%). The Participation Rate may have the effect of increasing or decreasing gains or losses as follows:

●

If the Participation Rate is greater than 100%, it will increase your upside potential when the Index Performance is positive. For example, if your Participation Rate is 150%, we will multiply any positive Index Performance by 150%.

A Participation Rate greater than 100% also increases your downside risk. For example, if your Participation Rate is 150%, we will multiply any negative Index Performance by 150% (subject to any applicable defined downside protection).

●

If the Participation Rate is less than 100%, it will decrease your upside potential when the Index Performance is positive. For example, if your Participation Rate is 90%, we will apply only 90% of the positive Index Performance.

A Participation Rate lower than 100% also decreases your downside risk when Index Performance is negative. For example, if your Participation Rate is 90%, we will only apply 90% of the negative Index Performance (subject to any applicable defined downside protection).

●	If the Participation Rate is equal to 100%, it will neither increase nor decrease your upside potential or downside risk.

We declare a new Participation Rate at the start of each Strategy Term, which may be different than the prior Participation Rate for the same Strategy. A Participation Rate may be set as low as 5%. A low Participation Rate would cause a Strategy to participate in the performance of the linked index to only a small extent. A Strategy’s Participation Rate for a particular Strategy Term may be different for newly issued Contracts than for existing Contracts.

5.	Strategy Spread

The Strategy Spread is an annualized percentage used as a deduction in the calculation of a Strategy’s performance. A Strategy Spread greater than 0% always has the effect of reducing a Strategy’s performance. A Strategy will never have a Strategy Spread lower than 0%.

The impact of a Strategy Spread increases over the course of the Strategy Term, reaching its full potential impact on the Strategy Term End Date. For instance, if a Strategy with a 1-year Strategy Term has a Strategy Spread of 2%, the potential impact of the Strategy Spread will not reach 2% until the Strategy Term End Date. If a Strategy with a 3-year Strategy Term has a Strategy Spread of 2%, the potential impact of the Strategy Spread will not reach 6% (2% per year) until the Strategy Term End Date.

A Strategy Spread can result in negative Strategy Earnings even if you have positive Index performance.

We declare a new Strategy Spread at the start of each new Strategy Term, which may be different than the prior Strategy Spread for the same Strategy. Each Strategy has its own Maximum Strategy Spread that will never be greater than the initial Strategy Spread plus 2%. A Strategy’s Strategy Spread for a particular Strategy Term may be different for newly issued Contracts than for existing Contracts.

How do I know what the Crediting Factors are for a Strategy that I want to invest in? As long as we continue to offer any Strategy listed above under “What are the investment options under the Contract,” its Index, Strategy Term, and Protection Level will not change.

The Participation Rate and Strategy Spread for each Strategy will be declared prior to the beginning of each Strategy Term and are subject to change from Strategy Term to Strategy Term. Such changes will be subject to the following conditions and considerations:

●

The Participation Rate is guaranteed to never be lower than the “Minimum Participation Rate” applicable to that Strategy. Each Strategy has its own Minimum Participation Rate. Regardless, a Participation Rate will never be less than 5%.

When the Participation Rate increases from one Strategy Term to the next, your upside potential will increase, but your risk of loss also increases.

When the Participation Rate decreases from one Strategy Term to the next, your upside potential decreases, but your risk of loss also decreases.

●

The Strategy Spread is guaranteed never to be greater than the “Maximum Strategy Spread” applicable to that Strategy. The Maximum Strategy Spread for each Strategy will equal the initial Strategy Spread for that Strategy plus 2%.

When the Strategy Spread increases from one Strategy Term to the next, the Strategy Spread will have a greater impact on your gains and losses, decreasing gains and potentially increasing losses.

Before purchasing this Contract, you should contact the Service Center or your financial professional for information on the available Strategies and the current Participation Rates and Strategy Spreads. For existing contract owners, at least 30 days prior to the end of the Strategy Term, we will send you a notice stating (i) the Strategies that will be available for investment at the end of the Strategy Term, (ii) their respective Crediting Factors, including the Participation Rate and Strategy Spread that we declared for the upcoming Strategy Term, and (iii) how to communicate your instructions to us regarding what to do with your money invested in the maturing Strategy.

When selecting a Strategy for investment, you should understand that your gains or losses for a Strategy will not equal the gains or losses in the Index you choose. Each Strategy has multiple components that impact your Strategy Earnings, either by adjusting the Index Performance or otherwise increasing or decreasing gain or loss. You should not select a Strategy based on any single Crediting Factor in isolation. While one Crediting Factor for a Strategy may be more or less favorable or attractive to you, the other Crediting Factors also impact whether that Strategy is appropriate for you based on your financial needs and goals. You should consult a financial professional prior to selecting a Strategy for investment.

When are gains and losses applied to my Contract? Strategy Earnings are applied to your Contract at the end of a Strategy Term. Strategy Earnings are also applied to your Contract if you take a withdrawal prior to the end of a Strategy Term. Depending on the amount of your withdrawal, when you take a withdrawal prior to the end of a Strategy Term, we may calculate your Strategy Earnings differently than at the end of a Strategy Term. See, How are my gains and losses calculated when I take a Preferred Withdrawal prior to the end of a Strategy Term? and How are my gains and losses calculated when I take a Non-Preferred Withdrawal prior to the end of a Strategy Term?

How does the point-to-point calculation of Index Performance impact my gains and losses? Each Strategy uses a point-to-point calculation to determine the Index Performance. Under a point-to-point calculation, the Index Performance will be the percentage change in the value of the Index between the first day of the Strategy Term and the Strategy Term End Date (unless the Lock-In feature has been exercised). If a withdrawal is taken, the Index Performance will be the percentage change in the value of the Index between the first day of the Strategy Term and the date of the withdrawal (unless the Lock-In feature has been exercised prior to the withdrawal).

Use of a point-to-point calculation results in Index Performance being calculated at a single point in time, even for a Strategy with a three-year Strategy Term. As a result, you may experience negative or flat performance even when the Index experienced gains through some, or most, of the Strategy Term or prior to a withdrawal.

How are gains and losses calculated at the end of a Strategy Term? We calculate your Strategy Earnings at the end of a Strategy Term using the following process:

●

First, we calculate the Index Performance. If you have not exercised the Lock-in feature, the Index Performance will be the change in the value of the Index between the first day of the Strategy Term and the Strategy Term End Date. If you have exercised the Lock-in feature, the Index Performance will be the change in the value of the Index between the first day of the Strategy Term and the date the value of the Index was locked-in.

●	Second, we calculate the Adjusted Index Performance. The Adjusted Index Performance reflects the application of the Participation Rate and the Strategy Spread to the Index Performance.

The formula for calculating the Adjusted Index Performance is as follows: (Index Performance x Participation Rate) – (Strategy Spread x Elapsed Term). At the end of the Strategy Term, “Elapsed Term” will equal the length of the Strategy Term expressed in years, currently, 1 or 3.

●

Third, we calculate your rate of return, which will be applied as a percentage of the value of your investment in the Strategy. We refer to this rate of return as the “Strategy Earnings Percentage.” The Strategy Earnings Percentage will equal the greater of (a) the Adjusted Index Performance or (b) the Protection Level minus 100%.

●

Fourth, using the Strategy Earnings Percentage, we calculate the dollar amount of gains or losses that will be applied to your Contract. We calculate that dollar amount by multiplying the Strategy Earnings Percentage by the value of your investment in the Strategy.

The table below provides examples of how your Strategy Earnings are calculated at the end of a Strategy Term. It assumes:

(i)	a one-year Strategy Term;
(ii)	a Protection Level of 90%;
(iii)	a Participation Rate of 100%;
(iv)	a Strategy Spread of 2%;
(v)	the value of your investment in the Strategy at the beginning of the Strategy Term equals $10,000; and
(vi)	no withdrawals were taken during the Strategy Term.

Example – Table 1
Index Performance	Strategy Earnings applied at end of a Strategy Term
Index Performance = 10%

Your Strategy Earnings would be +$800

●   The Adjusted Index Performance equals 8%. This is calculated as follows: (10% x 100%) – (2% x 1) = 8%.

●   The Strategy Earnings Percentage equals 8%. The Adjusted Index Performance (8%) is greater than the Protection Level minus 100% (-10%).

●   The Strategy Earnings equal +$800. This is calculated by multiplying the Strategy Earnings Percentage (8%) by the value of the investment ($10,000).

●   The value of your investment would now equal $10,800.

Index Performance = -5%

Your Strategy Earnings will be -$700

●   The Adjusted Index Performance equals -7%. This is calculated as follows: (-5% x 100%) – (2% x 1) = -7%.

●   The Strategy Earnings Percentage equals -7%. The Adjusted Index Performance (-7%) is greater than the Protection Level minus 100% (-10%).

●   The Strategy Earnings equal -$700. This is calculated by multiplying the Strategy Earnings Percentage (-7%) by the value of the investment ($10,000).

●   The value of your investment would now equal $9,300.

In this scenario, the 90% Protection Level did not limit the amount of negative Strategy Earnings that were applied to the Contract.

Index Performance = -15%

Your Strategy Earnings will be -$1,000

●   The Adjusted Index Performance equals -17%. This is calculated as follows: (-15% x 100%) – (2% x 1) = -17%.

●   The Strategy Earnings Percentage equals -10%. The Protection Level minus 100% (-10%) is greater than the Adjusted Index Performance (-17%).

●   The Strategy Earnings equal -$1,000. This is calculated by multiplying the Strategy Earnings Percentage (-10%) by the value of the investment ($10,000).

●   The value of your investment would now equal $9,000.

In this scenario, the 90% Protection Level limited the amount of negative Strategy Earnings that were applied to the Contract. If there was no downside protection, the Strategy Earnings would have been -$1,700.

The examples above assume a Participation Rate of 100%, which means that the Participation Rate neither increased nor decreased upside potential or downside risk. The table below compares how the Strategy Earnings in Example – Table 1 would change if the Participation Rate was increased to 110% or decreased to 90% and all other assumptions remained the same.

Example – Table 2
Index Performance	Strategy Earnings applied at end of a Strategy Term using different Participation Rates based on stated assumptions
	100% Participation Rate (Example – Table 1)	110% Participation Rate	90% Participation Rate

Index Performance = 10%	+$800	+$900	+$700

Index Performance = -5%	-$700	-$750	-$650

Index Performance = -15%	-$1,000	-$1,000	-$1,000

As illustrated in the table above, compared to Example – Table 1 which assumed a 100% Participation Rate:

●	A 110% Participation Rate increased gains when the Index performed positively, but also increased losses when the Index performed negatively.

●	Conversely, a 90% Participation Rate decreased gains when the Index performed positively, but also decreased losses when the Index performed negatively.

●	In all cases, when the Index Performance was so negative that the Adjusted Index Performance was below the Strategy’s defined downside protection, the Protection Level limited the realized losses.

When is a withdrawal a Preferred Withdrawal or Non-Preferred Withdrawal, and what is the difference? Whenever you take a withdrawal, including at the end of a Strategy Term, the withdrawal will be treated as either a “Preferred Withdrawal” or a “Non-Preferred Withdrawal.” The Contract allows you to take a certain amount of Preferred Withdrawals each Contract Year, which we refer to as the “Preferred Withdrawal Amount.” Any withdrawals in excess of the Preferred Withdrawal Amount will be Non-Preferred Withdrawals. If a given withdrawal exceeds the limit on Preferred Withdrawals, the non-excess portion will be treated as a Preferred Withdrawal and the excess portion will be treated as a Non-Preferred Withdrawal.

Each Contract year, we track your “Remaining Preferred Withdrawal Amount” for each Strategy, which is the remaining amount of Preferred Withdrawals that may be taken from that Strategy. If you are invested in multiple Strategies, your Strategies will have different Remaining Preferred Withdrawal Amounts. As a result, a partial withdrawal or full surrender will not result in the same level of Preferred Withdrawals across your Strategies.

Preferred Withdrawal Amount. At the beginning of each Contract Year prior to annuitization, your Preferred Withdrawal Amount for that Contract Year is equal to the greater of:

(a)	Your Contract Value at the beginning of the Contract Year (immediately prior to any partial withdrawal or full surrender on such day) multiplied by the applicable Preferred Withdrawal Percentage, or

(b)	The amount required to meet minimum distribution requirements for the Contract under the Code.

The Preferred Withdrawal Percentage is 7% for the first six Contract Years and then increases to 10.00% after you have completed six Contract Years.

Below we summarize the differences between Preferred Withdrawals and Non-Preferred Withdrawals under the Contract:

	Subject to Contingent Deferred Surrender Charges?	Subject to Market Value Adjustment?	Does the Downside Protection Provided by the Protection Level Apply?	Strategy Earnings Calculation?
Non-Preferred Withdrawals	Yes	Yes	Reduced	Less Favorable than Preferred Withdrawals
Preferred Withdrawals	No	No	Yes	More favorable than Non-Preferred Withdrawals

How are my gains and losses calculated when I take a Preferred Withdrawal prior to the end of a Strategy Term? If you take a Preferred Withdrawal prior to the end of a Strategy Term, we will calculate Strategy Earnings using the same rate of return calculation that we use to calculate Strategy Earnings at the end of a Strategy Term (the Strategy Earnings Percentage), although you should understand how that process operates in the context of a withdrawal.

●

First, we calculate the Index Performance. The Index Performance will be the percentage change in the value of the Index between the first day of the Strategy Term and the date of the withdrawal. (If you previously exercised the Lock-in feature, the Index Performance will be the percentage change that was locked-in.)

●

Second, we calculate the Adjusted Index Performance. When calculating the Adjusted Index Performance, the Participation Rate will be applied in the same manner as at the end of the Strategy Term, but the impact of the Strategy Spread will depend on the amount of time that has elapsed during the Strategy Term. The Strategy Spread is determined by multiplying the Strategy Spread by the Elapsed Term.

●

Third, we calculate your rate of return. For Preferred Withdrawals this is the Strategy Earnings Percentage. The Strategy Earnings Percentage will equal the greater of (a) the Adjusted Index Performance or (b) the Protection Level minus 100%.

●

Fourth, we calculate your gains or losses based on your rate of return. Your Strategy Earnings will impact the amount of Strategy Value that we deduct from your Contract in order to satisfy the Preferred Withdrawal. When you have a gain, we will deduct less Strategy Value than the amount of the Preferred Withdrawal. When you have a loss, we will deduct more Strategy Value than the amount of the Preferred Withdrawal. In either case, you will receive the amount of the Preferred Withdrawal that you requested. We calculate gains and losses on withdrawals, and in turn the amount of Strategy Value to deduct when you take a Preferred Withdrawal, using the formula described in “Calculation of Strategy Earnings – Interim Strategy Earnings.”

The table below provides examples of how your gains and losses are calculated when you take a Preferred Withdrawal prior to the end of a Strategy Term. It assumes the following:

(i)	a one-year Strategy Term;
(ii)	a Protection Level of 90%;
(iii)	a Participation Rate of 100%;
(iv)	a Strategy Spread of 2%; and
(v)	that you take a $1,000 Preferred Withdrawal at the midpoint of the Strategy Term.

Example – Table 3
Index Performance	Strategy Earnings on a Preferred Withdrawal
Index Performance to Date = 10%

You will receive the $1,000 Preferred Withdrawal as requested, but we will reduce your Strategy Value by only $917.43.

This is because the Preferred Withdrawal resulted in a gain of +$82.57 to your Strategy Value.

Explanation:

●   The Adjusted Index Performance equals 9%. This is calculated as follows: (10% x 100%) – (2% x .5) = 9%.

●   The Strategy Earnings Percentage equals 9%. The Adjusted Index Performance (9%) is greater than the Protection Level minus 100% (-10%).

●   The Strategy Earnings equal $82.57. This is calculated by multiplying the Strategy Earnings Percentage (9%) by the amount of the Preferred Withdrawal ($1,000), and then dividing by 1 plus the Strategy Earnings Percentage.

●   The Strategy Value is reduced by $917.43 ($1,000 minus $82.57).

Index Performance to Date = -5%

You will receive the $1,000 Preferred Withdrawal as requested, but we will reduce your Strategy Value by $1,063.83. This is because the Preferred Withdrawal resulted in a loss of -$63.83.

Explanation:

●   The Adjusted Index Performance equals -6%. This is calculated as follows: (-5% x 100%) – (2% x .5) = -6%.

●   The Strategy Earnings Percentage equals -6%. The Adjusted Index Performance (-6%) is greater than the Protection Level minus 100% (-10%).

●   The Strategy Earnings equal -$63.83. This is calculated by multiplying the Strategy Earnings Percentage (-6%) by the amount of the Preferred Withdrawal ($1,000), and then dividing by 1 plus the Strategy Earnings Percentage.

●   The Strategy Value is reduced by $1,063.83 ($1,000 minus -$63.83).

In this scenario, the 90% Protection Level did not limit the amount of negative Strategy Earnings applied to the Contract.

Index Performance to Date = -15%

You will receive the $1,000 Preferred Withdrawal as requested, but we will reduce your Strategy Value will be reduced by $1,111.11. This is because the Preferred Withdrawal resulted in a loss of -$111.11.

Explanation:

●   The Adjusted Index Performance equals -16%. This is calculated as follows: (-15% x 100%) – (2% x .5) = -16%.

●   The Strategy Earnings Percentage equals -10%. The Protection Level minus 100% (-10%) is greater than the Adjusted Index Performance (-16%).

●   The Strategy Earnings equal -$111.11. This is calculated by multiplying the Strategy Earnings Percentage (-10%) by the amount of the Preferred Withdrawal ($1,000), and then dividing by 1 plus the Strategy Earnings Percentage.

●   The Strategy Value is reduced by $1,111.11 ($1,000 minus -$111.11).

In this scenario, the 90% Protection Level limited the amount of negative Strategy Earnings applied to the Contract. If there was no downside protection, the Strategy Earnings would have been -$190.48.

All or a portion of any withdrawal may be subject to federal income taxes, and Contract Owners taking withdrawals before age 59 1⁄2 may be subject to a 10% penalty tax.

How are my gains and losses calculated when I take a Non-Preferred Withdrawal prior to the end of a Strategy Term? If you take a Non-Preferred Withdrawal prior to the end of a Strategy Term, we calculate the Strategy Earnings applied to your Contract using a process that differs (except as otherwise noted below) from the process we would use if you were taking a Preferred Withdrawal.

●	First, we calculate the Index Performance. This is not calculated differently than if you were taking a Preferred Withdrawal.

●	Second, we calculate the Adjusted Index Performance. This too is not calculated differently than if you were taking a Preferred Withdrawal.

●

Third, we calculate your rate of return. For Non-Preferred Withdrawals, we refer to this rate of return as the “Non-Preferred Strategy Earnings Percentage.” Compared to the rate of return called the “Strategy Earnings Percentage” which would apply if you were taking a Preferred Withdrawal, the Non-Preferred Strategy Earnings Percentage operates to reduce gains and potentially increase losses.

When we calculate the Non-Preferred Strategy Earnings Percentage, the calculation proportionately reduces your gains based on the amount of time remaining in the Strategy Term (i.e., any gains are pro-rated). The calculation also may increase losses. Losses may be increased due to the application of the “Non-Preferred Withdrawal Adjustment Percentage,” which reduces your downside protection and exposes you to a greater risk of loss.

The negative impacts of taking a Non-Preferred Withdrawal prior to the end of a Strategy Term can be magnified or reduced depending on the length of the Strategy Term and the amount of time that has elapsed during a Strategy Term. See “Risk Factors – Non-Preferred Withdrawal Risk.”

See “Appendix C: Non-Preferred Strategy Earnings Percentage” for a detailed explanation of how we calculate the Non-Preferred Strategy Earnings Percentage.

●

Fourth, we calculate your gains or losses based on your rate of return. Same as when you take a Preferred Withdrawal, your Strategy Earnings will impact the amount of Strategy Value that we deduct in order to satisfy the Non-Preferred Withdrawal.

How do Gains and Losses compare for a Preferred Withdrawal and a Non-Preferred Withdrawal based on the same withdrawal assumptions? The table below compares how your Strategy Earning would change if the $1,000 Preferred Withdrawal reflected in Example – Table 3 above was instead a $1,000 Non-Preferred Withdrawal, also taken at the midpoint of the Strategy Term. For the Non-Preferred Withdrawal, the table below assumes a Non-Preferred Withdrawal Adjustment Percentage of 2%. All other assumptions are the same as in Table 3.

Example – Table 4
Index Performance	Gains and Losses on a Preferred Withdrawal (Example – Table 3)	Gains and Losses on a Non-Preferred Withdrawal*

Index Performance = 10%	+$82.57	+$43.06

Index Performance = -5%	-$63.83	-$63.83

Index Performance = -15%

-$111.11

In this scenario, the Protection Level limited the amount of negative Strategy Earnings applied to the Contract. If there was no downside protection, the Strategy Earnings would have been -$190.48.

-$123.60

In this scenario, the Protection Level did not apply, but the amount of negative Strategy Earnings was limited by the reduced downside protection. If there was no downside protection, the Strategy Earnings would have been -$190.48.

As illustrated in the table above, other than gains calculated at the end of a Strategy Term, any gain that you realize on a Non-Preferred Withdrawal will be less than the gain you would have realized on a Preferred Withdrawal. While the loss that you realize on a Non-Preferred Withdrawal may be equal to the loss you would have realized on a Preferred Withdrawal, your downside protection will be lower, exposing you to a greater risk of loss.

If taken during the first six Contract Years, the Non-Preferred Withdrawal would also be subject to a contingent deferred sales charge as well as a market value adjustment that may be negative. See “How and why are Contingent Deferred Sales Charges (CDSCs) and Market Value Adjustments (MVAs) applied to Non-Preferred Withdrawals?” below. The table above does not include the reduction in Strategy Value due to such a contingent deferred sales charge or market value adjustment. Contingent deferred sales charges and negative market value adjustments will further reduce the value of your Contract when you take a Non-Preferred Withdrawal (perhaps significantly) and they are not subject to any downside protection under the Contract.

Additionally, all or a portion of any withdrawal may be subject to federal income taxes, and Contract Owners taking withdrawals before age 59 1⁄2 may be subject to a 10% penalty tax.

What is the downside protection when I take a Non-Preferred Withdrawal prior to the end of a Strategy Term? When you take a Non-Preferred Withdrawal prior to the end of a Strategy Term, the defined downside protection provided by the Protection Level does not apply to the Non-Preferred Withdrawal. The Contract still provides downside protection to the withdrawal, but the downside protection is reduced.

For comparison purposes, when you take a Preferred Withdrawal prior to the end of a Strategy Term, your rate of return will be no lower than the Protection Level minus 100%. For example, if your Strategy has a 90% Protection Level, your rate of return will be no lower than -10%. When you take a Non-Preferred Withdrawal prior to the end of a Strategy Term, your rate of return will be no lower than the Protection Level minus 100%, minus an additional amount related to the Non-Preferred Withdrawal Adjustment Percentage. The Non-Preferred Withdrawal Adjustment Percentage therefore operates to reduce your downside protection when you take a Non-Preferred Withdrawal prior to the Strategy Term End Date.

The Non-Preferred Withdrawal Adjustment Percentage for all Strategies is 2% on an annualized basis. See “Calculation of Strategy Earnings – Non-Preferred Withdrawal Adjustment Percentage” for more information on the purpose of the Non-Preferred Withdrawal Adjustment Percentage.

The negative impact of the Non-Preferred Withdrawal Adjustment Percentage on downside protection decreases as the Strategy Term elapses. This is because the impact of the Non-Preferred Withdrawal Adjustment Percentage is calculated by multiplying the Non-Preferred Withdrawal Adjustment Percentage by a factor that decreases as time elapses, nearly reaching zero on the day prior to the Strategy Term End Date. At the beginning of the Strategy Term, the impact of Non-Preferred Withdrawal Adjustment Percentage is at its greatest, resulting in the least possible downside protection. On the day prior to the Strategy Term End Date, the impact of the Non-Preferred Withdrawal Adjustment Percentage is at its least, only slightly decreasing your downside protection that would otherwise apply under the Protection Level.

For example, assuming a one-year Strategy Term and a Protection Level of 90%:

●

If you took a Non-Preferred Withdrawal on the first day of the Strategy Term, the lowest possible rate of return related to the withdrawal would be -12%, meaning that you could realize a 2% greater loss than otherwise permitted by the Protection Level.

●

If you took a Non-Preferred Withdrawal at the midpoint of the Strategy Term, the lowest possible rate of return related to the withdrawal would be -11%, meaning that you could realize a 1% greater loss than otherwise permitted by the Protection Level.

●

If you took a Non-Preferred Withdrawal on the day prior to the Strategy Term End Date, the lowest possible rate of return related to the withdrawal would be -10.005%, meaning that you could realize a 0.005% greater loss than otherwise permitted by the Protection Level.

Because the Non-Preferred Withdrawal Percentage is annualized, its impact is magnified for Strategy Terms longer than one year.

For example, assuming a three-year Strategy Term and a Protection Level of 90%:

●

If you took a Non-Preferred Withdrawal on the first day of the Strategy Term, the lowest possible rate of return related to the withdrawal would be -16%, meaning that you could realize a 6% greater loss than otherwise permitted by the Protection Level.

●

If you took a Non-Preferred Withdrawal at the midpoint of the Strategy Term, the lowest possible rate of return related to the withdrawal would be -13%, meaning that you could realize a 3% greater loss than otherwise permitted by the Protection Level.

●

If you took a Non-Preferred Withdrawal on the day prior to the Strategy Term End Date, the lowest possible rate related to the withdrawal would be -10.005%, meaning that you could realize a 0.005% greater loss than otherwise permitted by the Protection Level.

You should understand that any reduced downside protection associated with Non-Preferred Withdrawals is in addition to any applicable contingent deferred sales charges or negative market value adjustments.

How and why are Contingent Deferred Sales Charges (CDSCs) and Market Value Adjustments (MVAs) applied to Non-Preferred Withdrawals?

Contingent Deferred Sales Charges. During the first six Contract Years, if you take a Non-Preferred Withdrawal (including at the end of a Strategy Term), the Non-Preferred Withdrawal will be subject to a CDSC. After the sixth Contract Year, no withdrawals are subject to CDSCs. CDSCs are not subject to any downside protection under the Contract and are in addition to any applicable MVA.

The Contract is designed to be a long-term investment. We charge the CDSC during the first six Contract Years to offset costs associated with the distribution of the Contract.

When a CDSC is imposed, the charge will equal the applicable “CDSC Percentage” multiplied by the dollar amount of the Non-Preferred Withdrawal. The CDSC Percentage will depend on the number of Contract Years you have completed when you take a Non-Preferred Withdrawal. The CDSC Percentage schedule is set forth below. The CDSC Percentage schedule starts at 8.00% for the first two Contract Years and then declines with each completed Contract Year thereafter until it reaches 0% after six completed Contract Years.

Number of Completed Contract Years	CDSC Percentage
0	8.00%
1	8.00%
2	7.00%
3	6.00%
4	5.00%
5	4.00%
6+	0.00%

There are circumstances under which a CDSC may be waived. See “Waiver or Reduction of the CDSC or MVA” and “Increase in Remaining Preferred Withdrawal Amount after a Long-Term Care and Terminal Illness or Injury (CDSC and MVA Waiver).”

Market Value Adjustments. During the first six Contract Years, if you take a Non-Preferred Withdrawal (including at the end of a Strategy Term), the Non-Preferred Withdrawal will be subject to an MVA. After the sixth Contract Year, no withdrawals are subject to MVAs. MVAs may be positive or negative. Negative MVAs are not subject to any downside protection under the Contract and are in addition to any applicable CDSC.

The Contract is designed to be a long-term investment. When you take a withdrawal, we may be required to liquidate interest rate sensitive fixed-income assets that we hold in order to satisfy our payment obligations under the Contract. The MVA is intended to approximate, without duplicating, our investment experience when we liquidate those assets. When interest rates have increased, the MVA will be negative. Conversely, when interest rates have decreased, the MVA will be positive. See “Contingent Deferred Sales Charge and Market Value Adjustment—Market Value Adjustment” for more information on how interest rates impact the MVA.

When an MVA is imposed, the MVA will equal the calculated “MVA Factor” multiplied by the dollar amount of the Non-Preferred Withdrawal. See “Contingent Deferred Sales Charge and Market Value Adjustment—Market Value Adjustment” for an explanation of how we calculate the MVA Factor, as well as “Appendix E: MVA Examples” for examples of how we calculate an MVA.

There are circumstances under which an MVA may be waived. See “Waiver or Reduction of the CDSC or MVA” and “Increase in Remaining Preferred Withdrawal Amount after a Long-Term Care and Terminal Illness or Injury (CDSC and MVA Waiver).”

Example Impact of CDSC and Negative MVA. If applicable, a CDSC and negative MVA will reduce your return on the Contract (perhaps significantly). For example, assume that you take a $1,000 Non-Preferred Withdrawal. Further, assume an 8% CDSC and a 3% negative MVA. In addition to the $1,000 withdrawal, an additional $110 would be deducted from the value of your Contract as a result of the CDSC and the MVA (i.e., (8% x $1,000) + (3% x $1,000) = $110). The CDSC and MVA are applied independently of any Strategy Earnings that may be applied to your Contract, either on a Strategy Term End Date or upon taking a Non-Preferred Withdrawal prior to a Strategy Term End Date.

What may I do at the end of a Strategy Term? A Strategy Term begins on the first day of the Strategy Term and ends on its Strategy Term End Date. Prior to the close of business on the Strategy Term End Date, you may take any one or more of the permissible actions listed below.

●

Reinvest – You may reinvest some or all of your Strategy Value in the same Strategy for another Strategy Term (with the Participation Rate and Strategy Spread that we declare for the upcoming Strategy Term), assuming that the Strategy is available for investment.

●	Transfer – You may transfer free of charge some or all of your Strategy Value to another Strategy that is available for investment.

●

Partial Withdrawal or Full Surrender – You may take a partial withdrawal or fully surrender the Contract, which will be treated as a Preferred Withdrawal and/or a Non-Preferred Withdrawal, depending on your Remaining Preferred Withdrawal Amount.

If you do not take any action prior to the close of business on a Strategy Term End Date, your Strategy Value will be reinvested in the same Strategy, but with the Participation Rate and Strategy Spread that we declare for the upcoming Strategy Term. If the same Strategy is no longer available for investment, the Strategy Value will be transferred to the Default Option. for the upcoming Strategy Term. See “Default Option.”

Does the Contract provide a death benefit? Yes. Prior to the Annuitization Date, the Death Benefit is triggered on the death of the Annuitant, provided that (i) the death occurs prior to the Annuitization Date; (ii) the Contract is in force at the time of the death; and (iii) there is no Contingent Annuitant. Except as otherwise provided in this prospectus, the Death Benefit will equal the Contract Accumulation Value (which may be more, less, or equal to your Contract Value).

What annuity payment options are available once I reach the Annuitization Date? Subject to certain restrictions described in this prospectus, you may select from the following three annuity payment options under the Contract:

●	Single life annuity;

●	Joint and Survivor Annuity; or

●	Single life annuity with 10 or 20-year term certain.

Other annuity payments options may be available. If no annuity payment option is selected prior to the latest possible Annuitization Date, we will automatically select the single life annuity with a 20-year term certain for you. Once an annuity payment option is selected—whether by you or automatically by us—it may not be changed. All annuity payments are paid on a fixed basis.

How do I contact Nationwide? If you need more information, or you wish to submit a request, you should contact us at our Service Center:

By Mail	P.O. Box 182021, Columbus, Ohio 43218-2021
By Phone	1-800-848-6331 (TDD 1-800-238-3035)
By Fax	1-888-634-4472
On the Internet	www.nationwide.com

RISK FACTORS

The purchase and continued ownership of the Contract involves certain risks. You should carefully consider the following factors, in addition to the matters set forth elsewhere in this prospectus, prior to purchasing the Contract or deciding whether to maintain the Contract.

GENERAL LIQUIDITY RISK

We designed the Contract to be a long-term investment, not a short-term investment. You may take partial withdrawals or a full surrender at any time while your Contract is invested in one or more Strategies, but there may be negative consequences for doing so if the withdrawal amount exceeds the Remaining Preferred Withdrawal Amount. Withdrawals in excess of the Remaining Preferred Withdrawal Amount will be calculated in a different manner than if the withdrawal were a Preferred Withdrawal, and it may be subject to a CDSC and a negative MVA, which will negatively impact the performance of your Contract.

It’s important to note that while the CDSC and MVA are only applicable for the first six Contract Years, withdrawals will always be treated as either Preferred Withdrawals or Non-Preferred Withdrawals, even after the first six Contract Years. This means there is no “surrender period” after which all withdrawals will be treated the same. See “Non-Preferred Withdrawal Risk” below. In addition, any partial withdrawal or full surrender may also be subject to a 10% additional federal tax if taken before age 59 1⁄2. If you plan on taking Non-Preferred Withdrawals, or if you plan to take partial withdrawals or a full surrender prior to age 59 1⁄2, this Contract may not be appropriate for you.

We may defer payment for a partial withdrawal or full surrender under this Contract for up to six months if the insurance regulatory authority of the state in which we issued the Contract approves such deferral. There are other circumstances under which we may delay the payment of partial withdrawals or full surrenders, as described in this prospectus. See “Withdrawals – General.”

It is not possible to take withdrawals or surrender your Contract once you reach the Annuitization Date.

INVESTMENT RISK

The following describe various investment risks associated with the Contract:

●

When you invest in a Strategy, you are not directly participating in the performance of any stocks or other assets. Instead, the performance of the Strategy depends (in part) on the performance of its Index. The performance of an Index is based on changes in the values of the securities or other assets that comprise or define the Index. The securities comprising or defining the Indexes are subject to a variety of investment risks, many of which are complicated and interrelated. These risks may affect capital markets generally, specific market segments, or specific issuers. The performance of the Indexes may fluctuate, sometimes rapidly and unpredictably. Negative Index performance may cause you to realize investment losses. Your investment losses may be significant.

●

The historical performance of an Index or a Strategy does not guarantee future results. It is impossible to predict whether an Index or a Strategy will perform positively or negatively over the course of a Strategy Term.

●

While it is not possible to invest directly in an Index under the Contract or otherwise, when you invest in a Strategy, you are indirectly exposed to the investment risks associated with its Index. If you invest in a Strategy that has an Index with higher investment risks, your investment in that Strategy indirectly exposes you to those higher investment risks.

●

Because the Indexes under the Contract are all comprised or defined (at least in part) by a collection of equity securities, each Index is exposed to market risk and issuer risk. Market risk is the risk that market fluctuations may cause the value of a security or asset to fluctuate, sometimes rapidly and unpredictably. Issuer risk is the risk that the value of an issuer’s securities may decline for reasons directly related to the issuer, as opposed to the market generally.

●

We calculate Index Performance by comparing the value of the Index between two specific points in time which means Index Performance may be negative or flat even if the Index performed positively for certain time periods between those two specific points in time. This is true even for Strategies with three-year Strategy Terms.

●

If you are invested in multiple Strategies at the time that you request a partial withdrawal, you cannot select the specific Strategy(s) from which the partial withdrawal is to be taken. Your partial withdrawal will be allocated among all of your Strategies so that after the withdrawal is processed, the Strategy Values are allocated in the same proportion as before the withdrawal. This means that when you take a withdrawal you may be required to withdrawal money from a Strategy(s) that is performing negatively even if you have other Strategy(s) performing positively at the time of the withdrawal.

●

Certain Indexes available under this Contract do not include income from any dividends paid by component companies. The exclusion of dividends from an Index will lower the Index Performance, particularly over the course of time. Additionally, certain Indexes are comprised of foreign issuers and include exchange rate methodologies that may lower a Strategy’s returns. See, “Strategies – Indexes” for a summary of other important investment risks to which each Index under the Contract is exposed.

●

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic, which has resulted in market volatility and general economic uncertainty. Significant market volatility and negative investment returns in the market resulting from the COVID-19 pandemic could have a negative impact on the performance of the Indexes to which the Strategies are linked.

LIMITED GROWTH POTENTIAL RISK (STRATEGY SPREAD AND PARTICIPATION RATE RISK)

When you invest in a Strategy, the growth (or upside) potential of your investment is not capped, but if your Strategy has a Strategy Spread greater than 0%, it will reduce the upside potential of your investment. In addition, if the Participation Rate is less than 100%, the Participation Rate will also dampen the upside potential of your investment.

As part of the process for calculating Strategy Earnings, we calculate the AIP, which is then used to calculate the Strategy Earnings Percentage (SEP) and Non-Preferred Strategy Earnings Percentage (NSEP). See “Calculation of Strategy Earnings.” The AIP is the Index Performance after the application of the Strategy Spread and the Participation Rate.

The Strategy Spread represents an annualized percentage rate that always has the effect of reducing the Index Performance. The effect of the Strategy Spread gradually increases over the course of the Strategy Term, reaching its full impact on the Strategy Term End Date.

●

When comparing Strategies with Strategy Terms that are the same length and all other Crediting Factors are the same, you should understand that a higher Strategy Spread is always more unfavorable to you than a lower Strategy Spread.

●

When determining the maximum impact a Strategy Spread will have on your Index Performance you multiply the Strategy Spread by the number of years in the Strategy Term (e.g., if the Strategy Spread is 2% and the Strategy Term is 3 years, this will reduce the Index Performance (after it’s been multiplied by the Participation Rate) by 6% at the end of the Strategy Term). Note: in leap years, there may be an additional day of Strategy Spread. See “Crediting Factors – Strategy Spread.”

●

When comparing Strategies with Strategy Terms that differ in length, a higher Strategy Spread will always be more unfavorable to you on an annual basis, but the overall impact of a lower Strategy Spread over a multi-year Strategy Term may be more unfavorable to you than the overall impact of a higher Strategy Spread over a shorter Strategy Term.

The Participation Rate represents the proportion of Index Performance that is reflected in the AIP, and may have the effect of amplifying or dampening the Index Performance.

●

If the Participation Rate is greater than 100%, there will be more upside potential when the Index Performance is positive but more downside potential when the Index Performance is negative (subject to the level of loss protection provided by the Strategy’s Protection Level).

●

If the Participation Rate is less than 100%, there will be less upside potential when the Index Performance is positive but less downside potential when the Index Performance is negative (subject to the amount of downside protection provided by the Strategy’s Protection Level).

●	If the Participation Rate is equal to 100%, the Participation Rate will have no impact.

When selecting a Strategy for investment, you should not select a Strategy based on any single Crediting Factor, including the Participation Rate or the Strategy Spread. While one Crediting Factor for a Strategy may be more or less favorable or attractive to you, the other Crediting Factors also impact whether that Strategy is appropriate for you based on your financial needs and goals. You should consult with a financial professional prior to selecting a Strategy for investment.

REINVESTMENT RISK

Except in the limited circumstances under which we may substitute an Index, the Index, Strategy Term and Protection Level will not change for as long as we offer a Strategy. However, the Participation Rate and Strategy Spread may change from Strategy Term to Strategy Term. You do not have the right to reject any Participation Rate or Strategy Spread that we declare for a future Strategy Term. If you do not wish to invest in any of the Strategies at some point in the future, your only option will be to fully surrender your Contract. A full surrender may be subject to a CDSC and an MVA, and may also have negative tax consequences.

The extent to which you may transfer Strategy Value among the Strategies is restricted. Strategy Value in a Strategy cannot be transferred until the end of the Strategy Term, even if we substitute an Index during the Strategy Term, and you cannot transfer Strategy Value into a Strategy while its Strategy Term is ongoing. This restricts your ability to react to changes in market conditions during a Strategy Term other than through withdrawals and by exercising the Lock-In feature, which also has risks. You should consider whether the inability to reallocate Strategy Value at any time is consistent with your financial needs.

At least 30 days prior to the end of the Strategy Term, we will send you a notice stating (i) the Strategies that will be available for investment at the end of the Strategy Term, (ii) their respective Crediting Factors, including the Participation Rate and Strategy Spread that we declared for the upcoming Strategy Term, and (iii) how to communicate your instructions to us regarding what to do with your money invested in the maturing Strategy. In order to transfer Strategy Value from a Strategy on the Strategy Term End Date to another Strategy that is available for investment, we must receive your transfer request prior to the close of business on the Strategy Term End Date (or if the Strategy Term End Date is not a Business Day, then at least one Business Day prior to the Strategy Term End Date). If we do not receive such a transfer request, your Strategy Value will be treated in the following manner:

●

If the same Strategy is available for investment for another Strategy Term, your Strategy Value will remain in the same Strategy, but with the Participation Rate and Strategy Spread that we declare for the upcoming Strategy Term. This will occur even if the new Participation Rate and Strategy Spread are different from the Strategy’s Participation Rate and Strategy Spread for the previous Strategy Term or since you last selected that Strategy for investment. The Strategy may no longer be appropriate for your investment goals.

●	If the same Strategy is no longer available for investment, the Strategy Value will be transferred to the Default Option for the upcoming Strategy Term.

If you are reinvested in the same Strategy or transferred into the Default Option because we did not receive a transfer request from you, and you do not wish to be invested in that Strategy or the Default Option and want to make a change before the end of the new Strategy Term, your only option will be to fully surrender the Contract. You can take a partial withdrawal to mitigate your unwanted investment exposure, but if you are invested in multiple Strategies, you cannot instruct us to take the partial withdrawal solely from the undesired Strategy. Instead, your partial withdrawal will be allocated among all of your Strategies.

In addition, taking a partial withdrawal or full surrender may result in adjustments and charges, and may result in loss of principal or related earnings even if the Index was performing positively at the time of the partial withdrawal or full surrender. See “Non-Preferred Withdrawal or Excessive Risk” below. Taking a partial withdrawal or a full surrender may also have negative tax consequences.

NON-PREFERRED OR EXCESSIVE WITHDRAWAL RISK

To the extent possible, you should carefully manage the amount of your partial withdrawals, and the timing of any full surrender, to avoid taking withdrawals greater than the Preferred Withdrawal Amount (Non-Preferred Withdrawals).

Non-Preferred Withdrawals are subject to applicable CDSCs. The amount of a CDSC, if any, will depend on the amount of a Non-Preferred Withdrawal and the number of Contract Years that you have completed when you take a Non-Preferred Withdrawal. The CDSC schedule starts at 8.00% for the first two Contract Years and then declines with each completed Contract Year thereafter until it reaches 0% after six completed Contract Years. When a CDSC applies to a Non-Preferred Withdrawal, the CDSC will reduce the amount of your Cash Withdrawal. Preferred Withdrawals are not subject to CDSCs.

Non-Preferred Withdrawals are subject to MVAs during the MVA Period, which lasts until you have completed six Contract Years. An MVA—which may be positive, negative, or equal to zero—is assessed as a percentage of the Non-Preferred Withdrawal. If an MVA is negative, the MVA will reduce the amount of your Cash Withdrawal. Preferred Withdrawals are not subject to MVAs.

When you take a Non-Preferred Withdrawal prior to the Strategy Term End Date, we use the NSEP rather than the SEP to calculate earnings. The NSEP formula is typically less advantageous to you than the SEP formula, which is used to calculate any earnings when you take a Preferred Withdrawal. The NSEP formula is less advantageous to you than the SEP formula under the following conditions:

●

If the AIP is positive at the time of your Non-Preferred Withdrawal, the AIP will be reduced under the NSEP, while the SEP formula would not reduce the AIP. This means we will apply less Strategy Earnings under the NSEP formula.

●

If the AIP is less than the downside protection provided by the Strategy’s Protection Level at the time of your Non-Preferred Withdrawal, the NSEP’s Non-Preferred Withdrawal Adjustment Percentage will result in losses, including loss of principal, that are greater than the amount of downside protection provided by your Protection Level.

It is important to note that the potential impact of the Non-Preferred Withdrawal Adjustment Percentage on the NSEP decreases over the course of a Strategy Term. There is a risk that you may require Non-Preferred Withdrawals when the impact on the NSEP is higher.

It is also important to understand that the Non-Preferred Withdrawal Adjustment Percentage is an annualized percentage. This means that the maximum impact that the Non-Preferred Withdrawal Adjustment Percentage can have on a one-year Strategy Term is a 2% greater loss than the amount of downside protection provided by the Strategy’s Protection Level. The maximum impact that the Non-Preferred Withdrawal Adjustment Percentage can have on a three-year Strategy Term is a 6% greater loss than the amount of downside protection provided by the Strategy’s Protection Level.

CHANGES TO PARTICIPATION RATE AND STRATEGY SPREAD RISK

Except in the limited circumstances under which we may substitute an Index, the Crediting Factors for a Strategy will not change for the duration of an ongoing Strategy Term. Also, except in the limited circumstances under which we may substitute an Index, the Index, Strategy Term and Protection Level will not change for as long as we offer a Strategy. However, the Participation Rate and Strategy Spread may change from Strategy Term to Strategy Term. Other than the guaranteed minimums and maximums associated with a Strategy’s Participation Rate and Strategy Spread, which will not change for the entire time that the Strategy is offered under the Contract, there is no guarantee that a Strategy’s current Participation Rate and Strategy Spread will remain the same while you own the Contract.

You do not have the right to reject any Participation Rate or Strategy Spread that we declare for a future Strategy Term. If you do not wish to invest in any of the Strategies at some point in the future, your only option will be to fully surrender your Contract. A full surrender may be subject to a CDSC and an MVA, and any earnings on a Non-Preferred Withdrawal would be calculated using the Non-Preferred Strategy Earnings Percentage (NSEP). A full surrender may also have negative tax consequences.

You should evaluate whether our ability to change the Participation Rate and Strategy Spread, and your inability to reject such changes, is consistent with your investment goals. When such changes occur, you should also evaluate whether those changes are appropriate for you based on your investment goals and, if not, you should evaluate your options under the Contract, which may be limited and may have negative consequences associated with them, as described throughout this prospectus.

LOCK-IN RISK

Under the Lock-In feature, you may lock in an Index Value for a Strategy prior to the Strategy Term End Date. If you exercise the Lock-In feature, the Index Value that is next calculated after we receive your request will be locked in for purposes of calculating the Index Performance for the remainder of the Strategy Term. You should consider the following risks related to the Lock-In feature:

●	You may exercise the Lock-In feature only once during a Strategy Term. Once you exercise the Lock-In feature for a Strategy, it may not be revoked.

●	Once you exercise the Lock-In feature for a Strategy, you will no longer participate in the Index’s performance for the remainder of the Strategy Term, even if the Index performs positively.

●

As a result of locking in an Index Value, the Index Performance will not change for the remainder of the Strategy Term. However, the Index Performance is not the only factor when calculating your Strategy Earnings. Neither the AIP, SEP, nor NSEP will be locked in and will continue to change (perhaps negatively) over the course of the Strategy Term.

●

Even if you lock in an Index Value that, in turn, locks in a positive Index Performance, it may be possible to receive negative Strategy Earnings. This happens when the Strategy Spread component that is deducted from the Index Performance at the end of the Strategy Term (after the Index Performance has been multiplied by the Participation Rate) is greater than the positive Index Performance that was locked-in.

●

You should carefully consider the merits of locking in a negative Index Performance. If you lock in an Index Value that, in turn, locks in a negative Index Performance, it will not be possible to receive positive Strategy Earnings throughout the remainder of the Strategy Term. Under such circumstances, it is possible that you would have realized less losses or no losses if you exercised the Lock-In feature at a different time or not at all.

●

If you exercise the Lock-In feature for a Strategy, there is no additional earning potential for the Strategy Value allocated to the locked-in Strategy until the end of the Strategy Term (it does not accrue interest and there is no potential for additional earnings).

●

Although you may contact our Service Center to obtain the last calculated Index Value, you will not know the locked-in Index Value in advance. This is because we lock in the Index Value next calculated after we receive your request. The Index Value that is locked in may be lower than the Index Value that you last obtained or that was last calculated prior to receiving your request.

●

We will not provide advice or notify you regarding whether you should exercise the Lock-In feature or the optimal time for doing so, if one exists. You bear the risk that you will fail to exercise the Lock-In feature at the optimal time during a Strategy Term. You also bear the risk that you will exercise the Lock-In feature at a sub-optimal time during a Strategy Term. We will not warn you if you exercise the Lock-In feature at a sub-optimal time. We are not responsible for any losses related to your decision whether or not to exercise the Lock-In feature.

INDEX SUBSTITUTION RISK

The Index for a Strategy generally will not change for the duration of an ongoing Strategy Term. However, we may substitute the Index during a Strategy Term in limited circumstances. Subject to regulatory approval, we may substitute the Index if (a) the Index is discontinued or (b) there is a substantial change to the calculation of the Index. If we substitute an Index, the new Index will be similar in composition to the old Index. We will seek to notify you at least 30 days prior to substituting an Index for any Strategy in which you are invested. However, in the event that it is necessary to substitute on less than 30 days’ notice due to circumstances outside of our control, we will provide notice of the substitution as soon as practicable.

You will have no right to reject the substitution of an Index. If we substitute the Index for a Strategy in which you are invested, you will not be permitted to transfer your Strategy Value until the end of the Strategy Term. See “Reinvestment Risk” above.

If we substitute the Index for a Strategy in which you are invested, the performance of the new Index may differ significantly from the performance of the old Index. This may negatively affect the Strategy Earnings applied to your Strategy and the Index Values that you can lock-in under the Lock-In feature.

INVESTMENT RISK DURING THE RIGHT TO EXAMINE PERIOD

Under state insurance laws, you have the right, during a limited period of time, to examine the Contract and decide if you want to keep it or cancel it. This right is referred to as a “free look” right. The length of this time period depends on state law and may vary depending on whether the purchase is a replacement of another annuity contract. For ease of administration, Nationwide will honor any free look cancellation request that is in good order and received at the Service Center or postmarked within 30 days after the Date of Issue.

Where state law requires the return of purchase payments for free look cancellations, Nationwide will return the Purchase Payment applied to the Contract, less any withdrawals from the Contract and any applicable federal and state income tax withholding. Where state law requires the return of contract value for free look cancellations, Nationwide will return the Contract Accumulation Value as of the date of the cancellation, less any withdrawals from the Contract and any applicable federal and state income tax withholding. It is possible that your Contract Accumulation Value may be less than your Purchase Payment.

NATIONWIDE’S FINANCIAL STRENGTH AND CLAIMS-PAYING ABILITY RISK

Our general account assets support our guarantees under the Contract and are subject to claims by our creditors. As such, our guarantees under the Contract are subject to our financial strength and claims-paying ability. There is a risk that we may default on those guarantees. You need to consider our financial strength and claims-paying ability in meeting our guarantees under the Contract. You may obtain information on our financial condition by reviewing our financial statements included in this prospectus. Additionally, information concerning our business and operations is set forth under “Nationwide Life Insurance Company and Subsidiaries.”

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic, which has resulted in market volatility and general economic uncertainty. To address disruptions in connection with the COVID-19 pandemic, Nationwide has implemented business continuity plans so that it can continue to provide products and services to its customers. While these efforts have been successful to date, Nationwide continues to be subject to certain risks that could negatively impact its operations, including system failures, mail delivery delays, unavailability of critical personnel due to illness or other reasons related to the pandemic, and disruptions to service providers.

Additionally, prolonged current economic conditions and consumer behavior related to COVID-19 could affect the amount of sales and profitability of Nationwide’s businesses and could have a negative impact on its financial condition and operations.

While we are confident in our ability to manage the financial risks related to COVID-19, the extent and duration of the risks related to the COVID-19 pandemic are unknown at this time. It is possible these risks could impact Nationwide’s financial strength and claims-paying ability. There are many factors beyond Nationwide’s control that cannot be mitigated or foreseen that could have a negative impact on Nationwide and the operation of the contract. Nationwide continues to monitor the economic situation and its business operations closely.

To request additional information about Nationwide, contact the Service Center.

CYBER SECURITY RISK

Nationwide’s businesses are highly dependent upon its computer systems and those of its business partners. This makes Nationwide potentially susceptible to operational and information security risks resulting from a cyber-attack. These risks include direct risks, such as theft, misuse, corruption, and destruction of data maintained by Nationwide, and indirect risks, such as denial of service, attacks on service provider websites, and other operational disruptions that impede Nationwide’s ability to electronically interact with service providers. Cyber-attacks affecting Nationwide, intermediaries, and other service providers may adversely affect Nationwide and Contract values. In connection with any such cyber-attack, Nationwide and/or its service providers and intermediaries may be subject to regulatory fines and financial losses and/or reputational damage. Although Nationwide undertakes substantial efforts to protect its computer systems from cyber-attacks, including internal processes and technological defenses that are preventative or detective, and other controls designed to provide multiple layers of security assurance, there can be no guarantee that Nationwide or its service providers will avoid losses due to cyber-attacks or information security breaches in the future.

Cyber-attacks may negatively affect your investment in the Contract. In the event that values under your Contract are adversely affected as a result of the failure of Nationwide’s cyber-security controls, Nationwide will take reasonable steps to restore such levels to the levels that they would have been had the cyber-attack not occurred. Nationwide will not, however, be responsible for any adverse impact to values under your Contract that result from your or your designee’s negligent acts or failure to use reasonably appropriate safeguards to protect against cyber-attacks.

GENERAL INFORMATION ABOUT THE CONTRACT

THE CONTRACT

This prospectus describes the Contract. The Contract is an agreement between Nationwide and you, the Contract Owner or Joint Owner. The Contract is designed to help you invest on a tax-deferred basis and meet long-term financial goals, such as retirement funding. Under the Contract, you use your Purchase Payment or Contract Value to invest in one or more of the index-linked Strategies that we offer under the Contract, each including a defined level of downside protection. The return on your investment in a Strategy depends (in part) on the performance of the Strategy’s Index over the course of its Strategy Term. The value of your Contract will increase or decrease depending on the amount of Strategy Earnings that we credit to your Contract. When Strategy Earnings are credited to your contract you may experience a gain or a loss depending on whether the Strategy Earnings are positive or negative.

On the Annuitization Date, if it occurs, we promise to begin paying annuity payments based on the amount annuitized and the annuity payment option selected. You may not invest in the Strategies once you reach the Annuitization Date. See “Annuitization” for information on annuitizing the Contract.

The Contract has a Death Benefit that may be triggered prior to the Annuitization Date upon the death of the Annuitant. A surviving spouse may be eligible to continue the Contract. See “Death Benefit and Succession Rights.”

All payments under the Contract are subject to the terms and conditions described in this prospectus, as well as our financial strength and claims-paying ability.

The Contract is available as a Non-Qualified Contract, which will provide you with certain tax deferral features under the Code. On the other hand, if you purchase the Contract as an Individual Retirement Account or Roth IRA, the Contract will not provide you with any additional tax deferral benefits.

STATE VARIATIONS

This prospectus describes the material rights and obligations under the Contract. Certain provisions of the Contract may be different from the general description in this prospectus due to variations required by state law. For example, state law may require different right to examine and cancel periods. The state in which your Contract is issued also governs whether certain features will vary under your Contract. Please see your Contract for any state variation specific to you. All material rights and obligations under your Contract will be included in your Contract or in riders or endorsements attached to your Contract. To review a copy of your Contract and any riders or endorsements, contact the Service Center.

PREMIUM TAXES

We will charge against your Contract any premium taxes levied by a state or other government entity in connection with your Contract. Premium tax rates currently range from 0% to 5.0%. This range is subject to change. The method that we use to assess premium taxes will be determined by us at our sole discretion in compliance with state law. Nationwide will assess premium taxes to the Contract at the time Nationwide is assessed the premium taxes by the state. Premium taxes may be deducted from death benefit proceeds.

NON-PARTICIPATING

The Contract is non-participating, meaning that the Contract will not share in our profits or surplus.

ASSIGNMENT

To the extent allowed by state law, we reserve the right to refuse our consent to any assignment at any time on a non-discriminatory basis if the assignment would violate or result in noncompliance with any applicable state or federal law or regulation. The Contract Owner may request to assign or transfer rights under the Contract by sending us a signed and dated request. We will not be bound by an assignment until we acknowledge it.

If we consent to an assignment, the assignment takes effect on the date it is signed, unless otherwise specified by the request. We are not responsible for the validity of an assignment, any tax consequences of any assignment, or for any payment or other settlement made prior to our receipt and consent of and assignment.

Upon assignment or a change in ownership of the Contract, the Death Benefit under the Contract will be the Surrender Value (rather than the Contract Accumulation Value) unless the requirements specified under “Death Benefit and Succession Rights – Calculation of the Death Benefit” are satisfied.

PURCHASING THE CONTRACT

PURCHASE PAYMENT

The Contract is issued in consideration of the single Purchase Payment paid by the Contract Owner. Only one Purchase Payment is allowed under the Contract. The minimum Purchase Payment is $25,000.

Your Purchase Payment should be made payable to Nationwide Life Insurance Company and submitted to our Service Center. Your Purchase Payment must be made in U.S. dollars and must be in a form acceptable to us. You may choose to make your Purchase Payment by personal check, Electronic Funds Transfer (EFT), or wire transfer. We will not accept a Purchase Payment in cash, by credit card, or by money order or travelers check. We reserve the right not to accept third-party checks.

We reserve the right to reject a Purchase Payment that is comprised of multiple payments paid to us over a period of time. If we permit you to make multiple payments as part of your Purchase Payment, the Contract will not be issued until all such payments are received. We reserve the right to hold such multiple payments in a non-interest bearing account until the Date of Issue.

Unless we agree in writing, we will not accept your Purchase Payment if your Purchase Payment plus any other purchase payments for any other annuity contracts issued by Nationwide to the Contract Owner, Annuitant, or Contingent Annuitant exceeds $1,000,000.

We reserve the right to refuse any application for the Contract. If we refuse your application, we will return your Purchase Payment.

We may be required to provide information about your Contract to government regulators. If mandated under applicable law, we may be required to reject a Purchase Payment and to refuse to process transaction requests under the Contract until instructed otherwise by the appropriate regulator.

DATE OF ISSUE

The Date of Issue is the date we issue your Contract. Your Purchase Payment is applied to the Contract on the Date of Issue. The Date of Issue will be the date as of which we have both received your Purchase Payment and approved your Contract application.

ALLOCATING YOUR PURCHASE PAYMENT

You tell us how to apply your Purchase Payment by specifying in the Contract application your desired allocation among the Strategies that are available for investment on the Date of Issue. You may invest your Purchase Payment in a single Strategy or in multiple Strategies. You may be invested in no more than five Strategies at any given time. If you are simultaneously invested in the same Strategy for Strategy Terms that began on different dates, those investments are considered separate Strategies for purposes of the maximum number of Strategies that you can have and for calculating the values and Strategy Earnings under this Contract. There is no minimum dollar amount that can be allocated to a Strategy. Allocations to Strategies must be in whole percentages.

RIGHT TO EXAMINE AND CANCEL

You have the right to examine and cancel the Contract. If you elect to cancel the Contract, you may return it to the Service Center within a certain period of time known as the “free look” period. Depending on the state in which the Contract was purchased (and, in some states, if the Contract is purchased as a replacement for another annuity contract), the free look period may be 10 days or longer. For ease of administration, Nationwide will honor any free look cancellation request that is in good order and received at the Service Center or postmarked within 30 days after the Date of Issue regardless of the state in which your Contract was issued.

Where state law requires the return of purchase payments for free look cancellations, Nationwide will return the Purchase Payment applied to the Contract, less any withdrawals from the Contract and any applicable federal and state income tax withholding. Where state law requires the return of contract value for free look cancellations, Nationwide will return the Contract Accumulation Value as of the date of the cancellation, less any withdrawals from the Contract and any applicable federal and state income tax withholding.

PARTIAL NON-PREFERRED WITHDRAWAL TREATED AS A FULL SURRENDER

Nationwide may treat a request for a partial withdrawal as a request for a full surrender of the Contract if the following three criteria exist: (i) any portion of the partial withdrawal is a Non-Preferred Withdrawal; (ii) the partial withdrawal would reduce the Contract Value to an amount less than $5,000; and (iii) the Purchase Payment minus the sum of any Gross Withdrawals since the Date of Issue is less than $5,000.

PARTIES TO THE CONTRACT AND RELATED PERSONS

Nationwide and the Contract Owner (including any Joint Owner) are the parties to the Contract. Other related persons—including any Annuitant, Contingent Annuitant, Beneficiary, and Contingent Beneficiary—have certain rights under the Contract. If the person purchasing the Contract names someone else as the Contract Owner, the purchaser will have no rights under the Contract unless he or she is named under the Contract as one of the other related persons listed above.

NATIONWIDE

Nationwide issues the Contract to the Contract Owner (and any Joint Owner). Nationwide assumes certain risks and promises to make certain payments under the Contract, as described in this prospectus.

CONTRACT OWNER

The Contract Owner has all rights under the Contract before the Annuitization Date, unless a Joint Owner is named, in which case the Contract Owner and the Joint Owner have equal rights under the Contract before the Annuitization Date. If you are purchasing the Contract for someone else and you will not be a Contract Owner, then you will have no rights under the Contract.

As of the Annuitization Date, the Annuitant(s) exercise all remaining rights under the Contract. See “Annuitization.”

JOINT OWNER

If a Contract has a Joint Owner, the Contract Owner and the Joint Owner have an undivided interest in the Contract.

Non-Qualified Contract Owners can name a Joint Owner at any time before the Annuitization Date. However, Joint Owners must be spouses at the time joint ownership is requested, unless state law requires Nationwide to allow non-spousal Joint Owners. Joint ownership is not permitted for Contracts owned by a non-natural Contract Owner.

Generally, the exercise of any ownership rights under the Contract must be in writing and signed by both Joint Owners. However, if a written election, signed by both Contract Owners, authorizing Nationwide to allow the exercise of ownership rights independently by either Joint Owner is submitted, Nationwide will permit Joint Owners to act independently. If such an authorization is submitted, Nationwide will not be liable for any loss, liability, cost, or expense for acting in accordance with the instructions of either Joint Owner.

If either Joint Owner dies before the Annuitization Date, the Contract continues with the surviving Joint Owner as the remaining Contract Owner.

ANNUITANT AND CONTINGENT ANNUITANT

Annuitant

The Annuitant is the person who will receive annuity payments once you reach the Annuitization Date. The Annuitant is also the person whose death prior to the Annuitization Date triggers payment of the Death Benefit.

On the Date of Issue, the Annuitant must be age 85 or younger unless we approve a request to name an older Annuitant.

Only a Non-Qualified Contract Owner may name someone other than himself/herself as the Annuitant. The Contract Owner may not name a new Annuitant without Nationwide’s consent.

Contingent Annuitant

If a Contingent Annuitant is named and the Annuitant dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant. If the Contingent Annuitant becomes the Annuitant, all provisions of the Contract which are based on the death of the Annuitant will become based on the death of the Contingent Annuitant. In addition, once the Contingent Annuitant becomes the Annuitant, a new Contingent Annuitant cannot be named.

Only Non-Qualified Contract Owners may name a Contingent Annuitant.

On the Date of Issue, the Contingent Annuitant must be age 85 or younger unless we approve a request to name an older Contingent Annuitant.

BENEFICIARIES AND CONTINGENT BENEFICIARIES

The Beneficiary is the person who is entitled to the Death Benefit if the Annuitant (and Contingent Annuitant, if applicable) dies before the Annuitization Date and there is no Joint Owner. The Contract Owner can name more than one Beneficiary. Multiple Beneficiaries will share the Death Benefit equally, unless otherwise specified.

A Contingent Beneficiary will succeed to the rights of the Beneficiary if no Beneficiary is alive when a Death Benefit is paid. The Contract Owner can name more than one Contingent Beneficiary. Multiple Contingent Beneficiaries will share the Death Benefit equally, unless otherwise specified.

Unless otherwise directed by the Contract Owner, the following applies with respect to Beneficiaries and Contingent Beneficiaries under the Contract:

●

After the death of the Contract Owner (and Joint Owner, if any), a Beneficiary may name a successor beneficiary. A successor beneficiary will have the right to receive any payment or rights under the Contract after the Beneficiary’s death to which the Beneficiary would have been entitled, if he or she were alive.

If there is more than one Beneficiary under the Contract, they share equally in any payment or rights under the Contract to which they are entitled.

●	If there is more than one Contingent Beneficiary under the Contract, they share equally in any payment under the Contract to which they are entitled.

CHANGES TO PERSONS NAMED UNDER THE CONTRACT

To the extent allowed by state law, we reserve the right to refuse our consent to any request to change the Contract Owner at any time on a non-discriminatory basis if the change would violate or result in noncompliance with any applicable state or federal law or regulation. Prior to the Annuitization Date (and subject to any existing assignments), the Contract Owner may request to change the following:

●	Contract Owner (Non-Qualified Contracts only);

●	Joint Owner (must be the Contract Owner’s spouse);

●	Annuitant (subject to Nationwide’s underwriting and approval);

●	Contingent Annuitant (subject to Nationwide’s underwriting and approval);

●	Beneficiary; or

●	Contingent Beneficiary.

The Contract Owner must submit the request to Nationwide in writing and Nationwide must receive the request at the Service Center before the Annuitization Date. Once Nationwide receives and records the change request, the change will be effective as of the date the written request was signed (unless otherwise specified by the Contract Owner), whether or not the Contract Owner or Annuitant is living at the time it was recorded. The change will not affect any action taken by Nationwide before the change was recorded.

Any request to change the Contract Owner must be signed by the existing Contract Owner and the person designated as the new Contract Owner. Nationwide may require a signature guarantee.

If the Contract Owner is not a natural person and there is a change of the Annuitant, distributions will be made as if the Contract Owner died at the time of the change, regardless of whether the Contract Owner named a Contingent Annuitant.

Nationwide reserves the right to reject any change request that would alter the nature of the risk that Nationwide assumed when it originally issued the Contract.

Certain features under the Contract may have specific requirements as to who can be named as the Contract Owner, Annuitant, and/or Beneficiary in order to receive the benefit of the feature. Changes to the parties to the Contract may result in the termination or loss of benefit of these features.

If we permit an assignment or a change in ownership of the Contract, the Death Benefit under the Contract will be the Surrender Value (rather than the Contract Accumulation Value) unless the requirements specified under “Death Benefit and Succession Rights – Calculation of the Death Benefit” are satisfied.

STRATEGIES

GENERAL

You may invest in one or more of the Strategies offered under the Contract. When you invest in a Strategy, you remain invested in that Strategy for the length of the Strategy Term. The total amount of Strategy Earnings applied over the life of your Contract, if any, will depend on the Strategies that you select for investment and the actions that you take under the Contract.

You may have no more than five Strategies at any given time. Strategy Earnings are calculated separately for each Strategy. If you are simultaneously invested in the same Strategy for Strategy Terms that began on different dates, those investments are considered separate Strategies for purposes of the maximum number of Strategies that you can have and for calculating the values and Strategy Earnings under the Contract.

The amount of Strategy Earnings applied to a Strategy during and at the end of a Strategy Term depends on several factors, including:

●	The Strategy’s Crediting Factors (including the Index);

●	The performance of the Strategy’s Index; and

●	The extent to which you take withdrawals, if any.

We reserve the right to add or remove Strategies, subject to any necessary regulatory approval. We will not remove a Strategy during an ongoing Strategy Term.

CURRENT STRATEGIES

The Contract currently offers the following Strategies*:

●	S&P 500® Index, 1 Year, 100% Protection Level Strategy

●	S&P 500® Index, 1 Year, 95% Protection Level Strategy

●	S&P 500® Index, 1 Year, 90% Protection Level Strategy

●	S&P 500® Index, 3 Year, 95% Protection Level Strategy

●	S&P 500® Index, 3 Year, 90% Protection Level Strategy

●	J.P. Morgan Mozaic IISM Index, 1 Year, 100% Protection Level Strategy

●	J.P. Morgan Mozaic IISM Index, 1 Year, 95% Protection Level Strategy

●	J.P. Morgan Mozaic IISM Index, 1 Year, 90% Protection Level Strategy

●	J.P. Morgan Mozaic IISM Index, 3 Year, 100% Protection Level Strategy

●	J.P. Morgan Mozaic IISM Index, 3 Year, 95% Protection Level Strategy

●	J.P. Morgan Mozaic IISM Index, 3 Year, 90% Protection Level Strategy

●	MSCI EAFE Index, 1 Year, 100% Protection Level Strategy

●	MSCI EAFE Index, 1 Year, 95% Protection Level Strategy

●	MSCI EAFE Index, 1 Year, 90% Protection Level Strategy

●	MSCI EAFE Index, 3 Year, 95% Protection Level Strategy

●	MSCI EAFE Index, 3 Year, 90% Protection Level Strategy

●	NYSE® Zebra Edge® Index, 1 Year, 100% Protection Level Strategy

●	NYSE® Zebra Edge® Index, 1 Year, 95% Protection Level Strategy

●	NYSE® Zebra Edge® Index, 1 Year, 90% Protection Level Strategy

●	NYSE® Zebra Edge® Index, 3 Year, 100% Protection Level Strategy

●	NYSE® Zebra Edge® Index, 3 Year, 95% Protection Level Strategy

●	NYSE® Zebra Edge® Index, 3 Year, 90% Protection Level Strategy

* See “What are the Crediting Factors for a Strategy?” for information on the Participation Rate and Strategy Spread for each Strategy. Each Strategy has its own Minimum Participation Rate which will never be less than 5%, and each Strategy has its own Maximum Strategy Spread that will never be greater than the initial Strategy Spread identified in your Contract at the Date of Issue plus 2%. When a Strategy has both a Participation Rate less than 100% and a Strategy Spread greater than zero, the Participation Rate and Strategy Spread combine to reduce gains when Index Performance is positive. Additionally, when a Strategy has both a Participation Rate greater than 100% and a Strategy Spread greater than zero, the Participation Rate and Strategy Spread combine to increase losses when Index Performance is negative.

STRATEGY EARNINGS

We credit Strategy Earnings to a Strategy on the Strategy Term End Date. We refer to this form of Strategy Earnings as “Term Strategy Earnings.” Term Strategy Earnings represent Strategy Earnings paid on the Strategy Value of a Strategy as of the Strategy Term End Date. Term Strategy Earnings take into account the performance of the Strategy’s Index over the course of the entire Strategy Term (except when the Lock-In feature has been exercised or in the event that the Index has been substituted).

We also credit Strategy Earnings to a Strategy when you take a partial withdrawal or full surrender prior to the Strategy Term End Date. We refer to this form of Strategy Earnings as “Interim Strategy Earnings.” Interim Strategy Earnings represent both (i) any Strategy Earnings paid on any portion of the partial withdrawal or full surrender that is a Preferred Withdrawal and (ii) any Strategy Earnings paid on any portion of the partial withdrawal or full surrender that is a Non-Preferred Withdrawal. Interim Strategy Earnings take into account the performance of the Strategy’s Index between the beginning of the Strategy Term and the date on which the partial withdrawal or full surrender was taken (except when the Lock-In feature has been exercised or in the event that the Index has been substituted). Interim Strategy Earnings are not applied on a Strategy Term End Date, because only Term Strategy Earnings are applied on a Strategy Term End Date.

If you exercise the Lock-In feature for a Strategy, Term Strategy Earnings and Interim Strategy Earnings will take into account the performance of the Strategy’s Index from the beginning of the Strategy Term until the Lock-In Date. See “Calculation of Strategy Earnings – Lock-In.”

See “Calculation of Strategy Earnings” for information about how Term Strategy Earnings and Interim Strategy Earnings are calculated.

ACTIONS ON STRATEGY TERM END DATES

At the end of a Strategy Term, you may take any one or more of the permissible actions listed below.

●

Reinvest – You may reinvest some or all of your Strategy Value in the same Strategy for another Strategy Term (with the Participation Rate and Strategy Spread that we declare for the upcoming Strategy Term), assuming that the Strategy is available for investment.

Transfer – You may transfer some or all of your Strategy Value to another Strategy that is available for investment for a Strategy Term (with the Participation Rate and Strategy Spread that we declare for the upcoming Strategy Term).

●

Partial Withdrawal or Full Surrender – You may take a partial withdrawal or fully surrender the Contract, which will be treated as a Preferred Withdrawal and/or a Non-Preferred Withdrawal, depending on your Remaining Preferred Withdrawal Amount.

For each of your Strategies, at least 30 days prior to the end of the Strategy Term, we will send you a notice stating (i) the Strategies that will be available for investment at the end of the Strategy Term, (ii) their respective Crediting Factors, including the Participation Rate and Strategy Spread that we declared for the upcoming Strategy Term, and (iii) how to communicate your instructions to us regarding what to do with the Strategy Value invested in the maturing Strategy.

If we do not receive instructions from you prior to the close of business on the Strategy Term End Date (or if the Strategy Term End Date is not a Business Day, then at least one Business Day prior to the Strategy Term End Date), your Strategy Value in the maturing Strategy will be treated as follows:

●

If the maturing Strategy is available for reinvestment, your entire Strategy Value in the maturing Strategy will be reinvested in the same Strategy for another Strategy Term, but with the Participation Rate and Strategy Spread that we declare for the upcoming Strategy Term.

●	If the maturing Strategy is not available for reinvestment, your entire Strategy Value in the maturing Strategy will be transferred to the Default Option.

If your Strategy Value is reinvested in the same Strategy or transferred to the Default Option, and you do not wish to be invested in that Strategy or the Default Option, your only option will be to fully surrender the Contract. You can take a partial withdrawal to mitigate your unwanted investment exposure, but if you are invested in multiple Strategies, you cannot instruct us to take the partial withdrawal solely from the undesired Strategy. Instead, your partial withdrawal will be allocated among all of your Strategies so that after the withdrawal is processed, the Strategy Values are allocated in the same proportion as before the withdrawal.

DEFAULT OPTION

As described above, if you have Strategy Value invested in a Strategy that will not be available for reinvestment for the next Strategy Term, and if we do not receive instructions from you prior to the close of business on the Strategy Term End Date (or if the Strategy Term End Date is not a Business Day, then at least one Business Day prior to the Strategy Term End Date), your entire Strategy Value in the maturing Strategy will be transferred to the Default Option. The Default Option is a 1-Year S&P 500® 100% Protection Level Strategy.

If you have Strategy Value invested in a Strategy that will not be available for reinvestment for the next Strategy Term, we will send you the Default Option’s Participation Rate and Strategy Spread for the next Strategy Term at least 30 days prior to the end of the Strategy Term End Date.

We will not change the Index for the Default Option unless the Index of the Default Option is discontinued or there is a substantial change to the calculation of the Index as described in “Crediting Factors – Indexes.”

TRANSFERS BETWEEN STRATEGIES

On a Strategy Term End Date, you may transfer free of charge some or all of your Strategy Value in the maturing Strategy to another Strategy that is available for investment.

You are not permitted to transfer Strategy Value from a Strategy other than on its Strategy Term End Date. Nor are you permitted to transfer Strategy Value into a Strategy if its Strategy Term is ongoing.

If your Strategy Term End Date is a Business Day, a transfer request must be received by our Service Center prior to the close of business on that Business Day. If we do not receive a transfer request from you prior to the close of business on that Business Day, the transfer will not occur. If your Strategy Term End Date is not a Business Day, a transfer request must be received by our Service Center at least one Business Day prior to the Strategy Term End Date. If we do not receive a transfer request from you at least one Business Day prior to the Strategy Term End Date, the transfer will not occur. Transfer requests may be submitted in writing to our Service Center and must be signed by the Contract Owner. At our discretion, we may accept transfer requests by telephone or, if available, by Internet.

Your transfer request will not be deemed to be received by our Service Center until it is in good order. To be in good order, the transfer request must identify:

●	Your Contract Number;

●	The date of the first day of the upcoming Strategy Term;

●	The Strategy (or Strategies) from which you are transferring Strategy Value and the amount(s) to be transferred; and

●	The Strategy (or Strategies) to which you are transferring Strategy Value and the amount(s) (by percentage) to be transferred.

CREDITING FACTORS

GENERAL

Each Strategy has Crediting Factors that serve different purposes and impact your investment differently. We use the Crediting Factors to calculate the Strategy Earnings for each Strategy.

Each Strategy has the following five Crediting Factors:

(1)	Index;

(2)	Strategy Term;

(3)	Protection Level;

(4)	Participation Rate; and

(5)	Strategy Spread.

The table below briefly summarizes how the various Crediting Factors impact a Strategy

Index	The market index to which the Strategy is linked

Strategy Term	The duration of the Strategy in years

Protection Level	A factor in the Strategy’s defined downside protection. A higher Protection Level means a higher amount of downside protection. A lower Protection Level means a lower amount of downside protection.

Participation Rate

A factor that amplifies or dampens the Strategy’s performance compared to the Index Performance. A higher Participation Rate means greater upside potential but also greater downside potential (subject to the downside protection). A lower Participation Rate means less upside potential but also less downside potential (also subject to the downside protection).

Strategy Spread	A factor used as a deduction in calculating a Strategy’s performance. In general, a higher Strategy Spread will reduce a Strategy’s performance more than a lower Strategy Spread.

When selecting a Strategy for investment, you should not select a Strategy based on any single Crediting Factor in isolation. While one Crediting Factor for a Strategy may be more or less favorable or attractive to you, the other Crediting Factors also impact whether that Strategy is appropriate for you based on your financial needs and goals. You should consult with a financial professional prior to selecting a Strategy for investment.

Except in the limited circumstances under which we may substitute an Index (see “Index” below), the Crediting Factors for a Strategy will not change for the duration of a given Strategy Term. The Index, Strategy Term and Protection Level will not change for as long as we continue offering a Strategy. However, the Participation Rate and Strategy Spread may change from Strategy Term to Strategy Term, subject to guaranteed minimums and maximums. More specifically:

●

For those Strategies that are available for initial investment under your Contract on the Date of Issue, their Crediting Factors (as well as any associated guaranteed minimums and maximums) will be described in your Contract.

●

For any new Strategies that we make available for investment under your Contract after the Date of Issue, their Crediting Factors (as well as any associated guaranteed minimums and maximums) will be declared by us at least 30 days prior to the beginning of their first Strategy Terms.

●

For all Strategies, after their first Strategy Terms, we will declare their Participation Rates and Strategy Spreads at least 30 days prior to the beginning of an upcoming Strategy Term, subject to their associated guaranteed minimums and maximums.

A Strategy’s Participation Rate and Strategy Spread for a particular Strategy Term may be different for newly issued Contracts than for existing Contracts.

The remainder of this section provides information about the Crediting Factors and the purposes that they serve under the Contract.

INDEXES

The Strategies are index-linked investment options. This means that the performance of a Strategy will depend, in part, on the performance of a particular market index over the course of a Strategy Term. The Indexes among the Strategies may vary.

The different Indexes under the Contract provide exposure to different markets and asset classes, all of which may perform differently compared to each other and during different time periods. When we calculate Strategy Earnings, if the Index Performance is negative, you will lose money under your Contract unless the Strategy’s downside protection protects you from the loss. When the Index Performance is positive, you may or may not gain money under your Contract, depending on the impact of the Strategy Spread.

We calculate the Index Performance on a point-to-point basis, which is done by comparing:

(a)	The value of the Index on the first day of the Strategy Term (the “Strategy Term Start Date”) to

(b)

The value of the Index on a specific future date during the Strategy Term, which could be the last day of the Strategy Term (the “Strategy Term End Date”) or any date prior to the Strategy Term End Date on which you take a withdrawal.

The Indexes for the Strategies that we are offering for investment currently include:

S&P 500® Index – The S&P 500® is widely regarded as the best single gauge of large-cap U.S. equities. The index includes 500 leading companies and captures approximately 80% coverage of available market capitalization. The S&P 500® Index does not include dividends declared by any of the companies in this Index.

In general, large-capitalization companies may be unable to respond quickly to new competitive challenges, and may not be able to attain the high growth rate of successful smaller companies.

J.P. Morgan Mozaic IISM Index – The J.P. Morgan Mozaic IISM Index (“J.P. Morgan Index”) tracks futures contracts referencing a diversified group of equity and fixed income assets, and indexes referencing commodities futures. Returns from investing in futures contracts are generally derived from three sources: (a) changes in the price of the relevant futures contracts (which is known as the “price return”); (b) any profit or loss realized when replacing the relevant futures contract as it reaches its expiration date with a similar futures contract that has a later expiration date (which is known as the “roll return”); and (c) any interest earned on the cash deposited as collateral for the purchase of the relevant futures contracts (which is known as the “collateral return”). The J.P. Morgan Index, which is an “excess return index”, measures the “price return” and “roll return” associated with an investment in uncollateralized future contracts. In contrast, a “total return” index would also measure the “collateral return” as well as the “price return” and “roll return”.

A futures contract is a financial instrument in which a party agrees to pay a fixed price for the delivery of an asset at a specified future date. The market value of a futures contract is affected by the price or value of the underlying asset referenced by the contract. In general, while the value of a futures contract may or may not track the price or value of the referenced asset, as the price or value of the referenced asset rises (or falls), the market value of the futures contract will generally rise (or fall). The market value of a futures contract is affected by other factors in addition to the referenced asset’s price or value, including but not limited to changing supply and demand relationships, interest rates, governmental and regulatory policies, and the policies of exchanges on which futures contracts trade. In addition, futures markets are subject to disruptions due to various factors, including lack of liquidity, participation of speculators, and government regulation and intervention. These factors and others can cause the price of futures contracts to be volatile and could adversely affect the value of the index. The index is currently comprised solely of futures contracts (or indexes referencing futures contracts) traded on regulated futures exchanges, but the index may in the future include over-the-counter contracts traded through facilities that are subject to lesser degrees of regulation or no substantive regulation.

○

The J.P. Morgan Index’s equity components expose the index to the performance of stock markets. The index gains exposure to stock market performance by including specific futures contracts that track various U.S. and foreign stock market indexes. The index’s equity futures contracts reference the S&P 500® Index (comprised of large-capitalization U.S. companies), Nasdaq-100 Index® (comprised of large-capitalization non-financial U.S. and foreign companies traded on The Nasdaq Stock Market), Russell 2000® Index (comprised of small-capitalization U.S. companies), DAX® Index (comprised of large-capitalization companies traded on the Frankfurt Stock Exchange), FTSE® 100 Index (comprised of large-capitalization companies traded on the London Stock Exchange), and Tokyo Stock Price Index (TOPIX®) (comprised of large-capitalization traded on the Tokyo Stock Exchange). In general, large-capitalization companies may be unable to respond quickly to new competitive challenges, and may not be able to attain the high growth rate of successful smaller companies. Generally, the securities of small-capitalization companies may be more volatile and may involve more risk than the securities of larger companies, and small-capitalization companies are also more likely to fail than larger companies. Securities issued by non-U.S. companies are subject to the risks related to investments in foreign markets (e.g., increased price volatility; changes in currency exchange rates; and greater political, regulatory, and economic uncertainty).

○

The J.P. Morgan Index’s fixed income components expose the index to the performance of a group of U.S. and foreign government bonds. The index gains exposure to these government bonds by including futures contracts that reference U.S. Treasury notes (notes issued by the U.S. government), Euro Bunds (bonds issued by the German federal government), Gilts (bonds issued by the U.K. government), and JBGs (bonds issued by the Japanese government). The value of fixed income investments like bonds are subject to investment risks such as interest rate risk (i.e., negative fluctuations in market value due to changes in interest rates) and credit risk (i.e., the risk of default). The prices of government bonds are significantly influenced by the creditworthiness of the governments that issue them. U.S. rating agencies have downgraded the creditworthiness and/or assigned negative outlooks to many governments worldwide, including the U.S., U.K., Germany, and Japan, and may continue to do so in the future.

The index’s exposure to its fixed income components may be greater, perhaps significantly greater, than its exposure to its equity or commodities components. If the index has greater exposure to its fixed income components, a change in the value of the index’s fixed income futures contracts may have a greater impact on the index’s return than a change in the value of the index’s equity or commodities components.

○

The J.P. Morgan Index’s commodities components expose the index to the performance of commodities in the energy, industrial metal, and precious metal sectors. The index gains exposure to these commodities by including futures contracts that reference commodities such as crude oil, ULS diesel, natural gas, RBOB gasoline, aluminum, copper, lead, nickel, tin, zinc, gold, platinum, and silver. Global prices of commodities are primarily affected by the global supply and demand, but they are also significantly influenced, among other factors, by speculative actions, currency exchange rates, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities, and sudden disruptions in supply. These factors and others may cause the performance of commodity investments to be extremely volatile and unpredictable.

○

The J.P. Morgan Index may use leverage to increase return from its equity, fixed income, or commodities components. When a component is leveraged, any price movements for that component will result in greater changes in the index’s value than if leverage were not used. In particular, the use of leverage will magnify any negative performance which, in turn, could adversely affect the value of the index.

The J.P. Morgan Index utilizes a rules-based methodology based on momentum and smoothing volatility. The index’s methodology identifies market directions in trending markets. As such, the index may not perform well in markets characterized by short-term volatility.

On a monthly basis, the index is rebalanced to strategically adjust its composition to include the equity, fixed income, and commodities components with the greatest returns over the previous six months, and those components are weighted based on the index’s target annualized volatility. There can be no assurance that the index’s methodology will generate positive performance or achieve its target volatility. As part of its methodology for seeking the target volatility, the index may not be fully exposed to its equity, fixed income, or commodity components at all times. Any portion of the index without market exposure will not participate in positive market movements.

The J.P. Morgan Index also includes a “stop-loss” feature. If on any day the overall index’s weekly return is less than -3%, the index removes its market exposure entirely. After one week, the index re-establishes its market exposure. The stop-loss feature may reduce the risk of potential short-term loss in the index during a period of significant market distress but may also cause the index to miss a potential recovery in the underlying asset classes.

Use of the J.P. Morgan Index in connection with annuity contracts has been exclusively licensed to Nationwide.

●

MSCI EAFE Index – The MSCI EAFE Index is designed to represent the performance of large and mid-cap securities across 21 developed markets, including countries in Europe, Australasia and the Far East, excluding the U.S. and Canada. The Index is available for a number of regions and market segments/sizes and covers approximately 85% of the free float-adjusted market capitalization in each of the 21 countries. The MSCI EAFE Index used is a price index and does not reflect dividends paid by any of the companies in this Index.

In general, large-capitalization companies may be unable to respond quickly to new competitive challenges, and may not be able to attain the high growth rate of successful smaller companies. Generally, the securities of mid-capitalization companies may be more volatile and may involve more risk than the securities of larger companies. Mid-capitalization companies are also more likely to fail than larger companies. Securities issued by non-U.S. companies are subject to the risks related to investments in foreign markets (e.g., increased price volatility; changes in currency exchange rates; and greater political, regulatory, and economic uncertainty).

NYSE® Zebra Edge® Index – The NYSE® Zebra Edge® Index is an equally-weighted index that uses a rules-based contrarian methodology favoring “cool” stocks over “hot” stocks within the universe of the 500 stocks included in the NYSE® U.S. Large Cap Equal Weight IndexTM. Cool stocks are stocks that have experienced lower trading frequency over the last two years and lower volatility over the last three months and one year. Hot stocks are stocks that have experienced the highest trading frequency over the last two years and the highest volatility over the last three months and one year. The index rebalances quarterly based on its methodology. There can be no assurance that the index’s methodology will generate positive performance.

The index also rebalances daily as part of its risk control process designed to mitigate volatility. When certain volatility thresholds are triggered, the index moves a portion of its equity allocation to U.S. Treasury futures or cash. The index’s exposure to U.S. Treasury futures and cash is adjusted on a daily basis. To the extent that the index reduces its exposure to the equity markets, the index will not be fully participating in any equity market growth. The risk control overlay strategies may not successfully manage volatility.

The NYSE® Zebra Edge® Index is primarily comprised of stocks of large-capitalization U.S. companies. In general, large-capitalization companies may be unable to respond quickly to new competitive challenges, and may not be able to attain the high growth rate of successful smaller companies. The index may also include U.S. Treasury bond futures. Fixed income investments like U.S. Treasury bonds are subject to investment risks such as interest rate risk (i.e., negative fluctuations in market value due to changes in interest rates) and credit risk (i.e., the risk of default). To the extent that the index includes U.S. Treasury bond futures, it is exposed to the risks associated with fixed income investments. U.S. Treasury bonds and futures may not experience (and historically have not experienced) the growth rate of equity investments.

We reserve the right to add or remove any Index in the future. There is no guarantee that a Strategy using any of the Indexes listed above will always be available for investment.

The Index for a Strategy generally will not change for the duration of an ongoing Strategy Term. However, we also reserve the right to substitute the Index during a Strategy Term at any time, in limited circumstances. Subject to regulatory approval, we may substitute the Index if (a) the Index is discontinued or (b) there is a substantial change to the calculation of the Index. If we substitute an Index, the new Index will be similar in composition to the old Index. We will seek to notify you at least 30 days prior to substituting an Index for any Strategy in which you are invested. However, in the event that it is necessary to substitute on less than 30 days’ notice due to circumstances outside of our control, we will provide notice of the substitution as soon as practicable.

If we substitute an Index during a Strategy Term, the Index Performance for the Strategy (unless the Lock-In feature has been exercised) will be equal to the result of compounding the performance of the old index prior to the substitution date and the performance of the new index after the substitution date. This is equal to (1+A) x (1+B) -1 where:

●

A is equal to the percentage change in the value of the old Index between the Strategy Term Start Date (or the first day during the Strategy Term on which the old Index was used, whichever is later) and the value of the Index on the date of substitution; and

●	B is equal to the percentage change in the value of the new Index between the date of substitution and the relevant later date in the Strategy Term.

For example, assume that we substitute the Index for a Strategy on a date during the Strategy Term. Also assume that the Index Performance for the old Index between the Strategy Term Start Date and the substitution date was +10%, and that the Index Performance for the new Index between the substitution date and the Strategy Term End Date was -5%. In this scenario, the Index Performance between the Strategy Term Start Date and the Strategy Term End Date would be +4.5%, i.e. (1+10%)  x (1 + -5%) -1.

STRATEGY TERM

The Strategy Term represents the duration of the Strategy, expressed in years. Each Strategy has its own Strategy Term. The lengths of Strategy Terms may vary among Strategies. The length of a Strategy Term will not change for as long as we continue to offer that Strategy. Currently, the Strategies offered under the contract have Strategy Terms of either 1 or 3 years.

A Strategy Term may begin on the Date of Issue or a Contract Anniversary. A Strategy Term ends on its Strategy Term End Date, which will always be a Contract Anniversary.

Because you are not permitted to transfer Contract Value during a Strategy Term, you should understand that a Strategy with a longer Strategy Term provides less flexibility to allocate your Contract Value than a Strategy with a shorter Strategy Term. This means if you invest in Strategies with longer Strategy Terms, you will have fewer opportunities to transfer Contract Value among the Strategies.

PROTECTION LEVEL

The Protection Level represents an amount of downside protection under a Strategy for a Strategy Term. The Protection Level is presented as a percentage (e.g., 100%, 95%, 90%). A higher Protection Level provides more protection against loss than a lower Protection Level. For example, if you select a Strategy with a 90% Protection Level, your rate of return that is calculated at the end of the Strategy Term cannot be lower than -10%. If you select a Strategy with a 100% Protection level, your rate of return that is calculated at the end of the Strategy Term cannot be lower than 0%. The Protection Level for a Strategy will not change for as long as we offer that Strategy.

The maximum amount of loss that you may realize on a Strategy Term End Date, or when you take a Preferred Withdrawal, is your Protection Level minus 100% (e.g. a 100% Protection Level minus 100% protects you from all market loss; a 90% Protection Level minus 100% protects you from loss in excess of -10%; etc.). In those circumstances, we use the Strategy Earnings Percentage (SEP) to calculate your Strategy Earnings.

The Protection Level’s defined downside protection does not apply to a Non-Preferred Withdrawal. There is some downside protection provided for Non-Preferred Withdrawals, but the maximum amount of loss that you may realize is greater when you take a Non-Preferred Withdrawal. In that circumstance, we use the Non-Preferred Strategy Earnings Percentage (NSEP) to calculate your Strategy Earnings. For the NSEP, the maximum amount of loss that you may realize is greater than the maximum amount of loss under the SEP due to the Non-Preferred Withdrawal Adjustment Percentage.

You should understand that the Protection Level provides only limited protection against downside potential. The Protection Level does not provide absolute protection against negative Strategy Earnings. You may lose money, and it is possible to lose a substantial amount of your principal investment under this Contract. When comparing Strategies with different Protection Levels, a higher Protection Level provides more protection against loss than a lower Protection Level.

You should also understand that the downside protection provided by a Strategy’s Protection Level only applies to a single Strategy Term. If you remain invested in the Strategy over multiple Strategy Terms, you can experience losses up to the downside protection (and more, if you take a Non-Preferred Withdrawal) each Strategy Term. In effect, the cumulative losses over multiple Strategy Terms could significantly exceed the level of downside protection provided by the Protection Level for one Strategy Term.

Example

The table below illustrates the impact of the Protection Level on the SEP and the NSEP. See “Calculation of Strategy Earnings – Strategy Earnings Percentage (SEP) and Non-Preferred Strategy Earnings Percentage (NSEP).”

Protection Level	Your Maximum Amount of Loss using the SEP for 1 and 3 Year Strategy Terms	Your Maximum Amount of Loss using the NSEP* for 1-Year Strategy Term	Your Maximum Amount of Loss using the NSEP* for 3-Year Strategy Term
100%	0%	-2%	-6%
95%	-5%	-7%	-11%
90%	-10%	-12%	-16%

* Assumes a withdrawal on the first day of the Strategy Term and therefore the highest possible impact of the Non-Preferred Withdrawal Adjustment Percentage of 2%. The potential impact of the Non-Preferred Withdrawal Adjustment Percentage on the NSEP gradually decreases over the course of a Strategy Term, reaching its least potential impact on the day prior to the Strategy Term End Date. As a result, your maximum amount of loss using the NSEP will gradually decrease as the Strategy Term elapses.

PARTICIPATION RATE

The Participation Rate represents the portion of the Index Performance that is used to calculate the AIP. The Participation Rate is presented as a percentage greater or less than, or equal to, 100% (e.g., 50% or 150%). The Participation Rate may have the effect of increasing gains or losses (or neither) as follows:

●

If the Participation Rate is greater than 100%, it will increase your upside potential when the Index Performance is positive. For example, if your Participation Rate is 150%, we will multiply any positive Index Performance by 150%.

A Participation Rate greater than 100% also increases your downside risk. For example, if your Participation Rate is 150%, we will multiply any negative Index Performance by 150% (subject to any applicable defined downside protection).

●

If the Participation Rate is less than 100%, it will decrease your upside potential when the Index Performance is positive. For example, if your Participation Rate is 90%, we will apply only 90% of the positive Index Performance.

A Participation Rate lower than 100% also decreases your downside risk when Index Performance is negative. For example, if your Participation Rate is 90%, we will only apply 90% of the negative Index Performance (subject to any applicable defined downside protection).

●	If the Participation Rate is equal to 100%, it will neither increase nor decrease your upside potential or downside risk.

The Participation Rate for a Strategy will not change for the duration of a Strategy Term. However, we may change a Strategy’s Participation Rate for future Strategy Terms. The Participation Rate for a Strategy is guaranteed to never be lower than the applicable “Minimum Participation Rate.” Each Strategy has its own Minimum Participation Rate, which will never be less than 5%.

Example

The table below illustrates the impact of the Participation Rate on the AIP. The Participation Rate is used to calculate the AIP, which is an adjusted Index Performance. The formula for the AIP may be found under “Calculation of Strategy Earnings – Adjusted Index Performance.”

Index Performance	Participation Rate	Adjusted Index Performance (Assuming 0% Strategy Spread)
+10%	125%	+12.5%
+10%	100%	+10%
+10%	50%	+5%
+10%	15%	1.5%
-10%	125%	-12.5%
-10%	100%	-10%
-10%	50%	-5%
-10%	15%	-1.5%

STRATEGY SPREAD

The Strategy Spread is an annualized percentage used as a deduction in the calculation of a Strategy’s performance. A Strategy Spread greater than 0% always has the effect of reducing a Strategy’s performance. A Strategy will never have a Strategy Spread lower than 0%. With all other Crediting Factors being equal, a Strategy Spread allows Nationwide to offer a higher Participation Rate for a Strategy than what would be offered on the same Strategy without the Strategy Spread.

The Strategy Spread will not change for the duration of a Strategy Term. However, we may change a Strategy’s Strategy Spread for future Strategy Terms. The Strategy Spread is guaranteed to never be greater than the applicable “Maximum Strategy Spread.” Each Strategy has its own Maximum Strategy Spread that will never be greater than the initial Strategy Spread at Date of Issue plus 2%.

To calculate the Strategy Spread’s impact at any point in time, it is multiplied by the Elapsed Term. As an annualized percentage, the Strategy Spread’s potential impact increases over the course of the Strategy Term, reaching its full impact on the Strategy Term End Date. For instance, if a Strategy has a one-year Strategy Term and a Strategy Spread of 2%, the impact of the Strategy Spread will not reach 2% until the Strategy Term End Date. Further, if a Strategy has a three-year Strategy Term and a Strategy Spread of 2%, the impact of the Strategy Spread will not reach 6% until the Strategy Term End Date.

During a leap year there may be an additional day of accrual of the Strategy Spread if leap day is part of the Strategy Term (e.g. for a 1-year Strategy Term, in non-leap years the Elapsed Term at the end of the Strategy Term would be 1, but in a leap year the Elapsed Term would be 1.0027.)

A Strategy Spread can result in negative Strategy Earnings even if you have positive Index performance. See “Limited Growth Potential Risk (Strategy Spread and Participation Rate Risk)” for additional risk information about the Strategy Spread.

Examples

The table below illustrates the impact of the Strategy Spread on a Strategy with a one-year Strategy Term. The Strategy Spread is used to calculate the Adjusted Index Performance (AIP), which is effectively the Index Performance adjusted for the Participation Rate and Strategy Spread. The table assumes the AIP is calculated at the end of the Strategy Term. See “Calculation of Strategy Earnings – Adjusted Index Performance.”

Index Performance	Strategy Spread*	Adjusted Index Performance* (Assuming 100% Participation Rate)
+10%	2%	+8.0%
+5%	2%	+3.0%
+1%	2%	-1.0%
-5%	2%	-7.0%
-10%	2%	-12.0%

* This column assumes that the Strategy has a Strategy Spread of 2%.

STRATEGY AND CONTRACT VALUES

As reflected in the table below, there are various values associated with each of your Strategies, and there are related values associated with your entire Contract. This section provides additional detail about each of these values.

Value Associated with a Strategy	Related Value Associated with the Entire Contract
Strategy Value	Contract Value
Strategy Accumulation Value	Contract Accumulation Value
Modified Strategy Value	Modified Contract Value

In addition to the values included in the table above, your Contract also has a Surrender Value. The Surrender Value is the amount available upon full surrender of the Contract. The Surrender Value is equal to the Modified Contract Value minus any applicable CDSC and after any applicable MVA. We may deduct taxes from the Surrender Value.

See “Appendix B: Modified Strategy Value Formula and Examples” for examples of the Surrender Value calculation.

STRATEGY VALUE AND CONTRACT VALUE

Strategy Value

The Strategy Value represents, as of a given date during a Strategy Term, the value of a Strategy without taking into account any unrealized Strategy Earnings. The Strategy Value is not a cash value that can be withdrawn. Instead, it is a value that we use to calculate your Term Strategy Earnings, the Strategy Accumulation Value, and the Modified Strategy Value. A Strategy’s Strategy Value only changes when we apply Term Strategy Earnings on a Strategy Term End Date, or when you take a partial withdrawal or transfer amounts in or out of the Strategy.

If the first day of a Strategy Term is the Date of Issue, the Strategy Value equals the portion of the Purchase Payment allocated to the Strategy. If the first day of a Strategy Term is a Contract Anniversary, the Strategy Value is the Strategy Value for the Strategy Account on the previous Strategy Term End Date (if any), minus transfers to other Strategy(s) plus transfers from other Strategy(s).

Each subsequent day during the Strategy Term, the Strategy Value equals:

(1)	The Strategy Value on the first day of the Strategy Term, as described above, minus

(2)	The total dollar amount of all Gross Withdrawals deducted from the Strategy during the Strategy Term, plus

(3)	The total dollar amount of all Strategy Earnings applied to the Strategy during the Strategy Term, plus

(4)	The amount of any adjustment to the Strategy Value in connection with the Death Benefit during the Strategy Term (see “Death Benefit and Succession Rights – Calculation of the Death Benefit”), minus

(5)	The amount of any premium taxes deducted from the Strategy during the Strategy Term.

Contract Value

Your Contract Value always equals the sum of all your Strategy Values. Like your Strategy Value(s), your Contract Value is not a cash value that can be withdrawn.

STRATEGY ACCUMULATION VALUE AND CONTRACT ACCUMULATION VALUE

Strategy Accumulation Value

The Strategy Accumulation Value is the value of a Strategy if unrealized Strategy Earnings were to be applied to the entire Strategy Value using the Strategy Earnings Percentage (or SEP) as of a given date. The Strategy Accumulation Value is not a cash value that can be withdrawn. The Strategy Accumulation Value is a daily value expressed in dollars that is provided to show how a Strategy is performing throughout a Strategy Term.

Each day during a Strategy Term, the Strategy Accumulation Value is equal to the Strategy Value x (1 + SEP).

Examples

The following three examples assume a Strategy Value of $50,000.

●   If on a day during the Strategy Term, the SEP equals 10%, your Strategy Accumulation Value on that day equals $55,000.

●   If on a day during the Strategy Term, the SEP equals 0%, your Strategy Accumulation Value on that day equals $50,000.

●   If on a day during the Strategy Term, the SEP equals -8%, your Strategy Accumulation Value on that day equals $46,000.

Contract Accumulation Value

Your Contract Accumulation Value always equals the sum of your Strategy Accumulation Values as of a given date. Like your Strategy Accumulation Value(s), your Contract Accumulation Value is not a cash value that may be withdrawn.

MODIFIED STRATEGY VALUE AND MODIFIED CONTRACT VALUE

Modified Strategy Value

The Modified Strategy Value is the maximum Gross Withdrawal that may be taken from a Strategy as of a given date during a Strategy Term. On a Strategy Term End Date, the Modified Strategy Value is equal to your Strategy Value plus any Term Strategy Earnings. On any day other than the Strategy Term End Date, the Modified Strategy Value is equal to your Strategy Value plus any Interim Strategy Earnings that would be applied if you withdrew your entire Strategy Value. You should understand the following:

●	In order to take the maximum Gross Withdrawal from a Strategy, you must fully surrender your Contract. A full surrender will terminate the Contract.

●

If you take a partial withdrawal or full surrender that is greater than the Remaining Preferred Withdrawal Amount (a Non-Preferred Withdrawal), it may be subject to a CDSC and an MVA, and any Interim Strategy Earnings on the Non-Preferred Withdrawal would be calculated using the Non-Preferred Strategy Earnings Percentage (NSEP).

●

The calculation of the Modified Strategy Value depends on the amount of the Preferred Withdrawal allocated to that Strategy. Preferred Withdrawals are always allocated among all of your Strategies using a specific formula described in the “Withdrawals – Preferred Withdrawals and Non-Preferred Withdrawals” section.

On the Strategy Term End Date, your Strategy Value and your Modified Strategy Value will always be the same.

See “Appendix B: Modified Strategy Value Formula and Examples” for the formula we use when calculating the Modified Strategy Value and for examples of the calculation.

Modified Contract Value

Your Modified Contract Value always equals the sum of your Modified Strategy Values as of a given date. Your Modified Contract Value represents the maximum Gross Withdrawal that you may take from your Contract as of a given date.

In order to take the maximum Gross Withdrawal from the Contract, you must fully surrender your Contract. A full surrender will terminate the Contract.

SURRENDER VALUE

The Surrender Value is the amount available upon full surrender of the Contract. The Surrender Value is equal to the Modified Contract Value minus any applicable CDSC and plus any applicable MVA. We may deduct taxes from the Surrender Value.

CALCULATION OF STRATEGY EARNINGS

We credit Strategy Earnings to a Strategy on the Strategy Term End Date. We refer to this form of Strategy Earnings as “Term Strategy Earnings.” Term Strategy Earnings represent Strategy Earnings paid on the Strategy Value of a Strategy as of the Strategy Term End Date. Term Strategy Earnings take into account the performance of the Strategy’s Index (except when the Lock-In feature has been exercised or in the event that the Index has been substituted) and the other Crediting Factors over the course of the entire Strategy Term.

We also apply Strategy Earnings to a Strategy when you take a partial withdrawal or full surrender prior to the Strategy Term End Date. We refer to this form of Strategy Earnings as “Interim Strategy Earnings.”

Interim Strategy Earnings take into account the performance of the Strategy’s Index between the beginning of the Strategy Term and the date on which the partial withdrawal or full surrender was taken (except when the Lock-In feature has been exercised or in the event that the Index has been substituted) and other Crediting Factors.

If you exercise the Lock-In feature for a Strategy, Term Strategy Earnings and Interim Strategy Earnings will take into account the performance of the Strategy’s Index from the beginning of the Strategy Term until the Lock-In Date. See “Calculation of Strategy Earnings – Lock-In.”

All Strategy Earnings may be positive, negative, or equal to zero.

TERM STRATEGY EARNINGS

On a Strategy Term End Date, the Term Strategy Earnings that will be applied to a Strategy are equal to the Strategy Value multiplied by the Strategy Earnings Percentage (SEP).

Term Strategy Earnings are always calculated using only the SEP, which differs from Interim Strategy Earnings, which may be calculated using the SEP and/or the Non-Preferred Strategy Earnings Percentage (NSEP), depending on whether or not your gross withdrawal amount exceeds the Remaining Preferred Withdrawal Amount.

Term Strategy Earnings Examples

The examples below illustrate the calculation of Term Strategy Earnings, which are only calculated on a Strategy Term End Date. Term Strategy Earnings = Strategy Value x SEP. The following examples assume a Strategy Value of $50,000.

●   If the SEP equals 10%: Term Strategy Earnings = $50,000 x 10% = $5,000

●   If the SEP equals 0%: Term Strategy Earnings = $50,000 x 0% = $0

●   If the SEP equals -8%: Term Strategy Earnings = $50,000 x -8% = -$4,000

INTERIM STRATEGY EARNINGS

Interim Strategy Earnings represent both:

●	any Strategy Earnings paid on any portion of the partial withdrawal or full surrender that is a Preferred Withdrawal; and

●	any Strategy Earnings paid on any portion of the partial withdrawal or full surrender that is a Non-Preferred Withdrawal.

As reflected in the three-step process below, Interim Strategy Earnings may be calculated using either the SEP, the NSEP, or both. For a particular Strategy:

●	If the partial withdrawal or full surrender results in only a Preferred Withdrawal, your Interim Strategy Earnings will be calculated based solely on the SEP.

●

If there is no Remaining Preferred Withdrawal Amount when the partial withdrawal or full surrender is taken, the entire withdrawal will be treated as a Non-Preferred Withdrawal, and your Interim Strategy Earnings will be calculated based solely on the NSEP.

●	If the partial withdrawal or full surrender is made up of both a Preferred Withdrawal and a Non-Preferred Withdrawal, your Interim Strategy Earnings will be calculated based on both the SEP and NSEP.

Upon taking a partial withdrawal or full surrender prior to the Strategy Term End Date, we calculate Interim Strategy Earnings (your gains or losses) using the following three-step process:

●	Step One – We calculate the Interim Strategy Earnings for each Strategy for any portion of the partial withdrawal or full surrender that is a Preferred Withdrawal as follows:

Interim Strategy Earnings on a Preferred Withdrawal = SEP x amount of the Preferred Withdrawal attributable to the Strategy / (1 + SEP)

●	Step Two – We calculate the Interim Strategy Earnings for each Strategy for any portion of the partial withdrawal or full surrender that is a Non-Preferred Withdrawal as follows:

Interim Strategy Earnings on a Non-Preferred Withdrawal = NSEP x amount of the Non-Preferred Withdrawal attributable to the Strategy / (1 + NSEP)

●

Step Three – We add the Interim Strategy Earnings calculated in Steps One and Two to determine your total Interim Strategy Earnings applied to your Strategy in connection with the partial withdrawal or full surrender.

Interim Strategy Earnings will impact the amount of Strategy Value that we deduct from your Contract in order to satisfy a withdrawal. When you have a gain, we will deduct less Strategy Value than the amount of the Gross Withdrawal that you requested. When you have a loss, we will deduct more Strategy Value than the amount of the Gross Withdrawal that you requested. In either case, the amount of the Gross Withdrawal that you requested does not change based on the Interim Strategy Earnings. A withdrawal’s impact to the Strategy Value is called the “Net Withdrawal”, which is equal to the amount of the Gross Withdrawal requested minus the Interim Strategy Earnings calculated under the three-step process above.

If you take a withdrawal on the Strategy Term End Date, the withdrawal is processed after any Term Strategy Earnings are applied to your Contract and there will be no Interim Strategy Earnings calculated on the withdrawal. This is because the SEP and NSEP will always equal zero immediately after the Term Strategy Earnings are applied on the Strategy Term End Date.

The three-step process described above is applied on a Strategy by Strategy basis. If you are invested in multiple Strategies, your Strategies will likely have different Remaining Preferred Withdrawal Amounts attributable to each Strategy. As a result, it is unlikely that a partial withdrawal or full surrender will result in the same level of Preferred Withdrawals across your Strategies. A Preferred Withdrawal is proportionately allocated among the Strategies based on the Strategy Accumulation Values at the time of the withdrawal. A Non-Preferred Withdrawal is proportionately allocated among the Strategies based on the Modified Strategy Values at the time of the withdrawal, or if the withdrawal is part Preferred Withdrawal and part Non-Preferred Withdrawal, a Non-Preferred Withdrawal is proportionately allocated among the Strategies based on the Modified Strategy Values that remain after the Preferred Withdrawal is taken.

Examples

The tables below illustrate the calculation of Interim Strategy Earnings applied to a Strategy. In these examples, the partial withdrawal from a Strategy is greater than the Remaining Preferred Withdrawal Amount. A portion of the Gross Withdrawal is a Preferred Withdrawal, and a portion is a Non-Preferred Withdrawal.

Positive Strategy Earnings

Preferred Withdrawal	Interim Strategy Earnings on the Preferred Withdrawal (Step One)*	Non- Preferred Withdrawal	Interim Strategy Earnings on the Non- Preferred Withdrawal (Step Two)**	Total Interim Strategy Earnings (Step Three)
$7,000	$913	$4,000	$364	$1,277
* Assumes an SEP of 15% ** Assumes an NSEP of 10% Negative Strategy Earnings
Preferred Withdrawal	Interim Strategy Earnings on the Preferred Withdrawal (Step One)*	Non- Preferred Withdrawal	Interim Strategy Earnings on the Non- Preferred Withdrawal (Step Two)**	Total Interim Strategy Earnings (Step Three)
$7,000	-$778	$4,000	-$545	-$1,323
* Assumes an SEP of -10% ** Assumes an NSEP of -12%

STRATEGY EARNINGS PERCENTAGE (SEP) AND NON-PREFERRED STRATEGY EARNINGS PERCENTAGE (NSEP)

On each day during a Strategy Term, we calculate the SEP and the NSEP for each Strategy. The SEP and NSEP generally change on a day-to-day basis. Neither the SEP nor the NSEP will impact the performance of your Strategy until Strategy Earnings are applied.

SEP

The SEP is the rate of return used to calculate Strategy Earnings when you receive Term Strategy Earnings and when you receive Interim Strategy Earnings on a Preferred Withdrawal. The SEP compares the Adjusted Index Performance to the amount of downside protection provided by a Strategy’s Protection Level, and applies whichever is greater, resulting in gains based on the full AIP or losses subject to the downside protection provided by the Strategy’s Protection Level.

More specifically, the SEP for a Strategy is the greater of (a) the Adjusted Index Performance or (b) the Protection Level minus 100%.

Examples

The following examples illustrate the calculation of the SEP based on the formula described above. For the following examples, assume the Protection Level is 90% (and therefore protects you from loss in excess of -10%).

●   If the AIP equals 20%, the SEP equals 20% (20% is greater than -10%)

●   If the AIP equals -5%, the SEP equals -5% (-5% is greater than -10%)

●   If the AIP equals -15%, the SEP equals -10% (-15% is less than -10%)

NSEP

The NSEP is the rate of return used to calculate Strategy Earnings upon a Non-Preferred Withdrawal. Like the SEP, the NSEP compares the AIP to the amount of downside protection provided by the Strategy’s Protection Level; however, the NSEP is different because it prorates (reduces) positive earnings and includes the Non-Preferred Withdrawal Adjustment Percentage when the AIP would result in a loss that exceeds the amount of downside protection provided by the Strategy’s Protection Level.

Importantly, your potential maximum amount of loss under the SEP and the NSEP are not the same. Your potential maximum amount of loss under the NSEP will be greater due to the assessment of the Non-Preferred Withdrawal Adjustment Percentage. See “Calculation of Strategy Earnings – Non-Preferred Withdrawal Adjustment Percentage” for additional information.

The NSEP calculation effectively works as follows:

●

If the AIP is greater than 0%, the NSEP proportionately reduces your gains based on the amount of time remaining in the Strategy Term (i.e., any gains are pro-rated) (resulting in less gains compared to the SEP which does not reduce the AIP);

●	If the AIP is less than 0% but greater than or equal to the amount of downside protection provided by the Protection Level, the NSEP will equal the AIP (NSEP will be equal to SEP); and

●

If the AIP is less than the amount of downside protection provided by the Protection Level, the Non-Preferred Withdrawal Adjustment Percentage applies, and it will reduce the NSEP to an amount less than the downside protection provided by the Protection Level (resulting in more losses compared to SEP).

It’s important to note that while the NSEP can be less than the downside protection provided by a Strategy’s Protection Level, the Protection Level does limit how negative the NSEP can be. The most negative the NSEP could be for a Strategy is: (the Strategy’s Protection Level – 100%) – (Non-Preferred Withdrawal Adjustment Percentage x Strategy Term).

The Non-Preferred Withdrawal Adjustment Percentage will only be applicable if the AIP is less than the downside protection provided by the Protection Level (Protection Level minus 100%) when you take a Non-Preferred Withdrawal.

See “Appendix C: Non-Preferred Strategy Earnings Percentage” for the NSEP formula and examples of the NSEP calculation.

NON-PREFERRED WITHDRAWAL ADJUSTMENT PERCENTAGE

The Non-Preferred Withdrawal Adjustment Percentage is a factor in the NSEP formula (see “Appendix C: Non-Preferred Strategy Earnings Percentage” for the NSEP formula). The assessment of the Non-Preferred Withdrawal Adjustment Percentage is the reason why your potential maximum amount of loss under the NSEP is greater than under the SEP. The Non-Preferred Withdrawal Adjustment Percentage is 2%.

We buy various assets to support our obligation to pay the strategy earnings under the contract. When you take a withdrawal before a Strategy’s Strategy Term End Date, we may realize costs associated with changes in the market value of these assets and any unamortized expenses from purchasing these assets. We use the Non-Preferred Withdrawal Adjustment Percentage, when applicable, to take into account the approximate current market value of assets in tandem with the unamortized cost of the purchase of these assets.

The potential impact of the Non-Preferred Withdrawal Adjustment Percentage on the NSEP gradually decreases over the course of a Strategy Term, reaching its least potential impact on the day prior to the Strategy Term End Date. As a result, your maximum amount of loss under the NSEP will gradually decrease as the Strategy Term elapses. Nonetheless, your maximum amount of loss under the NSEP will never be equal to or less than your maximum amount of loss under the SEP.

Based on the NSEP formula, the potential impact of a Non-Preferred Withdrawal Adjustment Percentage within the NSEP formula is directly related to the length of a Strategy Term. For example, if one Strategy has a one-year Strategy Term and another Strategy has a three-year Strategy Term, the potential impact of the Non-Preferred Withdrawal Adjustment Percentage for the three-year Strategy Term is three times greater than for the one-year Strategy Term.

If you do not take any Non-Preferred Withdrawals, the Non-Preferred Withdrawal Adjustment Percentage will not affect your Contract.

ADJUSTED INDEX PERFORMANCE (AIP)

Each day during a Strategy Term, including the Strategy Term End Date, we calculate the AIP. The AIP is calculated for each Strategy using the Index Performance, the Participation Rate, and the Strategy Spread. The AIP generally changes on a day-to-day basis. The AIP does not directly affect your Strategy Earnings. Rather the AIP is used in the calculation of the Strategy Earnings Percentage (or SEP) and the Non-Preferred Strategy Earnings Percentage (or NSEP).

The AIP for a Strategy is calculated as follows: (Index Performance x Participation Rate) – (Strategy Spread x Elapsed Term).

For example, if a Strategy with a 1-year Strategy Term has a Participation Rate of 80% and a Strategy Spread of 2%:

●	If the Index Performance is 10% after half a year, then the AIP on that date would be 7% (10% Index Performance X 80% Participation Rate minus 2% Strategy Spread X Elapsed Term of .5)

●	If the Index Performance is 10% after one year, then the AIP on that date would be 6% (10% Index Performance X 80% Participation Rate minus 2% Strategy Spread X Elapsed Term of 1).

You should understand that the AIP does not equal the percentage change in the value of Strategy’s Index between the beginning of a Strategy Term and a future date during the Strategy Term. Instead, the AIP represents an adjusted Index Performance since it reflects the impact of the Participation Rate and the Strategy Spread.

●

The Participation Rate may have the effect of amplifying or dampening the AIP, depending on whether the Participation Rate is greater or less than 100%, respectively. See “Crediting Factors – Participation Rate.”

●

A Strategy Spread greater than 0% always has the effect of reducing the AIP. The effect of the Strategy Spread gradually increases over the course of the Strategy Term, reaching its full potential impact on the Strategy Term End Date. See “Crediting Factors – Strategy Spread.”

INDEX PERFORMANCE

Each day during a Strategy Term, including the Strategy Term End Date, we calculate the Index Performance. We calculate the Index Performance for a Strategy on a point-to-point basis, and the Index Performance generally fluctuates day to day. Use of a point-to-point calculation results in Index Performance being calculated at a single point in time, even for a Strategy with a three-year Strategy Term. As a result, you may experience negative or flat performance even when the Index experienced gains through some, or most, of the Strategy Term or prior to a withdrawal.

While the Index Performance is important to the amount of Strategy Earnings that are ultimately applied to a Strategy, you should understand that we do not calculate Strategy Earnings based solely on the Index Performance. Rather, the Index Performance is used in the calculation of the AIP.

We calculate the Index Performance for a Strategy as follows:

Index Performance = (A – B) / B, where:

A = Index Value on that specific date during the Strategy Term

B = Index Value on the first day of a Strategy Term

For example, if the Index Value on the first and last day of a Strategy Term equals 1,000 and 1,100, respectively, the Index Performance between those two dates equals +10% (i.e., (1,100 – 1,000) / 1,000). Conversely, if the Index Value on the first and last day of a Strategy Term equals 1,000 and 900, respectively, the Index Performance between those two dates equals -10% (i.e., ((900 –1,000) / 1,000).

If an Index Value is not provided to us by an Index provider or is otherwise unavailable on a Business Day, the Index Value will be the closing value of the Index for the previous Business Day.

As described under “Crediting Factors – Indexes,” there are circumstances under which we may substitute an Index during a Strategy Term. If we substitute an Index during a Strategy Term, we will calculate the Index Performance for the old Index between the first day of the Strategy Term (or the first day on which the old Index was used, whichever is later) until the date of substitution. After the date of substitution, we will calculate the Index Performance for the new Index from the date of substitution until the calculation date. We will then add the Index Performance for the old Index (which may be positive, negative, or equal to zero) to the Index Performance of the new Index (which may be positive, negative, or equal to zero).

LOCK-IN

For any Strategy, on any Business Day prior to the Strategy Term End Date, you may lock in the Index Value for that Strategy. The locked-in Index Value will be used for purposes of calculating the Index Performance for the remainder of the Strategy Term. As a result, the Index Performance will not change for the remainder of the Strategy Term. If you are simultaneously invested in the same Strategy for Strategy Terms that began on different dates, those investments will be considered separate Strategies.

For example, if the Index Value on the first day of a Strategy Term equals 1,000, and then on a given day during the Strategy Term, you lock-in an Index Value of 1,100, your Index Performance will be +10% for the remainder of the Strategy Term, even if the Index is later valued during the Strategy Term at an amount greater than 1,100 or less than 1,100.

For each Strategy, the Lock-In feature may be exercised only once during a Strategy Term. If you have multiple Strategies, you may exercise the Lock-In feature for any, all, or none of the Strategies during their respective Strategy Terms, and you may exercise the Lock-In feature at different times during the Strategies’ respective Strategy Terms. Exercise of the Lock-In feature is irrevocable.

To exercise the Lock-In feature for a Strategy, you must submit a request to our Service Center. If we receive your request prior to the close of business on a Business Day, we will lock-in the Index Value for that Strategy calculated on that Business Day as of the close of business. If we receive your request on a non-Business Day, or after the close of a Business Day, we will lock in the Index Value for that Strategy calculated on the next Business Day as of the close of business.

If the Index for a Strategy is substituted after you exercise the Lock-In feature for that Strategy, as described under “Crediting Factors – Index,” changes in the value of the new Index will not impact your Strategy. We will use the Index Performance for the old Index as of the Lock-In Date for purposes of calculating your Strategy Earnings. That Index Performance will not change under any circumstances for the remainder of the Strategy Term.

You should fully understand the risks associated with the Lock-In feature. See “Risk Factors – Lock-In Risk.”

WITHDRAWALS

At any time prior to the Annuitization Date, you may take a partial withdrawal or fully surrender the Contract.

●	When you take a partial withdrawal, you are withdrawing a portion of your money under the Contract. For a partial withdrawal, the Cash Withdrawal must be at least $100.

●	When you take a full surrender, you are withdrawing all of your money under the Contract. Unlike a partial withdrawal, a full surrender results in the termination of your Contract.

If you are invested in multiple Strategies at the time that you request a partial withdrawal, you cannot select the specific Strategy(s) from which a partial withdrawal is to be taken. The withdrawal is allocated so that after the withdrawal is processed, the Strategy Values are allocated in the same proportion as before the withdrawal. This is described under “Preferred Withdrawals and Non-Preferred Withdrawals” below.

You should carefully consider the consequences of taking withdrawals greater than the Preferred Withdrawal Amount (referred to as Non-Preferred Withdrawals) before you purchase the Contract, as they may be subject to CDSCs and MVAs, and the earnings calculation applicable to these withdrawals is less advantageous to you than the earnings calculation applicable to Preferred Withdrawals.

You must submit a request for a partial withdrawal or full surrender to our Service Center. We will not process a request until it is received by us in good order. We will not consider the request to be in good order unless the request (i) is in writing or another form that we deem acceptable and (ii) includes all the information necessary for us to process the request.

We reserve the right to:

●	Suspend or delay the date of any partial withdrawal or full surrender payment while a partial withdrawal or full surrender request is not in good order;

●	Delay payment of any partial withdrawal or full surrender for up to six months from the date that we receive the request, subject to regulatory approval; and

●	Require that the signature(s) associated with any partial withdrawal or full surrender request be guaranteed by a qualifying institution or other firm qualified to give such a guaranty.

If you wish to fully surrender the Contract, you will receive the Surrender Value. The Surrender Value equals your Modified Contract Value minus any applicable CDSC and after the application of any MVA. We may also deduct taxes from the amount payable to you.

Nationwide may treat a request for a partial withdrawal as a request for a full surrender of the Contract if the following three criteria exist: (i) any portion of the partial withdrawal is a Non-Preferred Withdrawal; (ii) the partial withdrawal would reduce the Contract Value to an amount less than $5,000; and (iii) the Purchase Payment minus the sum of any Gross Withdrawals since the Date of Issue is less than $5,000.

GROSS WITHDRAWALS, NET WITHDRAWALS, AND CASH WITHDRAWALS

When you take a partial withdrawal or full surrender, we calculate the Gross Withdrawal(s), Net Withdrawal(s), and Cash Withdrawal(s) associated with that transaction.

●

Gross Withdrawal. With respect to the Contract as a whole, a Gross Withdrawal refers to the reduction in your Modified Contract Value as a result of the partial withdrawal or full surrender. With respect to a particular Strategy, a Gross Withdrawal refers to the reduction in your Modified Strategy Value as a result of the partial withdrawal or full surrender. A Gross Withdrawal does not represent the amount that you actually receive. A Gross Withdrawal equals the related Cash Withdrawal plus any applicable CDSC and taxes withheld, and minus any applicable MVA (which can be positive or negative).

●

Net Withdrawal. With respect to the Contract as whole, a Net Withdrawal refers to the reduction in your Contract Value as a result of the partial withdrawal or full surrender. With respect to a particular Strategy, a Net Withdrawal refers to the reduction in your Strategy Value as a result of the partial withdrawal or full surrender. A Net Withdrawal does not represent the amount that you actually receive and serves only as a tracking value used by us in the administration of your Contract. A Net Withdrawal equals the related Gross Withdrawal minus any Interim Strategy Earnings.

●

Cash Withdrawal. With respect to the Contract as a whole, a Cash Withdrawal refers to the total dollar amount that you receive as a result of the partial withdrawal or full surrender. A Cash Withdrawal equals the related Gross Withdrawal minus any applicable CDSC and deducted taxes, and after the application of any MVA.

When you take a partial withdrawal, you must indicate the dollar amount of the withdrawal. You must also indicate whether that dollar amount should be taken in the form of a Gross Withdrawal or a Cash Withdrawal under the Contract.

●

If you indicate that the dollar amount should be taken in the form of a Gross Withdrawal under the Contract, you will not necessarily know the dollar amount that you will actually receive, but you will know the overall reduction to your Modified Contract Value. Your Cash Withdrawal may be more or less than the Gross Withdrawal that you requested.

●

If you indicate that the dollar amount should be taken in the form of a Cash Withdrawal under the Contract, you will know the dollar amount that you will actually receive, but you will not necessarily know the overall reduction to your Modified Contract Value. In order to pay you a certain Cash Withdrawal, we may need to reduce your Modified Contract Value by an amount greater than the Cash Withdrawal that you requested.

PREFERRED WITHDRAWALS AND NON-PREFERRED WITHDRAWALS

General

Preferred Withdrawals are not subject to any CDSC or MVA, and Interim Strategy Earnings for a Preferred Withdrawal are calculated using the Strategy Earnings Percentage (SEP).

Non-Preferred Withdrawals may be subject to CDSCs and MVAs, and Interim Strategy Earnings for a Non-Preferred Withdrawal are calculated using the Non-Preferred Strategy Earnings Percentage (or NSEP).

Each Contract Year, your total Gross Withdrawals (if any) up to your Preferred Withdrawal Amount will be treated as Preferred Withdrawals. Any Gross Withdrawal in excess of your Preferred Withdrawal Amount will be treated as a Non-Preferred Withdrawal.

At any given time during a Contract Year, your Remaining Preferred Withdrawal Amount represents the total amount of Gross Withdrawals that may be taken from your Contract during the remainder of the Contract Year as Preferred Withdrawals. If only a portion of a Gross Withdrawal exceeds your Remaining Preferred Withdrawal Amount, the amounts up to the Remaining Preferred Withdrawal Amount will be treated as a Preferred Withdrawal and the excess portion will be treated as a Non-Preferred Withdrawal.

You should carefully consider the consequences of taking Non-Preferred Withdrawals, as these withdrawals may be subject to CDSCs and MVAs. In addition, when you take a Non-Preferred Withdrawal prior to the Strategy Term End Date, we use the NSEP rather than the SEP to calculate Interim Strategy Earnings. The NSEP formula is typically less advantageous to you than the SEP formula, which is used to calculate any Interim Strategy Earnings when you take a Preferred Withdrawal.

Calculating the Preferred Withdrawal Amount and the Remaining Preferred Withdrawal Amount

At the beginning of each Contract Year prior to the Annuitization Date, your Preferred Withdrawal Amount for that Contract Year will be the greater of (1) your Contract Value at the beginning of the Contract Year (immediately prior to any partial withdrawal or full surrender on such day) multiplied by the applicable Preferred Withdrawal Percentage, or (2) the amount required to meet minimum distribution requirements for this Contract under the Code. The table below sets forth the Preferred Withdrawal Percentages under the Contract. The applicable Preferred Withdrawal Percentage will depend on the number of completed Contract Years. As reflected in the table below, the Preferred Withdrawal Percentage increases after you have completed six Contract Years.

Number of Completed Contract Years	Preferred Withdrawal Percentage
0	7.00%
1	7.00%
2	7.00%
3	7.00%
4	7.00%
5	7.00%
6+	10.00%

On any day during a Contract Year, your Remaining Preferred Withdrawal Amount equals the Preferred Withdrawal Amount for that Contract Year minus the total dollar amount of all Gross Withdrawals already taken during the Contract Year. The Remaining Preferred Withdrawal Amount will never be less than zero.

Each Contract Year’s Preferred Withdrawal Amount is non-cumulative. If you have a Remaining Preferred Withdrawal Amount greater than zero at the end of a Contract Year, that Remaining Preferred Withdrawal Amount will not be added to your Preferred Withdrawal Amount for the next Contract Year or any later Contract Year. Each Gross Withdrawal during a Contract Year will decrease your Preferred Withdrawal Amount dollar-for-dollar.

Preferred Withdrawals and Non-Preferred Withdrawals at a Strategy Level

When you take a withdrawal, we determine how the Gross Withdrawal is allocated among your Strategies based on whether the withdrawal is a Preferred Withdrawal and/or Non-Preferred Withdrawal. A Preferred Withdrawal is proportionately allocated among the Strategies based on the Strategy Accumulation Values at the time of the withdrawal. A Non-Preferred Withdrawal is proportionately allocated among the Strategies based on the Modified Strategy Values at the time of the withdrawal, or if the withdrawal is part Preferred Withdrawal and part Non-Preferred Withdrawal, a Non-Preferred Withdrawal is proportionately allocated among the Strategies based on the Modified Strategy Values that remain after the Preferred Withdrawal is taken.

Withdrawals are proportioned differently among the Strategies for Preferred Withdrawals and Non-Preferred Withdrawals as a result of the different Interim Strategy Earnings calculations used for Preferred Withdrawals and Non-Preferred Withdrawals. Interim Strategy Earnings on a Preferred Withdrawal use the SEP, and Interim Strategy Earnings on Non-Preferred Withdrawals use the NSEP.

After a withdrawal is processed, the Strategy Values will be allocated in the same proportion as before the withdrawal.

More specifically, when you take a withdrawal, we determine the Preferred Withdrawal and Non-Preferred Withdrawal amounts attributable to each Strategy using the following two-step process:

Step One – We first determine the portion of the Preferred Withdrawal attributable to each Strategy as follows:

Portion of a Preferred Withdrawal attributable to a Strategy = A x B / C, where:

A =	The dollar amount of the Preferred Withdrawal

B =	The Strategy Accumulation Value for the Strategy (prior to the partial withdrawal or full surrender)

C =	The Contract Accumulation Value (prior to the partial withdrawal or full surrender)

Step Two – We next determine the portion of the Non-Preferred Withdrawal attributable to each Strategy as follows:

Portion of a Non-Preferred Withdrawal attributable to a Strategy = A x (B – C) / (D – E), where:

A =	The dollar amount of the Non-Preferred Withdrawal

B =	The Modified Strategy Value for the Strategy (prior to the partial withdrawal or full surrender)

C =	The portion of a Preferred Withdrawal attributable to the Strategy (calculated in Step One)

D =	The Modified Contract Value (prior to the partial withdrawal or full surrender)

E =	The dollar amount of the Preferred Withdrawal

See “Appendix D: Withdrawal Examples” for examples of Preferred Withdrawals and Non-Preferred Withdrawals.

CONTINGENT DEFERRED SALES CHARGE AND MARKET VALUE ADJUSTMENT

CONTINGENT DEFERRED SALES CHARGE

When you take a Non-Preferred Withdrawal under the Contract during the first six Contract Years, the Non-Preferred Withdrawal will be subject to a Contingent Deferred Sales Charge (CDSC). After the sixth Contract Year, no withdrawals will be subject to a CDSC. A CDSC always has the effect of reducing your Cash Withdrawal. We will never apply a CDSC to a Preferred Withdrawal.

When a CDSC is imposed, the CDSC will equal the CDSC Base x CDSC Percentage.

The CDSC Base will equal the dollar amount of the Non-Preferred Withdrawal. If only a portion of a Gross Withdrawal is treated as a Non-Preferred Withdrawal, the CDSC Base will equal the portion of the Gross Withdrawal that is a Non-Preferred Withdrawal.

The CDSC Percentage will depend on the number of Contract Years you have completed when you take a Non-Preferred Withdrawal. The CDSC Percentage schedule is set forth below. The CDSC Percentage schedule starts at 8.00% for the first two Contract Years and then declines with each completed Contract Year thereafter until it reaches 0% after six completed Contract Years.

Number of Completed Contract Years	CDSC Percentage (as a percentage of the CDSC Base)
0	8.00%
1	8.00%
2	7.00%
3	6.00%
4	5.00%
5	4.00%
6+	0.00%

No CDSC is charged on the payment of the Death Benefit, any partial withdrawals or full surrender after the Death Benefit is paid, or annuity payments made after Annuitization Date.

CDSCs are intended to reimburse us for expenses that we incur in connection with the sale of the Contract.

MARKET VALUE ADJUSTMENT

When you take a Non-Preferred Withdrawal during the MVA Period, which is the first six Contract Years, the Non-Preferred Withdrawal will be subject to a Market Value Adjustment (MVA). After the sixth Contract Year, Non-Preferred Withdrawals will not be subject to MVAs. We will never apply an MVA to a Preferred Withdrawal.

An MVA, when applied, may be positive, negative, or equal to zero. If an MVA is negative, it will decrease your Cash Withdrawal. If an MVA is positive, it will increase your Cash Withdrawal. If an MVA is equal to zero, it will have no effect on your Cash Withdrawal.

The MVA is intended to approximate, without duplicating, our experience when we liquidate fixed-income assets in order to satisfy our payment obligations under the Contract. We utilize a market value reference rate to determine this approximation. When liquidating assets, Nationwide may realize either a gain or a loss. If the market value reference rate has increased relative to the market value reference rate on the Date of Issue, the MVA will be negative. Conversely, if the market value reference rate has decreased relative to the market value reference rate on the Date of Issue, the MVA will be positive.

When an MVA is imposed, the MVA will equal the MVA Base x MVA Factor.

In the formula above, the MVA Base equals the dollar amount of the Non-Preferred Withdrawal. If only a portion of a Gross Withdrawal is treated as a Non-Preferred Withdrawal, the MVA Base will equal the portion of the Gross Withdrawal that is a Non-Preferred Withdrawal.

We calculate the MVA Factor using the following formula:

MVA Factor = MVA Scaling Factor x (A – B) x N/12, where:

A =	Initial Market Value Reference Rate

B =	Market Value Reference Rate on the date we process the withdrawal

N =	Number of whole (partial months will be rounded up to the next whole month) remaining in the MVA Period, calculated from the date that we process the withdrawal

In the formula above, the MVA Scaling Factor will be greater or less than, or equal to, 1.0. The MVA Scaling Factor is declared by Nationwide and is included in your Contract. Within the formula, the MVA Scaling Factor serves to amplify or dampen the MVA Factor for purposes of the MVA calculation. An MVA Scaling Factor greater than 1.0 increases the magnitude of the MVA, an MVA Scaling Factor less than 1.0 dampens the magnitude of the MVA. An MVA Scaling Factor equal to 1 has no effect on the MVA.

The Market Value Reference Rate refers to the yield of the MVA Index, which is the Bloomberg Barclays U.S. Corporate Index. The Market Value Reference Rate of the MVA Index as of the Date of Issue (the Initial Market Value Reference Rate) is included in your Contract. The daily Market Value Reference Rate may be obtained thereafter by contacting the Service Center. If the daily Market Value Reference Rate is not available on any day on which the value is needed, we will use the Market Value Reference Rate for the previous Business Day.

If the Market Value Reference Rate is no longer available, or if we at our sole discretion determine that the Market Value Reference Rate is no longer appropriate for purposes of calculating the MVA, we will substitute another method for determining the MVA, subject to any required regulatory approval. We will notify you of any such change.

See “Appendix E: MVA Examples” for examples of the MVA calculation.

WAIVER OR REDUCTION OF THE CDSC OR MVA

Nationwide may waive (or reduce) any applicable CDSC and waive some or part of the MVA for the following transactions:

(1)	No CDSC or MVA is charged on payment of the Death Benefit or on any partial withdrawals or full surrender after the Death Benefit is paid.

(2)

Nationwide may decide not to charge a CDSC and/or apply an MVA if the Contract is surrendered in exchange for another contract issued by Nationwide or one of its affiliated insurance companies. If another contract issued by Nationwide or one of its affiliates is exchanged for the Contract, Nationwide may reduce the CDSC and/or waive part of the MVA on the Contract. A CDSC and/or MVA may apply to the contract received in exchange for the Contract.

INCREASE IN REMAINING PREFERRED WITHDRAWAL AMOUNT AFTER A LONG-TERM CARE AND TERMINAL ILLNESS OR INJURY (CDSC AND MVA WAIVER)

General

After the occurrence of a Long-Term Care Event (“LTC Event”) or Terminal Illness or Injury Event (“TI Event”) all partial withdrawals and any full surrender will be treated entirely as Preferred Withdrawals (thereby requiring us to waive any otherwise applicable CDSCs and MVAs). This CDSC and MVA waiver is only available if the Contract Owner and Annuitant are the same person, and as of the Date of Issue that person is no older than 80 years old.

In addition, for purposes of this CDSC and MVA waiver, if the Contract Owner is not a natural person, we will treat the Annuitant as the Contract Owner.

There are no charges associated with these waivers.

Long-Term Care Event

An LTC Event occurs if at any time after the first Contract Anniversary, the Contract Owner (or Annuitant if the Contract Owner is not a natural person) is confined to a Long-Term Care Facility or Hospital beginning after the Date of Issue and is confined for a continuous period of 90 days or more. If there is a Joint Owner, the confinement of the Contract Owner or Joint Owner may qualify as an LTC Event. An LTC Event waiver claim (including written proof of confinement) must be received by us while the confinement is ongoing or within 90 days after the confinement ends. If it was not reasonably possible to give written proof of confinement in the time required, we will not reduce or deny the waiver if such proof is given as soon as reasonably possible. In any event, the written proof required must be given no later than one year from after the confinement ends unless the Contract Owner was legally incapacitated.

A “Hospital” is defined as a state licensed facility which is operated as a hospital according to the law of the jurisdiction in which it is located; operates primarily for the care and treatment of sick or injured persons as inpatients; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); is supervised by a staff of physicians; and has medical and diagnostic facilities.

A “Long-Term Care Facility” is defined as a state licensed skilled nursing facility or intermediate care facility that does not include: a home for the aged or mentally ill, a community living center, or a place that primarily provides domiciliary, residency, or retirement care; or a place owned or operated by a member of the Contract Owner’s immediate family.

Terminal Illness or Injury Event

A TI Event occurs if at any time after the first Contract Anniversary, the Contract Owner (or Annuitant if the Contract Owner is not a natural person) is diagnosed by a physician (who is not a party to the Contract nor an immediate family member of a party to the Contract) as having a Terminal Illness or Injury beginning after the Date of Issue. If there is a Joint Owner, the Terminal Illness or Injury of the Contract Owner or Joint Owner may qualify as a TI Event.

A “Terminal Illness or Injury” is defined as an illness or injury diagnosed after the Date of Issue by a physician that is expected to result in death within 12 months of diagnosis.

DEATH BENEFIT AND SUCCESSION RIGHTS

DEATH PRIOR TO ANNUITIZATION

Death of Contract Owner who is not the Annuitant

If the deceased Contract Owner (or Joint Owner) is not an Annuitant, and the deceased Contract Owner (or Joint Owner) dies before the Annuitization Date while the Contract is in force, no Death Benefit is payable. Under such circumstances, contractual rights under the Contract will succeed as follows:

(1)	Contract Owner / Joint Owner. If there is a surviving Contract Owner or Joint Owner, the survivor becomes the sole Contract Owner. The Contract otherwise continues uninterrupted.

(2)	Beneficiary(ies). If there is no surviving Contract Owner or Joint Owner, the Beneficiary(ies) becomes (become) the new contract owner for purposes of the Code.

(3)	Contingent Beneficiary(ies). If there is no surviving Beneficiary, the Contingent Beneficiary(ies) becomes (become) the new contract owner for purposes of the Code.

(4)	Last Surviving Contract Owner’s or Joint Owner’s Estate. If there is no surviving Contingent Beneficiary, the estate of the last surviving Contract Owner or Joint Owner becomes the new Contract Owner.

Death of Contract Owner who is the Annuitant

If the deceased Contract Owner (or Joint Owner) is an Annuitant, and the deceased Contract Owner (or Joint Owner) dies before the Annuitization Date while the Contract is in force, the Death Benefit may or may not become payable depending on whether there is a Contingent Annuitant.

If there is Contingent Annuitant, the Contingent Annuitant takes the place of the deceased Annuitant under the Contract and no Death Benefit is payable. There will no longer be a Contingent Annuitant under the Contract.

If there is no Contingent Annuitant, the Death Benefit becomes payable. Rights to the Death Benefit will be as follows:

(1)	Contract Owner / Joint Owner. If there is a surviving Contract Owner or Joint Owner, the survivor is entitled to the Death Benefit.

(2)	Beneficiary(ies). If there is no surviving Contract Owner or Joint Owner, the Beneficiary(ies) is (are) entitled to the Death Benefit.

(3)	Contingent Beneficiary(ies). If there is no surviving Beneficiary, the Contingent Beneficiary(ies) is (are) entitled to the Death Benefit.

(4)

Last Surviving Contract Owner’s or Joint Owner’s Estate. If there is no surviving Contingent Beneficiary, the estate of the last surviving Contract Owner or Joint Owner is entitled to the Death Benefit.

Death of Annuitant who is not the Contract Owner

If the deceased Annuitant is not the Contract Owner (or Joint Owner), and the deceased Annuitant dies before the Annuitization Date while the Contract is in force, the Death Benefit may or may not become payable depending on whether there is a Contingent Annuitant.

If there is a Contingent Annuitant, the Contingent Annuitant takes the place of the deceased Annuitant under the Contract and no Death Benefit is payable. The Contract otherwise continues without interruption and there will no longer be a Contingent Annuitant under the Contract.

If there is no Contingent Annuitant, the Death Benefit becomes payable. Rights to the Death Benefit will be as follows:

(1)	Beneficiary(ies). The Beneficiary(ies) is (are) entitled to the Death Benefit.

(2)	Contingent Beneficiary(ies). If there is no surviving Beneficiary, the Contingent Beneficiary(ies) is (are) entitled to the Death Benefit.

(3)

Last Surviving Contract Owner’s or Joint Owner’s Estate. If there is no surviving Contingent Beneficiary, the estate of the last surviving Contract Owner or Joint Owner is entitled to the Death Benefit.

DEATH AFTER ANNUITIZATION

After the Annuitization Date, under no circumstances will the Death Benefit become payable. All payments under the Contract depend on the annuity payment option selected.

PAYMENT OF THE DEATH BENEFIT

When the Death Benefit becomes payable, we will not pay the Death Benefit until we receive in writing at our Service Center each of the following:

●	Proper proof of death;

●	Instructions regarding the method of distribution; and

●	Any forms required by a state or other jurisdiction.

Proper proof of death includes:

●	A certified copy of the death certificate of the deceased Annuitant;

●	A copy of a certified decree of a court of competent jurisdiction as to the finding of death;

●	A written statement by a medical doctor who attended the deceased; or

●	Any other proof of death that we deem acceptable.

The methods of distribution depend on the person (or people) to whom the Death Benefit will be paid. Under all circumstances, the method of distribution selected must comply with any applicable requirements under the Code.

The following applies to the payment of the Death Benefit:

1)	If the person entitled to receive the Death Benefit is the surviving spouse of the deceased Contract Owner, the surviving spouse can do one of the following:

a.	Elect to receive their portion of the Death Benefit as a lump sum;

b.	Elect to receive their portion of the Death Benefit as an annuity;

c.	Elect to receive their portion of the Death Benefit as any distribution that is permitted by state and federal regulations and is acceptable to Nationwide; or

d.	Elect to continue the Contract with his or her portion of the Death Benefit and become the new Contract Owner.

2)	For any other person(s) entitled to receive the Death Benefit, he or she can do one of the following:

a.	Elect to receive their portion of the Death Benefit as a lump sum;

b.	Elect to receive their portion of the Death Benefit as an annuity; or

c.	Elect to receive their portion of the Death Benefit as any distribution that is permitted by state and federal regulations and is acceptable to Nationwide.

If the Contract has more than one Beneficiary entitled to the Death Benefit, the Contract Value will continue to be allocated to the applicable Strategies until the first Beneficiary provides Nationwide with all the information necessary to pay that Beneficiary’s portion of the Death Benefit. At the time the first Beneficiary’s proceeds are paid, the remaining portion(s) of the Death Benefit that is allocated to the Strategies will be reallocated to the Transition Account until instructions are received from the remaining Beneficiary(ies).

If any Beneficiary entitled to receive the Death Benefit elects to continue the Contract as the new owner or becomes a beneficial owner of the Contract, the Beneficiary’s entire portion of the Death Benefit will be automatically reallocated to the Default Option. This reallocation to the Default Option will occur on the date the Beneficiary’s election is received in good order. The Default Option’s Strategy Term will begin on the date the Beneficiary’s portion of the Death Benefit is reallocated to the Default Option. The Crediting Factors applicable to the Default Option will be the new business Crediting Factors in effect on the date the Beneficiary’s portion of the Death Benefit is reallocated to the Default Option. Thereafter, any partial withdrawal or full surrender is treated as a Preferred Withdrawal.

The Transition Account is a short-term liquid investment account. We establish interest rates for all amounts in the Transition Account on a monthly basis, but we do not guarantee any specific minimum rate. The Transition Account is not designed for long-term investing. The Contract Owner cannot elect to allocate Contract Value to the Transition Account. Withdrawals from the Transition Account are not subject to any CDSCs or MVAs. The value in the Transition Account will equal the amount of the Death Benefit transferred into the Transition Account plus any interest credited to the Transition Account minus any amounts withdrawn from the Transition Account.

CALCULATION OF THE DEATH BENEFIT

Except as provided below, the Death Benefit will equal the Contract Accumulation Value as of the date the Death Benefit becomes payable. The Strategy Value for each Strategy is adjusted to equal its Strategy Accumulation Value on that date, and as a result, the Contract Value is adjusted to equal the Contract Accumulation Value on that date. The Contract Accumulation Value may be less than, greater than, or equal to your Contract Value.

If the Contract Owner is changed, or if the Contract is assigned, prior to the Death Benefit becoming payable, the Death Benefit will equal the Surrender Value rather than the Contract Accumulation Value, except in any of the following circumstances:

(a)

The new Contract Owner or assignee assumes full ownership of the Contract. We reserve the right to determine when such circumstances occur in our sole discretion. Examples of such circumstances may include (a) when ownership is transferred from an individual to a revocable trust for the benefit of the same individual; (b) when ownership changes due to a change in a Contract Owner’s spouse; or (c) when ownership changes because there is a change to a court appointed guardian representing the Contract Owner during the Contract Owner’s lifetime.

(b)	Ownership of a Contract as an IRA or Roth IRA is being changed from one custodian to another, from the Contract Owner to a custodian, or from a custodian to the Contract Owner.

(c)	The assignment is for the purpose of effectuating an exchange pursuant to Section 1035 of the Code.

(d)	The change is the removal of a Contract Owner or Joint Owner when the Contract is jointly owned.

Taxes may be deducted from the Death Benefit in all circumstances.

ANNUITIZATION

Annuity Commencement Date

The Annuity Commencement Date is the date on which annuity payments are scheduled to begin. Generally, the Contract Owner designates the Annuity Commencement Date at the time of application. If no Annuity Commencement Date is designated at the time of application, Nationwide will establish the Annuity Commencement Date as the date the Annuitant reaches age 90. The Contract Owner may initiate a change to the Annuity Commencement Date at any time. Additionally, Nationwide will notify the Contract Owner approximately 90 days before the impending Annuity Commencement Date of the opportunity to change the Annuity Commencement Date or annuitize the contract.

Any request to change the Annuity Commencement Date must meet the following requirements:

●	the request is made prior to the Annuitization Date;
●	the requested date is at least two years after the Date of Issue;
●	the requested date is not later than the first day of the first calendar month after the Annuitant’s 90th birthday unless approved by Nationwide; and
●	the request for change is made in writing, submitted to the Service Center and approved by Nationwide.

Generally, Nationwide will not initiate annuitization until specifically directed to do so. However, for Non-Qualified Contracts only, Nationwide will automatically initiate annuitization within 45 days after the Annuity Commencement Date (whether default or otherwise), unless (1) Nationwide has had direct contact with the Contract Owner (indicating that the contract is not abandoned); or (2) the Contract Owner has taken some type of action which is inconsistent with the desire to annuitize.

Annuitization

Annuitization is the period during which annuity payments are received. Annuitization is irrevocable once annuity payments have begun. Upon Annuitization Date, the Annuitant must elect an annuity payment option.

Annuity purchase rates are used to determine the amount of the annuity payments based upon the annuity payment option elected. Actual purchase rates used to determine annuity payments will be those in effect on the Annuitization Date. Annuity benefits at the time of their commencement will not be less than those that would be provided by the application of the Surrender Value to purchase a single premium immediate annuity contract at purchase rates offered by Nationwide at the time to the same class of annuitants.

Fixed Annuity Payments

Fixed annuity payments provide for level annuity payments. Premium taxes are deducted prior to determining fixed annuity payments. The fixed annuity payments will remain level unless the annuity payment option provides otherwise.

Frequency and Amount of Payments

Annuity payments are based on the annuity payment option elected.

If the net amount to be annuitized is less than $2,000, Nationwide reserves the right to pay this amount in a lump sum instead of periodic annuity payments.

Nationwide reserves the right to change the frequency of payments if the amount of any payment becomes less than $100. The payment frequency will be changed to an interval that will result in payments of at least $100. Nationwide will send annuity payments no later than 10 Business Days after each annuity payment date.

Annuity Payment Options

The Annuitant must elect an annuity payment option before the Annuitization Date. If the Annuitant does not elect an annuity payment option, the fixed single life annuity with 240 monthly payments guaranteed annuity payment option will be assumed as the automatic form of payment upon annuitization. Once elected or assumed, the annuity payment option may not be changed.

Not all of the annuity payment options may be available in all states. Additionally, the annuity payment options available may be limited based on the Annuitant’s age (and the joint annuitant’s age, if applicable) or requirements under the Code.

Nationwide reserves the right to refuse any purchase payment that would result in the cumulative total for all contracts issued by Nationwide on the life of any one Annuitant or owned by any one Contract Owner to exceed $1,000,000. If a Contract Owner does not submit purchase payments in excess of $1,000,000, or if Nationwide has refused to accept purchase payments in excess of $1,000,000, the references in this provision to purchase payments in excess of $1,000,000 will not apply. If the Contract Owner is permitted to submit purchase payments in excess of $1,000,000, additional restrictions apply, as follows.

Annuity Payment Options for Contracts with Total Purchase Payments and/or Surrender Value Annuitized Less Than or Equal to $2,000,000

If, at the Annuitization Date, the total of the purchase payment made to the contract and/or the Surrender Value annuitized is less than or equal to $2,000,000, the annuity payment options available are:

●	Single life;
●	Joint and survivor; and
●	Single life with a 10 or 20 year term certain.

Each of the annuity payment options is discussed more thoroughly below.

Single Life

The single life annuity payment option provides for annuity payments to be paid during the lifetime of the Annuitant. This option is not available if the Annuitant is 86 or older on the Annuitization Date.

Payments will cease with the last payment before the Annuitant’s death. For example, if the Annuitant dies before the second annuity payment date, the Annuitant will receive only one payment. The Annuitant will only receive two annuity payments if he or she dies before the third payment date, and so on. No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Joint and Survivor

The joint and survivor annuity payment option provides for annuity payments to continue during the joint lifetimes of the Annuitant and joint annuitant. After the death of either the Annuitant or joint annuitant, payments will continue for the life of the survivor. This option is not available if the Annuitant or joint annuitant is 86 or older on the Annuitization Date.

Payments will cease with the last payment due prior to the death of the last survivor of the Annuitant and joint annuitant. As is the case of the single life annuity payment option, there is no guaranteed number of payments. Therefore, it is possible that if the Annuitant dies before the second annuity payment date, the Annuitant will receive only one annuity payment. No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Single Life with a 10 or 20 Year Term Certain

The single life with a 10 or 20 year term certain annuity payment option provides that monthly annuity payments will be paid during the Annuitant’s lifetime or for the term selected, whichever is longer. The term may be either 10 or 20 years.

If the Annuitant dies before the end of the 10 or 20 year term, payments will be paid to the beneficiary for the remainder of the term.

No withdrawals other than the scheduled annuity payments are permitted.

Any Other Option

Annuity payment options not set forth in this provision may be available. Any annuity payment option not set forth in this provision must be approved by Nationwide.

Annuity Payment Options for Contracts with Total Purchase Payments and/or Surrender Value Annuitized Greater Than $2,000,000

If, at the Annuitization Date, the total of the purchase payment made to the contract and/or the Surrender Value to be annuitized is greater than $2,000,000, Nationwide may limit the annuity payment option to the longer of:

1.	a fixed single life annuity with a 20 year term certain; or
2.	a fixed single life annuity with a term certain to age 95.

Annuitization of Amounts Greater than $5,000,000

Additionally, Nationwide may limit the amount that may be annuitized on a single life to $5,000,000. If the total amount to be annuitized is greater than $5,000,000 under this contract and/or for all Nationwide issued annuity contracts with the same Annuitant, the Contract Owner must:

1.	reduce the amount to be annuitized to $5,000,000 or less by taking a partial withdrawal from the Contract;
2.	reduce the amount to be annuitized to $5,000,000 or less by exchanging the portion of the Surrender Value in excess of $5,000,000 to another annuity contract; or
3.	annuitize the portion of the Surrender Value in excess of $5,000,000 under an annuity payment option with a term certain, if available.

CONTRACT TYPES AND FEDERAL TAX CONSIDERATIONS

Types of Contracts

The contracts described in this prospectus are classified according to the tax treatment to which they are subject under the Code. Following is a general description of the various contract types. Eligibility requirements, tax benefits (if any), limitations, and other features of the contracts will differ depending on contract type.

Non-Qualified Contracts

A Non-Qualified Contract is a contract that does not qualify for certain tax benefits under the Code, such as deductibility of purchase payments, and which is not an IRA, Roth IRA, SEP IRA, or Simple IRA.

Upon the death of the owner of a Non-Qualified Contract, mandatory distribution requirements are imposed to ensure distribution of the entire balance in the contract within a required period.

Non-Qualified Contracts that are owned by natural persons allow the deferral of taxation on the income earned in the contract until it is distributed or deemed to be distributed. Non-Qualified Contracts that are owned by non-natural persons, such as trusts, corporations, and partnerships are generally subject to current income tax on the income earned inside the contract, unless the non-natural person owns the contract as an agent of a natural person.

Charitable Remainder Trusts

Charitable Remainder Trusts are trusts that meet the requirements of Section 664 of the Code. Non-Qualified Contracts that are issued to Charitable Remainder Trusts will differ from other Non-Qualified Contracts in three respects:

1.	Waiver of sales charges. In addition to any sales load waivers included in the contract, Charitable Remainder Trusts may also withdraw the difference between:

a.	the contract value on the day before the withdrawal; and

b.	the total amount of purchase payments made to the contract (less an adjustment for amounts surrendered).

2.

Contract ownership at annuitization. On the annuitization date, if the contract owner is a Charitable Remainder Trust, the Charitable Remainder Trust will continue to be the contract owner and the annuitant will NOT become the contract owner.

3.

Recipient of death benefit proceeds. With respect to the death benefit proceeds, if the contract owner is a Charitable Remainder Trust, the death benefit is payable to the Charitable Remainder Trust. Any designation in conflict with the Charitable Remainder Trust’s right to the death benefit will be void.

While these provisions are intended to facilitate a Charitable Remainder Trust’s ownership of this contract, the rules governing Charitable Remainder Trusts are numerous and complex. A Charitable Remainder Trust that is considering purchasing this contract should seek the advice of a qualified tax and/or financial professional prior to purchasing the contract. An annuity that has a Charitable Remainder Trust endorsement is not a Charitable Remainder Trust; the endorsement is merely to facilitate ownership of the contract by a Charitable Remainder Trust.

Individual Retirement Annuities (IRAs)

IRAs are contracts that satisfy the provisions of Section 408(b) of the Code, including the following requirements:

●	the contract is not transferable by the owner;

●	the premiums are not fixed;
●

if the contract owner is younger than age 50, the annual premium cannot exceed $5,500; if the contract owner is age 50 or older, the annual premium cannot exceed $6,500 (although rollovers of greater amounts from Qualified Plans, tax sheltered annuities, certain 457 governmental plans, and other IRAs can be received);

●	certain minimum distribution requirements must be satisfied after the owner attains the age of 70 1⁄2 prior to January 1, 2020. See “Tax Changes” for the change the SECURE Act made to this requirement;
●	the entire interest of the owner in the contract is nonforfeitable; and
●	after the death of the owner, additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

Depending on the circumstance of the owner, all or a portion of the contributions made to the account may be deducted for federal income tax purposes.

IRAs may receive rollover contributions from other individual retirement accounts, other individual retirement annuities, tax sheltered annuities, certain 457 governmental plans, and qualified retirement plans (including 401(k) plans).

When the owner of an IRA attains the age of 70 1⁄2 prior to January 1, 2020, the Code requires that certain minimum distributions be made. The SECURE Act was enacted on December 20, 2019 and increased the age an IRA owner is required to begin certain minimum distributions from age 70 1⁄2 to age 72. However, the change only applies to an IRA owner who attains age 72 on or after January 1, 2020. In addition, upon the death of the owner of an IRA, mandatory distribution requirements are imposed by the Code to ensure distribution of the entire contract value within the required statutory period. Due to recent changes in Treasury Regulations, the amount used to compute the mandatory distributions may exceed the contract value.

Failure to make the mandatory distributions can result in an additional penalty tax of 50% of the excess of the amount required to be distributed over the amount that was actually distributed.

For further details regarding IRAs, refer to the disclosure statement provided when the IRA was established and the annuity contract’s IRA endorsement.

As used herein, the term _individual retirement plans_ shall refer to both individual retirement annuities and individual retirement accounts that are described in Section 408 of the Code.

One-Rollover-Per-Year Limitation

A contract owner can receive a distribution from an IRA and roll it into another IRA within 60 days from the date of the distribution and not have the amount of the distribution included in taxable income. Only one rollover per year from a contract owner’s IRA is allowed. The one year period begins on the date the contract owner receives the IRA distribution, and not on the date the IRA was rolled over. The Internal Revenue Service (IRS) has interpreted this one-rollover-per-year limitation as applying separately to each IRA a contract owner owns.

However, on March 20, 2014, the IRS issued Announcement 2014-15 in which it decided to follow the Tax Court’s interpretation of the one rollover per year rule in the Bobrow case. In Bobrow, the Tax Court interpreted the one-rollover-per-year limitation as applying in the aggregate to all the IRAs that a taxpayer owns. This means that a contract owner cannot make an IRA rollover distribution if, within the previous one year period, an IRA rollover distribution was taken from any other IRAs owned. Also, rollovers between an individual’s Roth IRAs would prevent a separate rollover within the 1-year period between the individual’s traditional IRAs, and vice versa.

Direct transfers IRA funds between IRA trustees are not subject to the one rollover per year limitation because such transfers are not considered rollover distributions. Also, a rollover from a traditional IRA to a Roth IRA (a conversion) is not subject to the one roll over per year limitation, and such a rollover is disregarded in applying the one rollover per year limitation to other rollovers.

Roth IRAs

Roth IRA contracts are contracts that satisfy the provisions of Section 408A of the Code, including the following requirements:

●	the contract is not transferable by the owner;
●	the premiums are not fixed;

●

if the contract owner is younger than age 50, the annual premium cannot exceed $5,500; if the contract owner is age 50 or older, the annual premium cannot exceed $6,500 (although rollovers of greater amounts from other Roth IRAs and other individual retirement plans can be received);

●	the entire interest of the owner in the contract is nonforfeitable; and
●	after the death of the owner, certain distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

A Roth IRA can receive a rollover from an individual retirement plan or another eligible retirement plan; however, the amount rolled over from the individual retirement plan or other eligible retirement plan to the Roth IRA is required to be included in the owner’s federal gross income at the time of the rollover, and will be subject to federal income tax. However, a rollover or conversion of an amount from an IRA or eligible retirement plan after December 31, 2017 cannot be recharacterized back to an IRA.

For further details regarding Roth IRAs, please refer to the disclosure statement provided when the Roth IRA was established and the annuity contract’s IRA endorsement.

Simplified Employee Pension IRAs (SEP IRA)

A SEP IRA is a written plan established by an employer for the benefit of employees which permits the employer to make contributions to an IRA established for the benefit of each employee.

An employee may make deductible contributions to a SEP IRA subject to the same restrictions and limitations as an IRA. In addition, the employer may make contributions to the SEP IRA, subject to dollar and percentage limitations imposed by both the Code and the written plan.

A SEP IRA plan must satisfy:

●	minimum participation rules;
●	top-heavy contribution rules;
●	nondiscriminatory allocation rules; and
●	requirements regarding a written allocation formula.

In addition, the plan cannot restrict withdrawals of non-elective contributions, and must restrict withdrawals of elective contributions before March 15th of the following year.

When the owner of a SEP IRA attains the age of 70 1⁄2 prior to January 1, 2020, the Code requires that certain minimum distributions be made. The SECURE Act was enacted on December 20, 2019 and increased the age an IRA owner is required to begin certain minimum distributions from age 70 1⁄2 to age 72. However, the change only applies to an IRA owner who attains age 72 on or after January 1, 2020. Due to recent changes in Treasury Regulations, the amount used to compute the minimum distributions may exceed the contract value. In addition, upon the death of the owner of a SEP IRA, mandatory distribution requirements are imposed by the Code to ensure distribution of the entire contract value within the required statutory period.

Simple IRAs

A Simple IRA is an Individual Retirement Annuity that is funded exclusively by a qualified salary reduction arrangement and satisfies:

●	vesting requirements;
●	participation requirements; and
●	administrative requirements.

The funds contributed to a Simple IRA cannot be commingled with funds in other individual retirement plans or SEP IRAs.

A Simple IRA cannot receive rollover distributions except from another Simple IRA.

When the owner of a Simple IRA attains the age of 70 1⁄2 prior to January 1, 2020, the Code requires that certain minimum distributions be made. The SECURE Act was enacted on December 20, 2019 and increased the age an IRA owner is required to begin certain minimum distributions from age 70 1⁄2 to age 72. However, the change only applies to an IRA owner who attains age 72 on or after January 1, 2020. Due to recent changes in Treasury Regulations, the amount used to compute the minimum distributions may exceed the contract value. In addition, upon the death of the owner of a Simple IRA, mandatory distribution requirements are imposed by the Code to ensure distribution of the entire contract value within the required statutory period.

Investment Only (Qualified Plans)

Contracts that are owned by Qualified Plans are not intended to confer tax benefits on the beneficiaries of the plan; they are used as investment vehicles for the plan. The income tax consequences to the beneficiary of a Qualified Plan are controlled by the operation of the plan, not by operation of the assets in which the plan invests.

Beneficiaries of Qualified Plans should contact their employer and/or trustee of the plan to obtain and review the plan, trust, summary plan description and other documents for the tax and other consequences of being a participant in a Qualified Plan.

Federal Tax Considerations

The tax consequences of purchasing a contract described in this prospectus will depend on:

●	the type of contract purchased;
●	the purposes for which the contract is purchased; and
●	the personal circumstances of individual investors having interests in the contracts.

See Synopsis of the Contracts for a brief description of the various types of contracts and the different purposes for which the contracts may be purchased.

Existing tax rules are subject to change, and may affect individuals differently depending on their situation. Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.

If the contract is purchased as an investment of certain retirement plans (such as qualified retirement plans, IRAs, and custodial accounts as described in Sections 401, 408(a), and 403(b)(7) of the Internal Revenue Code), the tax advantages enjoyed by the contract owner and/or annuitant may relate to participation in the plan rather than ownership of the annuity contract. Such plans are permitted to purchase investments other than annuities and retain tax-deferred status.

The following is a brief summary of some of the federal income tax considerations related to the contracts. In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes. The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Nothing in this prospectus should be considered to be tax advice. Contract owners and prospective contract owners should consult a financial professional, tax advisor or legal counsel to discuss the taxation and use of the contracts.

The Internal Revenue Code sets forth different income tax rules for the following types of annuity contracts:

●	IRAs;
●	SEP IRAs;
●	Simple IRAs;
●	Roth IRAs; and
●	Non-Qualified Contracts.

IRAs, SEP IRAs and Simple IRAs

Distributions from IRAs, SEP IRAs and Simple IRAs are generally taxed when received. If any portion of the amount contributed to the IRA was nondeductible for federal income tax purposes, then a portion of each distribution is excludable from income.

If distributions of income from an IRA are made prior to the date that the owner attains the age of 59 1⁄2 years, the income is subject to an additional penalty tax of 10% unless an exception applies. (For Simple IRAs, the 10% penalty is increased to 25% if the distribution is made during the 2-year period beginning on the date that the individual first participated in the Simple IRA.) The 10% penalty tax can be avoided if the distribution is:

●	made to a beneficiary on or after the death of the owner;
●	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);
●

part of a series of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies); or of the owner and his or her designated beneficiary;

●	used for qualified higher education expenses;
●	used for expenses attributable to the purchase of a home for a qualified first-time buyer

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner’s gross estate for estate tax purposes.

Roth IRAs

Distributions of earnings from Roth IRAs are taxable or non-taxable depending upon whether they are “qualified distributions” or “nonqualified distributions.” A “qualified distribution” is one that is made after the Roth IRA has satisfied the five-year rule and meets one of the following requirements:

●	it is made on or after the date on which the contract owner attains age 59 1⁄2;
●	it is made to a beneficiary (or the contract owner’s estate) on or after the death of the contract owner;
●	it is attributable to the contract owner’s disability; or
●	it is used for expenses attributable to the purchase of a home for a qualified first-time buyer.

The five-year rule is satisfied if a five-taxable year period has passed. The five taxable-year period begins with the first taxable year in which a contribution is made to any Roth IRA established for the owner.

A qualified distribution is not included in gross income for federal income tax purposes.

A non-qualified distribution is not includable in gross income to the extent that the distribution, when added to all previous distributions, does not exceed the total amount of contributions made to the Roth IRA. Any non-qualified distribution in excess of the total contributions is includable in the contract owner’s gross income in the year that is distributed to the contract owner.

Special rules apply for Roth IRAs that have proceeds received from an IRA prior to January 1, 1999 if the owner elected the special four-year income averaging provisions that were in effect for 1998.

If non-qualified distributions of income from a Roth IRA are made prior to the date that the owner attains the age of 59 1⁄2 years, the income is subject to an additional penalty tax of 10% unless an exception applies. The penalty tax can be avoided if the distribution is:

●	made to a beneficiary on or after the death of the owner;
●	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);
●

part of a series of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

●	for qualified higher education expenses; or
●	used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner’s gross estate for tax purposes.

Non-Qualified Contracts - Natural Persons as Contract Owners

Generally, the income earned inside a Non-Qualified Annuity Contract that is owned by a natural person is not taxable until it is distributed from the contract.

Distributions before the Annuitization Date are taxable to the contract owner to the extent that the cash value of the contract exceeds the contract owner’s investment at the time of the distribution. In general, the investment in the contract is equal to the purchase payments made with after-tax dollars, reduced by any nontaxable distributions. Distributions, for this purpose, include partial surrenders, any portion of the contract that is assigned or pledged; or any portion of the contract that is transferred by gift. For these purposes, a transfer by gift may occur upon annuitization if the contract owner and the annuitant are not the same individual.

With respect to annuity distributions on or after the Annuitization Date, a portion of each annuity payment is excludable from taxable income. The amount excludable is based on the ratio between the contract owner’s investment in the contract and the expected return on the contract. Once the entire investment in the contract is recovered, all distributions are fully includable in income. The maximum amount excludable from income is the investment in the contract. If the annuitant dies before the entire investment in the contract has been excluded from income, and as a result of the annuitant’s death no more payments are due under the contract, then the unrecovered investment in the contract may be deducted on his or her final tax return.

Commencing after December 31, 2010, the Internal Revenue Code provides that if only a portion of a nonqualified annuity contract is annuitized for either (a) a period of 10 years or greater, or (b) for the life or lives of one or more persons, then the portion of the contract that has been annuitized would be treated as if it were a separate annuity contract. This means that an Annuitization Date can be established for a portion of the annuity contract (rather than requiring the entire contract to be annuitized at once) and the above description of the taxation of annuity distributions after the Annuitization Date would apply to the portion of the contract that has been annuitized. The investment in the contract is required to be allocated pro rata between the portion of the contract that is annuitized and the portion that is not. All other benefits under the contract (e.g., death benefit) would also be reduced pro rata. For example, if 1/3 of the cash value of the contract were to be annuitized, the death benefit would also be reduced by 1/3.

In determining the taxable amount of a distribution that is made prior to the annuitization date, all annuity contracts issued after October 21, 1988 by the same company to the same contract owner during the same calendar year will be treated as one annuity contract.

A special rule applies to distributions from contracts that have investments in the contract that were made prior to August 14, 1982. For those contracts, distributions that are made prior to the Annuitization Date are treated first as the nontaxable recovery of the investment in the contract as of that date. A distribution in excess of the amount of the investment in the contract as of August 14, 1982, will be treated as taxable income.

The Internal Revenue Code imposes a penalty tax if a distribution is made before the contract owner reaches age 59 1⁄2. The amount of the penalty is 10% of the portion of any distribution that is includable in gross income. The penalty tax does not apply if the distribution is:

●	the result of a contract owner’s death;
●	the result of a contract owner’s disability (as defined in the Internal Revenue Code);
●

one of a series of substantially equal periodic payments made over the life (or life expectancy) of the contract owner or the joint lives (or joint life expectancies) of the contract owner and the beneficiary selected by the contract owner to receive payment under the annuity payment option selected by the contract owner; or

●	is allocable to an investment in the contract before August 14, 1982.

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner’s gross estate for estate tax purposes.

Non-Qualified Contracts - Non-Natural Persons as Contract Owners

The previous discussion related to the taxation of Non-Qualified Contracts owned by individuals. Different rules (the so-called “non-natural persons” rules) apply if the contract owner is not a natural person.

Generally, contracts owned by corporations, partnerships, trusts, and similar entities are not treated as annuity contracts under the Internal Revenue Code. Therefore, income earned under a Non-Qualified Contract that is owned by a non-natural person is taxed as ordinary income during the taxable year that it is earned. Taxation is not deferred, even if the income is not distributed out of the contract. The income is taxable as ordinary income, not capital gain.

The non-natural persons rules do not apply to all entity-owned contracts. For purposes of the rule that annuity contracts that are owned by non-natural persons are not treated as annuity contracts for tax purposes, a contract that is owned by a non-natural person as an agent of an individual is treated as owned by the individual. This would cause the contract to be treated as an annuity under the Internal Revenue Code, allowing tax deferral. However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.

The non-natural persons rules also do not apply to contracts that are:

●	acquired by the estate of a decedent by reason of the death of the decedent;
●	issued in connection with certain qualified retirement plans and individual retirement plans;
●	purchased by an employer upon the termination of certain qualified retirement plans; or
●	immediate annuities within the meaning of Section 72(u) of the Internal Revenue Code.

If the annuitant, who is the individual treated as owning the contract, dies before the contract is completely distributed, the balance may be included in the annuitant’s gross estate for estate tax purposes, depending on the obligations that the non-natural owner may have owed to the annuitant.

Exchanges

As a general rule, federal income tax law treats exchanges of property in the same manner as a sale of the property. However, pursuant to Section 1035 of the Internal Revenue Code, an annuity contract may be exchanged tax-free for another annuity contract, provided that the obligee (the person to whom the annuity obligation is owed) is the same for both contracts. If the exchange includes the receipt of other property, such as cash, in addition to another annuity contract special rules may cause a portion of the transaction to be taxable to the extent of the value of the other property.

In June, 2011 the IRS issued Rev. Proc. 2011-38, which addresses the income tax consequences of the direct transfer of a portion of the cash value of an annuity contract in exchange for the issuance of a second annuity contract. Rev. Proc. 2011-38 modified and superseded prior guidance that was contained in Rev. Proc. 2008-24. A direct transfer that satisfies the revenue procedure will be treated as a tax-free exchange under Section 1035 of the Code if, for a period of at least 180 from the date of the direct transfer, there are no distributions or surrenders from either annuity contract involved in the exchange. In addition, the 180 day period will be deemed to have been satisfied with respect to amounts received as an annuity for a period of 10 years or more, or as an annuity for the life of one or more persons. The taxation of distributions (other than distributions described in the immediately preceding sentence) received from either contract within the 180 day period will be determined using general tax principles to determine the substance of those payments. For example, they could be treated as taxable “boot” in an otherwise tax-free exchange, or as a distribution from the new contract. Rev. Proc. 2011-38 also removed numerous exceptions to the 180-waiting period that Rev. Proc. 2008-24 provided for its 12 month waiting period. Please discuss any tax consequences concerning any contemplated or completed transactions with a professional tax advisor. See, also, Non-Qualified Contracts - Natural Persons as Contract Owners, above.

Additional Medicare Tax

Section 1411 of the Internal Revenue Code imposes a surtax of 3.8% on certain net investment income received by individuals and certain trusts and estates. The surtax is imposed on the lesser of (a) net investment income or (b) the excess of the modified adjusted gross income over a threshold amount. For individuals, the threshold amount is $250,000 (married filing jointly); $125,000 (married filing separately); or $200,000 (other individuals). The threshold for an estate or trust for 2020 is $7,500.

Modified adjusted gross income is equal to gross income with several modifications. Consult with a qualified tax advisor regarding how to determine modified adjusted gross income for purposes of determining the applicability of the surtax.

Net investment income includes, but is not limited to, interest, dividends, capital gains, rent and royalty income, and income from nonqualified annuities. Net investment income does not include, among other things, distributions from certain qualified plans (such as IRAs, Roth IRAs, and plans described in Internal Revenue Code Sections 401(a), 401(k), 403(a), 403(b) or 457(b)); however, such distributions, to the extent that they are includible in income for federal income tax purposes, are includible in modified adjusted gross income.

Same-Sex Marriages, Domestic Partnership and Other Similar Relationships

The Treasury issued final regulations that address what relationships are considered a marriage for federal tax purposes. The final regulations definition of marriage reflects the United States Supreme Court holdings in Windsor and Obergefell, as well as Rev. Proc. 2017-13.

The final regulations define the terms “spouse”, “husband”, “wife”, and “husband and wife” to be gender neutral so that such terms can apply equally to same sex couples and opposite sex couples. The regulations adopt the “place of celebration” rule to determine marital status for federal tax purposes. A marriage of two individuals is recognized for federal tax purposes if the marriage is recognized by a state, possession, or territory of the US in which the marriage was entered into, regardless of the couples place of domicile. Also a marriage entered into in a foreign jurisdiction will be recognized for federal tax purposes if that marriage would be recognized in at least one state, possession, or territory of the US.

Finally, the regulations adopt Rev. Proc. 2013-17 holding that relationships entered into as civil unions, or registered domestic partnerships that is not denominated as marriages under state law are not marriages for federal tax purposes. Therefore, the favorable income-tax deferral options afforded by federal tax law to a married spouse under Code Sections 72 and 401(a)(9) are not available to individuals who have entered into these formal relationships.

Withholding

Pre-death distributions from the contracts are subject to federal income tax. Nationwide will withhold the tax from the distributions unless the contract owner requests otherwise. Under some circumstances, the Code will not permit contract owners to waive withholding. Such circumstances include:

●	if the payee does not provide Nationwide with a taxpayer identification number; or

●	if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.

If a contract owner is prohibited from waiving withholding, as described above, the distribution will be subject withholding rates established by Section 3405 of the Internal Revenue Code and is applied against the amount of income that is distributed.

Non-Resident Aliens

Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed. Nationwide is required to withhold this amount and send it to the Internal Revenue Service. Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies. In order to obtain the benefits of such a treaty, the non-resident alien must:

1.	provide Nationwide with a properly completed withholding certificate claiming the treaty benefit of a lower tax rate or exemption from tax; and
2.	provide Nationwide with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.

Another exemption from the 30% withholding is available if the non-resident alien provides Nationwide with sufficient evidence that:

1.	the distribution is connected to the non-resident alien’s conduct of business in the United States;
2.	the distribution is includable in the non-resident alien’s gross income for United States federal income tax purposes; and
3.	provide Nationwide with a properly completed withholding certificate claiming the exemption.

Note that for the preceding exemption, the distributions would be subject to the same withholding rules that are applicable to payments to United States persons.

This prospectus does not address any tax matters that may arise by reason of application of the laws of a non-resident alien’s country of citizenship and/or country of residence. Purchasers and prospective purchasers should consult a financial professional, tax advisor or legal counsel to discuss the applicability of laws of those jurisdictions to the purchase or ownership of a contract.

FATCA

Under Sections 1471 through 1474 of the Internal Revenue Code (commonly referred to as FATCA), distributions from a Contract to a foreign financial institution or to a nonfinancial foreign entity, each as described by FATCA, may be subject to United States tax withholding at a flat rate equal to 30% of the taxable amount of the distribution, irrespective of the status of any beneficial owner of the Contract or of the distribution. Nationwide may require you to provide certain information or documentation (e.g., Form W-9 or Form W-8BEN) to determine its withholding requirements under FATCA.

Federal Estate, Gift, and Generation Skipping Transfer Taxes

The following transfers may be considered a gift for federal gift tax purposes:

●	a transfer of the contract from one contract owner to another; or
●	a distribution to someone other than a contract owner.

Upon the contract owner’s death, the value of the contract may subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.

Section 2612 of the Internal Revenue Code may require Nationwide to determine whether a death benefit or other distribution is a “direct skip” and the amount of the resulting generation skipping transfer tax, if any. A direct skip is when property is transferred to, or a death benefit or other distribution is made to:

a)	an individual who is two or more generations younger than the contract owner; or
b)	certain trusts, as described in Section 2613 of the Internal Revenue Code (generally, trusts that have no beneficiaries who are not two or more generations younger than the contract owner).

If the contract owner is not an individual, then for this purpose only, “contract owner” refers to any person:

●	who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or
●	who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.

If a transfer is a direct skip, Nationwide will deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.

Charge for Tax

Nationwide is not required to maintain a capital gain reserve liability on Non-Qualified Contracts. If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.

Tax Changes

The SECURE Act was enacted on December 20, 2019. The SECURE Act made numerous changes to the Code effective January 1, 2020, including the following:

●	Increasing the age a contract owner must begin RMDs under IRAs and certain qualified plans from age 70 1⁄2 to age 72.
●	Requiring an individual beneficiary of an inherited IRA and certain qualified plans to withdraw their entire inherited interest within 10 years of the original contract owner’s death.
●	Repealing the 70 1⁄2 age limitation that prohibited an individual from making an IRA contribution.

The Tax Cuts and Jobs Act (the Act) was enacted on December 22, 2017. The Act made numerous changes to the Code effective January 1, 2018, including the following:

●	Lowered the federal individual and corporate income tax rates;
●	Doubled the federal estate and gift tax exclusion amount to $10 million;
●	Eliminated the ability to recharacterize the rollover or conversion of amounts from IRAs or eligible retirement plans to a Roth IRA.

The CARES Act was enacted on March 27, 2020. The CARES Act made numerous changes to the Internal Revenue Code effective January 1, 2020, including the following:

●	Waiving the 2020 minimum distribution requirement (RMD) from defined contribution plans and IRAs,

including the 2019 RMD taken in 2020 for those individuals turning 70 1⁄2 in 2019.

●

Relief for coronavirus-related distributions and loans from qualified plans and IRAs, which includes an exception from the 10% penalty for early distribution and an exemption from the 20% mandatory withholding requirement.

Along with the passage of the CARES Act, the IRS extended the deadline to make a 2019 IRA or Roth IRA contribution to July 15, 2020 in order to coincide with the extended deadline for filing an individual’s income tax return.

State Taxation

The tax rules across the various states and localities are not uniform and therefore are not discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Contract owners and prospective contract owners should consult a financial professional, tax advisor or legal counsel to discuss the taxation and use of the contracts.

REQUIRED DISTRIBUTIONS

The Internal Revenue Code requires that certain distributions be made from the contracts issued in conjunction with this prospectus. Following is an overview of the required distribution rules applicable to each type of contract. Please consult a qualified tax or financial professional for more specific required distribution information.

Required Distributions - General Information

In general, a beneficiary is an individual or other entity that the contract owner designates to receive death proceeds upon the contract owner’s death. The distribution rules in the Internal Revenue Code make a distinction between “beneficiary” and “designated beneficiary” when determining the life expectancy that may be used for payments that are made from IRAs, SEP IRAs, Simple IRAs, and Roth IRAs after the death of the annuitant, or that are made from Non-Qualified Contracts after the death of the contract owner. A designated beneficiary is a natural person who is designated by the contract owner as the beneficiary under the contract. Non-natural beneficiaries (e.g. charities or certain trusts) are not designated beneficiaries for the purpose of required distributions and the life expectancy of such a beneficiary is zero.

Life expectancies and joint life expectancies will be determined in accordance with the relevant guidance provided by the Internal Revenue Service and the Treasury Department, including but not limited to Treasury Regulation 1.72-9 and Treasury Regulation 1.401(a)(9)-9.

Required distributions paid upon the death of the contract owner are paid to the beneficiary or beneficiaries stipulated by the contract owner. How quickly the distributions must be made may be determined with respect to the life expectancies of the beneficiaries. For Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period are those in effect on the date of the contract owner’s death. For contracts other than Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period do not have to be determined until September 30th of the year following the contract owner’s death. If there is more than one beneficiary, the life expectancy of the beneficiary with the shortest life expectancy is used to determine the distribution period. Any beneficiary that is not a designated beneficiary has a life expectancy of zero.

For IRAs, SEP IRAs, Simple IRAs, Roth IRAs and Tax-Sheltered Annuities, the SECURE Act that was enacted on December 20, 2019 generally eliminated the option to take required minimum distributions over a designated beneficiary’s life expectancy. In the case of a contract owner who dies on or after January 1, 2020, an individual beneficiary under a qualified contract must withdraw the entire balance of the contract by December 31 of the tenth year following the contract owner’s death. There are limited exceptions to this rule and a prospective purchaser contemplating the purchase of the contract should consult a qualified tax advisor.

Required Distributions for Non-Qualified Contracts

Internal Revenue Code Section 72(s) requires Nationwide to make certain distributions when a contract owner dies. The following distributions will be made in accordance with the following requirements:

1.

If any contract owner dies on or after the Annuitization Date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the contract owner’s death.

2.

If any contract owner dies before the Annuitization Date, then the entire interest in the contract (consisting of either the death benefit or the Contract Value reduced by charges set forth elsewhere in the contract) will be distributed within 5 years of the contract owner’s death, provided however:

a.

any interest payable to or for the benefit of a designated beneficiary may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary. Payments must begin within one year of the contract owner’s death unless otherwise permitted by federal income tax regulations; and

b.

if the designated beneficiary is the surviving spouse of the deceased contract owner, the spouse can choose to become the contract owner instead of receiving a death benefit. Any distributions required under these distribution rules will be made upon that spouse’s death.

In the event that the contract owner is not a natural person (e.g., a trust or corporation), for purposes of these distribution provisions:

a)	the death of the annuitant will be treated as the death of a contract owner;
b)	any change of annuitant will be treated as the death of a contract owner; and
c)	in either case, the appropriate distribution will be made upon the death or change, as the case may be.

These distribution provisions do not apply to any contract exempt from Section 72(s) of the Internal Revenue Code by reason of Section 72(s)(5) or any other law or rule.

Required Distributions for IRAs, SEP IRAs, Simple IRAs, and Roth IRAs

Required Distributions During the Life of the Contract Owner

For those contract owners who attained the age of 70 1⁄2 prior to January 1, 2020, distributions from an IRA, SEP IRA or Simple IRA must begin no later than April 1 of the calendar year following the calendar year in which the contract owner reaches age 70 1⁄2. The SECURE Act raised the age that distributions from IRA, SEP IRA, or Simple IRA must begin. For contract owners who attain age 72 on or after January 1, 2020, distributions must begin no later than April 1 of the calendar year in which the contract owner turns age 72. Distributions may be paid in a lump sum or in substantially equal payments over:

a)	the life of the contract owner or the joint lives of the contract owner and the contract owner’s designated beneficiary; or
b)

a period not longer than the period determined under the table in Treasury Regulation 1.401(a)(9)-9, which is the deemed joint life expectancy of the contract owner and a person 10 years younger than the contract owner. If the designated beneficiary is the spouse of the contract owner, the period may not exceed the longer of the period determined under such table or the joint life expectancy of the contract owner and the contract owner’s spouse, determined in accordance with Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Treasury Regulation 1.401(a)(9)-9.

For IRAs, SEP IRAs, and Simple IRAs, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another IRA, SEP IRA, or Simple IRA of the contract owner.

If the contract owner’s entire interest in an IRA, SEP IRA, or Simple IRA will be distributed in equal or substantially equal payments over a period described in (a) or (b) above, the payments must begin on or before the required beginning date. The required beginning date is April 1 of the calendar year following the calendar year in which the contract owner reaches age 70 1⁄2 (age 72 for those contract owners who turn age 72 on or after January 1, 2020). The rules for Roth IRAs do not require distributions to begin during the contract owner’s lifetime, therefore, the required beginning date is not applicable to Roth IRAs.

Due to recent changes in Treasury Regulations, the amount used to compute the minimum distribution requirement may exceed the Contract Value.

Required Distributions Upon Death of a Contract Owner Before January 1, 2020

If the contract owner dies before January 1, 2020 and before the required beginning date (in the case of an IRA, SEP IRA, or Simple IRA) or before the entire Contract Value is distributed (in the case of Roth IRAs), any remaining interest in the contract must be distributed by December 31 of the fifth year following the contract owner’s death or over a period not exceeding the applicable distribution period, which is determined as follows:

a)

If the designated beneficiary is the contract owner’s spouse, the applicable distribution period is the surviving spouse’s remaining life expectancy using the surviving spouse’s birthday for each distribution calendar year after the calendar year of the contract owner’s death. For calendar years after the death of the contract owner’s surviving spouse before January 1, 2020, the applicable distribution period is the spouse’s remaining life expectancy using the spouse’s age in the calendar year of the spouse’s death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse’s death. For death of the contract owner’s spouse on or after January 1, 2020 the entire balance must be withdrawn by December 31 of the tenth year following the death of the contract owner’s spouse...

b)

If the designated beneficiary is not the contract owner’s surviving spouse, the applicable distribution period is the designated beneficiary’s remaining life expectancy using the designated beneficiary’s birthday in the calendar year immediately following the calendar year of the contract owner’s death, reduced by one for each calendar year that elapsed thereafter. If the designated beneficiary dies on or after January 1, 2020, the entire value of the contract must be withdrawn by December 31 of the tenth year following the death of the designated beneficiary.

c)	If there is no designated beneficiary, the entire balance of the contract must be distributed by December 31 of the fifth year following the contract owner’s death.

If the contract owner dies before January 1, 2020 and on or after the required beginning date, the interest in the IRA, SEP IRA, or Simple IRA must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

a)

If the designated beneficiary is the contract owner’s spouse, the applicable distribution period is the surviving spouse’s remaining life expectancy using the surviving spouse’s birthday for each distribution calendar year after the calendar year of the contract owner’s death. For calendar years after the death of the contract owner’s surviving spouse before January 1, 2020, the applicable distribution period is the greater of (1) the contract owner’s remaining life expectancy using the contract owner’s birthday in the calendar year of the contract owner’s death, reduced by one for each year thereafter; or (2) the spouse’s remaining life expectancy using the spouse’s age in the calendar year of the spouse’s death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse’s death. For death of the contract owner’s spouse on or after January 1, 2020 the entire balance must be withdrawn by December 31 of the tenth year following the death of the contract owner’s spouse.

b)

If the designated beneficiary is not the contract owner’s surviving spouse, the applicable distribution period is the greater of (1) the contract owner’s remaining life expectancy using the contract owner’s birthday in the calendar year of the contract owner’s death, reduced by one for each year thereafter; or (2) the designated beneficiary’s remaining life expectancy using the designated beneficiary’s birthday in the calendar year immediately following the calendar year of the contract owner’s death, reduced by one for each calendar year that elapsed thereafter. If the designated beneficiary dies on or after January 1, 2020, the entire value of the contract must be withdrawn by December 31 of the tenth year following the death of the designated beneficiary.

c)

If there is no designated beneficiary, the applicable distribution period is the contract owner’s remaining life expectancy using the contract owner’s birthday in the calendar year of the contract owner’s death, reduced by one for each year thereafter.

Purchasers and prospective purchasers should consult a financial professional, tax advisor or legal counsel to discuss the taxation and use of the contracts.

Required Distributions Upon Death of a Contract Owner On or After January 1, 2020

If the contract owner dies on or after January 1, 2020 and the designated beneficiary is not an eligible designated beneficiary as defined under Code Section 401(a)(9)( E)(ii), then the entire balance of the contract must be distributed by December 31 of the tenth year following the contract owner’s death. In the case of an eligible designated beneficiary as defined under Code Section 401(a)(9)( E)(ii), the entire balance of the contract will be distributed by December 31 of the tenth year following the contract owner’s death unless otherwise permitted by law and approved by Nationwide. Purchasers and prospective purchasers should consult a financial professional, tax advisor or legal counsel to discuss the taxation and use of the contracts.

If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.

For IRAs, SEP IRAs, and Simple IRAs, all or a portion of each distribution will be included in the recipient’s gross income and taxed at ordinary income tax rates. The portion of a distribution that is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution. The owner of an IRA, SEP IRA, or Simple IRA must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non taxable distributions for all years, and the total balance of all IRAs, SEP IRAs, or Simple IRAs.

Distributions from Roth IRAs may be either taxable or nontaxable, depending upon whether they are “qualified distributions” or “non-qualified distributions.”

OTHER INFORMATION

CONTACTING THE SERVICE CENTER

All inquiries, paperwork, information requests, service requests, and transaction requests should be made to the Service Center:

●	By telephone at 1-800-848-6331 (TDD 1-800-238-3035)
●	By mail to P.O. Box 182021, Columbus, Ohio 43218-2021
●	By Internet at www.nationwide.com

Nationwide will use reasonable procedures to confirm that instructions are genuine and will not be liable for following instructions that it reasonably determined to be genuine. Nationwide may record telephone requests. Telephone and computer systems may not always be available. Any telephone system or computer can experience outages or slowdowns for a variety of reasons. The outages or slowdowns could prevent or delay processing. Although Nationwide has taken precautions to support heavy use, it is still possible to incur an outage or delay. To avoid technical difficulties, submit transaction requests by mail.

We may be required to provide information about your Contract to government regulators. If mandated under applicable law, Nationwide may be required to reject a Purchase Payment and to refuse to process transaction requests under the Contract until instructed otherwise by the appropriate regulator.

DISTRIBUTION

Nationwide Investment Services Corporation (“NISC”), acts as the national distributor of the contracts sold through this prospectus. NISC is registered as a broker-dealer under the Securities Exchange Act of 1934 (“1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”). NISC’s address is One Nationwide Plaza, Columbus, Ohio 43215. In Michigan only, NISC refers to Nationwide Investment Svcs. Corporation. NISC is a wholly owned subsidiary of Nationwide.

Contracts sold through this prospectus can be purchased through registered representatives, appointed by Nationwide, of FINRA broker-dealer firms. Nationwide pays broker-dealers compensation for promoting, marketing and selling the contracts it sponsors. In turn, the broker-dealers pay a portion of the compensation to their registered representatives, under their own arrangements.

Nationwide does not expect the compensation paid to such broker-dealers (including NISC) to exceed 8% of Purchase Payments (on a present value basis) for sales of the contracts described in this prospectus.

ABOUT NATIONWIDE

Nationwide is a stock life insurance company organized under Ohio law in March 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities and retirement products. It is admitted to do business in all states, the District of Columbia, Guam, the U.S. Virgin Islands, and Puerto Rico.

Nationwide is a member of the Nationwide group of companies. Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (the “Companies”) are the ultimate controlling persons of the Nationwide group of companies. The Companies were organized under Ohio law in December of 1925 and 1933 respectively. The Companies engage in a general insurance and reinsurance business, except life insurance.

To request additional information about Nationwide, contact the Service Center.

See “Nationwide Life Insurance Company and Subsidiaries” for additional information.

Nationwide may use the proceeds from this offering for any legitimate corporate purpose.

GENERAL ACCOUNT AND SEPARATE ACCOUNTS

The assets in our general account are chargeable with claims by any of our contract owners and creditors, and are subject to the liabilities arising from any of our businesses. Our general account assets do not include the assets in the Index-Linked Annuity Separate Account, an insulated separate account where we hold assets to support future Strategy Earnings. Our general account assets also do not include the assets in any other insulated Nationwide separate accounts.

We exercise sole discretion over the investment of our general account assets, and we bear the associated investment risk. You will not share in the investment experience of our general account assets. We invest our general account assets in accordance with state insurance law.

The Index-Linked Annuity Separate Account is a non-unitized separate account and is not registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940. We own and control the assets in the Index-Linked Annuity Separate Account and you do not have any interest in or claim to the assets in the Index-Linked Annuity Separate Account. Unlike some variable annuities that utilize separate accounts, you do not share in the investment performance of the assets in the Index-Linked Annuity Separate Account. The Index-Linked Annuity Separate Account was established under the laws of Ohio. The assets in the Index-Linked Annuity Separate Account are not subject to claims by our creditors or subject to liabilities arising from any of our other businesses.

We may invest the assets of the Index-Linked Annuity Separate Account in any asset permitted under state law, including hedging instruments such as derivative contracts. We may move assets between the Index-Linked Annuity Separate Account and the general account. Where permitted by applicable law, we reserve the right to make certain changes to the structure and operation of the Index-Linked Annuity Separate Account. We will not make any such changes without receiving any necessary approval of any applicable state insurance department. We will notify you of any changes in writing.

EXEMPTION FROM PERIODIC REPORTING

Nationwide is relying on the exemption provided by Rule 12h-7 under the 1934 Act. In reliance on that exemption, Nationwide does not file periodic reports that would be otherwise required under the 1934 Act.

STATEMENTS TO CONTRACT OWNERS

Prior to the Annuitization Date, statements will be sent to the Contract Owner’s last known address. You should promptly notify the Service Center of any address change.

We will mail the following statements to you:

●	statements showing the Contract’s quarterly activity; and
●	confirmation statements showing transactions that affect the Contract’s value.

You can receive information from Nationwide faster and reduce the amount of mail they receive by signing up for Nationwide’s eDelivery program. Nationwide will notify you by email when important documents (statements, prospectuses and other documents) are ready for you to view, print, or download from Nationwide’s secure server. To choose this option, go to nationwide.com/login.

You should review statements carefully. All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the Contract. Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements are correct.

MISTATEMENTS OF AGE OR SEX

If the age or sex of the Contract Owner, Joint Owner, Annuitant, Contingent Annuitant, Beneficiary or Contingent Beneficiary is misstated, all payments and benefits under the Contract will be adjusted. Payments and benefits will be based on the correct age or sex. Proof of age of any of these individuals may be required at any time, in a form satisfactory to Nationwide. When the age or sex of any individual named in the application, including any supplemental applications, has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract.

The dollar amount of any underpayment made by Nationwide as a result of an age or sex misstatement will be paid in full with the next payment due under the Contract. The dollar amount of any overpayment made by Nationwide as a result of an age or sex misstatement will reduce the next payment due under the Contract, and will continue to reduce subsequent payments under the Contract, until all of the overpayment is recouped. Any adjustment for overpayment or underpayment will include interest charged or credited, as applicable, at the rate required by law, but not exceeding 6%.

EXPERTS

The statutory financial statements and schedules of Nationwide Life Insurance Company as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.

The KPMG LLP report dated March 20, 2020 of Nationwide Life Insurance Company includes explanatory language that states that the financial statements are prepared by Nationwide Life Insurance Company using statutory accounting practices prescribed or permitted by the Ohio Department of Insurance, which is a basis of accounting other than U.S. generally accepted accounting principles. Accordingly, the KPMG LLP audit report states that the financial statements are not presented fairly in accordance with U.S. generally accepted accounting principles and further states that those statements are presented fairly, in all material respects, in accordance with statutory accounting practices prescribed or permitted by the Ohio Department of Insurance.

LEGAL OPINION

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of Nationwide, its authority to issue the contracts under Ohio law, and the validity of the contracts under Ohio law have been passed on by Nationwide’s Office of General Counsel.

LEGAL PROCEEDINGS

Nationwide Life Insurance Company

Nationwide Financial Services, Inc. (NFS, or collectively with its subsidiaries, (the Company ) was formed in November 1996. NFS is the holding company for Nationwide Life Insurance Company (NLIC), Nationwide Life and Annuity Insurance Company (NLAIC) and other companies that comprise the life insurance and retirement savings operations of the Nationwide group of companies (Nationwide). This group includes Nationwide Financial Network (NFN), an affiliated distribution network that markets directly to its customer base. NFS is incorporated in Delaware and maintains its principal executive offices in Columbus, Ohio.

The Company is subject to legal and regulatory proceedings in the ordinary course of its business. These include proceedings specific to the Company and proceedings generally applicable to business practices in the industries in which the Company operates. The outcomes of these proceedings cannot be predicted due to their complexity, scope, and many uncertainties. The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory proceedings is not likely to have a material adverse effect on the Company’s financial position. The Company maintains Professional Liability Insurance and Director and Officer Liability insurance policies that may cover losses for certain legal and regulatory proceedings. The Company will make adequate provision for any probable and reasonably estimable recoveries under such policies.

The various businesses conducted by the Company are subject to oversight by numerous federal and state regulatory entities, including but not limited to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Department of Labor, the Internal Revenue Service, the Office of the Comptroller of the Currency and state insurance authorities. Such regulatory entities may, in the normal course of business, be engaged in general or targeted inquiries, examinations and investigations of the Company and/or its affiliates. With respect to all such scrutiny directed at the Company or their affiliates, the Company is cooperating with regulators.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “1933 Act”) may be permitted to directors, officers and controlling persons of Nationwide pursuant to the foregoing provisions, or otherwise, Nationwide has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nationwide will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

APPENDIX A: ADDITIONAL INDEX DISCLOSURES

S&P 500 INDEX

The “S&P 500” is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Nationwide Life Insurance Company (“Nationwide”). Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); DJIA®, The Dow®, Dow Jones® and Dow Jones Industrial Average are trademarks of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Nationwide. Nationwide the Contract is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Contract or any member of the public regarding the advisability of investing in securities generally or in the Contract particularly or the ability of the S&P 500 to track general market performance. S&P Dow Jones Indices’ only relationship to Nationwide with respect to the S&P 500 is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The S&P 500 is determined, composed and calculated by S&P Dow Jones Indices without regard to Nationwide or the Contract. S&P Dow Jones Indices have no obligation to take the needs of Nationwide or the owners of the Contract into consideration in determining, composing or calculating the S&P 500. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Contract or the timing of the issuance or sale of the Contract or in the determination or calculation of the equation by which the Contract is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Contract. There is no assurance that investment products based on the S&P 500 will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Contract currently being issued by Nationwide, but which may be similar to and competitive with the Contract. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY NATIONWIDE, OWNERS OF THE CONTRACT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND NATIONWIDE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

J.P. MORGAN MOZAIC II INDEX

The J.P. Morgan Mozaic IISM Index (“J.P. Morgan Index”) has been licensed to Nationwide Life Insurance Company (the “Licensee”) for the Licensee’s benefit. Neither the Licensee nor the Contract (the “Product”) is sponsored, operated, endorsed, sold or promoted by J.P. Morgan Securities LLC (“JPMS”) or any of its affiliates (together and individually, “J.P. Morgan”). J.P. Morgan makes no representation and no warranty, express or implied, to investors in or owners of the Product (or any person taking exposure to it) or any member of the public in any other circumstances (each a “Contract Owner”): (a) regarding the advisability of investing in securities or other financial or insurance products generally or in the Product particularly; or (b) the suitability or appropriateness of an exposure to the J.P. Morgan Index in seeking to achieve any particular objective. It is for those taking an exposure to the Product and/or the J.P. Morgan Index to satisfy themselves of these matters and such persons should seek appropriate professional advice before making any investment. J.P. Morgan is not responsible for and does not have any obligation or liability in connection with the issuance, administration, marketing or trading of the Product. The publication of the J.P. Morgan Index and the referencing of any asset or other factor of any kind in the J.P. Morgan Index do not constitute any form of investment recommendation or advice in respect of any such asset or other factor by J.P. Morgan and no person should rely upon it as such. J.P. Morgan does not act as an investment adviser or investment manager in respect of the J.P. Morgan Index or the Product and does not accept any fiduciary duties in relation to the J.P. Morgan Index, the Licensee, the Product or any Contract Owner.

The J.P. Morgan Index has been designed and is compiled, calculated, maintained and sponsored by J.P. Morgan without regard to the Licensee, the Product or any Contract Owner. The ability of the Licensee to make use of the J.P. Morgan Index may be terminated on short notice and it is the responsibility of the Licensee to provide for the consequences of that in the design of the Product. J.P. Morgan does not accept any legal obligation to take the needs of any person who may invest in a Product into account in designing, compiling, calculating, maintaining or sponsoring the J.P. Morgan Index or in any decision to cease doing so.

J.P. Morgan does not give any representation, warranty or undertaking, of any type (whether express or implied, statutory or otherwise) in relation to the J.P. Morgan Index, as to condition, satisfactory quality, performance or fitness for purpose or as to the results to be achieved by an investment in the Product or any data included in or omissions from the J.P. Morgan Index, or the use of the J.P. Morgan Index in connection with the Product or the veracity, currency, completeness or accuracy of the information on which the J.P. Morgan Index is based (and without limitation, J.P. Morgan accepts no liability to any Contract Owner for any errors or omissions in that information or the results of any interruption to it and J.P. Morgan shall be under no obligation to advise any person of any such error, omission or interruption). To the extent any such representation, warranty or undertaking could be deemed to have been given by J.P. Morgan, it is excluded save to the extent that such exclusion is prohibited by law. To the fullest extent permitted by law, J.P. Morgan shall have no liability or responsibility to any person or entity (including, without limitation, to any Contract Owners) for any losses, damages, costs, charges, expenses or other liabilities howsoever arising, including, without limitation, liability for any special, punitive, indirect or consequential damages (including loss of business or loss of profit, loss of time and loss of goodwill), even if notified of the possibility of the same, arising in connection with the design, compilation, calculation, maintenance or sponsoring of the J.P. Morgan Index or in connection with the Product.”

The J.P. Morgan Index is the exclusive property of J.P. Morgan. J.P. Morgan is under no obligation to continue compiling, calculating, maintaining or sponsoring the J.P. Morgan Index and may delegate or transfer to a third party some or all of its functions in relation to the J.P. Morgan Index.

J.P. Morgan may independently issue or sponsor other indices or products that are similar to and may compete with the J.P. Morgan Index and the Product. J.P. Morgan may also transact in assets referenced in the J.P. Morgan Index (or in financial instruments such as derivatives that reference those assets). It is possible that these activities could have an effect (positive or negative) on the value of the J.P. Morgan Index and the Product.

No actual investment which allowed tracking of the performance of the Index was possible before December 2016. Any hypothetical “back-tested” information provided is illustrative only and derived from proprietary models designed with the benefit of hindsight based on certain data (which may or may not correspond with the data that someone else would use to back-test the Indices) and assumptions and estimates (not all of which may be specified herein and which are subject to change without notice). The results obtained from different models, assumptions, estimates and/or data may be materially different from the results presented herein and such hypothetical “back-tested” information should not be considered indicative of the actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the Indices. J.P. Morgan expressly disclaims any responsibility for (i) the accuracy or completeness of the models, assumptions, estimates and data used in deriving the hypothetical “back-tested” information, (ii) any errors or omissions in computing or disseminating the hypothetical “back-tested” information, and (iii) any uses to which the hypothetical “back-tested” information may be put by any recipient of such information.

Each of the above paragraphs is severable. If the contents of any such paragraph is held to be or becomes invalid or unenforceable in any respect in any jurisdiction, it shall have no effect in that respect, but without prejudice to the remainder of this notice.

MSCI EAFE INDEX

The product referred to herein is not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such product or any index on which such product is based. The Contract contains a more detailed description of the limited relationship MSCI has with Nationwide and any related funds.

THIS PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX

NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY NATIONWIDE. NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN PRODUCTS GENERALLY OR IN THIS PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS PRODUCT OR THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS PRODUCT IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS FUND.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE PRODUCT, OWNERS OF THE FUND, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

NYSE® ZEBRA EDGE® INDEX

The mark NYSE® is a registered trademark of NYSE Group, Inc., Intercontinental Exchange, Inc. or their affiliates and is being utilized by ICE Data Indices, LLC under license and agreement. The marks Zebra® and Zebra Edge® are registered trademarks of Zebra Capital Management, LLC, may not be used without prior authorization from Zebra Capital Management, LLC, and are being utilized by ICE Data Indices, LLC under license and agreement.

ICE Data Indices, LLC owns all intellectual and other property rights to the NYSE® Zebra Edge® Index (the “Index”), including the composition and the calculation of the Index, excluding the methodology and formula for the Index. Zebra Capital Management, LLC owns all intellectual and other property rights to the methodology and formula for the Index, which are being used by ICE Data Indices, LLC under license from Zebra Capital Management, LLC (together with its subsidiaries and affiliates, “Zebra”).

The Index has been licensed by ICE Data Indices, LLC (together with its subsidiaries and affiliates, “IDI”) to UBS AG and sub-licensed by UBS AG (together with its subsidiaries and affiliates, “UBS”) to Nationwide Life Insurance Company (“Nationwide”). Neither Nationwide nor the Contract (the “Product”) is sponsored, operated, endorsed, recommended, sold or promoted by Zebra, IDI or UBS. Neither Zebra, IDI nor UBS makes any representation or gives any warranty, express or implied, regarding the advisability or possible benefits of purchasing the Product or any other financial product. Clients should undertake their own due diligence and seek appropriate professional advice before purchasing any financial product, including the Product.

The Index and other information disseminated by IDI are for informational purposes only, are provided on an “as is” basis, and are not intended for trading purposes. Neither Zebra nor IDI makes any warranty, express or implied, as to, without limitation, (i) the correctness, accuracy, reliability or other characteristics of the Index, (ii) the results to be obtained by any person or entity from the use of the Index for any purpose, or (iii) relating to the use of the Index and other information covered by the Product, including, but not limited to, express or implied warranties of merchantability, fitness for a particular purpose or use, title or non-infringement. IDI does not warrant that the Index will be uninterrupted and is under no obligation to continue compiling, calculating, maintaining or sponsoring the Index.

The Index (including the methodology(ies) and formula(s) therefor) has been designed and is compiled, calculated, maintained and sponsored without regard to any financial products that reference the Index (including the Product), any licensee, sub-licensor or sub-licensee of the Index, any client or any other person. Zebra, IDI and UBS may independently issue and/or sponsor other indices and products that are similar to and/or may compete with the Index and the Product. Zebra, IDI and UBS may also transact in assets referenced in the Index (or in financial instruments such as derivatives that reference those assets), including those which could have a positive or negative effect on the value of the Index and the Product.

None of Zebra, IDI or UBS shall bear any responsibility or liability, whether for negligence or otherwise, with respect to (i) any inaccuracies, omissions, mistakes or errors in the methodology(ies) and formula(s) for, or computation of, the Index (and shall not be obligated to advise any person of and/or to correct any such inaccuracies, omissions, mistakes or errors), (ii) the use of and/or reference to the Index by Zebra, IDI, UBS or any other person in connection with any financial product or otherwise, or (iii) any economic or other loss which may be directly or indirectly sustained by any client or other person dealing with any such financial product or otherwise. Any client or other person dealing with such financial products does so, therefore, in full knowledge of this disclaimer and can place no reliance whatsoever on Zebra, IDI or UBS nor bring claims, actions or legal proceedings in any manner whatsoever against any of them.

Bloomberg Barclays U.S. Corporate Index

BLOOMBERG® is a trademark and service mark of Bloomberg Finance L.P. BARCLAYS® is a trademark and service mark of Barclays Bank Plc, used under license. Bloomberg Finance L.P. and its affiliates, including Bloomberg Index Services Limited (“BISL”) (collectively, “Bloomberg”), or Bloomberg’s licensors own all proprietary rights in the “Bloomberg Barclays U.S. Corporate Index.”

Neither Barclays Bank PLC, Barclays Capital Inc., nor any affiliate (collectively “Barclays”) nor Bloomberg is the issuer or producer of Nationwide Defined ProtectionSM Annuity and neither Bloomberg nor Barclays has any responsibilities, obligations or duties to purchasers in Nationwide Defined ProtectionSM Annuity. The Bloomberg Barclays U.S. Corporate Index is licensed for use by Nationwide Life Insurance Company (“Nationwide”) as the Issuer of Nationwide Defined ProtectionSM Annuity. The only relationship of Bloomberg and Barclays with the Issuer in respect of Bloomberg Barclays U.S. Corporate Index is the licensing of the Bloomberg Barclays U.S. Corporate Index, which is determined, composed and calculated by BISL, or any successor thereto, without regard to the Issuer of Nationwide Defined ProtectionSM Annuity or the owners of Nationwide Defined ProtectionSM Annuity.

Additionally, Nationwide may for itself execute transaction(s) with Barclays in or relating to Bloomberg Barclays U.S. Corporate Index in connection with Nationwide Defined ProtectionSM Annuity. Purchasers acquire Nationwide Defined ProtectionSM Annuity from Nationwide and purchasers neither acquire any interest in Bloomberg Barclays U.S. Corporate Index nor enter into any relationship of any kind whatsoever with Bloomberg or Barclays upon making a purchase in Nationwide Defined ProtectionSM Annuity. Nationwide Defined ProtectionSM Annuity is not sponsored, endorsed, sold or promoted by Bloomberg or Barclays. Neither Bloomberg nor Barclays makes any representation or warranty, express or implied, regarding the advisability of the purchase of Nationwide Defined ProtectionSM Annuity or the advisability of purchasing securities generally or the ability of the Bloomberg Barclays U.S. Corporate Index to track corresponding or relative market performance. Neither Bloomberg nor Barclays has passed on the legality or suitability of Nationwide Defined ProtectionSM Annuity with respect to any person or entity. Neither Bloomberg nor Barclays is responsible for or has participated in the determination of the timing of, prices at, or quantities of Nationwide Defined ProtectionSM Annuity to be issued. Neither Bloomberg nor Barclays has any obligation to take the needs of the Issuer or the owners of Nationwide Defined ProtectionSM Annuity or any other third party into consideration in determining, composing or calculating the Bloomberg Barclays U.S. Corporate Index. Neither Bloomberg nor Barclays has any obligation or liability in connection with administration, marketing or trading of Nationwide Defined ProtectionSM Annuity.

The licensing agreement between Bloomberg and Barclays is solely for the benefit of Bloomberg and Barclays and not for the benefit of the owners of Nationwide Defined ProtectionSM Annuity, investors or other third parties. In addition, the licensing agreement between Nationwide Financial Services, Inc. and Bloomberg is solely for the benefit of Nationwide Financial Services, Inc. and Bloomberg and not for the benefit of the owners of Nationwide Defined ProtectionSM Annuity, investors or other third parties.

NEITHER BLOOMBERG NOR BARCLAYS SHALL HAVE ANY LIABILITY TO THE ISSUER, INVESTORS OR OTHER THIRD PARTIES FOR THE QUALITY, ACCURACY AND/OR COMPLETENESS OF THE BLOOMBERG BARCLAYS U.S. CORPORATE INDEX OR ANY DATA INCLUDED THEREIN OR FOR INTERRUPTIONS IN THE DELIVERY OF THE BLOOMBERG BARCLAYS U.S. CORPORATE INDEX. NEITHER BLOOMBERG NOR BARCLAYS MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, THE INVESTORS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG BARCLAYS U.S. CORPORATE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER BLOOMBERG NOR BARCLAYS MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG BARCLAYS U.S. CORPORATE INDEX OR ANY DATA INCLUDED THEREIN. BLOOMBERG RESERVES THE RIGHT TO CHANGE THE METHODS OF CALCULATION OR PUBLICATION, OR TO CEASE THE CALCULATION OR PUBLICATION OF THE BLOOMBERG BARCLAYS U.S. CORPORATE INDEX, AND NEITHER BLOOMBERG NOR BARCLAYS SHALL BE LIABLE FOR ANY MISCALCULATION OF OR ANY INCORRECT, DELAYED OR INTERRUPTED PUBLICATION WITH RESPECT TO ANY OF THE BLOOMBERG BARCLAYS U.S. CORPORATE INDEX. NEITHER BLOOMBERG NOR BARCLAYS SHALL BE LIABLE FOR ANY DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR ANY LOST PROFITS, EVEN IF ADVISED OF THE POSSIBLITY OF SUCH, RESULTING FROM THE USE OF THE BLOOMBERG BARCLAYS U.S. CORPORATE INDEX OR ANY DATA INCLUDED THEREIN OR WITH RESPECT TO NATIONWIDE DEFINED PROTECTIONSM ANNUITY.

None of the information supplied by Bloomberg or Barclays and used in this publication may be reproduced in any manner without the prior written permission of both Bloomberg and Barclays Capital, the investment banking division of Barclays Bank PLC. Barclays Bank PLC is registered in England No. 1026167, registered office 1 Churchill Place London E14 5HP.

APPENDIX B: MODIFIED STRATEGY VALUE FORMULA AND EXAMPLES

MODIFIED STRATEGY VALUE FORMULA AND EXAMPLES

The Modified Strategy Value is the maximum Gross Withdrawal that may be taken from a Strategy as of a given date during a Strategy Term. On a Strategy Term End Date, the Modified Strategy Value is equal to your Strategy Value plus any Term Strategy Earnings. On any day other than the Strategy Term End Date, the Modified Strategy Value is equal to your Strategy Value plus any Interim Strategy Earnings that would be applied if you withdrew your entire Strategy Value. The maximum Gross Withdrawal from a Strategy would be subject to any applicable CDSC and MVA.

Each day during a Strategy Term, we calculate the Modified Strategy Value for a Strategy using the following formula:

Modified Strategy Value = Lesser of A or B, where:

A = Strategy Accumulation Value;

B = C + D, where:

       C = The portion of the Remaining Preferred Withdrawal Amount attributable to the Strategy

        D = E x (F - G), but never less than 0, where:

             E = 1 + NSEP

             F = Strategy Value

             G = C / (1 + SEP)

Examples of the Modified Strategy Value Calculation

The examples below illustrate the calculation of the Modified Strategy Value for two separate Strategies.

Example for Strategy 1: This example assumes a positive SEP and NSEP.

Assume the following values:

●   The Strategy Value (F) is $70,000

●   The Remaining Preferred Withdrawal Amount (C) is $5,000

●   The SEP is 5%

●   The NSEP is 3%

The Modified Strategy Value is calculated as follows:

●   A = $73,500 (i.e., $70,000 x (1 + 5%)). The Strategy Accumulation Value (A) is calculated using the formula Strategy Accumulation Value = Strategy Value x (1 + SEP).

●   B = $72,195.24 (i.e., $5,000 + $67,195.24)

o   C = $5,000, as assumed

o   D = $67,195.24 (i.e., 1.03 x ($70,000 - $4,761.90))

◾  E = 1.03 (i.e., 1 + 3%)

◾  F = $70,000, as assumed

◾  G = $4,761.90 (i.e. $5,000 / (1 + 5%))

●   Modified Strategy Value = $72,195.24 (i.e., lesser of $73,500 or $72,195.24)

Example for Strategy 2: This example uses a negative SEP and NSEP.

Assume the following values:

●	The Strategy Value (F) is $30,000

●	The Remaining Preferred Withdrawal Amount (C) is $2,000

●	The SEP is -2%

●	The NSEP is -2%

The Modified Strategy Value is calculated as follows:

●	A = $29,400 (i.e., $30,000 x (1 - 2%). The Strategy Accumulation Value (A) is calculated using the formula Strategy Accumulation Value = Strategy Value x (1 + SEP).

●	B = $29,400 (i.e., $2,000 + $27,400)

o	C = $2,000, as assumed

o	D = $27,400 (i.e., 0.98 x ($30,000 - 2,040.82))

◾	E = 0.98 (i.e., 1 - 2%)

◾	F = $30,000, as assumed

◾	G = $2,040.82 (i.e., $2.000 / (1 - 2%))

●	Modified Strategy Value = $29,400 (i.e., lesser of $29,400 or $29,400)

APPENDIX C: NON-PREFERRED STRATEGY EARNINGS PERCENTAGE

The following is the Non-Preferred Strategy Earnings Percentage (NSEP) formula that we use to calculate Interim Strategy Earnings for Non-Preferred Withdrawals:

NSEP = Greater of A or B, where:

A = C x D, where:

C = Adjusted Index Performance

D = 1 if C is less than 0, or (ET / ST) if C is greater than or equal to zero

ET = Elapsed Term (i.e., the number of calendar days elapsed in the Strategy Term divided by 365)

ST = Strategy Term (in whole years, e.g., 1, 2, 3)

B = E – F x (ST – ET), where:

E = Protection Level – 100%

F = Non-Preferred Withdrawal Adjustment Percentage

ST = Strategy Term in years (in whole years, e.g., 1, 2, 3)

ET = Elapsed Term (i.e., the number of calendar days elapsed in the Strategy Term divided by 365)

Examples of the Non-Preferred Strategy Earnings Percentage Calculation

The examples below illustrate the calculation of the NSEP based on the formula described above. All examples assume the Strategy Term (ST) is 3 years and the Elapsed Term (ET) is 1.25 years. Therefore ST – ET is 1.75 years (i.e., 3 – 1.25).

First, in order to calculate the NSEP, (A) must be calculated in accordance with the formula described above. The following illustrates the calculation of (A) based on different Non-Preferred Adjusted Index Performances (AIPs):

(a)	If the AIP is 12%, then D is 0.4167 (i.e., 1.25 / 3). A would be 5% (i.e., 12% x 0.4167)

(b)	If the AIP is -6%, then D is 1. A would be -6% (i.e., -6% x 1)

(c)	If the AIP is -15%, then D is 1. A would be -15% (i.e., -15% x 1)

In order to calculate the NSEP, (B) must also be calculated in accordance with the formula described above. The following illustrates the calculation of (B) based on different Protection Levels and Non-Preferred Withdrawal Adjustment Percentages:

(a)	If Protection Level is 90% and Non-Preferred Withdrawal Adjustment Percentage is 2%, then B is -13.5% (i.e., (90%-100%) – 2% x 1.75)

(b)	If Protection Level is 100% and Non-Preferred Withdrawal Adjustment Percentage is 2%, then B is -3.5% (i.e., (100%-100%) – 2% x 1.75)

(c)	If Protection Level is 90% and Non-Preferred Withdrawal Adjustment Percentage is 3%, then B is -15.25% (i.e., (90%-100%) – 3% x 1.75)

Lastly, the NSEP is calculated as the greater of (A) and (B). The following illustrates the calculation of the NSEP based on the calculations of A and B above:

(a)	If A equals 5% and B equals -13.5%, the NSEP equals 5%.

(b)	If A equals -6% and B equals -3.5%, the NSEP equals -3.5%.

(c)	If A equals -15% and B equals -15.25%, the NSEP equals -15%.

APPENDIX D: WITHDRAWAL EXAMPLES

A contract owner makes a Purchase Payment of $100,000 and allocates it all to a single Strategy. On the date of the Purchase Payment the Strategy Value is $100,000. The Strategy has the following Crediting Factors:

●	Index XYZ
●	Protection Level of 90% (represents a downside protection of -10%)
●	3-Year Strategy Term
●	Participation Rate of 80%
●	Strategy Spread of 1.00%

EVENT 1: PREFERRED AND NON-PREFERRED WITHDRAWAL WITH POSITIVE INTERIM STRATEGY EARNINGS

Assume the contract owner takes a Gross Withdrawal of $14,000 after 219 days have elapsed since the start of the Strategy Term. Assume the following values apply on the date of the withdrawal:

●	Index XYZ’s Index Performance is 32.00%
●	CDSC Percentage = 8.00%
●	MVA Factor = 3.25%

1.	Calculate the Strategy Earnings Percentage (SEP) and Non-Preferred Strategy Earnings Percentage (NSEP)

The table below illustrates the calculation of the SEP and NSEP on that date.

SEP and NSEP

Step One	Step Two	Step Three	Step Four	Step Five	Step Six	Step Seven	Step Eight
Elapsed Term	Adjusted Index Performance (AIP)	Downside Protection for SEP	Downside Protection for NSEP	Elapsed Term / Strategy Term	Factor to use in NSEP	Strategy Earnings Percentage (SEP)	Non-Preferred Strategy Earnings Percentage (NSEP)
0.60	25.00%	-10.00%	-14.80%	0.20	0.20	25.00%	5.00%

●	Step One: 0.60 = (219 days/365 days)
●	Step Two: 25.00% = [ (80% x 32.00%) - 1.00% x 0.60)] (i.e. AIP = Participation Rate x Index Performance – Strategy Spread x Elapsed Term)
●	Step Three: -10.00% = (90% - 100%) (i.e. downside protection for SEP = Protection Level – 100%)
●	Step Four: -14.80% = [90% - 100% - 2.00% x (3 - 0.60)] (i.e. downside protection for NSEP = Protection Level – 100% - Non-Preferred Withdrawal Adjustment Percentage x (Strategy Term – Elapsed Term)
●	Step Five: 0.20 = (0.60 / 3) (i.e. Elapsed Term / Strategy Term, which is representative of the amount of time that has passed in the Strategy Term)
●	Step Six: 0.20 (Use result of Step Five if result of Step Four is 0% or greater; otherwise use 1)
●	Step Seven: 25.00% = (Greater of 25.00% or -10.00%) (i.e. SEP = Greater of AIP or downside protection for SEP)
●	Step Eight: 5.00% = (Greater of 25.00% x 0.20 or -14.80%) (i.e. NSEP = Greater of (AIP x result of Step Six) or downside protection for NSEP)

2.	Calculate the Strategy Earnings

The table below illustrates the calculation of Interim Strategy Earnings applied to the Strategy as a result of the withdrawal.

Strategy Earnings

Step One	Step Two	Step Three	Step Four	Step Five
Dollar Amount of Preferred Withdrawal	Interim Strategy Earnings on the Preferred Withdrawal	Dollar Amount of Non- Preferred Withdrawal	Interim Strategy Earnings on the Non-Preferred Withdrawal	Total Interim Strategy Earnings
$7,000	$1,400	$7,000	$333	$1,733

where:

●

Step One: $7,000 = Lesser of 7% of $100,000 or $14,000 (i.e. dollar amount of Preferred Withdrawal is the lesser of the maximum Preferred Withdrawal Amount (7% of Contract Value at start of contract year) and the requested withdrawal)

●	Step Two: $1,400 = [25.00% x $7,000 / (1 + 25.00%)] (i.e. SEP x Preferred Withdrawal / (1+ SEP))
●	Step Three: $7,000 = ($14,000 - $7,000) (i.e. dollar amount of Non-Preferred Withdrawal equals requested withdrawal minus dollar amount of Preferred Withdrawal)
●	Step Four: $333 = [5.00% x $7,000 / (1 + 5.00%)] (i.e. NSEP x Non-Preferred Withdrawal / (1+ NSEP))
●	Step Five: $1,733 = ($1,400 + $333) (i.e. sum of Steps Two and Four)

3.	Calculate the Contract Value

The table below illustrates the calculation of the Contract Value after the withdrawal.

Contract Value

Contract Value before Withdrawal	Gross Withdrawal	Total Strategy Earnings	Contract Value after Withdrawal
$100,000	$14,000	$1,733	$87,733

where:

Contract Value after Withdrawal: $87,733 = $100,000 - $14,000 + $1,733

4.	Calculate the Cash Withdrawal

The table below illustrates the calculation of the Cash Withdrawal received by the owner as a result of the withdrawal.

Cash Withdrawal

Step One	Step Two	Step Three	Step Four	Step Five
Gross Withdrawal	CDSC Base/ MVA Base	CDSC	MVA	Cash Withdrawal
$14,000	$7,000	$560	$228	$13,668

where:

●	Step One: $14,000 (Gross Withdrawal)
●	Step Two: $7,000 (i.e. CDSC Base and MVA Base = Non-Preferred Withdrawal)
●	Step Three: $560 = ($7,000 x 8.00%) (i.e. CDSC Base x CDSC Percentage)
●	Step Four: $228 = ($7,000 x 3.25%) (i.e. MVA Base x MVA Factor)
●	Step Five: $13,668 = $14,000 - $560 +$228 (i.e. Result of Step One minus Step Three plus Step Four)

EVENT 2: PREFERRED AND NON-PREFERRED WITHDRAWAL WITH NEGATIVE INTERIM STRATEGY EARNINGS

Assume the contract owner takes a Gross Withdrawal of $14,000 after 400 days (i.e. 1 year and 35 days) have elapsed since the start of the Strategy Term. Assume the following values apply on the date of the withdrawal:

●	Index XYZ’s Index Performance is -20.00%
●	CDSC Percentage = 8.00%
●	MVA Factor = 3.25%

1.	Calculate the Strategy Earnings Percentage (SEP) and Non-Preferred Strategy Earnings Percentage (NSEP)

The table below illustrates the calculation of the SEP and NSEP on that date.

SEP and NSEP

Step One	Step Two	Step Three	Step Four	Step Five	Step Six	Step Seven	Step Eight
Elapsed Term	Adjusted Index Performance (AIP)	Downside Protection for SEP	Downside Protection for NSEP	Elapsed Term / Strategy Term	Factor to use in NSEP	Strategy Earnings Percentage (SEP)	Non-Preferred Strategy Earnings Percentage (NSEP)
1.096	-17.096%	-10.00%	-13.81%	0.365	1.00	-10.00%	-13.81%

●	Step One: 1.096 = (400 days/365 days)
●	Step Two: -17.096% = [ (80% x -20.00%) - 1.00% x 1.096)] (i.e. AIP = Participation Rate x Index Performance – Strategy Spread x Elapsed Term)
●	Step Three: -10.00% = (90% - 100%) (i.e. downside protection for SEP = Protection Level – 100%)
●	Step Four: -13.81% = [90% - 100% - 2.00% x (3 - 1.096)] (i.e. downside protection for NSEP = Protection Level – 100% - Non-Preferred Withdrawal Adjustment Percentage x (Strategy Term – Elapsed Term)
●	Step Five: 0.365 = (1.096 / 3) (i.e. Elapsed Term / Strategy Term)
●	Step Six: 1.00 (Use result of Step Five if result of Step Four is 0% or greater; otherwise use 1)
●	Step Seven: -10.00% = (Greater of -17.096% or -10.00%) (i.e. SEP = Greater of AIP or downside protection for SEP)
●	Step Eight: -13.81% = (Greater of -17.096% x 1.00 or -13.81%) (i.e. NSEP = Greater of (AIP x result of Step Six) or downside protection for NSEP)

2.	Calculate the Strategy Earnings

The table below illustrates the calculation of Interim Strategy Earnings applied to the Strategy as a result of the withdrawal.

Strategy Earnings

Step One	Step Two	Step Three	Step Four	Step Five
Dollar Amount of Preferred Withdrawal	Interim Strategy Earnings on the Preferred Withdrawal	Dollar Amount of Non-Preferred Withdrawal	Interim Strategy Earnings on the Non-Preferred Withdrawal	Total Interim Strategy Earnings
$6,141	-$682	$7,859	-$1,259	-$1,941

where:

●

Step One: $6,141 = Lesser of 7% of $87,733 or $14,000 (i.e. dollar amount of Preferred Withdrawal is the lesser of the maximum Preferred Withdrawal Amount (7% of Contract Value at start of contract year) and the requested withdrawal)

●	Step Two: -$682 = [-10.00% x $6,141 / (1 + (-10.00%)] (i.e. SEP x Preferred Withdrawal / (1+ SEP))
●	Step Three: $7,859 = ($14,000 - $6,141) (i.e. dollar amount of Non-Preferred Withdrawal equals requested withdrawal minus dollar amount of Preferred Withdrawal)
●	Step Four: -$1,259 = [-13.81% x $7,859 / (1 + (-13.81%)] (i.e. NSEP x Non-Preferred Withdrawal / (1+ NSEP))
●	Step Five: -$1,941 = (-$682 + (-$1,259)) (i.e. sum of Steps Two and Four)

3.	Calculate the Contract Value

The table below illustrates the calculation of the Contract Value as a result of the withdrawal.

Contract Value

Contract Value before Event	Gross Withdrawal	Total Strategy Earnings	Contract Value after Event
$87,733	$14,000	-$1,941	$71,792

where:

Contract Value after Event: $71,792 = $87,733 - $14,000 + (-$1,941)

4.	Calculate the Cash Withdrawal

The table below illustrates the calculation of the Cash Withdrawal received by the owner as a result of the withdrawal.

Cash Withdrawal

Step One	Step Two	Step Three	Step Four	Step Five
Gross Withdrawal	CDSC Base/MVA Base	CDSC	MVA	Cash Withdrawal
$14,000	$7,859	$629	$255	$13,626

where:

●	Step One: $14,000 (Gross Withdrawal)
●	Step Two: $7,859 (i.e. CDSC Base and MVA Base = Non-Preferred Withdrawal)
●	Step Three: $629 = ($7,859 x 8.00%) (i.e. CDSC Base x CDSC Percentage)
●	Step Four: $255 = ($7,859 x 3.25%) (i.e. MVA Base x MVA Factor)
●	Step Five: $13,626 = $14,000 - $629 +$255 (i.e. Result of Step One minus Step Three plus Step Four)

EVENT 3: NON-PREFERRED WITHDRAWAL WITH POSITIVE INTERIM STRATEGY EARNINGS

Assume the contract owner takes a Gross Withdrawal of $10,000 after 600 days (i.e. 1 year and 235 days) have elapsed since the start of the Strategy Term. On that date the Preferred Withdrawal Amount is now zero because the full Preferred Withdrawal Amount for the contract year was taken in Event 2 described above. Assume the following values apply to that date:

●	Index XYZ’s Index Performance is 15.7425%

●	CDSC Percentage = 8.00%
●	MVA Factor = -1.50%

1.	Calculate the Strategy Earnings Percentage (SEP) and Non-Preferred Strategy Earnings Percentage (NSEP)

The table below illustrates the calculation of the SEP and NSEP on that date.

SEP and NSEP

Step One	Step Two	Step Three	Step Four	Step Five	Step Six	Step Seven	Step Eight
Elapsed Term	Adjusted Index Performance (AIP)	Downside Protection for SEP	Downside Protection for NSEP	Elapsed Term / Strategy Term	Factor to use in NSEP	Strategy Earnings Percentage (SEP)	Non-Preferred Strategy Earnings Percentage (NSEP)
1.644	10.950%	-10.00%	-12.712%	0.548	0.548	10.950%	6.00%

●	Step One: 1.644 = (600 days / 365 days)
●	Step Two: 10.95% = [ (80% x 15.7425%) - 1.00% x 1.644)] (i.e. AIP = Participation Rate x Index Performance – Strategy Spread x Elapsed Term)
●	Step Three: -10.00% = (90% - 100%) (i.e. downside protection for SEP = Protection Level – 100%)

●	Step Four: -12.712% = [90% - 100% - 2.00% x (3 - 1.644)] (i.e. downside protection for NSEP = Protection Level – 100% - Non-Preferred Withdrawal Adjustment Percentage x (Strategy Term – Elapsed Term)
●	Step Five: 0.548 = (1.644 / 3) (i.e. Elapsed Term / Strategy Term)
●	Step Six: 0.548 (Use result of Step Five if result of Step Four is 0% or greater; otherwise use 1)
●	Step Seven: 10.950% = (Greater of 10.950% or -10.00%) (i.e. SEP = Greater of AIP or downside protection for SEP)
●	Step Eight: 6.00% = (Greater of 10.95% x 0.548 or -12.712%) (i.e. NSEP = Greater of (AIP x result of Step Six) or downside protection for NSEP)

2.	Calculate the Strategy Earnings

The table below illustrates the calculation of Interim Strategy Earnings applied to the Strategy as a result of the withdrawal.

Strategy Earnings

Step One	Step Two	Step Three	Step Four	Step Five
Dollar Amount of Preferred Withdrawal	Interim Strategy Earnings on the Preferred Withdrawal	Dollar Amount of Non- Preferred Withdrawal	Interim Strategy Earnings on the Non- Preferred Withdrawal	Total Interim Strategy Earnings
$0	$0	$10,000	$566	$566

where:

●	Step One: Remaining Preferred Withdrawal is zero
●	Step Two: $0 = [10.95% x $0 / (1 + 10.95%)] (i.e. SEP x Preferred Withdrawal / (1+ SEP))
●	Step Three: $10,000 = ($10,000 - $0) (i.e. dollar amount of Non-Preferred Withdrawal equals requested withdrawal minus dollar amount of Preferred Withdrawal)
●	Step Four: $566 = [6.00% x $10,000 / (1 + 6.00%)] (i.e. NSEP x Non-Preferred Withdrawal / (1+ NSEP))
●	Step Five: $566 = ($0 + $566) (i.e. sum of Steps Two and Four)

3.	Calculate the Contract Value

The table below illustrates the calculation of the Contract Value as a result of the withdrawal.

Contract Value

Contract Value before Event	Gross Withdrawal	Total Strategy Earnings	Contract Value after Event
$71,792	$10,000	$566	$62,358

where:

Contract Value after Event: $62,358 = $71,792 - $10,000 + $566

4.	Calculate the Cash Withdrawal

The table below illustrates the calculation of the Cash Withdrawal received by the owner as a result of the withdrawal.

Cash Withdrawal

Step One	Step Two	Step Three	Step Four	Step Five
Gross Withdrawal	CDSC Base/MVA Base	CDSC	MVA	Cash Withdrawal
$10,000	$10,000	$800	-$150	$9,050

where:

●	Step One: $10,000 (Gross Withdrawal)
●	Step Two: $10,000 (i.e. CDSC Base and MVA Base = Non-Preferred Withdrawal)
●	Step Three: $800 = ($10,000 x 8.00%) (i.e. CDSC Base x CDSC Percentage)
●	Step Four: -$150 = ($10,000 x (-1.50%)) (i.e. MVA Base x MVA Factor)
●	Step Five: $9,050 = $10,000 - $800 + (-$150) (i.e. Result of Step One minus Step Three plus Step Four)

EVENT 4: PREFERRED AND NON-PREFERRED WITHDRAWAL WITH MINIMAL INDEX PERFORMANCE

The contract owner takes a Gross Withdrawal of $8,730 after 800 days (i.e. 2 years and 70 days) have elapsed since the start of the Strategy Term. Assume the following values apply to that date:

●	Index XYZ’s Index Performance is 2.2525%
●	CDSC Percentage = 7.00%
●	MVA Factor = 2.00%

1.	Calculate the Strategy Earnings Percentage (SEP) and Non-Preferred Strategy Earnings Percentage (NSEP)

The table below illustrates the calculation of the SEP and NSEP on that date.

SEP and NSEP

Step One	Step Two	Step Three	Step Four	Step Five	Step Six	Step Seven	Step Eight
Elapsed Term	Adjusted Index Performance (AIP)	Downside Protection for SEP	Downside Protection for NSEP	Elapsed Term / Strategy Term	Factor to use in NSEP	Strategy Earnings Percentage (SEP)	Non-Preferred Strategy Earnings Percentage (NSEP)
2.192	-0.39%	-10.00%	-11.62%	0.731	1.00	-0.39%	-0.39%

●	Step One: 2.192 = (800 days / 365 days)
●	Step Two: -0.39% = [ (80% x 2.2525%) - 1.00% x 2.192)] (i.e. AIP = Participation Rate x Index Performance – Strategy Spread x Elapsed Term)
●	Step Three: -10.00% = (90% - 100%) (i.e. downside protection for SEP = Protection Level – 100%)
●	Step Four: -11.62% = [90% - 100% - 2.00% x (3 - 2.192)] (i.e. downside protection for NSEP = Protection Level – 100% - Non-Preferred Withdrawal Adjustment Percentage x (Strategy Term – Elapsed Term)
●	Step Five: 0.731 = (2.192 / 3) (i.e. Elapsed Term / Strategy Term)
●	Step Six: 1.00 (Use result of Step Five if result of Step Four is 0% or greater; otherwise use 1)
●	Step Seven: -0.39% = (Greater of -0.39% or -10.00%) (i.e. SEP = Greater of AIP or downside protection for SEP)
●	Step Eight: -0.39% = (Greater of -0.39% x 1.00 or -11.62%) (i.e. NSEP = Greater of (AIP x result of Step Six) or downside protection for NSEP)

2.	Calculate the Strategy Earnings

The table below illustrates the calculation of Interim Strategy Earnings applied to the Strategy as a result of the withdrawal.

Strategy Earnings

Step One	Step Two	Step Three	Step Four	Step Five
Dollar Amount of Preferred Withdrawal	Interim Strategy Earnings on the Preferred Withdrawal	Dollar Amount of Non-Preferred Withdrawal	Interim Strategy Earnings on the Non-Preferred Withdrawal	Total Interim Strategy Earnings
$4,365	-$17	$4,365	-$17	-$34

where:

●

Step One: $4,365 = Lesser of 7% of $62,358 or $8,730 (i.e. dollar amount of Preferred Withdrawal is the lesser of the maximum Preferred Withdrawal Amount (7% of Contract Value at start of contract year) and the requested withdrawal)

●	Step Two: -$17 = [-0.39% x 4,365 / (1 + (-0.39%)] (i.e. SEP x Preferred Withdrawal / (1+ SEP))
●	Step Three: $4,365 = ($8,730 - $4,365) (i.e. dollar amount of Non-Preferred Withdrawal equals requested withdrawal minus dollar amount of Preferred Withdrawal)
●	Step Four: -$17 = [-0.39% x $4,365 / (1 + (-0.39%)] (i.e. NSEP x Non-Preferred Withdrawal / (1+ NSEP))
●	Step Five: -$34 = ((-$17) + (-$17)) (i.e. sum of Steps Two and Four)

3.	Calculate the Contract Value

The table below illustrates the calculation of the Contract Value as a result of the withdrawal.

Contract Value

Contract Value before Event	Gross Withdrawal	Total Strategy Earnings	Contract Value after Event
$62,358	$8,730	-$34	$53,594

where:

Contract Value after Event: $53,594 = $62,358 - $8,730 + (-$34)

4.	Calculate the Cash Withdrawal

The table below illustrates the calculation of the Cash Withdrawal received by the owner as a result of the withdrawal.

Cash Withdrawal

Step One	Step Two	Step Three	Step Four	Step Five
Gross Withdrawal	CDSC Base/MVA Base	CDSC	MVA	Cash Withdrawal
$8,730	$4,365	$306	$87	$8,511

where:

●	Step One: $8,730 (Gross Withdrawal)
●	Step Two: $4,365 (CDSC Base and MVA Base = Non-Preferred Withdrawal)
●	Step Three: $306 = ($4,365 x 7.00%) (i.e. CDSC Base x CDSC Percentage)
●	Step Four: $87 = ($4,365 x 2.00%) (i.e. MVA Base x MVA Factor)
●	Step Five: $8,511 = $8,730 - $306 + $87 (i.e. Result of Step One minus Step Three plus Step Four)

EVENT 5: TERM STRATEGY EARNINGS

At the end of the 3-year Strategy Term, Term Strategy Earnings are calculated and applied to the Strategy and then the contract owner surrenders the contract.

Assume the following values apply to that date:

●	Index XYZ’s Index Performance is 18.60%
●	CDSC Percentage = 6.00%
●	MVA Factor = 1.00%

1.	Calculate the Strategy Earnings Percentage (SEP)

The table below illustrates the calculation of the SEP on that date.

SEP

Step One	Step Two	Step Three	Step Four
Elapsed Term	Adjusted Index Performance (AIP)	Downside Protection for SEP	Strategy Earnings Percentage (SEP)
3.00	11.88%	-10.00%	11.88%

where:

●	Step One: 3.00 = (1095 days / 365 days)
●	Step Two: 11.88% = [ (80% x 18.60%) - 1.00% x 3.00)] (i.e. AIP = Participation Rate x Index Performance – Strategy Spread x Elapsed Term)
●	Step Three: -10.00% = (90% - 100%) (i.e. downside protection for SEP = Protection Level – 100%)
●	Step Four: 11.88% = (Greater of 11.88% or -10.00%) (i.e. SEP = Greater of AIP or downside protection for SEP)

2.	Calculate the Strategy Earnings

The table below illustrates the calculation of Interim Strategy Earnings applied to the Strategy as a result of the withdrawal.

Strategy Earnings

Strategy Value	Term Strategy Earnings
$53,594	$6,367

Term Strategy Earnings: $6,367 = $53,594 x 11.88%

3.	Calculate the Contract Value

The table below illustrates the calculation of the Contract Value as a result of the withdrawal.

Contract Value

Contract Value before Event	Total Strategy Earnings	Contract Value after Event
$53,594	$6,367	$59,961

where:

Contract Value after Event: $59,961 = $53,594 + $6,367

4.	Calculate the Cash Withdrawal for a full surrender

The table below illustrates the calculation of the Cash Withdrawal received by the owner as a result of the surrender.

Cash Withdrawal

Step One	Step Two	Step Three	Step Four	Step Five
Gross Withdrawal	CDSC Base/MVA Base	CDSC	MVA	Cash Withdrawal
$59,961	$55,764	$3,346	$558	$57,173

where:

●	Step One: $59,961 (Gross Withdrawal)
●	Step Two: $55,764 (CDSC Base and MVA Base = Non-Preferred Withdrawal = $59,961 – 7% x $59,961)
●	Step Three: $3,346 = ($55,764 x 6.00%) (i.e. CDSC Base x CDSC Percentage)
●	Step Four: $558 = ($55,764 x 1.00%) (i.e. MVA Base x MVA Factor)
●	Step Five: $57,173 = $59,961 - $3,346 + $558 (i.e. Result of Step One minus Step Three plus Step Four)

APPENDIX E: MVA EXAMPLES

Examples

We calculate the MVA Factor using the following formula:

MVA Factor = MVA Scaling Factor x (A – B) x N/12, where:

A = Initial Market Value Reference Rate

B = Market Value Reference Rate on the date we process the withdrawal

N =  Number of whole months (partial months will be rounded up to the next whole month) remaining in the MVA Period, calculated from the date that we process the withdrawal

Both examples assume the following:

●   The MVA Scaling Factor is 1.0

●   The Initial Market Value Reference Rate is 3.50%

Example 1:

Assume:

●   The MVA is calculated 13-1/2 months after the Date of Issue

●   The Market Value Reference Rate on that date is 4.00%

Then the MVA Factor is calculated using the following values:

●   A is 3.50%

●   B is 4.00%

●   N is 59 (i.e. there are 58-1/2 months remaining in the MVA Period (72 months – 13-1/2 months), which is rounded up to 59 months)

The MVA Factor on that date is -2.46% (i.e. 1.00 x (3.50% – 4.00%) x 59/12

Example 2:

Assume:

●   The MVA is calculated 39 months after the Date of Issue

●   The Market Value Reference Rate on that date is 3.10%

Then the MVA Factor is calculated using the following values:

●   A is 3.50%

●   B is 3.10%

●   N is 33 (i.e. there are 33 months remaining in the MVA Period 72 months – 39 months)

The MVA Factor on that date is 1.10% (i.e. 1.00 x (3.50% – 3.10%) x 33/12

APPENDIX F: NATIONWIDE LIFE INSURANCE COMPANY

MANAGEMENT’S DISCUSSION & ANALYSIS AND STATUTORY

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

NATIONWIDE LIFE INSURANCE COMPANY

(A Wholly Owned Subsidiary of Nationwide Financial Services, Inc.)

2019 Form S-1 MD&A, Statutory Financial Statements and Supplemental Schedules

BUSINESS

Overview

Nationwide Life Insurance Company (“NLIC” or “the Company”) was incorporated in 1929 and is an Ohio domiciled stock life insurance company. The Company is a member of the Nationwide group of companies (“Nationwide”), which is comprised of Nationwide Mutual Insurance Company (“NMIC”) and all of its affiliates and subsidiaries.

All of the outstanding shares of NLIC’s common stock are owned by Nationwide Financial Services, Inc. (“NFS”), a holding company formed by Nationwide Corporation (“Nationwide Corp.”), a majority-owned subsidiary of NMIC.

The Company is a leading provider of long-term savings and retirement products in the United States of America (“U.S.”). The Company develops and sells a diverse range of products and services, which include fixed and variable individual annuities, private and public sector group retirement plans, life insurance, investment advisory services and other investment products. The Company is licensed to conduct business in all fifty states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands.

Wholly-owned subsidiaries of NLIC as of December 31, 2019 include Nationwide Life and Annuity Insurance Company (“NLAIC”) and its wholly-owned subsidiaries, Olentangy Reinsurance, LLC (“Olentangy”) and Nationwide SBL, LLC (“NWSBL”), Jefferson National Financial Corporation (“JNF”) and its wholly-owned subsidiaries, Jefferson National Securities Corporation (“JNSC”) and Jefferson National Life Insurance Company (“JNLIC”), and its wholly-owned subsidiary, Jefferson National Life Insurance Company of New York (“JNLNY”), Eagle Captive Reinsurance, LLC (“Eagle”), Nationwide Investment Services Corporation (“NISC”) and Nationwide Investment Advisor, LLC (“NIA”). NLAIC primarily offers universal life insurance, variable universal life insurance, term life insurance, corporate-owned life insurance (“COLI”) and individual annuity contracts on a non-participating basis. Olentangy is a Vermont domiciled special purpose financial captive insurance company. NWSBL offers a securities-based lending product and is an Ohio limited liability company and nonadmitted subsidiary. JNF is a distributor of tax-advantaged investing solutions for registered investment advisors, fee-based advisors and the clients they serve. JNSC is a registered broker-dealer. JNLIC and JNLNY are licensed to underwrite both fixed and variable annuity products. Eagle is an Ohio domiciled special purpose financial captive insurance company. NISC is a registered broker-dealer. NIA is a registered investment advisor.

Business Segments

Management views the Company’s business primarily based on its underlying products and uses this basis to define its four reportable segments: Life Insurance, Annuities, Workplace Solutions and Corporate Solutions and Other.

“Pre-tax operating earnings” used below is defined as income before federal income tax expense and net realized capital losses on investments.

Life Insurance

The Life Insurance segment consists of life insurance products, including individual variable universal life, traditional life insurance products, fixed universal life insurance products and indexed universal life insurance products. Life insurance products provide a death benefit and, for certain products, allow the customer to build cash value on a tax-advantaged basis.

The following table summarizes selected financial data for the Life Insurance segment for the years ended:

	December 31,

(in millions)	2019	2018	2017

Total revenues.	$883	$895	$911

Pre-tax operating earnings.	$10	$28	$32

Annuities

The Annuities segment consists of individual deferred annuity products and immediate annuities. Individual deferred annuity contracts consist of deferred variable annuity contracts, deferred fixed annuity contracts and deferred fixed indexed annuity contracts. Deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, deferred variable annuity contracts provide the customer with access to a wide range of investment options and asset protection features. Deferred fixed annuity contracts offered by the Company generate a return for the customer at a specified interest rate fixed for prescribed periods, while deferred fixed indexed annuity contracts generate a return for the customer based on market performance with caps and floors. Immediate annuities differ from deferred annuities in that the initial premium is exchanged for a stream of income for a certain period and/or for the owner’s lifetime without future access to the original investment.

The following table summarizes selected financial data for the Company’s Annuities segment for the years ended:

	December 31,

(in millions)	2019	2018	2017

Total revenues	$6,010	$5,656	$6,183

Pre-tax operating earnings	$434	$375	$379

Workplace Solutions

The Workplace Solutions segment is comprised of the private and public sector retirement plans businesses. The private sector business primarily includes Internal Revenue Code (“IRC”) Section 401-qualified plans funded through fixed and variable group annuity contracts. The public sector business primarily includes IRC Section 457 (b) and Section 401(a) governmental plans, both in the form of full-service arrangements that provide plan administration along with fixed and variable group annuities, as well as in the form of administration-only business. The Workplace Solutions segment also includes stable value wrap products and solutions.

The following table summarizes selected financial data for the Company’s Workplace Solutions segment for the years ended:

	December 31,

(in millions)	2019	2018	2017

Total revenues	$5,470	$5,181	$5,336

Pre-tax operating earnings	$128	$118	$118

Corporate Solutions and Other

The Corporate Solutions and Other segment includes COLI and bank-owned life insurance (“BOLI”) products, small business group life insurance, spread income on Federal Home Loan Bank of Cincinnati (“FHLB”) funding agreements and net investment income on invested assets not assigned to other reportable segments. Certain COLI and BOLI products include stable value wrap products and solutions.

The following table summarizes selected financial data for the Company’s Corporate Solutions and Other segment for the years ended:

	December 31,

(in millions)	2019	2018	2017

Total revenues	$2,089	$2,263	$2,372

Pre-tax operating earnings	$461	$489	$456

Marketing and Distribution

The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company’s products to their own customer bases include independent broker-dealers, financial institutions, wirehouses and regional firms, pension plan administrators, life insurance agencies, life insurance specialists, registered investment advisors, producer groups and independent marketing organizations. Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. (“NRS”) and Nationwide Financial Network (“NFN”) producers, which includes the agency distribution force of the Company’s ultimate parent company, NMIC. NMIC is in the process of transitioning away from utilizing the exclusive agent model, which will be completed in 2020. The Company believes its broad range of competitive products, strong distributor relationships and diverse distribution network position it to compete effectively under various economic conditions.

Unaffiliated Distribution

Independent Broker-Dealers, Registered Investment Advisors, Regional Firms, Life Insurance Agencies, Producer Groups and Independent Marketing Organizations. The Company sells individual annuities, mutual funds, group retirement plans and life insurance products through independent broker-dealers, registered investment advisors and agencies (including brokerage general agencies, producer groups and independent marketing organizations in the Life Insurance and Annuities segments) and regional firms in each state and the District of Columbia. The Company believes that it has developed strong relationships based on its diverse product mix, large selection of fund options and administrative technology. In addition to such relationships, the Company believes its financial strength and the Nationwide brand name are competitive advantages in these distribution channels. The Company regularly seeks to expand this distribution network.

Financial Institutions and Wirehouses. The Company markets individual annuities, mutual funds, private sector retirement plans and life insurance products through financial institutions and wirehouses, consisting primarily of banks and their subsidiaries. The Company markets individual annuities and life insurance products under its brand name and on a private-label basis. The Company believes that it has competitive advantages in this distribution channel, including its expertise in training financial institution personnel to sell annuities, life insurance and pension products, its breadth of product offerings, its financial strength, the Nationwide brand name and the ability to offer private-label products.

Pension Plan Administrators. The Company markets group retirement plans organized pursuant to IRC Section 401 and sponsored by employers as part of employee retirement programs through regional pension plan administrators. The Company also has linked pension plan administrators to the financial planning community to sell group pension products. The Company targets employers with 25 to 2,000 employees because it believes that these plan sponsors tend to require extensive record-keeping services from pension plan administrators, and therefore are more likely to become long-term customers.

Life Insurance Specialists. The Company markets COLI and BOLI through life insurance specialists, which are firms that specialize in the design, implementation and administration of executive benefit plans.

Affiliated Distribution

NRS. NRS markets various products and services to the public sector, primarily on a retail basis, through several sales organizations. NRS markets group variable annuities and fixed annuities as well as administration and record-keeping services to state and local governments for use in their IRC Section 457 and Section 401(a) retirement programs. NRS maintains endorsement arrangements with state and local government entities, including the National Association of Counties and the International Association of Fire Fighters.

NFN Producers. NFN producers include Nationwide exclusive agents and independent agents. All agents appointed with Nationwide may be authorized to distribute Nationwide life insurance, annuity, mutual fund and group annuity products. Nationwide exclusive agents sell traditional, universal and variable universal life insurance products, and individual annuities through the licensed agency distribution force of NMIC and primarily target the holders of personal automobile and homeowners’ insurance policies issued by NMIC and affiliated companies. As noted above, NMIC has announced it will complete its transition from utilizing the exclusive agent model in 2020.

Reinsurance

The Company follows the industry practice of reinsuring with other companies a portion of its life insurance, annuity and health risks in order to reduce net liability on individual risks, to provide protection against large losses, achieve greater diversification of risks and obtain statutory capital relief. The maximum net amount at risk of individual ordinary life insurance retained by the Company on any one life is $10 million. The Company cedes insurance on both an automatic basis, whereby risks are ceded to a reinsurer on specific blocks of business where the underlying risks meet certain predetermined criteria, and on a facultative basis, whereby the reinsurer’s prior approval is required for each risk reinsured.

The Company has entered into reinsurance contracts with certain unaffiliated reinsurers to cede a portion of its general account life, annuity and health business. Total amounts recoverable under these unaffiliated reinsurance contracts totaled $15 million and $20 million as of December 31, 2019 and 2018, respectively.

Under the terms of certain contracts, specified assets are generally placed in trusts as collateral for the recoveries. The trust assets are invested in investment-grade securities, the fair value of which must at all times be greater than or equal to 100% or 102% of the reinsured reserves, as outlined in each of the underlying contracts. Certain portions of the Company’s variable annuity guaranteed benefit risks are also reinsured. These treaties reduce the Company’s exposure to death benefit and income benefit guarantee risk in the Life Insurance and Annuities segments. The Company has no other material reinsurance arrangements with unaffiliated reinsurers.

The Company’s material reinsurance agreements with affiliates are the modified coinsurance agreement, pursuant to which NLIC cedes to NMIC nearly all of its accident and health insurance business not ceded to unaffiliated reinsurers, the 100% coinsurance agreement with funds withheld with Eagle to cede specified guaranteed minimum death benefits (“GMDB”) and guaranteed lifetime withdrawal benefits (“GLWB”) obligations provided under substantially all of the variable annuity contracts issued and to be issued by NLIC, the modified coinsurance agreement with NLAIC, pursuant to which NLIC assumes certain inforce and subsequently issued fixed individual deferred annuity contracts, the modified coinsurance agreement with NLAIC, pursuant to which NLIC assumes certain variable universal life insurance, whole life insurance and universal life insurance policies, and the 100% coinsurance agreement with NLAIC, pursuant to which NLIC assumes a certain life insurance contract, as described in Note 11 to the audited statutory financial statements included in the F pages of this report.

Ratings

Ratings with respect to claims-paying ability and financial strength are one factor in establishing the competitive position of insurance companies. These ratings represent each agency’s opinion of an insurance company’s financial strength, operating performance, strategic position and ability to meet its obligations to policyholders. Such factors are important to policyholders, agents and intermediaries. They are not evaluations directed toward the protection of investors and are not recommendations to buy, sell or hold securities. Rating agencies utilize quantitative and qualitative analysis, including the use of key performance indicators, financial and operating ratios and proprietary capital models to establish ratings for the Company and certain subsidiaries. Ratings are continually evaluated relative to performance, as measured using these metrics and the impact that changes in the underlying business in which it is engaged can have on such measures. In an effort to minimize the adverse impact of this risk, the Company maintains regular communications with the rating agencies, performs evaluations utilizing its own calculations of these key metrics and considers such evaluation in the way it conducts its business.

Ratings are important to maintaining public confidence in the Company and its ability to market annuity and life insurance products. Rating agencies continually review the financial performance and condition of insurers, including the Company. Any lowering of the Company’s ratings could have an adverse effect on the Company’s ability to market its products and could increase the rate of surrender of the Company’s products. Both of these consequences could have an adverse effect on the Company’s liquidity and, under certain circumstances, net income. As of December 31, 2019, NLIC has a financial strength rating of “A+g” (Superior) from A.M. Best Company, Inc. (“A.M. Best”) and its claims-paying ability/ financial strength is rated “A1” (Good) by Moody’s Investors Service, Inc. (“Moody’s”) and “A+” (Strong) by Standard & Poor’s Rating Services (“S&P”). The Company’s financial strength is also reflected in the ratings of its commercial paper, which is rated “AMB-1” by A.M. Best, “P-1” by Moody’s and “A-1” by S&P.

Competition

The Company competes with many other insurers as well as non-insurance financial services companies, some of which offer alternative products and, with respect to other insurers, have higher ratings than the Company. While no single company dominates the marketplace, many of the Company’s competitors have greater financial resources and larger market share than the Company. Competition in the Company’s lines of business is primarily based on price, product features, commission structure, perceived financial strength, claims-paying ability, customer and producer service and name recognition.

See also “Risk Factors – The Company operates in a highly competitive industry, which can significantly impact operating results.”

Regulation

Regulation at State Level

NLIC and NLAIC are each domiciled and licensed in the State of Ohio as life insurers and the Ohio Department of Insurance (“ODI”) serves as their domiciliary regulator. NLIC is licensed and regulated as a life insurer in all 50 states, the District of Columbia, Guam and Puerto Rico. NLAIC is licensed and regulated as a life insurer in 49 states (excluding New York) and the District of Columbia. JNL is domiciled in the State of Texas, with the Texas Department of Insurance serving as its domiciliary regulator. JNL is licensed as a life insurer in 49 states (excluding New York) and the District of Columbia. JNLNY is domiciled and licensed as a life insurer in the state of New York, with the New York Department of Financial Services (“NY DFS”) serving as its domiciliary regulator. Eagle is domiciled in Ohio and is licensed in Ohio as a special purpose financial captive insurance company regulated by ODI. Olentangy is domiciled in Vermont and is licensed in Vermont as a special purpose financial captive insurance company regulated by the Vermont Department of Financial Regulation.

State insurance authorities have broad administrative powers with respect to various aspects of the insurance business including: licensing to transact business; licensing agents; admittance of assets to statutory surplus; regulating premium rates for certain insurance products; approving policy forms; regulating unfair trade and claims practices; establishing reserve requirements and solvency standards; fixing maximum interest rates on life insurance policy loans and minimum accumulation or surrender values; regulating the type, amounts and valuations of investments permitted; regulating reinsurance transactions, including the role of captive reinsurances, and other matters.

The National Association of Insurance Commissioners (“NAIC”) is an organization, whose mandate is to benefit state insurance regulatory authorities and consumers by promulgating model insurance laws and regulations for adoption by the States. The NAIC also provides standardized insurance industry accounting and reporting guidance through the NAIC Accounting Practices and Procedures Manual (“the Accounting Manual”). However, model insurance laws and regulations are only effective when adopted by the States, and statutory accounting and reporting principles continue to be established by individual state laws, regulations and permitted practices. Changes to the Accounting Manual or modifications by the various state insurance departments may affect the statutory capital and surplus of NLIC, NLAIC, JNL, JNLNY, Olentangy and Eagle.

Insurance Holding Company Regulation

NLIC is a wholly-owned subsidiary of NFS, which in turn is a wholly-owned subsidiary of Nationwide Corp., a majority-owned subsidiary of NMIC. NMIC is the lead entity of the Nationwide group of companies. As such, NMIC is subject to the insurance holding company acts of each of the states of domicile of its insurance subsidiaries and affiliates. All states have enacted legislation that requires each insurance holding company and each insurance company in an insurance holding company system to register with the insurance regulatory authority of the insurance company’s state of domicile and to furnish annually financial and other information concerning the operations of companies within the holding company system that materially affect the operations, management or financial condition of the insurers within that system. Generally, under such laws, transactions within the insurance holding company system to which the Company’s operating insurance companies are a party must be fair and reasonable, and, if material or of a specified category, they require prior notice and approval or non-disapproval by the state of domicile of each insurance company that is party to the transaction. In addition, under such laws, a state insurance authority usually must approve in advance the direct or indirect acquisition of 10% or more of the voting securities of an insurance company domiciled in its state.

Group-Wide Supervision

The NAIC has promulgated model laws for adoption in the United States that would provide for “group-wide” supervision of certain insurance holding companies in addition to the current regulation of insurance subsidiaries. While the timing of their adoption and content will vary by jurisdiction, the following generally represent the areas of focus in these model laws: (1) uniform standards for insurer corporate governance; (2) group-wide supervision of insurance holding companies; (3) adjustments to risk-based capital calculations to account for group-wide risks; and (4) additional regulatory and disclosure requirements for insurance holding companies.

Some laws which facilitate group-wide supervision have already been enacted in the jurisdictions in which the Company operates, such as Own Risk and Solvency Assessment (“ORSA”) reporting, which requires larger insurers to assess the adequacy of its and its group’s risk management and current and future solvency position, and Corporate Governance Annual Disclosure reporting, which requires insurance groups to report on their governance structure, policies and practices. The NAIC has also formed a working group to develop a U.S. group capital calculation using a Risk Based Capital (“RBC”) aggregation methodology. Field testing for the group capital calculation phase began in May 2019 with over 30 volunteer U.S. based firms, including property and casualty, life, and health insurers. Field testing may conclude later this year at which time current plans call for final decisions to be made on any outstanding issues. In constructing the calculation, the working group is considering group capital developments undertaken by the Federal Reserve Board (“Federal Reserve”) and the International Association of Insurance Supervisors (“IAIS”). At this time, we cannot predict what, if any, additional capital requirements and compliance costs any new group-wide standards will impose on the Company.

Principles-Based Reserving

In June 2016, the NAIC adopted a recommendation that will activate a principles-based reserving approach for life insurance products. Principles-based reserving replaces the reserving methods for life insurance products for which the current formulaic basis for reserves may not fully reflect the risks or costs of the liability or obligations of the insurer. The principles-based reserving approach had a three-year phase in period. At the Company’s discretion, it may be applied to new individual life business beginning as early as January 1, 2017, and must be applied for all new individual life business issued January 1, 2020 and later. Principles-based reserving will not affect reserves for policies in force prior to January 1, 2017. The application of the principles-based reserving approach had no material impact on the Company’s statutory financial statements.

Captive Reinsurance Regulation

The NAIC continues to consider changes that would regulate more strictly captive reinsurance companies that assume business directly written in more than one state.

The NAIC Model Regulation entitled “Valuation of Life Insurance Policies,” commonly known as “Regulation XXX,” establishes statutory reserve requirements for term life insurance policies and universal life insurance policies with secondary guarantees, such as those issued by NLAIC and reinsured by its captive, Olentangy. Actuarial Guideline 38 (“AG 38”) clarifies the application of Regulation XXX with respect to certain universal life insurance products with secondary guarantees. As the result of an NAIC study on the use of captives and special purpose vehicles to transfer insurance risk-related products subject to Regulation XXX and AG 38, Actuarial Guideline 48 (“AG 48”) was created. The purpose and intent of AG48 is to establish uniform, national standards governing Regulation XXX and AG 38 reserve financing arrangements. The provisions of AG 48 apply to new policies that were issued on or after January 1, 2015. The NAIC adopted a revised Credit for Reinsurance Model Law in January 2016 and the Term and Universal Life Insurance Reserving Financing Model Regulation in December 2016 to replace AG 48. The model regulation is consistent with AG 48, and will replace AG 48 in a state upon the state’s adoption of the model law and regulation. AG 48 and the model laws and regulations currently have no effect on the Company as policies issued by NLAIC and reinsured by its captive, Olentangy, were issued and ceded prior to January 1, 2015.

The NAIC and state and federal regulators also continue to study the use of captive reinsurance companies for variable annuities. In November 2015, the NAIC adopted the Variable Annuities Framework for Change, which outlines the NAIC’s commitment to change in concept the statutory framework to address concerns that have led to the utilization of captive reinsurance transactions for variable annuity business, in order to create more consistency across regulators and remove the impetus for insurers to cede risk to captives. The framework contemplates changes to the guidance and rules governing variable annuities, including with regard to reserving, capital, accounting, derivative use limitations and disclosure. In 2018, the NAIC adopted a framework for proposed revisions to the current Actuarial Guideline No. 43 (“AG 43”) and RBC ‘‘C-3 Phase II” system applicable to variable annuities reserve and capital requirements. Proposed changes include: (i) aligning economically-focused hedge assets with liability valuations; (ii) reforming standard scenarios for AG 43 and C3 Phase II; (iii) revising asset admissibility for derivatives and deferred tax assets; and (iv) standardizing capital market assumptions and aligning total asset requirements and reserves. The NAIC has implemented the revised framework in 2019 with a January 1, 2020 effective date and an optional three-year phase in. The impact to the Company will likely be minimal due to its continued utilization of a captive which will not be impacted by AG 43 and will result in a reduction of AG 43-related reserves that were not ceded to the captive. See also ‘‘Risk Factors—The Company may be unable to mitigate the impact of Regulation XXX and Actuarial Guideline 38, potentially resulting in a negative impact to its capital position”.

Macro-Prudential Supervision

In 2017 the NAIC introduced a working plan—referred to as the Macro-Prudential Initiative (“MPI”)—to improve state macro-prudential supervisory tools. The MPI focuses on four areas for potential enhancement: (1) liquidity, (2) recovery and resolution, (3) capital stress testing, and (4) identifying exposure concentrations. The NAIC explained that the key objectives of the MPI are to better monitor and respond to the impact of external financial and economic risk to supervised firms; better monitor and respond to risks emanating from or amplified by the supervised firms that might be transmitted externally and which may result in significant market impacts or financial, reputational, litigation, or regulatory risks for the firm; and increase public awareness of NAIC/state monitoring capabilities regarding macro-prudential trends within the U.S. insurance sector and their implications. On December 9, 2019, the NAIC released for comment a proposed liquidity stress test (“LST”) framework for qualifying life insurers. As currently proposed, the findings from the annual stress test will be aggregated and reported as part of the NAIC’s continuing macroprudential monitoring efforts. This initial exposure focuses on the LST itself which is but one piece of a broader LST framework. This broader framework, still to be developed, will address model laws to establish regulatory authority, confidentiality, and other policy considerations. Given the uncertainty of the ultimate outcome of this initiative, at this time the Company is unable to estimate the expected effects on its future capital and financial position and results of operations.

Regulation of Dividends and Other Distributions

See Note 14 to the audited statutory financial statements in the F pages of this report for a discussion of dividend restrictions.

Annual and Quarterly Reports and Statutory Examinations

Insurance companies are required to file detailed annual and quarterly statutory financial statements with state insurance regulators in each of the states in which they do business, in accordance with accounting practices and procedures prescribed or permitted by these state insurance departments, and accounts are subject to examination by such regulators at any time.

In addition, insurance regulators periodically examine an insurer’s financial condition, adherence to statutory accounting practices, and compliance with insurance department rules and regulations. NLIC, NLAIC, and JNL each file reports with state insurance departments regarding management’s assessment of internal controls over financial reporting in compliance with the Annual Financial Reporting Model Regulation, as adopted in the states in which they do business.

As part of their routine regulatory oversight process, state insurance departments periodically conduct detailed examinations, generally once every three to five years, of the books, records and accounts of insurance companies domiciled in their states. Such examinations generally are conducted in coordination with the insurance departments of other domestic states under guidelines promulgated by the NAIC. The ODI’s most recently completed financial examination of NLIC and NLAIC concluded in 2018 and was for the five-year period ended December 31, 2016.

The most recently completed financial examination of JNL and JNLNY by Texas and New York, respectively, was as of December 31, 2016 and concluded in 2018.

Vermont, in coordination with the timing of the ODI exams above, completed an examination of Olentangy in 2018 for the two-year period ended December 31, 2016. The examinations for NLIC, NLAIC, JNL, JNLNY, and Olentangy were completed during the second quarter of 2018 and did not result in any significant issues or adjustments. The examination reports are available to the public.

Market Conduct

State insurance regulatory authorities regularly make inquiries, hold investigations and administer market conduct examinations with respect to insurers’ compliance with applicable insurance laws and regulations, including among other things, the form and content of disclosure to consumers, advertising, sales practices and complaint handling. State regulators have imposed significant fines on various insurers for improper market conduct. NLIC, NLAIC, JNL and JNLNY continually monitor sales, marketing and advertising practices and related activities of agents and personnel and provide continuing education and training in an effort to ensure compliance with applicable insurance laws and regulations. There can be no guarantee that any non-compliance with such applicable laws and regulations would not have a material adverse effect on the Company.

Guaranty Associations and Similar Arrangements

Each of the 50 states of the U.S. and the District of Columbia have laws requiring insurance companies doing business within its jurisdiction to participate in various types of guaranty associations or other similar arrangements. These arrangements provide certain levels of protection to policy owners from losses arising from insurance policies or annuity contracts issued by insurance companies that become impaired or insolvent. Typically, assessments are levied (up to prescribed limits) on member insurers on a basis which is related to the member insurer’s proportionate share of the business written by all member insurers, in the lines of business in which the impaired or insolvent member insurer was writing. Some jurisdictions permit member insurers to recover assessments paid through full or partial premium tax offsets, usually over a period of years.

Assessments levied against the Company and subsidiaries during the past three years have not been material. The amount and timing of any future assessment on or refund to NLIC, NLAIC, JNL, or JNLNY under these laws are beyond the control of NLIC, NLAIC, JNL, and JNLNY. A portion of the assessments paid by NLIC, NLAIC, JNL, or JNLNY pursuant to these laws may be used as credits for a portion of NLIC, NLAIC, JNL, or JNLNY’s premium taxes. For the years ended December 31, 2019, 2018 and 2017, credits received by the Company were immaterial.

Statutory Surplus

As licensed insurers, NLIC, NLAIC, JNL and JNLNY are subject to the supervision of the regulators of each state, and each state has the discretionary authority, in connection with the ongoing licensing of such entity, to limit or prohibit writing new business within its jurisdiction when, in the state’s judgment, such entity is not maintaining adequate statutory surplus or capital or is operating in a hazardous financial condition. The Company does not currently anticipate that any regulator would limit the amount of new business that NLIC, NLAIC, JNL and JNLNY may write due to an inability to meet the levels of statutory surplus required by the regulators. Olentangy is subject to the specific requirements and restrictions of its Licensing Order, as issued by the State of Vermont, and Eagle is subject to the specific requirements and restrictions of its Licensing Order, as issued by the State of Ohio.

Risk-Based Capital

NLIC, NLAIC, JNL, JNLNY, Olentangy and Eagle are subject to the RBC requirements for life insurance companies. All states have adopted the NAIC RBC model law or a substantially similar law. The RBC calculation, which regulators use to assess the sufficiency of an insurer’s statutory surplus, measures the risk characteristics of a company’s assets, liabilities and certain off-balance sheet items. In general, RBC is calculated by applying factors to various asset, premium, claim, expense and reserve items. The requirements result in insurers maintaining, for the protection of policyholders, capital in excess of statutory surplus requirements. Insurers having less statutory surplus than required by the RBC model formula will be subject to varying degrees of regulatory action depending on the level of capital inadequacy. See Note 14 to the audited statutory financial statements included in the F pages of this report for additional discussion of RBC requirements. Olentangy is subject to the separate requirements and restrictions of its Licensing Order, as issued by the State of Vermont. Eagle is subject to the separate requirements and restrictions of its Licensing Order, as issued by the State of Ohio.

Annuity Sales Practices

The Company’s annuity sales practices are subject to strict regulation. State insurance and certain federal regulators are becoming more active in adopting and enforcing suitability standards that create additional responsibilities with respect to sales of annuities, both fixed and variable. Such regulations and responsibilities could increase the Company’s operational costs or compliance costs or burdens, or expose the Company to increased liability for any violation of such regulations and responsibilities.

On February 13, 2020, the NAIC adopted revisions to the model annuity suitability rule to incorporate a heightened standard of care. The adoption of amendments by the NAIC may result in additional activities necessary to comply following the subsequent adoption by individual states. Additionally, some state insurance and securities regulators are actively engaged in the development and adoption of rulemaking in this space independent from the NAIC.

Regulation of Investments

The Company is subject to state laws and regulations that require diversification of its investment portfolios and limit the amount of investments in certain investment categories such as below-investment grade fixed income securities, real estate-related equity and common stocks. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus, and, in some instances, could require divestiture of such non-qualifying investments. The Company believes that its investments are in compliance, in all material respects, with such laws and regulations as of December 31, 2019.

Federal Initiatives

Although the U.S. federal government generally has not directly regulated the insurance business, federal legislation and administrative policies, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (‘‘the Dodd-Frank Act”) expanded the federal presence in insurance oversight.

The Dodd-Frank Act established the Financial Stability Oversight Counsel (“FSOC”), which has authority to designate non-bank financial companies as systemically important financial institutions (‘‘non-bank SIFIs”), thereby subjecting them to enhanced prudential standards and supervision by the Federal Reserve. The prudential standards for non-bank SIFIs include enhanced RBC requirements, leverage limits, liquidity requirements, single counterparty exposure limits, governance requirements for risk management, stress test requirements, special debt-to-equity limits for certain companies, early remediation procedures and recovery and resolution planning. It is possible, although not likely, that the Company could be designated as a non-bank SIFI by the FSOC. Being so designated would subject the Company to enhanced oversight and prudential standards by the Federal Reserve, beyond those applicable to our competitors not so designated.

On December 4, 2019, the FSOC approved a proposal that would significantly alter its process for making such non-bank SIFI designations. Among other things, the new guidance will: require the FSOC to focus on regulating activities that pose systemic risk, allowing for the involvement of primary regulators, rather than designations of individual firms (also known as an ‘‘activities-based approach”); shorten the designation process by removing the first step from what is currently a three-step process; invite participation from firms under consideration for designation earlier in the designation process to provide greater transparency; require a cost-benefit analysis prior to making a designation, which must include a determination of the likelihood of the potential systemic impact actually occurring; and clarify the “off ramp” process for firms who have been designated as SIFIs.

In addition, the Dodd-Frank Act established the Federal Insurance Office (“FIO”) within the U.S. Department of the Treasury (“Treasury”), which has the authority to participate on behalf of the U.S. in the negotiations of international insurance agreements with foreign regulators, as well as to collect information about the insurance industry and recommend prudential standards, and, along with the U.S. Trade Representative (“USTR”), to enter into covered agreements with one or more foreign governments which have the ability to preempt inconsistent state insurance measures. While not having general supervisory or regulatory authority over the business of insurance, the director of the FIO will perform various functions with respect to insurance (other than health insurance), including serving as a non-voting member of FSOC and making recommendations to FSOC regarding insurers to be designated for more stringent regulation.

Further, Dodd-Frank Act established the Consumer Financial Protection Bureau (“CFPB”) as an independent agency within the Federal Reserve to supervise and regulate institutions that provide certain financial products and services to consumers. Although consumer financial products and services generally exclude the business of insurance, the CFPB does have authority to regulate non-insurance consumer financial products and service.

Securities Laws

Certain of NLIC, NLAIC and JNF’s products, policies and contracts are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission (“SEC”) and under certain state securities laws. Certain separate accounts of NLIC, NLAIC, JNL and JNLNY are registered as investment companies under the Investment Company Act of 1940, as amended. Separate account interests under certain variable annuity contracts and variable insurance policies issued by NLIC, NLAIC, JNL and JNLNY are also registered under the Securities Act of 1933 (the “Securities Act”). NISC and JNSC, subsidiaries of the Company, are registered as broker-dealers under the Securities Exchange Act of 1934, and are members of, and subject to regulation by, the Financial Industry Regulatory Authority and are also subject to the SEC’s net capital rules.

NIA, a subsidiary of the Company, is an investment advisor registered under the Investment Advisors Act of 1940, as amended, and under the Securities Act.

All aspects of investment advisory activities are subject to applicable federal and state laws and regulations in the jurisdictions in which they conduct business. These laws and regulations are primarily intended to benefit investment advisory clients and investment company shareholders and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the transaction of business for failure to comply with such laws and regulations. In such events, the possible sanctions which may be imposed include the suspension of individual employees, limitations on the activities in which the investment advisor may engage, suspension or revocation of the investment advisor’s registration as an advisor, censure and fines.

On June 5, 2019, the SEC adopted a package of rulemaking and interpretive guidance regarding the standards of conducts for broker-dealers and investment advisors. Of particular note was the adoption of a new “best interest” standard for broker-dealers when making recommendations to retail customers of any securities transaction or investment strategy involving securities. Also adopted as part of the package is a new ‘‘relationship summary” disclosure requirement for broker-dealers and investment advisors that must be provided to “retail investors.” Generally, compliance with the SEC’s adopted package of rulemaking and interpretive guidance is required by June 30, 2020.

Derivatives Regulation

The Company’s derivatives use is subject to statutory and regulatory requirements of the states of Ohio, the Company’s domiciliary state, and New York, where the Company is licensed to sell certain products. Each state requires the Company to follow a board-approved derivatives’ use plan. The Company’s derivatives’ use plan meets the requirements of both states. While the statutory constructs and regulatory oversight of Ohio and New York are historically consistent, there is a possibility the two states could diverge in their respective regulation of the Company’s derivatives use creating additional expense or lost opportunity to the Company.

Title VII of the Dodd-Frank Act is a framework to regulate the over-the-counter (“OTC”) derivatives markets through the required clearing of certain types of OTC transactions and the posting of collateral, each of which results in additional risk mitigation costs to the Company. NLIC and NLAIC, currently required to clear specified OTC derivatives products, expect to be subject to the posting and collection of initial margin on its non-cleared OTC derivatives portfolios with certain of their counterparties beginning in September of 2021. These increased initial margin requirements, may require the

Company to hold more cash and highly liquid securities with lower yields than it might otherwise hold in the absence of the initial margin requirements; potentially resulting in a reduction of investment income. Furthermore, US and global regulation of the derivatives markets continues to evolve, potentially creating unexpected costs as well as opportunities.

Privacy and Cybersecurity Regulation

The Company is regulated by the federal Gramm-Leach-Bliley Act (“GLBA”) and subject to federal and state regulations promulgated thereunder that require financial institutions and other businesses to ensure the privacy, security and confidentiality of nonpublic personal information, including laws that regulate the use and disclosure of, among others, Social Security numbers and health information. Federal and state laws require notice to affected individuals, law enforcement, regulators and others if there is a breach of the security of certain personal information, including Social Security numbers and health information. Federal regulations require financial institutions and creditors to implement effective programs to detect, prevent, and mitigate identity theft. Federal and state laws and regulations regulate the ability of financial institutions to make telemarketing calls and to send unsolicited commercial e-mail, text or fax messages to consumers and customers. Federal laws and regulations regulate the permissible uses of certain personal information, including consumer report information. Federal and state legislatures and regulatory bodies continue to expand regulation regarding these subjects and the privacy and security of personal information. Despite functionally similar laws and regulations, there is ongoing risk of non-uniform regulatory interpretation and application, due to the multiplicity of state and federal regulators examining the Company.

The California Consumer Privacy Act of 2018 (the “CCPA”) grants all California residents the right to know the information a business has collected from them and the sourcing and sharing of that information, as well as a right to have a business delete their personal information (with some exceptions). The CCPA’s definition of “personal information” is more expansive that those found in other privacy laws applicable to the Company in the United States. Failure to comply with CCPA could result in regulatory fines, further, the law grants a right of action for any unauthorized disclosure of personal information as a result of failure to maintain reasonable security procedures. The CCPA became effective on January 1, 2020, with enforcement to occur six months after a final regulation is promulgated, or July 1, 2020, whichever is sooner.

New York’s cybersecurity regulation for financial services institutions, including insurance entities under its jurisdiction, requires entities to establish and maintain a cybersecurity program designed to protect consumer’s private data. The regulation specifically provides for: (i) controls relating to the governance framework for a cybersecurity program; (ii) risk-based minimum standards for technology systems for data protection; (iii) minimum standards for cyber breach responses, including notice to NY DFS of material events; and (iv) identification and documentation of material deficiencies, remediation plans and annual certification of regulatory compliance with the NY DFS.

In addition, on October 24, 2019, the NAIC adopted the Insurance Data Security Model Law ( the “Cybersecurity Model Law”), which establishes events involving unauthorized access to, or the misuse of, certain nonpublic information. The Cybersecurity Model Law has been adopted in Ohio and several other states. Additional states may follow. The Cybersecurity Model Law could impose significant new regulatory burdens intended to protect the confidentiality, integrity and availability of information systems. The NAIC model law is functionally similar to the NY DFS rule.

Compliance with existing and emerging privacy and cybersecurity regulations could result in increased compliance costs and/or lead to changes in business practices and policies, and any failure to protect the confidentiality of client information could adversely affect our reputation and have a material effect on our business, financial condition and results of operations.

Employee Retirement Income Security Act

On June 21, 2018, the United States Court of Appeals for the Fifth Circuit vacated the Department of Labor’s 2016 Fiduciary Rule. As a result, the fiduciary standards under ERISA revert to those in place before the issuance of the regulations, e.g., the “Five Part Test”. The Department of Labor has indicated in its most recent published regulatory agenda that it expects to undertake additional rulemaking related to fiduciary standards under ERISA.

In addition, ERISA fiduciary obligations are imposed on certain assets in excess of amounts necessary to satisfy guaranteed obligations held by an insurance company in its general account under a participating group annuity contract to the extent that the insurer’s general account is not reserved to pay benefits under guaranteed benefit policies (i.e., benefits whose value would not fluctuate in accordance with the insurer’s investment experience). ERISA requires that fiduciaries perform their duties solely in the interest of ERISA plan participants and beneficiaries and with the care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

See also “Risk Factors—Changes to regulations under ERISA could adversely affect the Company’s distribution model by restricting the Company’s ability to provide customers with advice.”

Tax Matters

Life insurance products may be used to provide income tax deferral and income tax free death benefits. Annuity contracts may be used to provide income tax deferral. The value of these benefits is related to the level of income tax rates and capital gains tax rates. Changes to the income tax rates and the capital gains tax rates can affect the value of these benefits, and therefore the desirability of those products.

On December 22, 2017, the federal Tax Cuts and Jobs Act (“the Act”), was signed into law. The Act made broad and complex changes to the U.S. tax code, including the reduction of the U.S. corporate income tax rate from 35 percent to 21 percent effective January 1, 2018. The Company continues to monitor and assess, as it is issued, IRS guidance addressing implementation of various provisions of the Act to determine potential impact on the Company’s life and annuity offerings and the resulting financial conditions or results of operations of the Company.

Additional changes to the IRC to address the fiscal challenges currently faced by the federal government may also be made. These changes could include changes to the taxation of life insurance, annuities, mutual funds, retirement savings plans, and other investment alternatives offered by the Company. Such changes could have an adverse impact on the desirability of the products offered by the Company.

Legal Proceedings

See Note 13 to the audited statutory financial statements, included in the F pages of this report, for a description of litigation and regulatory actions.

Employees

The Company does not have any employees of its own, but rather is provided personnel by NMIC pursuant to a cost sharing agreement. As of December 31, 2019, the Company had approximately 4,016 individuals providing service to it, none of whom were covered by a collective bargaining agreement.

Risk Factors

Risks Related to Economic and Financial Market Conditions

Adverse capital and credit market conditions may significantly affect the Company’s ability to meet liquidity needs and access the capital required to operate its business, most significantly its insurance operations.

The Company’s insurance, annuity and investment products, as well as its investment returns and access to and cost of financing, are sensitive to disruptions, uncertainty or volatility in the capital and credit markets, thereby ultimately impacting the Company’s profitability and ability to support or grow its businesses. In the insurance industry, liquidity refers to the ability of an enterprise to generate adequate amounts of cash from its normal operations in order to meet its financial commitments. The principal sources of the Company’s liquidity are insurance premiums, annuity considerations, deposit funds and cash, including from its investment portfolio and assets. Sources of liquidity also include surplus notes and a variety of short-term debt instruments, including intercompany borrowings, FHLB programs and commercial paper.

In the event current resources do not satisfy the Company’s needs, the Company may have to seek additional financing. The availability of additional financing will depend on a variety of factors, including market conditions, the availability of credit generally and specifically to the financial services industry, market liquidity, the Company’s credit ratings, as well as the possibility that customers or lenders could develop a negative perception of the Company’s long- or short-term financial prospects if it incurs large investment losses or if its level of business activity decreases. Similarly, the Company’s access to funds may be impaired if regulatory authorities or rating agencies take negative actions against it. The Company’s internal sources of liquidity may prove to be insufficient, and in such a case, it may not be able to successfully obtain additional financing on favorable terms, or at all.

As such, the Company may be forced to issue debt with terms and conditions that may be unfavorable to it, bear an unattractive cost of capital or sell certain assets, any of which could decrease the Company’s profitability and significantly reduce its financial flexibility. The Company’s results of operations, financial condition and cash flows could be materially adversely affected by disruptions in the capital and credit market.

Difficult conditions in the global economy and capital markets could adversely affect the Company’s business and operating results and these conditions may not improve in the near future.

At times throughout the past few years, volatile conditions have characterized financial markets. Stressed conditions, volatility and disruptions in global capital markets, particular markets or financial asset classes could adversely affect the Company’s investment portfolio. Disruptions in one market or asset class can also spread to other markets or asset classes.

General economic conditions could also adversely affect the Company by impacting consumer behavior and pressuring investment results. Consumer behavior changes could include decreased demand for the Company’s products. For example, holders of interest-sensitive life insurance and annuity products may engage in an elevated level of discretionary withdrawals of contractholder funds. Investment results could be adversely affected as deteriorating financial and business conditions affect the issuers of the securities in the investment portfolio.

The impact on distributors, vendors and customers of sustained or significant deterioration in economic conditions could adversely affect the Company’s business.

The Company is exposed to risks associated with the potential financial instability of its customers and distributors, many of whom may be adversely affected by volatile conditions in the financial markets or an economic slowdown. As a result of uncertainties with respect to financial institutions and the global credit markets, increases in energy costs, and other macroeconomic challenges currently or potentially affecting the economy of the U.S. and other parts of the world, customers and distributors may experience serious cash flow problems and other financial difficulties. In addition, events in the U.S. or foreign markets and political and social unrest in various countries around the world can impact the global economy and capital markets. The impact of such events is difficult to predict. Protectionist trade policy actions, such as tariffs and quotas could adversely affect the Company’s investment results, as an increase in the scope and size of tariffs could disrupt global supply chains and increase inflationary pressures which may have an adverse effect on economic activity. As a result, they may modify, delay, or cancel plans to buy or sell the Company’s products, or make changes in the mix of products bought or sold, that are unfavorable to the Company.

In addition, the Company is susceptible to risks associated with the potential financial instability of the vendors on which the Company relies to provide services or to whom the Company delegates certain functions. The same conditions that may affect the Company’s distributors could also adversely affect the Company’s vendors, causing them to significantly and quickly increase their prices or reduce their output. The Company’s business depends on its ability to perform, in an efficient and uninterrupted fashion, its necessary business functions, and any interruption in the services provided by third parties could also adversely affect the Company’s business, results of operations and financial condition.

Potential changes to the manner in which the London Inter-bank Offered Rate (“LIBOR”) is determined and the potential for the replacement or discontinuation of LIBOR as a benchmark interest rate may affect the Company’s cost of capital and net investment income.

LIBOR is an interest rate benchmark which underpins hundreds of trillions of dollars of financial contracts around the world; it is available in five currencies and a range of tenors. On July 27, 2017, the U.K. Financial Conduct Authority announced that it will no longer persuade or compel LIBOR panel banks to submit LIBOR quotes after 2021. It remains unclear if, how and in what form, LIBOR may continue to exist after that date. The U.S. Federal Reserve, based on the recommendations of the New York Federal Reserve’s Alternative Reference Rate Committee (constituted of major derivative market participants and their regulators), has begun publishing a Secured Overnight Funding Rate (“SOFR”) which is intended to replace U.S. dollar LIBOR, and SOFR-based investment products have been issued in the U.S. Proposals for alternative reference rates for other currencies have also been announced or have already begun publication. Markets are slowly developing in response to these new rates and questions around liquidity in these rates and how to appropriately adjust these rates to eliminate any economic value transfer at the time of transition remain a significant concern for the Company and others in the marketplace. The effect of any changes or reforms to LIBOR or discontinuation of LIBOR on new or existing financial instruments to which the Company has exposure or the activities in the Company’s businesses will vary depending on a variety of factors. Accordingly, it is difficult to predict the full impact of the transition away from LIBOR on certain derivatives and floating rate securities the Company holds, and any other assets, liabilities, models, assumptions, and the cost of capital, as well as contractual rights and obligations, whose value is tied to LIBOR. The value or profitability of these products and instruments may be adversely affected.

Risks Related to Investments

The Company is exposed to significant financial market risk, which may adversely affect its results of operations and financial condition, and may cause the Company’s net investment income to vary from period to period.

The Company is exposed to significant financial market risk, including changes in interest rates, credit spreads, equity prices, real estate values, foreign currency exchange rates, domestic and foreign market volatility, the performance of the economy in general, the performance of specific obligors included in its portfolio and other factors outside the Company’s control. Adverse changes in these rates, spreads and prices may occur due to changes in monetary policy and the economic climate, the liquidity of a market or market segment, investor return expectations and/or risk tolerance, insolvency or financial distress of key market makers or participants, or changes in market perceptions of credit worthiness.

The Company’s exposure to interest rate risk relates primarily to the market price and cash flow variability associated with changes in interest rates. The Company’s investment portfolio contains interest rate sensitive instruments, such as bonds and derivatives, which may be adversely affected by changes in interest rates from governmental monetary policies, domestic and international economic and political conditions and other factors beyond its control. During periods of low or declining interest rates, as cash becomes available from premiums on insurance and annuity policies and from the maturity, redemption or sale of existing securities or from other sources or as securities are realized prior to maturity, the yield on new investments will be lower than that on existing investments, thus lowering the average yield that the Company earns on its investment portfolio. Although the Company seeks to carefully measure and manage its interest rate risk positions, the Company’s estimate of the liability cash flow profile may be inaccurate, and it might need to sell assets in order to cover the liability, which could adversely affect the Company’s financial position and results of operations.

The Company’s insurance and investment products are also sensitive to interest rate fluctuations and expose the Company to the risk that falling interest rates or credit spreads will reduce the Company’s margin, or the difference between the returns earned on the investments that support the obligations under these products and the amounts that must be paid to policyholders and contractholders. Because the Company may reduce the interest rates credited on most of these products only at limited, pre-established intervals, and because some contracts have guaranteed minimum interest crediting rates, or may be subject to regulatory minimum rates, declines in interest rates may adversely affect the profitability of these products.

There may be economic scenarios, including periods of rising interest rates, that increase the attractiveness of other investments to the Company’s customers, which could increase life insurance policy loan, surrender, and withdrawal activity in a given period. Such situations could result in cash outflows requiring that the Company sell investments at a time when the prices of those investments are adversely affected, which may result in realized investment losses. Unanticipated withdrawals and terminations may also cause the Company to accelerate other expenses, which reduces net income in the period of the acceleration.

The Company’s exposure to credit spreads primarily relates to market price and cash flow variability associated with changes in credit spreads. A widening of credit spreads would increase unrealized losses or decrease unrealized gains in the investment portfolio and, if issuer credit spreads increase as a result of fundamental credit deterioration, would likely result in higher other-than-temporary impairments. Credit spread tightening will reduce net investment income associated with new purchases of fixed securities.

The Company invests or may invest a portion of its portfolio in alternative investments, such as private equity funds, real estate funds, hedge funds and tax credit funds. The capital and surplus of the Company can be affected by changes in the underlying value of the investments. In addition, the timing and amount of distributions from such funds, which depend on particular events relating to the underlying investments, as well as the funds’ schedules for making distributions, can be inherently difficult to predict and can impact the Company’s net realized capital gains and losses.

The Company’s exposure to equity risk relates primarily to the potential for lower earnings associated with certain of the Company’s insurance businesses, such as variable annuities and investment advisory business, in each case where fee income is generally earned based upon the fair value of the assets under management. In addition, certain of the Company’s annuity products offer guaranteed benefits, which increase its potential benefit exposure. Statutory reserve and capital requirements for these products are sensitive to market movements, which could deplete capital. Increased reserve and capital requirements could lead to rating agency downgrades.

The Company is exposed to many different industries, issuers, and counterparties, and routinely executes transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, hedge funds and other investment funds and institutions. Many of these transactions expose the Company to credit risk in the event of default of the counterparty. While counterparty risk is generally secured, the Company’s credit risk may be exacerbated when the collateral held by the Company cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to it. The Company may have further exposure to these issuers in the form of holdings in unsecured debt instruments, derivative transactions and stock investments of these issuers. Realized losses or impairments to the carrying value of these assets may materially and adversely affect the Company’s business, results of operations and financial condition.

For additional information on market risk, see Quantitative and Qualitative Disclosures about Market Risk.

The Company uses derivative instruments to manage exposures and mitigate risks. See Note 2 and Note 6 to the audited statutory financial statements in the F pages of this report for additional information regarding the Company’s use of derivatives instruments.

The Company maintains an Asset Valuation Reserve (“AVR”) as prescribed by the NAIC for the purpose of offsetting potential credit related investment losses on each invested asset category, excluding cash, policy loans and income receivable. The Company records an Interest Maintenance Reserve (“IMR”) as prescribed by the NAIC, which represents the net deferral for interest-related gains or losses arising from the sale of certain investments, such as bonds, mortgage loans and loan-backed and structured securities sold. See Note 2 and to the audited statutory financial statements in the F pages of this report for additional information regarding the Company’s use of an AVR and IMR.

Some of the Company’s investments are relatively illiquid.

The Company holds certain investments that may lack liquidity, such as privately placed bonds and structured securities based upon residential or commercial mortgage loans or trust preferred securities, commercial mortgage loans, policy loans, consumer loans secured by securities portfolios, equity real estate, including real estate joint ventures and other limited partnership interests.

If the Company requires significant amounts of cash on short notice in excess of normal cash requirements or is required to post or return collateral in connection with the investment portfolio, derivatives transactions or securities lending activities, the Company may have difficulty selling these investments in a timely manner, be forced to sell them for less than the Company otherwise would have been able to realize, or both.

The Company does not have the intent to sell, nor is it more likely than not that it will be required to sell, bonds and stocks in an unrealized loss position. Investment losses, however, may be realized to the extent liquidity needs require the disposition of bonds and stocks in unfavorable interest rate, liquidity or credit spread environments.

The Company has exposure to mortgage-backed securities, which could cause declines in the value of its investment portfolio.

Securities and other capital markets products connected to residential mortgage lending, particularly those backed by non-agency loans, may become less liquid. The value of the Company’s investments in mortgage-backed securities may be negatively impacted by an unfavorable change in or increased uncertainty regarding delinquency rates, foreclosures, home prices, and refinancing opportunities. In addition, securities backed by commercial mortgages are sensitive to the strength of the related underlying mortgage loans, the U.S. economy, and the supply and demand for commercial real estate. Deterioration in the performance of the residential and commercial mortgage sector could cause declines in the value of that portion of the Company’s investment portfolios.

Defaults on commercial mortgage loans and volatility in performance may adversely affect the Company’s results of operations and financial condition.

A decline in the commercial real estate market within the U.S. resulting from changes in interest rates, real estate market conditions or an economic downturn may have a negative impact on the value of the Company’s commercial mortgage loan portfolio. The Company has a broadly diversified commercial mortgage loan portfolio (i.e., property type or geographic location), but negative developments across a certain property type or the occurrence of a negative event within a geographic region may have a significant negative impact, if the Company has some concentration risk within that property type or geographic region. The Company’s operations and financial conditions may be adversely affected from an increase in borrower defaults within the Company’s commercial mortgage loan portfolio.

The determination of the amount of allowances and impairments taken on the Company’s investments is judgmental and could materially impact its results of operations or financial position.

The Company’s determination of the amount of allowances and impairments varies by investment type and is based on its periodic evaluation and assessment of known and inherent risks associated with the relevant asset class. Such evaluations and assessments are revised as conditions change and new information becomes available. The Company updates its evaluations regularly and reflects changes in allowances and impairments in operations as such evaluations are revised. Market volatility can make it more difficult to value the Company’s securities if trading in such securities becomes less frequent. In addition, a forced sale by holders of large amounts of a security, whether due to insolvency, liquidity, or other issues with respect to such holders, could result in declines in the price of a security. Furthermore, additional impairments may need to be taken or allowances provided for in the future. Historical trends may not be indicative of future impairments or allowances.

For additional information on the Company’s allowance and impairment review process, see Note 2 to the audited statutory financial statements included in the F pages of this report.

The Company’s valuation of investments is based on amortized cost, fair value, and the equity method of accounting in the Company’s statutory financial statements, which may be significantly different than the values at which the investments may ultimately be realized.

The Company’s investments primarily consist of bonds, stocks, investments in subsidiaries, mortgage loans, policy loans, short-term investments and alternative investments. On the basis of accounting practices prescribed or permitted by the ODI the carrying value of such investments is as follows:

●

Bonds are generally stated at amortized cost, except those with an NAIC designation of “6”, which are stated at the lower of amortized cost or fair value. Changes in fair value of bonds stated at fair value are charged to capital and surplus.

●

Loan-backed and structured securities, which are included in bonds in the statutory financial statements, are stated in a manner consistent with the bond guidelines, but with additional consideration given to the special valuation rules implemented by the NAIC applicable to residential mortgage-backed securities that are not backed by U.S. government agencies, commercial mortgage-backed securities and certain other structured securities. Under these guidelines, an initial and adjusted NAIC designation is determined for each security. The initial NAIC designation, which takes into consideration the security’s amortized cost relative to an NAIC-prescribed valuation matrix, is used to determine the reporting basis (i.e., amortized cost or lower of amortized cost or fair value).

●

Preferred stocks are generally stated at amortized cost, except those with an NAIC designation of “4” through “6”, which are stated at the lower of amortized cost or fair value. Common stocks are stated at fair value. Changes in fair value of stocks stated at fair value are charged to capital and surplus.

●

The investment in the Company’s wholly-owned insurance subsidiaries, NLAIC and Eagle, and wholly-owned noninsurance subsidiaries, NISC and NIA, are carried using the equity method of accounting. The Company’s investment in JNF, an unaudited downstream noninsurance holding company, is based on the individual audited subsidiary, controlled and affiliated entities owned by the holding company in accordance with the “look through” provisions of Statements of Statutory Accounting Principles (“SSAP”) No. 97, Investments in Subsidiary, Controlled and Affiliated Entities. Investments in NLAIC, JNF and NISC are included in stocks, and the investment in Eagle is included in other invested assets on the statutory statements of admitted assets, liabilities, capital and surplus.

●	Commercial mortgage loans are recorded at unpaid principal balance, adjusted for premiums and discounts, less a valuation allowance.

●

Policy loans, which are collateralized by the related insurance policy, are carried at the outstanding principal balance and do not exceed the cash surrender value of the policy. As such, no valuation allowance for policy loans is required.

●	Short-term investments consist primarily of government agency discount notes with maturities of twelve months or less at acquisition and are carried at amortized cost, which approximates fair value.

●	Alternative investments are generally reported based on the equity method of accounting.

Investments not carried at fair value in the Company’s statutory financial statements (certain bonds and stocks and commercial mortgage loans) may have fair values which are substantially higher or lower than the carrying value reflected in the Company’s statutory financial statements. Each such asset class is regularly evaluated for impairment under the accounting guidance appropriate to the respective asset class.

The Company’s valuation of certain bonds and stocks held at fair value may include methodologies, estimates and assumptions which are subject to differing interpretations and could result in changes to investment valuations that may materially and adversely affect the Company’s results of operations or financial condition.

See Note 2 to the audited statutory financial statements, included in the F pages of this report, for a discussion of the Company’s fair value categories and valuation methodologies.

The determination of fair values in the absence of quoted market prices is based on valuation methodologies, values of securities the Company deems to be comparable and assumptions deemed appropriate given the circumstances. The use of different methodologies and assumptions may have a material effect on the estimated fair value amounts. Further, rapidly changing and unprecedented credit and equity market conditions could materially impact the valuation of securities as reported within the Company’s statutory financial statements, and the period-to-period changes in value could vary significantly. Decreases in value may have a material adverse effect on the Company’s results of operations or financial condition.

Risks Related to the Legal and Regulatory Environment of the Insurance Industry

Certain changes in accounting and/or financial reporting standards issued by the National Association of Insurance Commissioners, state insurance departments, the Securities and Exchange Commission or other standard-setting bodies could have a material adverse impact on the Company’s financial condition or results of operations.

The Company’s insurance entities are required to comply with the Statutory Accounting Principles (“SAP”) established by the NAIC and adopted and administered by state departments of insurance. The various components of SAP (such as actuarial reserve methodologies) are currently subject to review by the NAIC and its task forces and committees, as well as by state insurance departments, in an effort to address emerging issues and otherwise improve or alter financial reporting. Calculations made in accordance with SAP also govern the ability of the Company’s insurance entities to pay dividends to their respective parent companies. The NAIC is working to reform state regulation in various areas, including comprehensive reforms relating to life insurance reserves and the accounting for such reserves. The Company cannot predict whether or in what form reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect the Company’s insurance entities.

The Accounting Manual provides that state insurance departments may permit insurance companies domiciled therein to depart from SAP through prescribed practices or by granting them permitted practices. Olentangy was granted a permitted practice from the State of Vermont, allowing Olentangy to carry assets placed in a trust account by Union Hamilton Reinsurance Ltd. and held for the benefit of the ceding insurer, under a reinsurance agreement that increased NLAIC’s valuation of Olentangy by $67 million as of December 31, 2019 and 2018. Eagle applies prescribed practices from the State of Ohio that allow an alternative reserve basis on assumed obligations, with respect to specified GMDB and GLWB contract riders provided under substantially all of the variable annuity contracts issued and to be issued by NLIC, and effective December 31, 2019, an alternative reserve basis on assumed obligations with respect to specified GLWB contract riders provided under certain fixed indexed annuity contracts issued and to be issued by NLAIC. The prescribed practice related to NLIC guaranteed risks decreased NLIC’s valuation of this subsidiary by $411 million and $183 million as of December 31, 2019 and 2018, respectively. The prescribed practice related to NLAIC guaranteed risks increased NLIC’s valuation of this subsidiary by $226 million as of December 31, 2019.

However, the Company cannot predict what permitted and prescribed practices any applicable state insurance department may allow or mandate in the future, nor can the Company predict whether or when the insurance departments of states of domicile of the Company’s competitors may permit them to utilize advantageous accounting practices that depart from SAP. Moreover, although states generally defer to the interpretations of the insurance department of the state of domicile with respect to the application of regulations and guidelines, neither the action of the domiciliary state nor the action of the NAIC is binding on a non-domiciliary state. Accordingly, a state could choose to follow a different interpretation. The Company can give no guarantees that future changes to SAP or components of SAP, or the ability to apply a prescribed practice or the granting of permitted practices to the Company’s competitors, will not have a material impact on the Company’s financial condition or results of operations.

The Company’s insurance entities are subject to extensive regulation.

The Company’s insurance entities are subject to extensive state regulatory oversight in the jurisdictions in which each does business as well as to federal oversight in some aspects of their business. Insurance companies are regulated by the insurance departments of the states in which they are domiciled or licensed. State insurance authorities have broad administrative powers with respect to various aspects of the insurance business. The Company could be adversely affected by, among other things, changes in state law relating to marketing, privacy, acquisitions, payment of dividends, reinsurance, the form and content of insurance policies (including pricing), licensing, regulation of premium rates, premium tax increases, rating and underwriting restrictions and limitations, asset and reserve valuation requirements, enterprise risk management, surplus requirements, limitations on investments, accounting standards and RBC requirements. Also, applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or restructuring of insurance companies, and certain states require insurers to participate in various types of guaranty associations or other similar arrangements for impaired or insolvent insurance companies. The primary purpose of such regulatory supervision is to protect policyholders, rather than the Company. Changes in regulations, or in the interpretation or application of existing laws or regulations, may adversely impact pricing, capital requirements, reserve adequacy, or exposure to litigation and could increase the costs of regulatory compliance. The Company cannot predict the effect that any proposed or future legislation or change in the interpretation or application of existing laws or regulations may have on its financial condition or results of operations.

From time to time, increased scrutiny has been placed upon the U.S. insurance regulatory framework, and a number of state legislatures have considered or enacted legislative measures that alter, and in many cases increase, state authority to regulate insurance and reinsurance companies. In addition to legislative initiatives of this type, the NAIC and insurance regulators are regularly involved in a process of re-examining existing laws and regulations and their application to insurance and reinsurance companies and may impose changes in the future that put further regulatory burdens on insurers and, thus, could have an adverse effect on NLIC and NLAIC’s results of operations and financial condition. Changes are often implemented in order to benefit policyholders to the detriment of insurers.

At the federal level, the Company could be affected by laws and regulations that may affect certain aspects of the insurance industry. While the federal government in most contexts currently does not directly regulate the insurance business, federal legislation and administrative policies in a number of areas, including limitations on antitrust immunity, minimum solvency requirements, systemic risk regulation, grant of resolution authority to a federal agency, uniform market conduct standards, credit for reinsurance initiatives, other proposals at the federal level to replace or streamline state regulatory processes, employee benefits regulation, age, sex and disability-based discrimination, financial services regulation, and federal taxation, can significantly affect the insurance business.

In February 2017 President Trump issued an executive order directing the Secretary of the Treasury to consult with the heads of the member agencies of the FSOC, and report to the President on the extent to which existing laws and regulations promote certain core principles of regulation of the financial system that are outlined in the order. In October 2017, in response to President Trump’s February 2017 executive order, the U.S. Department of the Treasury released a report titled “A Financial System That Creates Economic Opportunities—Asset Management and Insurance.” The report identifies laws, regulations and other requirements that promote or inhibit certain core principles of financial regulation that are outlined in the order. Among other things, the report recommends that primary federal and state regulators should focus on potential systemic risks arising from products and activities, and on implementing regulations that strengthen the asset management and insurance industries as a whole, rather than focusing on an entity-based regulatory regime. The report also affirms the role of the U.S. state-based system of insurance regulation. In addition, the report supports current efforts at the Department of Labor (“DOL”) to reexamine, and delay full implementation of, the Fiduciary Rule, and encourages the DOL and SEC to work with state insurance regulators to evaluate the impacts of a fiduciary rule across markets. The Company is evaluating the recommendations set forth in the report and their potential impact on its business. The Company cannot predict whether any of the recommendations will ultimately become laws, regulations or other requirements applicable to its business.

This state regulatory oversight and various proposals at the federal level could in the future adversely affect the Company’s ability to sustain adequate returns in certain lines of business. It is not possible to predict the future impact of changing regulation on the Company’s financial condition or results of operations.

In addition to the risks described herein, any shutdown of the U.S. federal government could significantly impact the non-emergency operations of the Company’s federal regulators. As a result, a shutdown may also affect the timeline for product filings requiring a federal regulator’s approval.

The Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective.

The Company’s business is highly dependent on the ability to engage on a daily basis in a large number of insurance underwriting, claims processing and investment activities, many of which are highly complex. These activities often are subject to internal guidelines and policies, as well as to legal and regulatory standards. A control system, no matter how well-designed and operated, can provide only reasonable assurance that the control system’s objectives will be met. Ineffective controls could lead to financial loss, unanticipated risk exposure (including underwriting, credit and investment risk) or damage to the Company’s reputation.

Litigation or regulatory actions could have a material adverse impact on the Company.

Current and future litigation or regulatory investigations and actions in the ordinary course of operating the Company’s business, including class action lawsuits, may negatively affect the Company by resulting in the payment of substantial awards or settlements, increasing legal and compliance costs, requiring the Company to change certain aspects of its business operations, diverting management attention from other business issues, harming the Company’s reputation with customers or making it more difficult to retain current customers and to recruit and retain agents or Nationwide employees. See Note 13 to the audited statutory financial statements, included in the F pages of this report, for a description of litigation and regulatory actions.

The amount of statutory capital that the Company and its insurance subsidiaries have and the amount of statutory capital they must hold can vary significantly from time to time and is sensitive to a number of factors outside of the Company’s control, including equity market and credit market conditions and the regulatory environment and rules.

The Company conducts the vast majority of its business through its licensed insurance entities. Insurance regulators and the NAIC prescribe accounting standards and statutory capital and reserve requirements for the Company and its U.S. insurance entities. The NAIC has established regulations that provide minimum capitalization requirements based on RBC formulas for life insurance companies. The RBC formula for life companies establishes capital requirements relating to insurance, business, asset and interest rate risk, including equity, interest rate, operational and management and expense recovery risks associated with life and annuity products that contain death benefits and/or certain living benefits.

In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending on a variety of factors, including the amount of statutory income or losses generated by the Company’s insurance entities (which itself is sensitive to equity market and credit market conditions), the amount of additional capital they must hold to support their business growth, changes in equity market levels, changes in reserve requirements, credit market volatility, changes in consumer behavior, the value of certain bonds in their investment portfolios, the value of certain derivative instruments that do not get hedge accounting treatment, changes in interest rates and foreign currency exchange rates, and changes to the NAIC RBC formulas. Nationally Recognized Statistical Rating Organizations (“NRSROs”) may also implement changes to their internal models, which differ from the NAIC RBC model, that have the effect of increasing or decreasing the amount of statutory capital that the Company’s insurance entities must hold in order to maintain their current ratings. Increases in the amount of required statutory reserves reduce the statutory surplus used in calculating the Company’s insurance entities’ RBC ratios.

In December 2017, President Trump signed into law H.R.1, commonly referred to as the Tax Cuts and Jobs Act. Following the reduction in the federal corporate income tax rate pursuant to the Tax Cuts and Jobs Act, the NAIC adopted revisions to certain factors used to calculate life RBC. These revisions to the NAIC’s life RBC calculation have resulted in increases in RBC charges and reductions in the RBC ratios of the Company’s insurance entities. The NAIC is also studying RBC revisions for bonds, real estate, and longevity risk, but the Company is currently unable to project the impact of any potential regulatory changes resulting from such proposals.

The Company’s insurance entities’ statutory surplus and RBC ratios have a significant influence on their financial strength ratings, which, in turn, are important to their ability to compete effectively. To the extent that any of the Company’s insurance entities’ statutory capital resources are deemed to be insufficient to maintain a particular rating by one or more rating agencies, capital may need to be raised. If the Company is unable to raise additional capital in such a scenario, any ratings downgrade that followed could have a material adverse effect on its business, financial condition, results of operations and liquidity. See Note 14 to the audited statutory financial statements, included in the F pages of this report, for a further discussion of RBC.

Changes in tax laws could adversely affect the Company.

Congress has periodically considered legislation that, if enacted, could materially reduce or eliminate many of the tax advantages of purchasing and owning annuity and life insurance products, such as disallowing a portion of the income tax interest deduction for many businesses that own life insurance, and could impose a “financial crisis responsibility fee” on certain insurance companies. In addition, Congress has considered proposals to further limit contributions to retirement plans and accelerate the distributions from such plans after the death of the participant. If these proposals or other changes affecting the taxation of life insurance and/or annuity contracts, or the qualification requirements for retirement plans, were to be enacted, the Company’s sale of COLI, BOLI, variable annuities, variable life products and other retirement plan products could be adversely affected.

Congress and various state legislatures also have considered proposals to reduce the taxation of certain products or investments that may compete with life insurance. Legislation that increases the taxation on insurance products or reduces the taxation on competing products could lessen the advantage or create a disadvantage for certain of the Company’s products, making them less competitive. Such proposals, if adopted, could have a material effect on the Company’s profitability and financial condition or ability to sell such products, and could result in the surrender of some existing contracts and policies.

The products that the Company sells have different tax characteristics, in some cases generating tax deductions for the Company. The level of profitability of certain products is significantly dependent on these characteristics and the Company’s ability to continue to generate taxable income, which is taken into consideration when pricing products and is a component of the Company’s capital management strategies. Accordingly, changes in tax law, the Company’s ability to generate taxable income, or other factors impacting the availability or value of the tax characteristics generated by the Company’s products, could impact product pricing and returns or require the Company to reduce its sales of these products or implement other actions that could be disruptive to the Company’s businesses. In addition, the adoption of “principles-based” approaches for statutory reserves may lead to significant changes to the way tax reserves are determined and thus reduce future tax deductions.

The Company has incorporated changes in RBC calculations at year end 2018 as a result of the Tax Cuts and Jobs Act. Changes primarily in asset, insurance and interest rate risk factors increased capital and decreased RBC ratios of the Company’s insurance entities. RBC ratios after the adjustment remained well above required minimums.

See “Business—Tax Matters” for further discussion of other changes in federal tax laws and regulations that may adversely affect the Company’s business, results of operations and financial condition.

Changes to regulations under ERISA could adversely affect the Company’s distribution model, by restricting the Company’s ability to provide customers with advice.

The prohibited transaction rules of ERISA and the IRC generally restrict the provision of investment advice to ERISA plans and participants and Individual Retirement Account (“IRAs”) owners, if the investment recommendation results in fees paid to the individual advisor, his or her firm, or their affiliates, that vary according to the investment recommendation chosen. Although the DOL issued final regulations which provide limited relief from these investment advice restrictions, the investment advice restrictions could restrict the ability of the Company’s affiliated broker-dealers and their registered representatives to provide investment advice to ERISA plans and participants and with respect to IRAs. Also, the investment advice restrictions may require the fee and revenue arrangements of certain advisory programs to be revenue neutral, resulting in potential lost revenues for these broker-dealers and their affiliates.

In addition, the DOL has issued a number of regulations that increase the level of disclosure that must be provided to plan sponsors and participants. These ERISA disclosure requirements will increase the Company’s regulatory and compliance burden, resulting in increased costs. See Business – “The Company’s insurance entities are subject to extensive regulation” for further information on the impact of regulations issued by the DOL.

Changes in state insurance laws regarding the suitability of product sales and fiduciary/best interest standards may affect the Company’s operations and profitability.

The Company’s annuity sales practices are currently subject to strict regulation. State insurance regulators are becoming more active in adopting and enforcing suitability standards with respect to sales of annuities, both fixed and variable. Following the NAIC’s February 2020 adoption of amendments to its model annuity suitability rule incorporating a best interest standard, it is probable that they will be adopted by multiple states. Some states have already enacted or proposed legislation to impose new or expanded fiduciary/best interest standards on broker-dealers, investment advisors and/or insurance agents providing services to retail investors. Additionally, some state regulators have adopted or signaled they will be pursuing rule-making in this space. For example, on August 1, 2018 the NY DFS adopted “best interest” amendments to its existing annuity suitability regulation and expanded its scope to include “in-force” recommendations and life insurance policies. Any material changes to the standards governing the Company’s sales practices, including applicable state laws and regulations, could affect the Company’s business, results of operations and financial condition. See “Business—Regulation—Annuity Sales Practices.”

The Company may be unable to mitigate the impact of Regulation XXX and Actuarial Guideline 38, potentially resulting in a negative impact to NLAIC’s capital position and/or a reduction in sales of NLAIC’S term and universal life insurance products.

The NAIC Model Regulation entitled “Valuation of Life Insurance Policies,” commonly known as “Regulation XXX,” establishes statutory reserve requirements for term life insurance policies and universal life insurance policies with secondary guarantees, such as those issued by NLAIC. Actuarial Guideline 38 (“AG 38”) is intended to clarify the application of Regulation XXX with respect to certain universal life insurance products with secondary guarantees.

In 2014, the NAIC approved a new regulatory framework applicable to the use of captive insurers in connection with Regulation XXX and Guideline AXXX transactions. Among other things, the framework called for more disclosure of an insurer’s use of captives in its statutory financial statements, and narrows the types of assets permitted to back statutory reserves that are required to support the insurer’s future obligations. In 2014, the NAIC implemented the framework through Actuarial Guideline (“AG 48”), which requires the actuary of the ceding insurer that opines on the insurer’s reserves to issue a qualified opinion if the framework is not followed. The requirements of AG 48 became effective as of January 1, 2015 in all states without any further action necessary by state legislatures or insurance regulators to implement them, and apply prospectively to new policies issued and new reinsurance transactions entered into on or after January 1, 2015. In late 2016, the NAIC adopted an update to AG 48 and a model regulation that contains the same substantive requirements as the updated AG 48. The states have started to adopt the model regulation.

The Company’s subsidiary, NLAIC, has implemented reinsurance and capital management transactions to mitigate the capital impact of Regulation XXX and AG 38 for certain term life insurance and universal life insurance policies with secondary guarantees. These arrangements are subject to review by state insurance regulators and rating agencies and, for any new transactions entered into in the future, are subject to AG 48 as well. For those insurance policies where NLAIC has not implemented reinsurance and capital management transactions to mitigate the capital impact of Regulation XXX and AG 38, NLAIC has experienced a negative impact on its financial condition and results of operations. If NLAIC is unable to implement solutions to mitigate the impact of in force Regulation XXX and AG 38 business, this may continue to have a negative impact on its financial condition and results of operations.

Risks Related to the Business and Operations of the Company

The Company is rated by S&P, Moody’s, and A.M. Best, and a decline in ratings could adversely affect the Company’s operations.

Financial strength and claims-paying ability ratings, which various NRSROs publish as indicators of an insurance company’s ability to meet contractholder and policyholder obligations, are important to maintaining public confidence, competitive position and ability to market products. Such factors are important to policyholders, agents and intermediaries; however, they are not evaluations directed towards the protection of investors and are not recommendations to buy, sell or hold securities. Downgrades in NLIC and its subsidiaries’ financial strength ratings could have an adverse effect on their financial condition and certain of their results of operations in many ways, including reducing new sales and renewals of insurance products, annuities, and other investment products, adversely affecting their relationships with their sales force and independent sales intermediaries, materially increasing the number or amount of policy surrenders and withdrawals by contractholders and policyholders, requiring a reduction in prices to remain competitive, and adversely affecting their ability to obtain reinsurance at reasonable prices or at all.

Additionally, various NRSROs also publish credit ratings for NFS and several of its subsidiaries. Credit ratings are indicators of a debt issuer’s ability to meet the terms of debt obligations in a timely manner and are important factors in the Company’s overall funding profile and ability to access certain types of liquidity. Downgrades in the credit ratings for NFS and its subsidiaries could have an adverse effect on the Company’s financial condition and results of operations in many ways, including adversely limiting access to capital markets, potentially increasing the cost of debt, and requiring the posting of collateral.

Ratings are subject to ongoing review by A.M. Best, Moody’s, and S&P, and the maintenance of such ratings cannot be assured. If any rating is reduced from its current level, the Company’s financial position and results of operations could be adversely affected. The Company cannot predict what actions rating agencies may take, or what actions it may take in response to the actions of rating agencies, which could adversely affect its business. As with other companies in the financial services industry, the Company’s ratings could be downgraded at any time and without any notice by any NRSRO.

See “Business—Ratings” for further information on current financial strength, claims-paying ability and credit ratings.

Guarantees within certain of the Company’s and its insurance entities’ products may adversely affect the Company’s financial condition or results of operations.

The Company offers guarantees which can include a return of no less than the total deposits made on the contract less any customer withdrawals, total deposits made on the contract less any customer withdrawals plus a minimum return, or the highest contract value on a specified anniversary date minus any customer withdrawals following the contract anniversary. These guarantees can also include benefits payable in the event of death, upon annuitization, upon periodic withdrawal or at specified dates during the accumulation period.

NLIC remains ultimately liable for the specific guaranteed benefits and is subject to the risk that reinsurers are unable or unwilling to pay. In addition, NLIC is subject to the risk that hedging and other risk management procedures prove ineffective, or the estimates and assumptions made in connection with their use fail to reflect or correspond to the actual liability exposure, or that unanticipated policyholder behavior or mortality, combined with adverse market events, produces economic losses beyond the scope of the risk management techniques employed. These risks, individually or collectively, may have a material adverse effect on the Company’s financial condition or results of operations.

An inability to access the Company’s credit facilities could have a material adverse effect on its financial condition and results of operations.

The Company maintains committed unsecured revolving credit facilities. The Company relies on these facilities as a potential source of liquidity, which could be critical in enabling it to meet its obligations as they come due, particularly during periods when alternative sources of liquidity are limited. The Company’s ability to borrow under these facilities is conditioned on the Company’s satisfaction of covenants and other requirements contained in the facilities. The Company’s failure to satisfy the requirements contained in the facilities would, among other things, restrict the Company’s access to the facilities when needed and, consequently, could have an adverse effect on the Company’s financial condition and results of operations.

Deviations from assumptions regarding future persistency, mortality, morbidity, and interest rates used in calculating reserve amounts could have a material adverse impact on the Company’s results of operations or financial condition.

The Company’s earnings significantly depend upon the extent to which the actual experience is consistent with the assumptions the Company uses in setting prices for its products and establishing liabilities for some future policy benefits and claims. Such amounts are established based on estimates by actuaries of how much the Company will need to pay for future benefits and claims. The process of calculating reserve amounts for some products within a life insurance organization involves the use of a number of assumptions, including those related to persistency (how long a contract stays with a company), mortality (the likelihood of death or the likelihood of survival), morbidity (likelihood of sickness or disability) and interest rates (the rates expected to be paid or received on financial instruments, including insurance or investment contracts). In addition, significant changes in mortality or morbidity could emerge gradually over time, due to changes in the natural environment, including climate change, the health habits of the insured population, treatment patterns and technologies for disease or disability, the economic environment, or other factors. Actual results could differ significantly from those assumed. Although the Company may be permitted to increase premiums or adjust other charges and credits during the life of certain policies or contracts, the adjustments permitted under the terms of the policies or contracts may not be sufficient to maintain profitability or may cause the policies or contracts to lapse. As such, significant deviations from one or more of these assumptions could result in a material adverse impact on the Company’s life insurance entities’ results of operations or financial condition.

Pricing of the Company’s insurance and deferred annuity products are also based in part upon expected persistency of these products, which is the probability that a policy or contract will remain in force from one period to the next. Persistency within the Company’s annuities business may be significantly impacted by the value of guaranteed minimum benefits contained in many of the Company’s variable annuity products being higher than current account values, in light of poor equity market performance or extended periods of low interest rates, as well as other factors. Persistency could be adversely affected generally by developments affecting client perceptions of the Company, including perceptions arising from adverse publicity. Many of the Company’s products also provide the Company’s customers with wide flexibility with respect to the amount and timing of premium deposits and the amount and timing of withdrawals from the policy’s value. Results may vary based on differences between actual and expected premium deposits and withdrawals for these products, especially if these product features are relatively new to the marketplace. The pricing of certain of the Company’s variable annuity products that contain certain living benefit guarantees is also based on assumptions about utilization rates, or the percentage of contracts that will utilize the benefit during the contract duration, including the timing of the first lifetime income withdrawal. Results may vary based on differences between actual and expected benefit utilization. The development of a secondary market for life insurance, including life settlements or “viaticals” and investor-owned life insurance, and third-party investor strategies in the annuities business, could adversely affect the profitability of existing business and the Company’s pricing assumptions for new business.

The Company’s risk management policies, practices and procedures could leave it exposed to unidentified or unanticipated risks, which could negatively affect its business or result in losses.

The Company has developed an enterprise-wide risk management framework to mitigate risk and loss to the Company, and maintains policies, procedures and controls intended to identify, measure, monitor, report and analyze the risks to which the Company is exposed. Many of the Company’s risk management strategies or techniques are based upon historical customer and market behavior, and all such strategies and techniques are based to some degree on management’s subjective judgment. The Company cannot provide assurance that its risk management framework, including the underlying assumptions or strategies, will be accurate and effective.

The risk management policies and procedures, including hedge programs at NLIC and NLAIC, utilize derivative financial instruments, and expect to do so in the future. Nonetheless, the Company’s policies and procedures to identify, monitor, and manage both internal and external risks may not effectively mitigate these risks or predict future exposures, which could be different or significantly greater than expected. As the Company’s businesses change and the markets in which the Company operates evolve, the Company’s risk management framework may not evolve at the same pace as those changes. As a result, there is a risk that new products or new business strategies may present risks that are not appropriately identified, monitored or managed. Additional risks and uncertainties not currently known to the Company, or that it currently deems to be immaterial, may adversely affect its business, results of operations and financial condition.

A large-scale pandemic or epidemic, natural and man-made catastrophes, climate change, the continued threat or acts of terrorism, or ongoing military and other actions may result in decreases in the Company’s net income, revenue, and assets under management and may adversely impact its investment portfolio.

A large-scale pandemic or epidemic, natural and man-made catastrophes, climate change, the continued threat or acts of terrorism within the U.S. and abroad, ongoing military and other actions, and heightened security measures in response to these types of threats may cause significant volatility and declines in the U.S., European, and other securities markets, loss of life, property damage, additional disruptions to commerce and reduced economic activity. As a result, the Company’s net income and/or revenue, and some of the assets in the Company’s investment portfolio, may be adversely affected by declines in the securities markets and economic activity.

The Company cannot predict whether or the extent to which industry sectors in which it maintains investments may suffer losses as a result of potential decreased commercial and economic activity, how any such decrease might impact the ability of companies within the affected industry sectors to pay the interest or principal on their securities, or how the value of any underlying collateral might be affected.

The Company operates in a highly competitive industry, which can significantly impact operating results.

The Company’s ability to compete is based on a number of factors including scale, service, product features, price, investment performance, commission structure, distribution capacity, financial strength ratings and name recognition. The Company competes with a large number of financial services companies such as banks, mutual funds, broker-dealers, insurers and asset managers, many of which have advantages over the Company in one or more of the above competitive factors. The Company’s revenues and profitability could be impacted negatively due to such competition. The competitive landscape in which the Company operates may be further affected by government-sponsored programs and longer-term fiscal policies. Competitors that receive governmental financing or other assistance or subsidies, including governmental guarantees of their obligations, may have or obtain pricing or other competitive advantages. Competitors that are not subject to the same regulatory framework may also have a pricing advantage as a result of lower capital requirements.

See “Business—Competition” for a further description of competitive factors affecting the Company.

The Company’s products and services are complex and are frequently sold through intermediaries, and a failure of such intermediaries to properly perform services, or their misrepresentation of the Company’s products or services, could have an adverse effect on the Company’s business, results of operations and financial condition.

Many of the Company’s products and services are complex and are frequently sold through intermediaries. In particular, the Company is reliant on intermediaries in its unaffiliated distribution channels to describe and explain its products to potential customers. The intentional or unintentional misrepresentation of the Company’s products and services in advertising materials or other external communications, or inappropriate activities by the Company’s personnel or an intermediary, could adversely affect the Company’s reputation and business prospects, as well as lead to potential regulatory actions or litigation.

The Company’s business success depends, in part, on effective information technology systems and on continuing to develop and implement improvements in technology.

The Company depends in large part on technology systems for conducting business and processing claims, as well as for providing the data and analytics it utilizes to manage its business, and thus the Company’s business success is dependent on maintaining the effectiveness of existing technology systems and on continuing to develop and enhance technology systems that support its business processes and strategic initiatives in a cost- and resource- efficient manner. Some system development projects that are long-term in nature, may negatively impact the Company’s expense ratios as it invests in the projects, and may cost more to complete than the Company expects. In addition, system development projects may not deliver the benefits the Company expects once they are complete, or may be replaced or become obsolete more quickly than expected, which could result in accelerated recognition of expenses. If the Company does not effectively and efficiently manage and upgrade its technology portfolio, including with respect to the technology portfolio of its recently acquired businesses, or if the costs of doing so are higher than it expects, the Company’s ability to provide competitive services to new and existing customers in a cost-effective manner and its ability to implement its strategic initiatives could be adversely impacted.

The Company faces a risk of non-availability and increased cost of reinsurance.

Market conditions beyond the Company’s control determine the availability and cost of the reinsurance protection it purchases. The Company can offer no guarantees that reinsurance will remain continuously available to it to the same extent, and with the same terms and rates, as are currently available. If the Company is unable to maintain its current level of reinsurance or purchase new reinsurance protection in amounts that it considers sufficient and at prices that it considers acceptable, the Company would either have to be willing to accept an increase in its net exposures or reduce its insurance writings. A significant reinsurer’s insolvency or inability to make payments under the terms of a reinsurance treaty could subject the Company to credit risk with respect to its ability to recover amounts due from reinsurers. Because of the risks set forth above, the Company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to it in the future at commercially reasonable rates or at all. These risks could have a material adverse effect on the results of operations or financial condition of the Company.

A breach of information security or other unauthorized data access could have an adverse impact on the Company’s business and reputation.

In the ordinary course of business, the Company collects, processes, transmits, and stores large quantities of personally identifiable information, customer financial and health information, and proprietary business information (collectively referred to herein as “Sensitive Information”). The secure processing, storage, maintenance, and transmission of this Sensitive Information are vital to the Company’s operations and business strategy. Although the Company undertakes substantial efforts to reasonably protect Sensitive Information, including internal processes and technological defenses that are preventative or detective, and other commercially reasonable controls designed to provide multiple layers of security, Sensitive Information maintained by the Company may be vulnerable to attacks by computer hackers, to physical theft by other third-party criminals, or to other compromise due to error or malfeasance by an individual providing services. Attacks may include both sophisticated cyber attacks perpetrated by organized crime groups, “hactivists,” or state-sponsored groups, as well as non-technical attacks ranging from sophisticated social engineering to simple extortion or threats, which can lead to access, disclosure, disruption or further attacks. Such events may expose the Company to civil and criminal liability or regulatory action, harm its reputation among customers, deter people from purchasing the Company’s products, cause system interruptions, require significant technical, legal and other remediation expenses, and otherwise have an adverse impact on its business. Third parties to whom the Company outsources certain functions are also subject to the risks outlined above, and if such a third party suffers a breach of information security involving the Company’s Sensitive Information, such breach may result in the Company incurring substantial costs and other negative consequences, including a material adverse effect on its business, financial condition, results of operations and liquidity. The Company offers no guarantees that it will be able to implement information security measures to prevent all breaches of information security.

Losses due to system failures or physical locations being unavailable to conduct business could have an adverse impact on the Company’s business and reputation.

Network, utility, telecommunications, business systems, hardware and/or software failures due to a computer virus or cyber-attack, such as a distributed denial of service attack, could prevent the Company from conducting its business for a sustained period of time. The Company’s facilities could be inaccessible due to a disaster, natural or man-made catastrophe, blackout, terrorist attack or war. Even if the personnel providing services to the Company are able to report to work, they may be unable to perform their duties for an extended period of time if the Company’s data or systems are disabled or destroyed. There can be no assurance that the Company’s business continuation plans and insurance coverages would be effective in mitigating any negative effects on the Company’s operations or profitability, and the Company could be adversely impacted by any disruption of its ability to conduct business.

Nationwide employee error, misconduct, or excessive risks may be difficult to detect and prevent and could adversely affect the Company.

As an insurance enterprise, the Company is in the business of accepting certain risks. The associates who conduct the Company’s business, including executive officers and other members of management, sales managers, investment professionals, product managers, sales agents, and other personnel, do so in part by making decisions and choices that involve exposing the Company to risk. These include decisions such as setting underwriting guidelines and standards, product design and pricing, determining what assets to purchase for investment and when to sell them, deciding which business opportunities to pursue, and other decisions. Losses may result from, among other things, excessive risk, fraud, errors, failure to document transactions properly, failure to obtain proper internal authorization or failure to comply with regulatory requirements. Although the Company employs controls and procedures designed to monitor individual business decisions and prevent the Company from taking excessive risks, it is not always possible to deter or prevent individual misconduct, and the precautions the Company takes to prevent and detect this activity may not be effective in all cases. The impact of those losses and excessive risks could harm the Company’s reputation and have a material adverse effect on the Company’s financial condition and business operations.

The Company’s business may be adversely affected if Nationwide is unable to hire and retain qualified employees.

There is significant competition from within the financial services and life insurance industries, and from businesses outside those industries, for qualified employees, especially those in key positions and those possessing highly specialized underwriting knowledge. The Company’s performance is largely dependent on the talents, efforts and proper conduct of highly-skilled individuals, including the Company’s senior executives. For many of the Company’s senior positions, it competes for talent not just with insurance or financial service companies, but with other large companies and other businesses. The Company’s continued ability to compete effectively in its business and to expand into new business areas depends on its ability to attract new personnel and to retain and motivate its existing personnel. If the Company is not able to successfully attract, retain, and motivate the personnel that provide services to it, its business, financial results and reputation could be materially and adversely affected.

The Company may be subject to intellectual property risk.

The Company relies on copyright, trademark, patent and trade secret laws, as well as various contractual rights and obligations, to protect its intellectual property. Although the Company uses a broad range of measures to protect its intellectual property rights, third parties may infringe or misappropriate its intellectual property. The Company may resort to litigation in order to enforce its intellectual property rights. Such litigation would represent a diversion of resources that may be significant in amount, and the final outcome of any litigation cannot be predicted with certainty. The Company’s inability to successfully secure or enforce the protection of the Company’s intellectual property assets, despite the Company’s best efforts, could have a material adverse effect on its business and ability to compete.

The Company also may be subject to costly litigation in the event that another party alleges that its operations or activities infringe upon that party’s intellectual property rights. The Company may be subject to claims by third parties for alleged infringement of third-party patents, copyrights, trademarks, trade secrets or breach of any license. If the Company were found to have infringed any third-party intellectual property rights, it could incur substantial liability, and in limited circumstances could be enjoined from providing certain products or services to its customers. Alternatively, the Company could be required to enter into costly licensing arrangements with third parties to resolve any alleged intellectual property infringement claims brought by third parties.

Acquisitions and integration of acquired businesses and dispositions or other structural changes may result in operating difficulties, unforeseen liabilities or asset impairments, and other unintended consequences.

From time to time the Company may investigate and pursue acquisition or disposition opportunities if it believes that such opportunities are consistent with its long-term objectives and that the potential rewards of an acquisition or disposition justify the risks.

The Company’s ability to achieve certain financial benefits it anticipates from its acquisitions will depend in part upon its ability to successfully grow the businesses consistent with its anticipated acquisition economics. The Company’s financial results could be adversely affected by unanticipated performance issues, unforeseen liabilities, transaction-related charges, diversion of management time and resources to acquisition integration challenges or growth strategies, loss of key Nationwide employees, amortization of expenses related to intangibles, charges for impairment of long-term assets or goodwill and indemnifications.

The process of integrating an acquired company or business can be complex and costly and may create unforeseen operating difficulties and expenditures. Acquired businesses may not perform as projected, any cost savings and other synergies anticipated from the acquisition may not materialize and costs associated with the integration may be greater than anticipated. Acquired businesses may not be successfully integrated, resulting in substantial costs or delays and adversely affecting the Company’s ability to compete. Accordingly, the Company’s results of operations might be materially and adversely affected.

Consolidation of distributors of insurance products may adversely affect the insurance industry and the profitability of the Company’s business.

The Company distributes many of its individual products through other financial institutions such as banks and broker-dealers. An increase in bank and broker-dealer consolidation activity could increase competition for access to distributors, result in greater distribution expenses and impair the Company’s ability to expand its customer base. Consolidation of distributors and/or other industry changes may also increase the likelihood that distributors will try to renegotiate the terms of any existing selling agreements to terms less favorable to the Company.

PROPERTIES

Pursuant to an arrangement between NMIC and certain of its subsidiaries, during 2019 the Company occupied on average approximately 550,986 square feet of office space in the five-building home office complex and in other offices in central Ohio. The Company believes that its present and planned facilities are adequate for the anticipated needs of the Company.

LEGAL PROCEEDINGS

See Note 13 to the audited statutory financial statements, included in the F pages of this report, for a discussion of legal proceedings.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

There is no established public trading market for NLIC’s shares of common stock. All 3,814,779 issued and outstanding shares of NLIC’s common stock are owned by NFS. NLIC did not repurchase any shares of its common stock or sell any unregistered shares of its common stock during 2019.

NLIC did not pay any dividends or return capital to NFS during 2019, 2018 or 2017.

NLIC currently does not have a formal dividend policy.

See Business – Regulation – Regulation of Dividends and Other Distributions and Risk-Based Capital for information regarding dividend restrictions.

SELECTED FINANCIAL DATA

Five-Year Summary

	Year ended or as of December 31,
(in millions)	2019	2018	2017	2016	2015
Statutory Statements of Operations Data
Total revenues	$14,452	$13,995	$14,802	$14,213	$15,149
Total benefits and expenses	$13,419	$12,985	$13,817	$13,245	$14,420
Net income	$629	$711	$1,039	$751	$167
Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus Data
Total invested assets.	$48,044	$45,020	$42,507	$41,115	$38,520
Total admitted assets	$155,133	$139,341	$145,670	$133,345	$126,861
Total liabilities	$146,311	$132,496	$139,721	$128,137	$122,294
Total capital and surplus	$8,822	$6,845	$5,949	$5,208	$4,567

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND FINANCIAL DISCLOSURE

Forward-Looking Information

The information included herein contains certain forward-looking statements with respect to the results of operations, businesses and financial condition of the Company made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Whenever used in this report, words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “believe,” “project,” “target,” “will,” “shall,” “could,” “may” and other words of similar meaning are intended to identify such forward-looking statements. These forward-looking statements are based on current expectations and involve a number of risks and uncertainties that are difficult to predict. These forward-looking statements are not a guarantee of future performance, and certain important factors that may cause actual results to differ materially from those expressed or implied in such forward-looking statements include, among others, the following possibilities:

(a)	Fluctuations in the results of operations or financial condition;

(b)	actual claims losses exceeding reserves for claims;

(c)

difficult economic and business conditions, including financial, capital and credit market conditions as a result of changes in interest rates or prolonged periods of low interest rates, equity prices, volatility, yields and liquidity in the equity and credit markets, as well as geopolitical conditions and the impact of political, regulatory, judicial, economic or financial events, including terrorism, epidemics or pandemics, impacting financial markets generally and companies in the Company’s investment portfolio specifically;

(d)	the degree to which the Company chooses not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies the Company does implement;

(e)	changes in certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board (“FASB”), SEC, NAIC or other standard-setting bodies;

(f)	the inability to maintain the availability of systems and facilities in the event of a disaster, natural or man-made catastrophe, blackout, terrorist attack or war;

(g)

heightened competition that affects the cost of, and demand for, the Company’s products, specifically including the intensification of price competition, the entry of new competitors, consolidation, technological innovation and the development of new products by new and existing competitors;

(h)

adverse state and federal legislation and regulation, including, among other things, tax law changes impacting the federal estate tax and tax treatment of life insurance and investment products; limitations on premium levels; restrictions on product approval and policy issuance; increases in minimum capital and reserves and other financial viability requirements; restrictions on mutual fund service fee payments; changes affecting sales practices, including investigations and/or claims handling and escheat investigations; and regulatory actions of the DOL under ERISA, in particular proposed rule-making with respect to fiduciary obligations, rule-making adopted by regulatory authorities under the Dodd-Frank Act and the Federal Deposit Insurance Act, including SEC comprehensive rulemaking and guidance regarding standards of conduct for broker dealers and investment advisers;

(i)	the inability to mitigate the capital impact associated with statutory reserving and capital requirements;

(j)	failure to maintain or expand distribution channels;

(k)	possible difficulties in executing, integrating and realizing projected results of acquisitions, divestitures and restructurings;

(l)	loss of key vendor relationships or failure of a vendor to protect confidential and proprietary information;

(m)

changes in interest rates and the equity markets causing a reduction in the market value of the Company’s investment portfolio, investment income and/or asset fees; an acceleration of other expenses; a reduction in separate account assets or a reduction in the demand for the Company’s products; increased liabilities related to living benefits and death benefit guarantees; or an impact on ultimate realizability of deferred tax assets;

(n)	outlook changes and downgrades in the financial strength and claims-paying ability ratings of the Company assigned by NRSROs;

(o)	competitive, regulatory or tax changes that affect the cost of, or demand for, products;

(p)	fluctuations in RBC levels

(q)	settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheets;

(r)

deviations from assumptions regarding future persistency, mortality and morbidity rates (including as a result of natural and man-made catastrophes, pandemics, epidemics, malicious acts, terrorist acts and climate change), and interest rates used in calculating reserve amounts and in pricing products;

(s)	adverse results and/or resolution of litigation, arbitration, regulatory investigation and/or inquiry;

(t)	the availability, pricing and effectiveness of reinsurance;

(u)	the effectiveness of policies and procedures for managing risk;

(v)	interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems;

(w)

adverse consequences, including financial and reputational costs, regulatory problems and potential loss of customers resulting from a breach of information security, a failure to meet privacy regulations, or inability to secure and maintain the confidentiality of proprietary or customers’ personal information;

(x)	the inability to protect intellectual property and defend against claims of infringement;

(y)	realized losses with respect to impairments of assets in the investment portfolio of the Company;

(z)	exposure to losses related to variable annuity guarantee benefits, including from downturns and volatility in equity markets;

(aa)	statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX, Guideline AXXX and principles-based reserving requirements;

(ab)	lack of liquidity in certain investments, access to credit facilities, or other inability to access capital; and

(ac)	defaults on commercial mortgages and volatility in their performance.

The Company undertakes no commitment to revise or update any forward-looking statements as a result of new information, future events or development, except as required by law. For a more complete description of the various risks, uncertainties, and other factors that could affect future results, see Risk Factors.

Overview

The following discussion provides an assessment of the financial position and results of operations of the Company for the three years ended December 31, 2019. This discussion and analysis is based on and should be read in conjunction with the audited statutory financial statements and related notes beginning on page F-1 of this report.

See Business – Overview for a description of the Company and its ownership structure.

See Business – Business Segments for a description of the components of each segment and a description of management’s primary profitability measure.

Revenues and Expenses

The Company earns revenues and generates cash primarily from life insurance premiums, annuity considerations, policy charges, health insurance premiums and net investment income. Life insurance premiums are recognized as revenue over the premium paying period of the related polices. Annuity considerations are recognized as revenue when received. Policy charges are comprised of several components including asset fees, which are earned primarily from separate account values generated from the sale of individual and group variable annuities and life insurance products and cost of insurance charges earned on all life insurance products except traditional, which are assessed on the amount of insurance in force in excess of the related policyholder account value. Policy charges also include administrative fees, which include fees charged per contract on a variety of the Company’s products and premium loads on universal life insurance products and surrender fees which are charged as a percentage of premiums/deposits withdrawn during a specified period for annuity and certain life insurance contracts. Health insurance premiums are earned ratably over the terms of the related insurance and reinsurance contracts or policies. Net investment income includes earnings on investments supporting fixed annuities, FHLB funding agreements, certain life insurance products and earnings on invested assets not allocated to product segments, all net of related investment expenses.

Management makes decisions concerning the sale of invested assets based on a variety of market, business, tax and other factors. All realized gains and losses generated by these sales are reported in net realized capital gains and losses. Also included in net realized investment gains and losses are the impact of exercised, matured or terminated derivatives. All charges related to other-than-temporary impairments of bonds, specific commercial mortgage loans, other investments, and changes in the valuation allowance not related to specific commercial mortgage loans are reported in net realized capital gains and losses.

The Company’s primary expenses include benefits to policyholders and beneficiaries, commissions and other business expenses. Policy benefits and claims that are expensed include interest credited to policy account balances, benefits and claims incurred in the period in excess of related policy reserves and other changes in future policy benefits. Commissions include commissions paid by the Company to affiliates and non-affiliates on sales of products. See Business – Marketing and Distribution for a description of the Company’s unaffiliated and affiliated distribution channels.

Profitability

The Company’s profitability largely depends on its ability to effectively price and manage risk on its various products, administer customer funds and control operating expenses. Lapse rates on existing contracts also impact profitability. The lapse rate and distribution of lapses affect surrender charges.

In particular, the Company’s profitability is driven by premiums and annuity considerations for life and accident and health contracts, fee income on separate account products, general and separate account asset levels and management’s ability to manage interest spread income. Premiums and annuity considerations for life and accident and health contracts can vary based on a variety of market, business and other factors. While asset fees are largely at guaranteed annual rates, amounts earned vary directly with the underlying performance of the separate accounts. Interest spread income is comprised of net investment income, excluding any applicable allocated charges for invested capital, less interest credited to policyholder accounts. Interest spread income can vary depending on crediting rates offered by the Company, performance of the investment portfolio, including the rate of prepayments, changes in market interest rates and the level of invested assets, the competitive environment and other factors.

In addition, life insurance profits are significantly impacted by mortality, morbidity and persistency experience. Asset impairments and the tax position of the Company also impact profitability.

Fair Value Measurements

See Note 2 and Note 7 to the audited statutory financial statements, included in the F pages of this report, for details regarding the Company’s policies for fair value measurements of certain assets and liabilities.

Credit Risk Associated with Derivatives

See Note 6 to the audited statutory financial statements, included in the F pages of this report, for details regarding the Company’s evaluation of credit risk associated with derivatives.

Significant Accounting Estimates and Significant Accounting Policies

The preparation of the statutory financial statements requires the Company to make estimates and assumptions that affect the amounts reported in the statutory financial statements and accompanying notes. Significant estimates include legal and regulatory reserves, certain investment and derivative valuations, future policy benefits and claims, provision for income taxes and valuation of deferred tax assets. Actual results could differ significantly from those estimates.

Note 2 to the audited statutory financial statements, included in the F pages of this report, provide a summary of significant accounting policies.

Results of Operations

2019 Compared to 2018

The following table summarizes the Company’s results of operations for the years ended:

	December 31,
(in millions)	2019	2018	Change
Revenues
Premiums and annuity considerations	$10,168	$9,829	3%
Net investment income.	1,974	1,927	2%
Amortization of interest maintenance reserve	(2)	(1)	(100%)
Other revenues	2,312	2,240	3%

Total revenues	$14,452	$13,995	3%

Benefits and expenses
Benefits to policyholders and beneficiaries	$14,782	$13,961	6%
Increase in reserves for future policy benefits and claims	1,501	736	104%
Net transfers from separate accounts	(3,747)	(2,468)	(52%)
Commissions	674	670	1%
Dividends to policyholders	38	40	(5%)
Reserve adjustment on reinsurance assumed	(246)	(352)	30%
Other expenses	417	398	5%

Total benefits and expenses	$13,419	$12,985	3%

Income before federal income tax expense and net realized capital losses on investments	$1,033	$1,010	2%
Federal income tax (benefit) expense	(73)	64	(214%)

Income before net realized capital losses on investments	$1,106	$946	17%
Net realized capital losses on investments, net of tax and transfers to the interest maintenance reserve	(477)	(235)	(103%)

Net income	$629	$711	(12%)

The Company recorded lower net income for the year ended December 31, 2019 compared to 2018, primarily due to higher increase in reserves for future policy benefits and claims, net realized capital losses on investments, net of tax and transfers and lower reserve adjustment on reinsurance assumed, partially offset by an increase in net transfers from separate accounts and premiums and annuity considerations.

Higher increase in reserves for future policy benefits and claims was due to change in aggregate reserves driven by larger increases in public sector retirement plan reserves and Corporate Solutions’ product reserves and lower decrease in fixed annuity product reserves. The change for public sector products was primarily due to plan sponsor acquisitions in 2019. The change for Corporate Solutions’ products was primarily due to premiums growth.

Net realized capital losses on investments, net of tax and transfers were primarily driven by higher losses in the derivative hedging program period over period.

Reserve adjustment on reinsurance assumed increased mainly due to change in reserves as a result of decreases in assumed annuity and surrender benefits on the fixed annuity modified coinsurance agreement with NLAIC.

The increase in net transfers from separate accounts was driven by higher net transfers from separate accounts in public sector retirement plan products and lower net transfers to separate accounts in Corporate Solutions’ products.

2018 Compared to 2017

The following table summarizes the Company’s results of operations for the years ended:

	December 31,
(in millions)	2018	2017	Change
Revenues
Premiums and annuity considerations	$9,829	$10,403	(6%)
Net investment income.	1,927	1,958	(2%)
Amortization of interest maintenance reserve	(1)	(2)	50%
Other revenues	2,240	2,443	(8%)

Total revenues	$13,995	$14,802	(5%)

Benefits and expenses
Benefits to policyholders and beneficiaries	$13,961	$12,879	8%
Increase in reserves for future policy benefits and claims	736	1,246	(41%)
Net transfers from separate accounts	(2,468)	(950)	(160%)
Commissions	670	683	(2%)
Dividends to policyholders	40	46	(13%)
Reserve adjustment on reinsurance assumed	(352)	(553)	36%
Other expenses	398	466	(15%)

Total benefits and expenses	$12,985	$13,817	(6%)

Income before federal income tax expense and net realized capital losses on investments	$1,010	$985	3%
Federal income tax expense (benefit)	64	(455)	114%

Income before net realized capital losses on investments	$946	$1,440	(34%)
Net realized capital losses on investments, net of tax and transfers to the interest maintenance reserve	(235)	(401)	41%

Net income	$711	$1,039	(32%)

The Company recorded lower net income for the year ended December 31, 2018 compared to 2017, primarily due to an increase in benefits to policyholders and beneficiaries and lower reserve adjustment on reinsurance assumed, partially offset by a decrease in reserves for future policy benefits and claims and increase in net transfers from separate accounts.

Benefits to policyholders and beneficiaries increased due to higher surrender benefits in individual variable annuities and public sector retirement plans.

Reserve adjustment on reinsurance assumed increased due to changes in reserves component of the fixed annuity modified coinsurance agreement with NLAIC.

Reserves for future policy benefits and claims decreased due to change in aggregate reserves driven by smaller increases in public sector retirement plan reserves and Corporate Solutions’ product reserves period over period.

The increase in net transfers from separate accounts was driven by higher paid surrender and death benefits and lower considerations for variable annuity products.

Business Segments

Life Insurance

2019 Compared to 2018

The following table summarizes selected financial data for the Company’s Life Insurance segment for the years ended:

	December 31,
(in millions)	2019	2018	Change
Results of Operations
Revenues
Premiums and annuity considerations	$413	$410	1%
Net investment income	262	270	(3%)
Amortization of interest maintenance reserve	-	1	(100%)

	December 31,
(in millions)	2019	2018	Change
Other revenues	208	214	(3%)

Total revenues	$883	$895	(1%)

Benefits and expenses
Benefits to policyholders and beneficiaries.	$756	$713	6%
Increase in reserves for future policy benefits and claims	21	4	425%
Net transfers from separate accounts.	(105)	(71)	(48%)
Commissions	30	27	11%
Dividends to policyholders	38	40	(5%)
Other expenses	133	154	(14%)

Total benefits and expenses	$873	$867	1%

Pre-tax operating earnings.	$10	$28	(64%)

Pre-tax operating earnings decreased for the year ended December 31, 2019 compared to the year ended December 31, 2018, primarily due to higher benefits to policyholders and beneficiaries and increase in reserves for future policy benefits and claims, partially offset by an increase in net transfers from separate accounts.

The increase in reserves for future policy benefits and claims was driven by individual universal life insurance products.

The increase in net transfers from separate accounts was due to higher net transfers from separate accounts for individual variable life insurance.

2018 Compared to 2017

The following table summarizes selected financial data for the Company’s Life Insurance segment for the years ended:

	December 31,
(in millions)	2018	2017	Change
Results of Operations
Revenues
Premiums and annuity considerations	$410	$413	(1%)
Net investment income	270	279	(3%)
Amortization of interest maintenance reserve	1	1	0%
Other revenues	214	218	(2%)

Total revenues	$895	$911	(2%)

Benefits and expenses
Benefits to policyholders and beneficiaries.	$713	$761	(6%)
Increase (decrease) in reserves for future policy benefits and claims	4	(8)	150%
Net transfers from separate accounts.	(71)	(97)	27%
Commissions	27	26	4%
Dividends to policyholders	40	46	(13%)
Other expenses	154	151	2%

Total benefits and expenses	$867	$879	(1%)

Pre-tax operating earnings.	$28	$32	(13%)

Pre-tax operating earnings decreased for the year ended December 31, 2018 compared to the year ended December 31, 2017, primarily due to lower net transfers from separate accounts partially offset by lower benefits to policyholders and beneficiaries.

The decrease in net transfers from separate accounts was due to lower net transfers from separate accounts for individual variable life insurance.

Annuities

2019 Compared to 2018

The following table summarizes selected financial data for the Company’s Annuities segment for the years ended:

	December 31,
(in millions)	2019	2018	Change
Results of Operations
Revenues
Premiums and annuity considerations	$4,202	$3,868	9%
Net investment income.	319	319	0%
Amortization of interest maintenance reserve	1	1	0%
Other revenues	1,488	1,468	1%

Total revenues	$6,010	$5,656	6%

Benefits and expenses
Benefits to policyholders and beneficiaries	$7,993	$7,980	0%
Increase (decrease) in reserves for future policy benefits and claims	25	(211)	112%
Net transfers from separate accounts	(2,695)	(2,618)	(3%)
Commissions	442	434	2%
Reserve adjustment on reinsurance assumed	(246)	(352)	30%
Other expenses	57	48	19%

Total benefits and expenses	$5,576	$5,281	6%

Pre-tax operating earnings	$434	$375	16%

Pre-tax operating earnings increased for the year ended December 31, 2019 compared to the year ended December 31, 2018, primarily due to higher annuity considerations, partially offset by a decrease in the reserve adjustment on reinsurance assumed and a higher increase in reserves for future policy benefits and claims.

Annuity considerations increased due to higher sales of variable annuities, immediate annuities, fixed annuities and in-plan guarantees.

The lower reserve adjustment on reinsurance assumed was primarily due to a decrease in assumed annuity and surrender benefits on the fixed annuity modified coinsurance agreement with NLAIC.

The higher increase in reserves for future policy benefits and claims was driven by fixed annuity products and variable annuity products.

2018 Compared to 2017

The following table summarizes selected financial data for the Company’s Annuities segment for the years ended:

	December 31,
(in millions)	2018	2017	Change
Results of Operations
Revenues
Premiums and annuity considerations	$3,868	$4,424	(13%)
Net investment income.	319	324	(2%)
Amortization of interest maintenance reserve	1	1	0%
Other revenues	1,468	1,434	2%

Total revenues	$5,656	$6,183	(9%)

Benefits and expenses
Benefits to policyholders and beneficiaries	$7,980	$7,297	9%
Decrease in reserves for future policy benefits and claims	(211)	(311)	32%
Net transfers from separate accounts	(2,618)	(1,149)	(128%)
Commissions	434	466	(7%)
Reserve adjustment on reinsurance assumed	(352)	(553)	36%
Other expenses	48	54	(11%)

Total benefits and expenses	$5,281	$5,804	(9%)

Pre-tax operating earnings	$375	$379	(1%)

Pre-tax operating earnings decreased for the year ended December 31, 2018 compared to the year ended December 31, 2017, primarily due to lower annuity considerations, higher benefits to policyholders and beneficiaries and lower reserve adjustment on reinsurance assumed, partially offset by higher net transfers from separate accounts.

Annuity considerations decreased primarily due to lower sales of variable annuities.

The increase in benefits to policyholders and beneficiaries was driven by higher surrender benefits in individual variable annuities.

Reserve adjustment on reinsurance assumed increased due to changes in the reserves component of the fixed annuity modified coinsurance agreement with NLAIC.

Workplace Solutions

2019 Compared to 2018

The following table summarizes selected financial data for the Company’s Workplace Solutions segment for the years ended:

	December 31,
(in millions)	2019	2018	Change
Results of Operations
Revenues
Premiums and annuity considerations.	$4,324	$4,095	6%
Net investment income	824	798	3%
Amortization of interest maintenance reserve	(4)	(3)	(33%)
Other revenues	326	291	12%

Total revenues	$5,470	$5,181	6%

Benefits and expenses
Benefits to policyholders and beneficiaries	$5,308	$4,685	13%
Increase in reserves for future policy benefits and claims	1,135	876	30%
Net transfers from separate accounts	(1,319)	(725)	(82%)
Commissions.	96	95	1%
Other expenses	122	132	(8%)

Total benefits and expenses	$5,342	$5,063	6%

Pre-tax operating earnings	$128	$118	8%

Pre-tax operating earnings increased for the year ended December 31, 2019 compared to the year ended December 31, 2018, primarily due to higher annuity considerations and increase in net transfers from separate accounts, partially offset by increase in benefits to policyholders and beneficiaries and a higher increase in reserves for future policy benefits and claims.

Annuity considerations increased primarily due to sales of private sector retirement plans.

The increase in net transfers from separate accounts was primarily driven by public sector retirement plan products from account rebalancing from variable to fixed due to market growth.

The increase in reserves for future policy benefits and claims was primarily driven by larger reserve increases in public sector retirement plan products, partially offset by lower reserve increases in private sector retirement plan products. Current year increases for public sector retirement plans was primarily driven by plan sponsor acquisitions.

2018 Compared to 2017

The following table summarizes selected financial data for the Company’s Workplace Solutions segment for the years ended:

	December 31,
(in millions)	2018	2017	Change
Results of Operations
Revenues
Premiums and annuity considerations	$4,095	$3,986	3%
Net investment income	798	807	(1%)
Amortization of interest maintenance reserve	(3)	(2)	(50%)
Other revenues	291	545	(47%)

Total revenues	$5,181	$5,336	(3%)

Benefits and expenses
Benefits to policyholders and beneficiaries	$4,685	$4,237	11%
Increase in reserves for future policy benefits and claims.	876	1,329	(34%)
Net transfers from separate accounts	(725)	(595)	(22%)
Commissions	95	96	(1%)
Other expenses	132	151	(13%)

Total benefits and expenses	$5,063	$5,218	(3%)

Pre-tax operating earnings	$118	$118	0%

Pre-tax operating earnings remained consistent for the year ended December 31, 2018 compared to the year ended December 31, 2017 primarily due to higher annuity considerations, lower reserves for future policy benefits and claims and higher net transfers from separate accounts, offset by higher benefits to policyholders and beneficiaries and lower other revenues.

The increase in annuity considerations was primarily driven by sales of private sector retirement plans.

Lower reserves for future policy benefits and claims were primarily driven by smaller reserve increases in public sector retirement plan products.

The increase in net transfers from separate accounts was driven by higher net transfers from separate accounts in public sector retirement plan products as a result of higher paid surrenders.

Benefits to policyholders and beneficiaries increased primarily due to public sector retirement plans.

The decrease in other revenues was primarily driven by lower public retirement plan miscellaneous income.

Corporate Solutions and Other

2019 Compared to 2018

The following table summarizes selected financial data for the Company’s Corporate Solutions and Other segment for the years ended:

	December 31,
(in millions)	2019	2018	Change
Results of Operations
Revenues
Premiums and annuity considerations	$1,229	$1,456	(16%)
Net investment income	569	540	5%
Amortization of interest maintenance reserve	1	-	0%
Other revenues	290	267	9%

Total revenues	$2,089	$2,263	(8%)

Benefits and expenses
Benefits to policyholders and beneficiaries	$725	$583	24%
Increase in reserves for future policy benefits and claims.	320	67	378%
Net transfers to separate accounts	372	946	(61%)
Commissions	106	114	(7%)
Other expenses	105	64	64%

Total benefits and expenses	$1,628	$1,774	(8%)

Pre-tax operating earnings	$461	$489	(6%)

Pre-tax operating earnings decreased for the year ended December 31, 2019 compared to the year ended December 31, 2018, primarily due to a decrease in premiums and annuity considerations, higher increase in reserves for future policy benefits and claims and increased benefits to policyholders and beneficiaries, partially offset by lower net transfers to separate accounts.

Premium decreased primarily due to lower current year case acquisitions in COLI and BOLI products.

Higher increase in reserves for future policy benefits and claims was primarily driven by COLI and BOLI product current year premiums and transfers into fixed from variable.

The increase in benefits to policyholders and beneficiaries was driven by increases in COLI and BOLI products.

Net transfers to separate accounts decreased due to variable COLI and BOLI products which was driven by a decline in premiums received and an increase in surrender benefits paid.

2018 Compared to 2017

The following table summarizes selected financial data for the Company’s Corporate Solutions and Other segment for the years ended:

	December 31,
(in millions)	2018	2017	Change
Results of Operations
Revenues
Premiums and annuity considerations	$1,456	$1,580	(8%)
Net investment income	540	548	(1%)
Amortization of interest maintenance reserve	-	(2)	100%
Other revenues	267	246	9%

Total revenues	$2,263	$2,372	(5%)

Benefits and expenses
Benefits to policyholders and beneficiaries	$583	$584	(0%)
Increase in reserves for future policy benefits and claims.	67	236	(72%)
Net transfers to separate accounts	946	891	6%
Commissions	114	95	20%
Other expenses	64	110	(42%)

Total benefits and expenses	$1,774	$1,916	(7%)

Pre-tax operating earnings	$489	$456	7%

Pre-tax operating earnings increased for the year ended December 31, 2018 compared to the year ended December 31, 2017, primarily due to a lower increase in reserves for future policy benefits and claims partially offset by lower premiums.

The lower increase in reserves for future policy benefits and claims was primarily driven by COLI and BOLI products due to lower premiums, higher paid benefits and a decline in investment performance.

Liquidity and Capital Resources

Liquidity and capital resources demonstrate the overall financial strength of the Company and its ability to generate cash flows from its operations and borrow funds at competitive rates to meet operating and growth needs. The Company’s operations have historically provided substantial cash flow. The Company has sufficient cash resources to meet all current obligations for policyholder benefits, withdrawals, surrenders and policy loans. The Company also participates in inter-company repurchase agreements or other borrowing arrangements with affiliates to satisfy short-term cash needs.

The Company purchases investments with durations to match the expected durations of the liabilities they support. To mitigate the risks that actual withdrawals may exceed anticipated amounts or that rising interest rates may cause a decline in the value of the Company’s bond investments, the Company imposes market value adjustments or surrender charges on the majority of its products and offers products where the investment risk is transferred to the contractholder. Liabilities related to separate accounts, where the investment risk is typically borne by the contractholder, comprised 72.2% of total liabilities as of December 31, 2019 and 70.1% as of December 31, 2018.

A primary liquidity concern with respect to annuity and life insurance products is the risk of early policyholder withdrawal. The Company attempts to mitigate this risk by offering variable products where the investment risk is transferred to the policyholder, charging surrender fees at the time of withdrawal for certain products, applying a market value adjustment to withdrawals for certain products in the Company’s general account and monitoring and matching anticipated cash inflows and outflows.

For individual annuity products, surrender charges generally are calculated as a percentage of deposits and are assessed at declining rates during the first seven years after a deposit is made.

For group annuity products, surrender charge amounts and periods can vary significantly depending on the terms of each contract and the compensation structure for the producer. Generally, surrender charge percentages for group products are less than individual products because the Company incurs lower expenses at contract origination for group products. In addition, the majority of general account group annuity reserves are subject to a market value adjustment at withdrawal.

Life insurance policies are less susceptible to withdrawal than annuity products, because policyholders generally must undergo a new underwriting process and may incur a surrender fee in order to obtain a new insurance policy.

The short-term and long-term liquidity requirements of the Company are monitored regularly to match cash inflows with cash requirements. The Company reviews its short-term and long-term projected sources and uses of funds, investment and cash flow assumptions underlying these projections. The Company periodically adjusts to its investment policies to reflect changes in short-term and long-term cash needs and changing business and economic conditions.

Given the Company’s historical cash flows from operating and investing activities and current financial results, the Company believes that cash flows from activities over the next year will provide sufficient liquidity for the operations of the Company and sufficient funds for interest payments.

Borrowed Money

The Company and NMIC maintain a $750 million credit facility that expires on April 2, 2020, with an option to convert outstanding balances at expiration into a one-year term loan. The Company had no amounts outstanding under this credit facility as of December 31, 2019 and 2018.

The Company participates in a commercial paper program with a limit of $750 million. The Company had commercial paper outstanding of $200 million as of December 31, 2019 and $361 million as of December 31, 2018.

The Company has an agreement with its custodial bank to borrow against the cash collateral that is posted in connection with its securities lending program. This is an uncommitted facility contingent on the liquidity of the securities lending program. The borrowing facility was established to fund commercial mortgage loans that were originated with the intent of sale through securitization. The maximum amount available under the agreement is $350 million. The borrowing rate on this program is equal to one-month London Interbank Offered Rate. The Company had no amounts outstanding under this agreement as of December 31, 2019 and 2018.

As of December 31, 2018, the Company had access to borrow up to $250 million from the FHLB that expired on March 22, 2019. In March 2019, the Company renewed the agreement with the FHLB until March 22, 2020 and increased the borrowing limit from $250 million to $300 million. In March 2020, the Company renewed the agreement with the FHLB until March 19, 2021. The Company had no amounts outstanding under the agreement as of December 31, 2019 and 2018. It is part of the Company’s strategy to use these funds for operations and any funds obtained from the FHLB for use in general operations would be accounted for as borrowed money.

See Note 9 to the audited statutory financial statements, included in the F pages of this report, for details regarding the Company’s usage of short-term debt and FHLB funding agreement.

Surplus Notes

The surplus notes below were issued in accordance with Section 3901.72 of the Ohio Revised Code. The principal and interest on these surplus notes shall not be a liability or claim against the Company, or any of its assets, except as provided in Section 3901.72 of the Ohio Revised Code. ODI must approve interest and principal payments before they are paid.

On December 17, 2001, the Company issued a $300 million surplus note to NFS, with an interest rate of 7.5%, and a maturity date of December 17, 2031. Interest on the note is subject to prior approval of the ODI and is payable semi-annually on June 17 and December 17. The Company received approval from the ODI and made all interest payments as scheduled.

On June 27, 2002, the Company issued an additional $300 million surplus note to NFS, with an interest rate of 8.15%, and a maturity date of June 27, 2032. Interest on the note is subject to prior approval of the ODI and is payable semi-annually on April 15 and October 15. The Company received approval from the ODI and made all interest payments as scheduled.

On December 23, 2003, the Company issued an additional $100 million surplus note to NFS, with an interest rate of 6.75%, and a maturity date of December 23, 2033. Interest on the note is subject to prior approval of the ODI and is payable semi-annually on January 15 and July 15. The Company received approval from the ODI and made all interest payments as scheduled.

On December 20, 2019, the Company issued an additional $400 million surplus note to NFS, with an interest rate of 4.21%, and a maturity date of December 19, 2059. Interest on the note is subject to prior approval of the ODI and is payable semi-annually on June 1 and December 1. The Company received approval from the ODI.

See Note 10 to the audited statutory financial statements, included in the F pages of this report, for details regarding the Company’s usage of surplus notes.

Regulatory Risk-based Capital

Each insurance company’s state of domicile imposes minimum risk-based capital requirements that were developed by the NAIC. Risk-based capital is used to evaluate the adequacy of an insurer’s statutory capital and surplus in relation to the risks inherent in the insurer’s business related to asset quality, asset and liability matching, mortality and morbidity, and other business factors. Regulatory compliance is determined based on a ratio of a company’s regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies with a ratio below 200% (or below 250% with negative trends) are required to take corrective action steps. The Company exceeded the minimum risk-based capital requirements for all periods presented. See Note 14 to the audited statutory financial statements, included in the F pages of this report, for details regarding the Company’s regulatory risk-based capital.

Contractual Obligations and Commitments

The following table summarizes the Company’s contractual obligations and commitments as of December 31, 2019 expected to be paid in the periods presented. Payment amounts reflect the Company’s estimate of undiscounted cash flows related to these obligations and commitments.

	Payments due by period
(in millions)	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Future policy benefits and claims[1,2,3,4]	$5,137	8,336	7,422	80,877	101,772
Policyholders dividends accumulation[5]	452	-	-	-	452
Short-term debt[6]	203	-	-	-	203
Securities lending payable[7]	133		133
Surplus notes[8]	70	141	141	2,100	2,452

Total	$5,995	$8,477	$7,563	$82,977	$105,012

[1]

A significant portion of policy contract benefits and claims to be paid do not have stated contractual maturity dates and may not result in any ultimate payment obligation. Amounts reported represent estimated undiscounted cash flows out of the Company’s general account related to death, surrender, annuity and other benefit payments under policy contracts in force as of December 31, 2019. Separate account payments are not reflected due to the matched nature of these obligations and because the contract owners bear the investment risk of such deposits. Estimated payment amounts were developed based on the Company’s historical experience and related contractual provisions. Significant assumptions incorporated in the reported amounts include future policy lapse rates (including the impact of customer decisions to make future premium payments to keep the related policies in force); coverage levels remaining unchanged from those provided under contracts in force as of December 31, 2019; future interest crediting rates; and estimated timing of payments. Actual amounts will vary, potentially by a significant amount, from the amounts indicated due to deviations between assumptions and actual results and the addition of new business in future periods.

[2]

Contractual provisions exist which could adjust the amount and/or timing of those obligations reported. Key assumptions related to payments due by period include customer lapse and withdrawal rates (including timing of death), exchanges to and from the fixed and separate accounts of the variable annuities, claim experience with respect to guarantees, and future interest crediting levels. Assumptions for future interest crediting levels were made based on processes consistent with the Company’s past practices, which are at the discretion of the Company, subject to guaranteed minimum crediting rates in many cases and/or subject to contractually obligated increases for specified time periods. Many of the contracts with potentially accelerated payments are subject to surrender charges, which are generally calculated as a percentage of deposits made and are assessed at declining rates during the first seven years after a deposit is made. Amounts disclosed include an estimate of those accelerated payments, net of applicable surrender charges. See Note 2 to the audited statutory financial statements, included in the F pages of this report for a description of the Company’s method for establishing life and annuity reserves.

[3]

Certain assumptions have been made about mortality experience and retirement patterns in the amounts reported. Actual deaths and retirements may differ significantly from those projected, which could cause the timing of the obligations reported to vary significantly. In addition, contractual surrender provisions exist on an immaterial portion of these contracts that could accelerate those obligations presented. Amounts disclosed do not include an estimate of those accelerated payments. Most of the contracts with potentially accelerated payments are subject to surrender charges, which are generally calculated as a percentage of the commuted value of the remaining term certain benefit payments and are assessed at declining rates during the first seven policy years.

[4]

Contractual provisions exist that could increase those obligations presented. The process for determining future interest crediting rates, as described in Note 2 above, was used to develop the estimates of payments due by period.

[5]

The provision for policyholders’ dividends payable represents the liabilities related to dividends payable in the following year on participating policies. As such, the obligations related to these liabilities are presented in the table above in the less than one year category in the amounts of the liabilities presented in the Company’s Statement of Admitted Assets, Liabilities, Capital and Surplus.

[6]

No contractual provisions exist that could create, increase or accelerate those obligations presented. The amount presented includes contractual principal payments and interest based on rates in effect on December 31, 2019. See Note 9 to the audited statutory financial statements, included in the F pages of this report for more details.

[7]	Since the timing of the return is uncertain, these obligations have been reflected in payments due in less than one year.

[8]	See Note 10 to the audited statutory financial statements, included in the F pages of this report, for a discussion of the Company’s surplus notes.

Investments

General

The Company’s assets are divided into separate account and general account assets. Of the Company’s total assets, $105.7 billion (68%) and $92.9 billion (67%) were held in separate accounts as of December 31, 2019 and 2018, respectively. As of December 31, 2019 and 2018, the Company held $49.5 billion (32%) and $46.5 billion (33%) in general accounts, respectively, including $48.0 billion of general account investments as of December 31, 2019 compared to $45.0 billion as of December 31, 2018.

Separate account assets primarily consist of investments made with deposits from the Company’s variable annuity and variable life insurance business. Most separate account assets are invested in various mutual funds. After deducting fees or expense charges, the investment performance in the Company’s separate account assets is passed through to the Company’s customers.

The following table summarizes the Company’s general account investments by asset category, as of the dates indicated:

	December 31, 2019		December 31, 2018
	Carrying	% of	Carrying	% of
(in millions)	value	total	value	total
Invested assets:
Bonds	$35,124	73%	$32,348	72%
Stocks	2,622	6%	1,820	4%
Mortgage loans, net of allowance.	7,655	16%	7,764	17%
Policy loans	903	2%	905	2%
Derivative assets	94	0%	100	0%
Cash, cash equivalents and short-term investments	556	1%	1,099	3%

	December 31,		December 31,
	2019		2018
	Carrying	% of	Carrying	% of
(in millions)	value	total	value	total
Securities lending collateral assets	132	0%	101	0%
Other invested assets	958	2%	883	2%

Total invested assets	$48,044	100%	$45,020	100%

See Note 5 to the Company’s audited statutory financial statements included in the F pages for further information regarding the Company’s investments.

Bonds

The NAIC assigns securities quality ratings and uniform valuations (called NAIC designations), which are used by insurers when preparing their annual statements. For most securities, NAIC ratings are derived from ratings received from nationally recognized rating agencies. The NAIC also assigns ratings to securities that do not receive public ratings. The designations assigned by the NAIC range from class 1 (highest quality) to class 6 (lowest quality). Of the Company’s bonds, 95% and 96% were in the two highest NAIC designations as of December 31, 2019 and December 31, 2018, respectively.

Bonds are generally stated at amortized cost, except those with an NAIC designation of “6”, which are stated at the lower of amortized cost or fair value. Changes in the fair value of bonds stated at fair value are charged to surplus.

The following table displays the NAIC designation of the Company’s investment in bonds, as of the dates indicated:

(in millions)	December 31, 2019			December 31, 2018
			% of total			% of total
NAIC	Carrying	Fair	statement	Carrying	Fair	statement
designation	value	value	value	value	value	value
1	$19,561	$21,185	55%	$17,760	$18,054	56%
2	13,933	14,919	40%	13,075	12,944	40%
3	1,115	1,119	3%	1,085	1,013	3%
4	296	299	1%	324	282	1%
5	199	170	1%	82	79	0%
6	20	43	0%	22	47	0%

	$35,124	$37,735	100%	$32,348	$32,419	100%

See Note 2 to the Company’s audited statutory financial statements included in the F pages for the policy for valuation of bonds and stocks.

Loan-backed structured securities

Loan-backed and structured securities include residential mortgage-backed securities, commercial mortgage-backed securities and certain other asset-backed securities.

The following table displays the NAIC designation of the Company’s investment in loan-backed structured securities, as of the dates indicated:

(in millions)	December 31, 2019			December 31, 2018
			% of total			% of total
NAIC	Statement	Fair	statement	Statement	Fair	statement
designation	Value	Value	value	Value	Value	value
1	$5,035	$5,200	94%	$4,560	$4,625	91%
2	231	260	4%	233	281	5%
3	67	62	1%	112	109	3%
4	63	60	1%	67	59	1%
5	19	18	0%	14	16	0%
6	18	40	0%	19	44	0%

	$5,433	$5,640	100%	$5,005	$5,134	100%

Stocks

Stocks are largely comprised of investments in affiliated entities. Refer to Note 2 and 5 of the Company’s audited statutory financial statements for information on the valuation methodology and investment in subsidiaries.

Other Invested Assets

The Company’s other invested assets consist of primarily of alternative investments in private equity funds, tax credit funds, real estate partnership and investment in Eagle accounted for under the equity method, and derivatives collateral and receivables.

The following table summarizes the composition of the Company’s carrying value of other invested assets, as of the dates indicated:

	December 31,
(in millions)	2019	2018
Alternative investments:
Private equity funds	$267	$197
Real estate partnerships	299	215
Tax credit funds	192	187
Investment in Eagle	65	60

Total alternative investments.	$823	$659

Derivatives collateral and receivables	135	224

Total other invested assets	$958	$883

Mortgage Loans, Net of Allowance

As of December 31, 2019, commercial mortgage loans were $7.7 billion (16%) of the statement value of investments, compared to $7.8 billion (17%) as of December 31, 2018. Commitments to fund commercial mortgage loans of $147 million were outstanding as of December 31, 2019 compared to $7 million as of December 31, 2018.

As of December 31, 2019 and December 31, 2018, the Company has a diversified mortgage loan portfolio with no more than 23% and 24%, respectively, in a geographic region in the U.S., no more than 40% in a property type and no more than 1% with any one borrower.

See Note 5 to the Company’s audited statutory financial statements included in the F pages for the additional information on the mortgage loan portfolio.

Other Investment Information

See Note 5 included in the F pages of the Company’s audited statutory financial statements for the additional information on the Company’s investment in subsidiaries, real estate, and securities lending agreements. See Note 6 in the F pages of the Company’s audited statutory financial statements for the additional information on the Company’s derivative instruments.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk Sensitive Financial Instruments

The Company is subject to potential fluctuations in earnings and the fair value of some of its assets and liabilities, as well as variations in expected cash flows due to changes in interest rates and equity markets. The following discussion focuses on specific interest rate, foreign currency and equity market risks to which the Company is exposed and describes strategies used to manage these risks. This discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all of the risks to which the Company is exposed.

Interest Rate Risk

Fluctuations in interest rates can impact the Company’s earnings, cash flows and the fair value of some of its assets and liabilities. In a declining interest rate environment, the Company may be required to reinvest the proceeds from maturing and prepaying investments at rates lower than the overall portfolio yield, which could reduce future interest spread income. In addition, minimum guaranteed crediting rates on certain life and annuity contracts could prevent the Company from lowering its interest crediting rates to levels commensurate with prevailing market interest rates, resulting in a reduction to the Company’s interest spread income.

The following table presents account values by range of minimum guaranteed crediting rates and the current weighted average crediting rates for certain of the Company’s products, as of the dates indicated:

	Life Insurance[1]		Annuities[2]		Corporate Solutions and Other		Workplace Solutions[3]
(in millions)	Account value	Weighted average crediting rate	Account value	Weighted average crediting rate	Account value	Weighted average crediting rate	Account value	Weighted average crediting rate
December 31, 2019
Minimum guaranteed crediting rate of 3.51% or greater	$607	4.00%	$-	-%	$-	-%	$280	3.66%
Minimum guaranteed crediting rate of 3.01% to 3.50%	$-	-%	$203	3.54%	$-	-%	$13,800	3.31%
Minimum guaranteed crediting rate of 2.01% to 3.00%	$562	3.13%	$1,459	3.01%	$2,336	3.12%	$2,195	2.80%
Minimum guaranteed crediting rate of 0.01% to 2.00%	$37	2.79%	$539	1.22%	$919	3.25%	$1,610	2.47%
No minimum guaranteed crediting rate[4]	$-	-%	$10	2.27%	$-	-%	$2,882	2.29%

December 31, 2018
Minimum guaranteed crediting rate of 3.51% or greater	$632	4.00%	$-	-%	$-	-%	$85	4.03%
Minimum guaranteed crediting rate of 3.01% to 3.50%	$-	-%	$206	3.56%	$-	-%	$14,301	3.01%
Minimum guaranteed crediting rate of 2.01% to 3.00%	$547	3.13%	$1,499	2.99%	$2,279	3.18%	$2,185	2.38%
Minimum guaranteed crediting rate of 0.01% to 2.00%	$22	3.00%	$576	1.03%	$653	3.30%	$1,082	2.20%
No minimum guaranteed crediting rate[4]	$-	-%	$12	2.58%	$-	-%	$1,980	3.40%

[1]	Includes universal life products and the fixed investment options selected within variable life products.

[2]	Includes individual fixed annuity products and the fixed investment options selected within variable annuity and indexed products.

[3]	Includes group fixed annuity products.

[4]	Includes certain products with a stated minimum guaranteed crediting rate of 0%.

The Company attempts to mitigate this risk by managing the maturity and interest-rate sensitivities of certain of its assets to be consistent with those of liabilities. In recent years, management has taken actions to address low interest rate environments and the resulting impact on interest spread margins, including reducing commissions on fixed annuity sales, launching new products with new guaranteed rates, issuing contract amendments with new guaranteed rates on certain group fixed annuity products, discontinuing the sale of its annual reset fixed annuities and invoking contractual provisions that limit the amount of variable annuity deposits allocated to the guaranteed fixed option. In addition, the Company adheres to a strict discipline of setting interest crediting rates on new business at levels believed to be adequate to provide returns consistent with management expectations.

A rising interest rate environment could also result in a reduction of interest spread income or an increase in policyholder surrenders. Existing general account investments supporting annuity liabilities had a weighted average maturity of approximately nine years as of December 31, 2019. Therefore, a change in portfolio yield will lag changes in market interest rates. This lag increases if the rate of prepayments of securities slows. To the extent the Company sets renewal rates based on current market rates, this will result in reduced interest spreads. Alternatively, if the Company sets renewal crediting rates while attempting to maintain a desired spread from the portfolio yield, the rates offered by the Company may be less than new money rates offered by competitors. This difference could result in an increase in surrender activity by policyholders. If unable to fund surrenders with cash flow from its operations, the Company might need to sell assets. The Company mitigates this risk by offering products that assess surrender charges and/or market value adjustments at the time of surrender, and by managing the maturity and interest-rate sensitivities of assets to approximate those of liabilities.

The Company issues a variety of insurance products that expose the Company to equity risks, including variable annuity products with guaranteed benefit features and fixed life and annuity products with indexed features. See Equity Market Risk for further explanation.

Asset/Liability Management Strategies to Manage Interest Rate Risk

The Company employs an asset/liability management approach tailored to the specific requirements of each of its products. Each line of business has an investment policy based on its specific characteristics. The policy establishes asset maturity and duration, quality and other relevant guidelines.

An underlying pool or pools of investments support each general account line of business. These pools consist of whole assets purchased specifically for the underlying line of business. In general, assets placed in any given portfolio remain there until they mature (or are called), but active management of specific securities and sectors may result in portfolio turnover or transfers among the various portfolios.

Investment strategies are executed by dedicated investment professionals based on the investment policies established for the various pools. To assist them in this regard, they receive periodic projections of investment needs from each line’s management team. Line of business management teams, investment portfolio managers and finance professionals periodically evaluate how well assets purchased and the underlying portfolio match the underlying liabilities for each line. In addition, sophisticated Asset/Liability Management models are employed to project the assets and liabilities over a wide range of interest rate scenarios to evaluate the efficacy of the strategy for a line of business.

Using this information, in conjunction with each line’s investment strategy, actual asset purchases or commitments are made. In addition, plans for future asset purchases are formulated when appropriate. This process is repeated frequently so that invested assets for each line match its investment needs as closely as possible. The primary objectives are to ensure that each line’s liabilities are invested in accordance with its investment strategy and that over- or under-investment is minimized.

As part of this process, the investment portfolio managers provide each line’s management team with forecasts of anticipated rates that the line’s future investments are expected to produce. This information, in combination with yields attributable to the line’s current investments and its investment “rollovers,” gives the line management team data to use in computing and declaring interest crediting rates for their lines of business.

The Company’s risk management process includes modeling both the assets and liabilities over multiple stochastic scenarios, as well as certain deterministic scenarios. The Company considers a range of potential policyholder behavior as well as the specific liability crediting strategy. This analysis, combined with appropriate risk tolerances, drives the Company’s investment policy.

Use of Derivatives to Manage Interest Rate Risk

See Note 6 to the audited statutory financial statements, included in the F pages of this report, for a discussion of the Company’s use of derivatives to manage interest rate risk.

Characteristics of Interest Rate Sensitive Financial Instruments

In accordance with Statutory Accounting Principles and as noted above, the majority of the Company’s assets and liabilities are carried at amortized cost and not at fair value. As a result, the elements of market risk discussed above do not generally have a significant direct impact on the financial position or results of operations of the Company. See Note 7 to the audited statutory financial statements included in the F pages of this report for a summary of the Company’s assets and liabilities held at fair value.

Foreign Currency Risk

As part of its regular investing activities, the Company may purchase foreign currency denominated investments. These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates. In an effort to mitigate this risk, the Company uses cross-currency swaps. As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument generally offsets the changes in the functional-currency equivalent cash flows of the hedged item.

Credit Risk

Credit risk is the risk the Company assumes if its debtors, customers, reinsurers, or other counterparties and intermediaries may be unable or unwilling to pay their contractual obligations when they come due and may manifest itself through the downgrading of credit ratings of counterparties. It is the Company’s policy to monitor credit exposure within the investment portfolio to enable it to provide for future policy obligations and to minimize undue concentrations of assets in any single geographic area, industry, or entity.

See Note 6 to the audited statutory financial statements, included in the F pages of this report, for details regarding the Company’s evaluation of credit risk associated with derivatives.

Equity Market Risk

Asset fees calculated as a percentage of separate account assets are a significant source of revenue to the Company. As of December 31, 2019 and 2018, approximately 87% of separate account assets were invested in equity mutual funds. Gains and losses in the equity markets result in corresponding increases and decreases in the Company’s separate account assets and asset fee revenue.

Many of the Company’s individual variable annuity contracts offer GMDB features. A GMDB generally provides a benefit if the annuitant dies and the contract value is less than a specified amount, which may be based on premiums paid less amounts withdrawn or contract value on a specified anniversary date. A decline in the stock market causing the contract value to fall below this specified amount, which varies from contract to contract based on the date the contract was entered into as well as the GMDB feature elected, will increase the net amount at risk, which is the GMDB in excess of the contract value. This could result in additional GMDB claims.

The Company issues variable annuity contracts through its separate accounts, for which investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder. The Company also provides various forms of guarantees to benefit the related contractholders. The Company’s primary guarantees for variable annuity contracts include GMDB and GLWB.

The Company offers certain indexed life insurance and annuity products for which the policyholders’ interest credits are based on market performance with caps and floors, and which may also include GMDB and GLWB. See Note 2 to the audited statutory financial statements, included in the F pages of this report, for further information regarding these indexed features and guarantees.

Equity market and interest rate risk management: These variable annuity and indexed products and related obligations expose the Company to various market risks, predominately interest rate and equity risk. To mitigate these risks, the Company enters into a variety of derivatives including interest rate swaps, equity index futures, options and total return swaps. See Note 6 to the audited statutory financial statements, included in the F pages of this report, for a discussion of the Company’s use of derivatives to manage these risks.

Inflation

The rate of inflation did not have a material effect on the revenues or operating results of the Company during 2019, 2018 or 2017.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

DIRECTORS OF THE REGISTRANT

Name	Age	Date Service Began
John L. Carter	56	April 2013
Timothy G. Frommeyer	55	January 2009
Steven A. Ginnan	52	June 2018
Eric S. Henderson	57	March 2012
Mark R. Thresher	63	January 2009
Kirt A. Walker	56	December 2009

For biographical information on Messrs. Carter, Frommeyer, Ginnan, Henderson, Thresher, and Walker, please see the information provided below in Executive Officers of the Registrant.

EXECUTIVE OFFICERS OF THE REGISTRANT

Name	Age	Position with NLIC
Kirt A. Walker	56	NMIC Chief Executive Officer[1]
Gale V. King	63	Executive Vice President-Chief Administrative Officer
Mark R. Thresher	63	Executive Vice President
James R. Fowler	48	Executive Vice President-Chief Information Officer
Tina Ambrozy	49	Senior Vice President-NF Strategic Customer Solutions
Ann S. Bair	52	Senior Vice President-Marketing-Financial Services

Name	Age	Position with NLIC
Pamela A. Biesecker	58	Senior Vice President-Head of Taxation
John L. Carter	56	President and Chief Operating Officer-Nationwide Financial
Rae Ann Dankovic	52	Senior Vice President-Nationwide Financial Services Legal
Timothy G. Frommeyer	55	Senior Vice President-Chief Financial Officer
Steven A. Ginnan	52	Senior Vice President-Chief Financial Officer-Nationwide Financial
Mia S. Hairston	51	Senior Vice President-Nationwide Financial Human Resources
Harry H. Hallowell	59	Senior Vice President
Craig A. Hawley	52	Senior Vice President-Annuity Distribution
Eric S. Henderson	57	Senior Vice President-Nationwide Annuities
David LaPaul	54	Senior Vice President and Treasurer
Jennifer B. MacKenzie	50	Senior Vice President-Enterprise Brand Marketing
Kevin G. O’Brien	51	Senior Vice President-IT Chief Financial Officer, Procurement & BTO
Sandra L. Rich	59	Senior Vice President
Michael A. Richardson	51	Senior Vice President-Chief Information Officer Nationwide Financial Systems
Denise L. Skingle	49	Senior Vice President-Chief Counsel-Emerging Businesses, Governance & Corporate Secretary
Holly R. Snyder	52	Senior Vice President-Nationwide Life
Michael S. Spangler	53	Senior Vice President-Investment Management Group
Joseph D. Sprague	59	Senior Vice President-Nationwide Financial Network
Eric Stevenson	56	Senior Vice President-Retirement Plan sales

[1]	NMIC is our ultimate parent company; however, Mr. Walker does not serve as NLIC’s Chief Executive Officer.

Business experience for each of the individuals listed in the previous table is set forth below:

Kirt A. Walker has been President and Chief Operating Officer and a Director of NLIC since October 2019. Previously, Mr. Walker was President and Chief Operating Officer and Director of NLIC since November 2009 and was President and Chief Operating Officer–Nationwide Insurance of NMIC since October 2009. Prior to that time, he served as President and Chief Operating Office-Nationwide Insurance of NMIC from February 2009 to October 2009; President, Nationwide Insurance Eastern Operations of NMIC from March 2006 to October 2008; and President, Allied Insurance of NMIC from September 2003 to February 2006. Mr. Walker has been with Nationwide since 1986.

Gale V. King has been Executive Vice President–Chief Administrative Officer of NLIC since July 2015. Previously, she was Senior Vice President–Property and Casualty Human Resources of NMIC from October 2003 to January 2008. Ms. King has been with Nationwide since 1983.

Mark R. Thresher has been Executive Vice President of NLIC since December 2009 and has served as a Director of NLIC since January 2009. Prior to that time, he was President and Chief Operating Officer of NLIC from May 2004 to December 2009.

James R. Fowler has been Executive Vice President-Chief Information Officer of NLIC since August 2018 and as well as several other Nationwide companies.

Tina Ambrozy has been Senior Vice President—NF Strategic Customer Solutions since October 2019. Previously, Ms. Ambrozy was Senior Vice President-NF Sales and Distribution of NLIC since December 2016 and President of NFS Distributors, Inc. and Nationwide Financial Assignment Company since December 2016. Currently, Ms. Ambrozy serves as Director of other Nationwide Companies. Ms. Ambrozy has been with Nationwide since 1996.

Ann Bair has been Senior Vice President-Marketing-Financial Services since November 2019. Ms. Bair has been with Nationwide since 2006 in various marketing roles.

Pamela A. Biesecker has been Senior Vice President-Head of Taxation of NLIC since May 2007. Currently, she serves as Senior Vice President-Head of Taxation for other Nationwide Companies. Ms. Biesecker has been with Nationwide since November 2006.

John L. Carter has been President and Chief Operating Officer-Nationwide Financial since October 2019. Previously, Mr. Carter was Senior Vice President–Nationwide Retirement Plans of NLIC since April 2013 and President of Nationwide Retirement Solutions, Inc. since July 2015 and President and Chief Operating Officer of Nationwide Retirement Solutions, Inc. from July 2013 to July 2015. He has also served as a Director of NLIC since February 2013. Prior to that time, Mr. Carter served as Senior Vice President of other Nationwide companies from November 2005 to April 2013.

Rae Ann Dankovic has been Senior Vice President-Nationwide Financial Services Legal of NLIC since February 2013. Ms. Dankovic has been with Nationwide since 1993.

Timothy G. Frommeyer has been Senior Vice President–Chief Financial Officer of NLIC and several other Nationwide companies since November 2005, and has served as a Director of NLIC since January 2009.

Steven A. Ginnan has been Senior Vice President-Chief Financial Officer-Nationwide Financial of NLIC and several other Nationwide companies since 2018 and has served as Director of NLIC since June 2018.

Mia Hairston has been Senior Vice President-Human Resources since December 2019. Ms. Hairston has been with Nationwide since November 1992.

Harry H. Hallowell has been Senior Vice President of NLIC since November 2010. Previously, Mr. Hallowell served as Senior Vice President and Treasurer of NLIC from January 2006 through November 2010 and several other Nationwide companies from January 2006 through December 2009.

Craig Hawley has been Senior Vice President-Annuity Distribution since October 2019. Mr. Hawley has been with Nationwide since March 2017 and was previously with Jefferson National Life Insurance Company in a legal role.

Eric S. Henderson has been Senior Vice President–Nationwide Annuities of NLIC and several other companies within Nationwide since October 2011. He has also served as a Director of NLIC since March 2012. Previously, Mr. Henderson served as Senior Vice President–Individual Investments Business Head from August 2007 to September 2011 and as Vice President and Chief Financial Officer–Individual Investments from August 2004 to August 2007.

David LaPaul has been Senior Vice President and Treasurer of NLIC since November 2010. Currently, Mr. LaPaul serves as Senior Vice President and Treasurer for other Nationwide companies. He is also a Director for several Nationwide companies. Mr. LaPaul has been with Nationwide since 2010.

Jennifer B. MacKenzie has been Senior Vice President-Enterprise Brand Marketing of NLIC since May 2018. Previously, Ms. MacKenzie served as Senior Vice President-Marketing Nationwide Financial of NLIC from July 2015 to May 2018 and as Senior Vice President-Marketing Nationwide Financial for other Nationwide companies. Ms. MacKenzie has been with Nationwide since 1998.

Kevin O’Brien has been Senior Vice President-IT Chief Financial Officer, Procurement & BTO since February 2020. Mr. O’Brien has been with Nationwide since April 1998. Previously, Mr. O’Brien served in various financial roles as well as mergers and acquisitions.

Sandra L. Rich has been Senior Vice President of NLIC since July 2015. Currently, Ms. Rich serves as Senior Vice President-Chief Compliance Officer of NMIC. Ms. Rich has been with Nationwide since 1999.

Michael A. Richardson has been Senior Vice President-Chief Information Officer-Nationwide Financial Systems of NLIC since April 2016. Mr. Richardson has been with Nationwide since 2004.

Denise Skingle has been Senior Vice President-Chief Counsel-Emerging Businesses, Governance & Corporate Secretary since February 2019. Ms. Skingle has been with Nationwide since September 2005.

Holly Snyder has been Senior Vice President-Nationwide Life since October 2019. Ms. Snyder has been with Nationwide since 2003 in various product, financial, business development roles.

Michael S. Spangler has been Senior Vice President–Investment Management Group of NLIC since February 2010.

Previously, Mr. Spangler was Managing Director at Morgan Stanley from May 2004 to June 2008.

Joseph D. Sprague has been Senior Vice President-Nationwide Financial Network of NLIC since January 2018. Mr. Sprague has been with Nationwide since 2006.

Eric Stevenson has been Senior Vice President-Retirement Plan Sales of NLIC and several other Nationwide companies since January 2019.

EXECUTIVE COMPENSATION

Executive Compensation

Nationwide Life Insurance Company (“NLIC”) does not have any employees of its own, but rather is provided its executive officers and other personnel by Nationwide Mutual Insurance Company (“NMIC”), pursuant to the Third Amended and Restated Cost Sharing Agreement, dated January 1, 2014, among NMIC, Nationwide Mutual Fire Insurance Company, and their respective direct and indirect subsidiaries and affiliates including NLIC (the “Cost Sharing Agreement”). All personnel providing services to NLIC are employees of NMIC, except for a small number of personnel who are employees of an NLIC subsidiary. As a result of the Cost Sharing Agreement, NLIC does not determine or pay any compensation to its executive officers or any other personnel providing services to NLIC. Accordingly, NLIC is not responsible for determining or paying any compensation awarded to, earned by, or paid to its executive officers. NMIC determines and pays the salaries, bonuses, and awards earned by NLIC’s executive officers. NMIC also determines whether and to what extent NLIC’s executive officers may participate in any employee benefit plans. NLIC does not have any employment agreements or compensation plans with or related to its executive officers and does not provide pension or retirement benefits, perquisites, or other personal benefits to its executive officers. NLIC does not have arrangements to make payments to its executive officers upon their termination or in the event of a change in control of the company.

Under the Cost Sharing Agreement, NLIC’s executive officers receive compensation for providing services to multiple Nationwide companies, including NLIC. NLIC reimburses NMIC for the portion of the total compensation allocable to NLIC, as determined by NMIC under the Cost Sharing Agreement. See Certain Relationships and Related Transactions for more information about the Cost Sharing Agreement and other related party transactions.

Director Compensation

The directors of NLIC are also executive officers of NLIC and are not separately compensated for their service on the NLIC board of directors.

Compensation Policies and Practices as they Relate to Risk Management

We believe that our compensation programs do not provide incentives for excessive risk taking and do not lead to risks that are reasonably likely to have a material adverse effect on the company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership as of March 13, 2020, of the holders of our common stock. Our directors and executive officers do not beneficially own any of our common stock.

Common Stock

The following table sets forth the number of issued and outstanding shares of our common stock owned by each person or entity known by us to be the beneficial owner of more than five percent of such common stock.

Name and address	Amount and nature of
of beneficial owner	beneficial ownership	Percent of class
Nationwide Financial Services, Inc. 1 Nationwide Plaza Columbus, Ohio 43215	3,814,779 shares	100%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS Related Party Transactions

NLIC has entered into significant, recurring transactions and agreements with NMIC, other affiliates and subsidiaries as a part of its ongoing operations. These include annuity and life insurance contracts, office space cost sharing arrangements, and agreements related to reinsurance, cost sharing, tax sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services and software licensing. Measures used to determine the allocation among companies includes individual employee estimates of time spent, special cost studies, the number of full-time employees and other methods agreed to by the participating companies.

See Note 12 (Transactions with Affiliates) to the audited financial statements included in the F pages of this report for further discussion of related party transactions, including amounts specifically allocated to NLIC under the Cost Sharing Agreement.

License to Use Nationwide Name and Service Marks

We have a license to use the “Nationwide” trade name and certain other service marks solely for the purpose of identifying and advertising our long-term savings and retirement business and related activities.

Nationwide Mutual Agents

NMIC allows us to distribute our variable annuity, fixed annuity and individual universal, variable and traditional life insurance products through NMIC agents.

Policies and Procedures for Review and Approval of Related Person Transactions

We have a written conflict of interests policy that is administered by the Office of Ethics. All executive officers and directors are subject to the policy, which is designed to cover related persons transactions with executive officers, directors and their immediate family members. The policy prohibits:

●	using position at Nationwide or affiliation with any Nationwide company for personal gain or advantage; and

●	any interest or association that interferes with independent exercise of judgment in the best interest of Nationwide.

We require our executive officers and directors to annually complete a conflict of interests certificate. This certificate requires the executive officers and directors to represent that they have read the conflict of interests policy and disclose any conflicts of interests. Each reported possible conflict of interest is reviewed by the Office of Ethics and addressed by appropriate action. The Office of Ethics submits an annual summary report to the Audit Committee covering each conflict of interest reported by a director or an executive officer who reports to Mr. Walker, and the disposition of each matter. An annual summary report of the matters disclosed by other elected officers is submitted to the Chief Legal Officer.

NATIONWIDE LIFE INSURANCE COMPANY

FOR THE YEAR ENDED DECEMBER  31, 2019

KPMG LLP

Suite 500

191 West Nationwide Blvd. Columbus,

OH 43215-2568

Independent Auditors’ Report

Audit Committee of the Board of Directors

Nationwide Life Insurance Company:

We have audited the accompanying financial statements of Nationwide Life Insurance Company

(the Company), which comprise the statutory statements of admitted assets, liabilities, capital and surplus as of December 31, 2019 and 2018, and the related statutory statements of operations, changes in capital and surplus, and cash flow for each of the years in the three-year period ended December 31, 2019, and the related notes to the statutory financial statements (“statutory financial statements”).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with statutory accounting practices prescribed or permitted by the Ohio Department of Insurance (the Department). Management is also responsible for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles

As described in Note 2 to the financial statements, the financial statements are prepared by the Company using statutory accounting practices prescribed or permitted by the Department, which is a basis of accounting other than U.S. generally accepted accounting principles. Accordingly, the financial statements are not intended to be presented in accordance with U.S. generally accepted accounting principles.

The effects on the financial statements of the variances between the statutory accounting practices described in Note 2 and U.S. generally accepted accounting principles, although not reasonably determinable, are presumed to be material.

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the

KPMG network of independent member firms affiliated with KPMG International

Cooperative (“KPMG International”), a Swiss entity.

Adverse Opinion on U.S. Generally Accepted Accounting Principles

In our opinion, because of the significance of the variances between statutory accounting practices and U.S. generally accepted accounting principles discussed in the Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles paragraph, the financial statements referred to above do not present fairly, in accordance with U.S. generally accepted accounting principles, the financial position of the Company as of December 31, 2019 and 2018, or the results of its operations or its cash flows for each of the years in the three-year period ended December 31, 2019.

Opinion on Statutory Basis of Accounting

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities, capital and surplus of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flow for each of the years in the three-year period ended December 31, 2019, in accordance with statutory accounting practices prescribed or permitted by the Department described in Note 2.

Other Matter

Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. The supplementary information included in Schedule I Consolidated Summary of Investments – Other Than Investments in Related Parties, Schedule III Supplementary Insurance Information, Schedule IV Reinsurance and Schedule V Valuation and Qualifying Accounts is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Securities and Exchange Commission’s Regulation S-X. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audits of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

Columbus, Ohio

March 20, 2020

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus

	December 31,

(in millions, except share amounts)	2019	2018

Admitted assets
Invested assets
Bonds	$35,124	$32,348
Stocks	2,622	1,820
Mortgage loans, net of allowance	7,655	7,764
Policy loans	903	905
Derivative assets	94	100
Cash, cash equivalents and short-term investments	556	1,099
Securities lending collateral assets	132	101
Other invested assets	958	883

Total invested assets	$48,044	$45,020
Accrued investment income	573	394
Deferred federal income tax assets, net	601	532
Federal income tax receivable	108	129
Other assets	152	392
Separate account assets	105,655	92,874

Total admitted assets	$155,133	$139,341

Liabilities, capital and surplus
Liabilities
Future policy benefits and claims	$39,139	$38,337
Policyholders dividend accumulation	452	466
Short-term debt	203	365
Asset valuation reserve	479	372
Payable for securities	113	158
Derivative liabilities	23	20
Securities lending payable	132	101
Other liabilities	1,682	1,428
Accrued transfers from separate accounts	(1,567)	(1,625)
Separate account liabilities	105,655	92,874

Total liabilities	$146,311	$132,496

Capital and surplus
Capital shares ($1 par value; authorized - 5,000,000 shares, issued and outstanding - 3,814,779 shares)	$4	$4
Surplus notes	1,100	700
Additional paid-in capital	1,998	1,398
Unassigned surplus	5,720	4,743

Total capital and surplus	$8,822	$6,845

Total liabilities, capital and surplus	$155,133	$139,341

See accompanying notes to statutory financial statements.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Statutory Statements of Operations

	Year ended December 31,

(in millions)	2019	2018	2017

Revenues
Premiums and annuity considerations	$10,168	$9,829	$10,403
Net investment income	1,974	1,927	1,958
Amortization of interest maintenance reserve	(2)	(1)	(2)
Other revenues	2,312	2,240	2,443

Total revenues	$14,452	$13,995	$14,802

Benefits and expenses
Benefits to policyholders and beneficiaries	$14,782	$13,961	$12,879
Increase in reserves for future policy benefits and claims	1,501	736	1,246
Net transfers from separate accounts	(3,747)	(2,468)	(950)
Commissions	674	670	683
Dividends to policyholders	38	40	46
Reserve adjustment on reinsurance assumed	(246)	(352)	(553)
Other expenses	417	398	466

Total benefits and expenses	$13,419	$12,985	$13,817

Income before federal income tax expense and net realized capital losses on investments	$1,033	$1,010	$985
Federal income tax (benefit) expense	(73)	64	(455)

Income before net realized capital losses on investments	$1,106	$946	$1,440
Net realized capital losses on investments, net of federal income tax expense of $7, $8 and $26 in 2019, 2018 and 2017, respectively, and excluding $0, $(1) and $3 of net realized capital (losses) gains transferred to the interest maintenance reserve in 2019, 2018 and 2017, respectively	(477)	(235)	(401)

Net income	$629	$711	$1,039

See accompanying notes to statutory financial statements.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Statutory Statements of Changes in Capital and Surplus

(in millions)	Capital shares	Surplus notes	Additional paid-in capital	Unassigned surplus	Capital and surplus

Balance as of December 31, 2016	$4	$700	$963	$3,541	$5,208

Net income	-	-	-	1,039	1,039
Change in asset valuation reserve	-	-	-	(10)	(10)
Change in deferred income taxes	-	-	-	(446)	(446)
Change in net unrealized capital gains and losses, net of tax expense of $14	-	-	-	(157)	(157)
Change in nonadmitted assets	-	-	-	318	318
Other, net	-	-		(3)	(3)

Balance as of December 31, 2017	$4	$700	$963	$4,282	$5,949

Net income	-	-	-	711	711
Change in asset valuation reserve	-	-	-	(12)	(12)
Change in deferred income taxes	-	-	-	72	72
Change in net unrealized capital gains and losses, net of tax expense of $88	-	-	-	(304)	(304)
Change in nonadmitted assets	-	-	-	(6)	(6)
Capital contribution from Nationwide Financial Services, Inc.	-	-	435	-	435

Balance as of December 31, 2018	$4	$700	$1,398	$4,743	$6,845

Net income	-	-	-	629	629
Change in asset valuation reserve	-	-	-	(107)	(107)
Change in deferred income taxes	-	-	-	(29)	(29)
Change in net unrealized capital gains and losses, net of tax (benefit) of ($29)	-	-	-	426	426
Change in nonadmitted assets	-	-	-	59	59
Change in surplus notes	-	400	-	-	400
Capital contribution from Nationwide Financial Services, Inc.	-	-	600	-	600
Other, net	-	-	-	(1)	(1)

Balance as of December 31, 2019	$4	$1,100	$1,998	$5,720	$8,822

See accompanying notes to statutory financial statements.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Statutory Statements of Cash Flow

	Years ended December 31,

(in millions)	2019	2018	2017

Cash flows from operating activities:
Premiums collected, net of reinsurance	$10,184	$9,812	$10,424
Net investment income	1,825	2,041	2,062
Other revenue	2,708	2,329	2,439
Policy benefits and claims paid	(14,778)	(13,947)	(12,861)
Commissions, operating expenses and taxes, other than federal income tax paid	(847)	(710)	(563)
Net transfers from separate accounts	3,805	2,606	985
Policyholders’ dividends paid	(40)	(45)	(48)
Federal income taxes recovered	87	74	115

Net cash provided by operating activities	$2,944	$2,160	$2,553

Cash flows from investing activities:
Proceeds from investments sold, matured or repaid:
Bonds	$3,547	$3,366	$3,905
Stocks	58	1	1
Mortgage loans	910	580	585
Derivative assets	4	560	-
Other assets	381	190	77

Total investment proceeds	$4,900	$4,697	$4,568
Cost of investments acquired:
Bonds	$(6,327)	$(4,499)	$(4,875)
Stocks	(454)	(608)	(626)
Mortgage loans	(800)	(762)	(670)
Derivative assets	(687)	-	(467)
Other assets	(340)	(610)	(516)

Total investments acquired	$(8,608)	$(6,479)	$(7,154)
Net decrease (increase) in policy loans	2	36	(16)

Net cash used in investing activities	$(3,706)	$(1,746)	$(2,602)

Cash flows from financing activities and miscellaneous sources:
Surplus notes	$400	$-	$-
Capital contribution from Nationwide Financial Services, Inc.	600	435	-
Net change in deposits on deposit-type contract funds and other insurance liabilities	(714)	228	(326)
Net change in short-term debt	(162)	365	(303)
Derivative liabilities	2	(135)	44
Other cash provided (used)	93	(172)	223

Net cash provided by (used in) financing activities and miscellaneous	$219	$721	$(362)

Net (decrease) increase in cash, cash equivalents and short-term investments	$(543)	$1,135	$(411)
Cash, cash equivalents and short-term investments at beginning of year	1,099	(36)	375

Cash, cash equivalents and short-term investments at end of year	$556	$1,099	$(36)

Supplemental disclosure of non-cash activities:
Exchange of bond investments	$592	$573	$238
Intercompany transfer of securities	$6	$108	$-
Intercompany transfer of mortgages	$-	$155	$-

See accompanying notes to statutory financial statements.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

(1)	Nature of Operations

Nationwide Life Insurance Company (“NLIC” or “the Company”) was incorporated in 1929 and is an Ohio domiciled stock life insurance company. The Company is a member of the Nationwide group of companies (“Nationwide”), which is comprised of Nationwide Mutual Insurance Company (“NMIC”) and all of its subsidiaries and affiliates.

All of the outstanding shares of NLIC’s common stock are owned by Nationwide Financial Services, Inc. (“NFS”), a holding company formed by Nationwide Corporation, a majority-owned subsidiary of NMIC.

The Company is a leading provider of long-term savings and retirement products in the United States of America (“U.S.”). The Company develops and sells a wide range of products and services, which include fixed and variable individual annuities, private and public sector group retirement plans, life insurance, investment advisory services and other investment products. The Company is licensed to conduct business in all fifty states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands.

The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company’s products to their own customer bases include independent broker-dealers, financial institutions, wirehouses and regional firms, pension plan administrators, life insurance agencies, life insurance specialists and registered investment advisors. Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. and Nationwide Financial Network producers, which includes the agency distribution force of the Company’s ultimate parent company, NMIC. NMIC is in the process of transitioning away from utilizing the exclusive agent model, which will be completed in 2020. The Company believes its broad range of competitive products, strong distributor relationships and diverse distribution network position it to compete effectively under various economic conditions.

Wholly-owned subsidiaries of NLIC as of December 31, 2019 include Nationwide Life and Annuity Insurance Company (“NLAIC”) and its wholly-owned subsidiaries, Olentangy Reinsurance, LLC (“Olentangy”) and Nationwide SBL, LLC (“NWSBL”), Jefferson National Financial Corporation (“JNF”) and its wholly-owned subsidiaries, Jefferson National Securities Corporation (“JNSC”) and Jefferson National Life Insurance Company (“JNLIC”), and its wholly-owned subsidiary, Jefferson National Life Insurance Company of New York (“JNLNY”), Eagle Captive Reinsurance, LLC (“Eagle”), Nationwide Investment Services Corporation (“NISC”) and Nationwide Investment Advisor, LLC (“NIA”). NLAIC primarily offers universal life insurance, variable universal life insurance, term life insurance, corporate-owned life insurance and individual annuity contracts on a non-participating basis. Olentangy is a Vermont domiciled special purpose financial captive insurance company. NWSBL offers a securities-based lending product and is an Ohio limited liability company and nonadmitted subsidiary. JNF is a distributor of tax-advantaged investing solutions for registered investment advisors, fee-based advisors and the clients they serve. JNSC is a registered broker-dealer. JNLIC and JNLNY are licensed to underwrite both fixed and variable annuity products. Eagle is an Ohio domiciled special purpose financial captive insurance company. NISC is a registered broker-dealer. NIA is a registered investment advisor.

The Company is subject to regulation by the insurance departments of states in which it is domiciled and/or transacts business and undergoes periodic examinations by those departments.

As of December 31, 2019 and 2018, the Company did not have a significant concentration of financial instruments in a single investee, industry or geographic region. Also, the Company did not have a concentration of business transactions with a particular customer, lender, distribution source, market or geographic region in which a single event could cause a severe impact on the Company’s financial position after considering insurance risk that has been transferred to external reinsurers.

(2)	Summary of Significant Accounting Policies

Use of Estimates

The preparation of the statutory financial statements requires the Company to make estimates and assumptions that affect the amounts reported in the statutory financial statements and accompanying notes. Significant estimates include legal and regulatory reserves, certain investment and derivative valuations, future policy benefits and claims, provision for income taxes and valuation of deferred tax assets. Actual results could differ significantly from those estimates.

Basis of Presentation

The statutory financial statements of the Company are presented on the basis of accounting practices prescribed or permitted by the Ohio Department of Insurance (“the Department”). Prescribed statutory accounting practices are those practices incorporated directly or by reference in state laws, regulations and general administrative rules applicable to all insurance enterprises domiciled in a particular state. Permitted statutory accounting practices include practices not prescribed by the domiciliary state, but allowed by the domiciliary state regulatory authority.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The Company’s subsidiary, Eagle, applies a prescribed practice which values assumed guaranteed minimum death benefits (“GMDB”) and guaranteed lifetime withdrawal benefits (“GLWB”) risks on variable annuity contracts from NLIC and GLWB risks on fixed indexed annuity contracts from NLAIC using separate alternative reserving bases from the Statutory Accounting Principles detailed within the National Association of Insurance Commissioners (“NAIC”) Accounting Practices and Procedures manual (“NAIC SAP”) pursuant to Ohio Revised Code Chapter 3964 and approved by the Department. The prescribed practice related to NLIC guaranteed risks decreased the Company’s valuation of Eagle, included in other invested assets on the statutory statements of admitted assets, liabilities, capital and surplus, by $411 million and $183 million as of December 31, 2019 and 2018, respectively. The prescribed practice related to NLAIC guaranteed risks, which went into effect on December 31, 2019, increased the Company’s valuation of Eagle, included in other invested assets on the statutory statements of admitted assets, liabilities, capital and surplus, by $226 million as of December 31, 2019.

Olentangy was granted a permitted practice from the State of Vermont allowing Olentangy to carry the assets placed into a trust account by Union Hamilton Reinsurance Ltd. (“UHRL”) on its statutory statements of admitted assets, liabilities, capital and surplus at net admitted value. This permitted practice increased NLAIC’s valuation of this subsidiary, included in stocks on the statutory statements of admitted assets, liabilities, capital and surplus, by $67 million as of December 31, 2019 and 2018.

There was no difference in the Company’s net income as a result of prescribed or permitted practices. If the prescribed or permitted practices were not applied, the Company’s risk-based capital would continue to be above regulatory action levels. A reconciliation of the Company’s capital and surplus between NAIC SAP and prescribed and permitted practices is shown below:

(in millions)	SSAP #	F/S Page	State of domicile	As of December 31, 2019	As of December 31, 2018
Capital and Surplus
Statutory Capital and Surplus			OH	$8,822	$6,845
State Prescribed Practice:
Subsidiary valuation - Eagle: NLIC risks ceded	52	3	OH	411	183
Subsidiary valuation - Eagle: NLAIC risks ceded	52	3	OH	(226)	-
State Permitted Practice:
Subsidiary valuation - Olentangy	20	3	VT	(67)	(67)
Statutory Capital and Surplus, NAIC SAP				$8,940	$6,961

Statutory accounting practices vary in some respects from U.S. generally accepted accounting principles (“GAAP”), including the following practices:

Financial Statements

●	Statutory financial statements are prepared using language and groupings substantially the same as the annual statements of the Company filed with the NAIC and state regulatory authorities;

●

assets must be included in the statutory statements of admitted assets, liabilities, capital and surplus at net admitted asset value and nonadmitted assets are excluded through a charge to capital and surplus;

●

an asset valuation reserve (“AVR”) is established in accordance with the NAIC Annual Statement Instructions for Life, Accident and Health Insurance Companies and is reported as a liability, and changes in the AVR are reported directly in capital and surplus;

●

an interest maintenance reserve (“IMR”) is established in accordance with the NAIC Annual Statement Instructions for Life, Accident and Health Insurance Companies and is reported as a liability, and the amortization of the IMR is reported as revenue;

●	the expense allowance associated with statutory reserving practices for investment contracts held in the separate accounts is reported in the general account as a negative liability;

●	accounting for contingencies requires recording a liability at the midpoint of a range of estimated possible outcomes when no better estimate in the range exists;

●	surplus notes are accounted for as a component of capital and surplus;

●	costs related to successful policy acquisitions are charged to operations in the year incurred;

●	negative cash balances are reported as negative assets;

●	certain income and expense items are charged or credited directly to capital and surplus;

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

●	the statutory statements of cash flows are presented on the basis prescribed by the NAIC; and

●	the statutory financial statements do not include accumulated other comprehensive income.

Future Policy Benefits and Claims

●	Deposits to universal life contracts, investment contracts and limited payment contracts are included in revenue; and

●	future policy benefit reserves are based on statutory requirements.

Reinsurance Ceded

●	Certain assets and liabilities are reported net of ceded reinsurance balances; and

●	provision is made for amounts receivable and outstanding for more than 90 days through a charge to capital and surplus.

Investments

●	Investments in bonds are generally stated at amortized cost, except those with an NAIC designation of “6”, which are stated at the lower of amortized cost or fair value;

●	investments in preferred stocks are generally stated at amortized cost, except those with an NAIC designation of “4” through “6”, which are stated at the lower of amortized cost or fair value;

●	the proportional amortized cost method is utilized to determine the liquidation value of Low-Income Housing Tax Credit Funds (“Tax Credit Funds”);

●

admitted subsidiary, controlled and affiliated entities are never consolidated; rather, those investments are generally carried at audited statutory capital and surplus or GAAP equity, as appropriate, and are recorded as an equity investment in stocks or other invested assets;

●

equity in earnings of subsidiary companies is recognized directly in capital and surplus as net unrealized capital gains or losses, while dividends from unconsolidated companies are recorded in operations as net investment income;

●

undistributed earnings and valuation adjustments from investments in joint ventures, partnerships and limited liability companies are recognized directly in capital and surplus as net unrealized capital gains or losses;

●	changes in non-specific mortgage loan reserves are recorded directly in capital and surplus as net unrealized capital gains or losses;

●	other-than-temporary impairments on bonds, excluding loan-backed and structured securities, are measured based on fair value; and

●	gains on sales of investments between affiliated companies representing economic transactions are deferred at the parent level until the related assets are paid down or an external sale occurs.

Separate Accounts

●	Assets and liabilities of guaranteed separate accounts are reported as separate account assets and separate account liabilities, respectively.

Derivative Instruments

●	Derivatives used in effective hedging transactions are valued in a manner consistent with the hedged asset or liability;

●	unrealized gains and losses on derivatives that are not considered to be effective hedges are charged to capital and surplus;

●	interest earned on derivatives not designated as hedging instruments is charged to net investment income; and

●	embedded derivatives are not separated from the host contract and accounted for separately as a derivative instrument.

Goodwill

●	Goodwill is limited to 10% of the prior reporting period’s adjusted statutory surplus, with any goodwill in excess of this limitation nonadmitted through a charge to surplus; and

●	goodwill is amortized and charged to surplus.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

Federal Income Taxes

●

Changes in deferred federal income taxes are recognized directly in capital and surplus with limitations on the amount of deferred tax assets that can be reflected as an admitted asset (15% of surplus); and

●	uncertain tax positions are subject to a “more likely than not” standard for federal and foreign income tax loss contingencies only.

Nonadmitted Assets

●

In addition to the nonadmitted assets described above, certain other assets are nonadmitted and charged directly to capital and surplus. These include prepaid assets, certain software, disallowed IMR and other receivables outstanding for more than 90 days.

The financial information included herein is prepared and presented in accordance with SAP prescribed or permitted by the Department. Certain differences exist between SAP and GAAP, which are presumed to be material.

Revenues and Benefits

Life insurance premiums are recognized as revenue over the premium paying period of the related policies. Annuity considerations are recognized as revenue when received. Health insurance premiums are earned ratably over the terms of the related insurance and reinsurance contracts or policies. Policy benefits and claims that are expensed include interest credited to policy account balances, benefits and claims incurred in the period in excess of related policy reserves and other changes in future policy benefits.

Future Policy Benefits and Claims

Future policy benefits for traditional products are based on statutory mortality and interest requirements without consideration of withdrawals. The principal statutory mortality tables and interest assumptions used on policies in force are the 1958 Commissioner’s Standard Ordinary (“CSO”) table at interest rates of 2.5%, 3.0%, 3.5%, 4.0% and 4.5%, the 1941 CSO table at an interest rate of 2.5%, the 1980 CSO table at interest rates of 4.0%, 4.5%, 5.0% and 5.5%, the 2001 CSO table at an interest rate of 4.0% and 3.5% and the 2017 CSO table at an interest rate of 3.5% and 4.5%.

Future policy benefits for universal life and variable universal life contracts have been calculated based on participants’ contributions plus interest credited on any funds in the fixed account less applicable contract charges. These policies have been adjusted for possible future surrender charges in accordance with the Commissioner’s Reserve Valuation Method (“CRVM”).

Future policy benefits for annuity products have been established based on contract term, interest rates and various contract provisions. Individual deferred annuity contracts issued in 1990 and after have been adjusted for possible future surrender charges in accordance with the Commissioner’s Annuity Reserve Valuation Method (“CARVM”).

As of December 31, 2017, the Company calculated a portion of its life insurance reserves under a Principle-Based Reserves (“PBR”) framework in accordance with Valuation Manual 20: Requirements for PBR for Life Products. Valuation Manual 20 was only applicable for newly issued life insurance business and allowed for a three-year implementation period. Reserving for all life insurance business issued after the earlier of the products conversion or December 31, 2019 will be under a PBR framework.

As of December 31, 2019 and 2018, the Company calculated its reserves for variable annuity products with guaranteed minimum death, accumulation and withdrawal benefits and other contracts involving guaranteed benefits similar to those offered with variable annuities under the standard scenario of Actuarial Guideline XLIII “CARVM for Variable Annuities”, which exceeded the stochastic 70th percentile Conditional Tail Expectations scenario.

The aggregate reserves for individual accident and health policies consist of active life reserves, disabled life reserves and unearned premium reserves. The active life reserves for disability income are reserved for on the net level basis, at a 3.0% interest rate, using either the 1964 Commissioner’s Disability Table (for policies issued prior to 1982) or the 1985 Commissioner’s Individual Disability Table A (for policies issued after 1981). The active life reserves for major medical insurance (both scheduled and unscheduled benefits) are based on the benefit ratio method for policies issued after 1981.

The active life reserves for accident and health policies are reserved for on the net level basis, at a 3.0% interest rate, using either the 1956 Inter-Company Hospital-Surgical tables, the 1974 Medical Expense tables or the 1959 Accidental Death Benefits table.

The disabled life reserves for accident and health policies are calculated using the 1985 Commissioner’s Individual Disability Table A at a 3.0% interest rate. Unearned premium reserves are based on the actual gross premiums and actual days.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The aggregate reserves for group accident and health and franchise accident and health policies consist of disabled life reserves and unearned premium reserves. Reserves for benefits payable on disabled life claims are based on the 2012 Group Long-Term Disability (GLTD) Valuation Table, at varying interest rates of 2.75%—6.0%, for group policies and the 1987 Commissioner’s Group Disability Table, at varying interest rates of 2.75%—10.25%, for franchise policies.

Future policy benefits and claims for group long-term disability policies are the present value (discounted between 2.75% and 6.00%) of amounts not yet due on reported claims and an estimate of amounts to be paid on incurred but unreported claims. Future policy benefits and claims on other group health policies are not discounted.

The Company issues fixed and floating rate funding agreements to the Federal Home Loan Bank of Cincinnati (“FHLB”). The liabilities for such funding agreements are treated as annuities under Ohio law for life insurance companies and recorded in future policy benefits and claims. Refer to Note 9 for additional details.

Separate Accounts

Separate account assets represent contractholders’ funds that have been legally segregated into accounts with specific investment objectives. Separate account assets are recorded at fair value, with the value of separate account liabilities set to equal the fair value of separate account assets. Separate account assets are primarily comprised of public, privately-registered and non-registered mutual funds, whose fair value is primarily based on the funds’ net asset value. Other separate account assets are recorded at fair value based on the methodology that is applicable to the underlying assets.

Separate account liabilities, in conjunction with accrued transfers from separate accounts, represent contractholders’ funds adjusted for possible future surrender charges in accordance with the CARVM and the CRVM, respectively. The difference between full account value and CARVM/CRVM is reflected in accrued transfers to separate accounts, as prescribed by the NAIC, in the statutory statements of admitted assets, liabilities, capital and surplus. The annual change in the difference between full account value and CARVM/CRVM and its applicable federal income tax is reflected in the statutory statements of operations as part of the net transfers to separate accounts and federal income tax, respectively.

Retained Assets

The Company does not retain beneficiary assets. During a death benefit claim, the death benefit settlement method is payment to the beneficiary in the form of a check or electronic funds transfer.

Investments

Bonds and stocks of unaffiliated companies. Bonds are generally stated at amortized cost, except those with an NAIC designation of “6”, which are stated at the lower of amortized cost or fair value. Preferred stocks are generally stated at amortized cost, except those with an NAIC designation of “4” through “6”, which are stated at the lower of amortized cost or fair value. Common stocks are stated at fair value. Changes in the fair value of bonds and stocks stated at fair value are charged to capital and surplus.

Loan-backed and structured securities, which are included in bonds in the statutory financial statements, are stated in a manner consistent with the bond guidelines, but with additional consideration given to the special valuation rules implemented by the NAIC applicable to residential mortgage-backed securities that are not backed by U.S. government agencies, commercial mortgage-backed securities and certain other structured securities. Under these guidelines, an initial and adjusted NAIC designation is determined for each security. The initial NAIC designation, which takes into consideration the security’s amortized cost relative to an NAIC-prescribed valuation matrix, is used to determine the reporting basis (i.e., amortized cost or lower of amortized cost or fair value).

Interest income is recognized when earned, while dividends are recognized when declared. The Company nonadmits investment income due and accrued when amounts are over 90 days past due.

For investments in loan-backed and structured securities, the Company recognizes income and amortizes discounts and premiums using the effective-yield method based on prepayment assumptions, generally obtained using a model provided by a third-party vendor, and the estimated economic life of the securities. When actual prepayments differ significantly from estimated prepayments, the effective-yield is recalculated to reflect actual payments to date and anticipated future payments. Any resulting adjustment is included in net investment income in the period the estimates are revised. All other investment income is recorded using the effective-yield method without anticipating the impact of prepayments.

Purchases and sales of bonds and stocks are recorded on the trade date, with the exception of private placement bonds, which are recorded on the funding date. Realized gains and losses are determined on a specific identification method.

Independent pricing services are most often utilized, and compared to pricing from additional sources, to determine the fair value of bonds and stocks for which market quotations or quotations on comparable securities are available. For these bonds and stocks, the Company obtains the pricing services’ methodologies and classifies the investments accordingly in the fair value hierarchy.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

A corporate pricing matrix is used in valuing certain corporate bonds. The corporate pricing matrix was developed using publicly available spreads for privately-placed corporate bonds with varying weighted average lives and credit quality ratings. The weighted average life and credit quality rating of a particular bond to be priced using the corporate pricing matrix are important inputs into the model and are used to determine a corresponding spread that is added to the appropriate U.S. Treasury yield to create an estimated market yield for that bond. The estimated market yield and other relevant factors are then used to estimate the fair value of the particular bond.

Non-binding broker quotes are also utilized to determine the fair value of certain bonds when deemed appropriate or when quotes are not available from independent pricing services or a corporate pricing matrix. These bonds are classified with the lowest priority in the fair value hierarchy as only one broker quote is ordinarily obtained, the investment is not traded on an exchange, the pricing is not available to other entities and/or the transaction volume in the same or similar investments has decreased. Inputs used in the development of prices are not provided to the Company by the brokers as the brokers often do not provide the necessary transparency into their quotes and methodologies. At least annually, the Company performs reviews and tests to ensure that quotes are a reasonable estimate of the investments’ fair value. Price movements of broker quotes are subject to validation and require approval from the Company’s management. Management uses its knowledge of the investment and current market conditions to determine if the price is indicative of the investment’s fair value.

For all bonds, the Company considers its ability and intent to hold the security for a period of time sufficient to allow for the anticipated recovery in value, the expected recovery of principal and interest and the extent to which the fair value has been less than amortized cost. If the decline in fair value to below amortized cost is determined to be other-than-temporary, a realized loss is recorded equal to the difference between the amortized cost of the investment and its fair value.

The Company periodically reviews loan-backed and structured securities in an unrealized loss position by comparing the present value of cash flows, including estimated prepayments, expected to be collected from the security to the amortized cost basis of the security. If the present value of cash flows expected to be collected, discounted at the security’s effective interest rate, is less than the amortized cost basis of the security, the impairment is considered other-than-temporary and a realized loss is recorded to realizable value.

All other bonds in an unrealized loss position are periodically reviewed to determine if a decline in fair value to below amortized cost is other-than-temporary. Factors considered during this review include timing and amount of expected cash flows, ability of the issuer to meet its obligations, financial condition and future prospects of the issuer, amount and quality of any underlying collateral and current economic and industry conditions that may impact an issuer.

Stocks may experience other-than-temporary impairment based on the prospects for full recovery in value in a reasonable period of time and the Company’s ability and intent to hold the stock to recovery. If a stock is determined to be other-than-temporarily impaired, a realized loss is recorded equal to the difference between the cost basis of the investment and its fair value.

Investments in subsidiaries. The investment in the Company’s wholly-owned insurance subsidiaries, NLAIC and Eagle, are carried using the equity method of accounting applicable to U.S. insurance subsidiary, controlled and affiliated (“SCA”) entities. This requires the investment to be recorded based on the value of its underlying audited statutory surplus. Furthermore, the equity method of accounting would be discontinued if the investment is reduced to zero, unless the Company has guaranteed obligations of the subsidiary or otherwise committed to provide further financial support. In accordance with the “look through” provisions of Statements of Statutory Accounting Principles (“SSAP”) No. 97, Investments in Subsidiary, Controlled and Affiliated Entities, the valuation of JNF, an unaudited downstream noninsurance holding company, is based on the individual audited SCA entities owned by the holding company. Additionally, all non-affiliated liabilities, commitments, contingencies, guarantees or obligations of the holding company are reflected in the determination of the carrying value of the investments. The Company’s investment in NISC and NIA, wholly-owned non-insurance subsidiaries, are carried using the equity method of accounting applicable to U.S. non-insurance subsidiary, controlled and affiliated entities. This requires the investment to be recorded based on its underlying audited GAAP equity. Investments in NLAIC, JNF and NISC are included in stocks, and the investment in Eagle is included in other invested assets on the statutory statements of admitted assets, liabilities, capital and surplus.

Mortgage loans, net of allowance. The Company holds commercial mortgage loans that are collateralized by properties throughout the U.S. Mortgage loans are held at unpaid principal balance adjusted for premiums and discounts, less a valuation allowance.

As part of the underwriting process, specific guidelines are followed to ensure the initial quality of a new mortgage loan. Third-party appraisals are obtained to support loaned amounts as the loans are collateral dependent or guaranteed.

The collectability and value of a mortgage loan is based on the ability of the borrower to repay and/or the value of the underlying collateral. Many of the Company’s mortgage loans are structured with balloon payment maturities, exposing the Company to risks associated with the borrowers’ ability to make the balloon payment or refinance the property. Loans are considered delinquent when contractual payments are 90 days past due.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

Mortgage loans require a loan-specific reserve when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When management determines that a loan requires a loan-specific reserve, a provision for loss is established equal to the difference between the carrying value and the fair value of the collateral less costs to sell. Loan-specific reserve charges are recorded in net realized capital gains and losses. In the event a loan-specific reserve charge is reversed, the recovery is also recorded in net realized capital gains and losses.

In addition to the loan-specific reserves, the Company maintains a non-specific reserve based primarily on loan surveillance categories and property type classes, which reflects management’s best estimates of probable credit losses inherent in the portfolio of loans without specific reserves as of the date of the statutory statements of admitted assets, liabilities, capital and surplus. Management’s periodic evaluation of the adequacy of the non-specific reserve is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a group of borrowers’ ability to repay in the portfolio, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. Non-specific reserve changes are recorded directly in capital and surplus as net unrealized capital gains and losses.

Management evaluates the credit quality of individual mortgage loans and the portfolio as a whole through a number of loan quality measurements, including, but not limited to, loan-to-value (“LTV”) and debt service coverage (“DSC”) ratios. The LTV ratio is calculated as a ratio of the amortized cost of a loan to the estimated value of the underlying collateral. DSC is the amount of cash flow generated by the underlying collateral of the mortgage loan available to meet periodic interest and principal payments of the loan. These loan quality measurements contribute to management’s assessment of relative credit risk in the mortgage loan portfolio. Based on underwriting criteria and ongoing assessment of the properties’ performance, management believes the amounts, net of valuation allowance, are collectible. This process identifies the risk profile and potential for loss individually and in the aggregate for the commercial mortgage loan portfolios. These factors are updated and evaluated at least annually.

Interest income on performing mortgage loans is recognized in net investment income over the life of the loan using the effective-yield method. Loans in default or in the process of foreclosure are placed on non-accrual status. Interest received on non-accrual status mortgage loans is included in net investment income in the period received. Loans are restored to accrual status when the principal and interest is current and it is determined the future principal and interest payments are probable or the loan is modified.

Policy loans. Policy loans, which are collateralized by the related insurance policy, are held at the outstanding principal balance and do not exceed the net cash surrender value of the policy. As such, no valuation allowance for policy loans is required.

Cash and cash equivalents. Cash and cash equivalents include highly liquid investments with original maturities of less than three months.

Short-term investments. Short-term investments consist primarily of government agency discount notes with maturities of twelve months or less at acquisition. The Company carries short-term investments at amortized cost which approximates fair value. The Company and various affiliates maintain agreements with Nationwide Cash Management Company (“NCMC”), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC for the benefit of the Company are included in short-term investments on the statutory statements of admitted assets, liabilities, capital and surplus.

Other invested assets. Other invested assets consist primarily of alternative investments in hedge funds, private equity funds, private and emerging market debt funds, tax credit funds, real estate partnerships and the investment in Eagle. Except for investments in certain tax credit funds, these investments are recorded using the equity method of accounting. Changes in carrying value as a result of the equity method are reflected as net unrealized capital gains and losses as a direct adjustment to capital and surplus. Gains and losses are generally recognized through income at the time of disposal or when operating distributions are received. Partnership interests in tax credit funds are held at amortized cost with amortization charged to net investment income over the period in which the tax benefits, primarily credits, are earned. Tax credits are recorded as an offset to tax expense in the period utilized.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The Company has sold $2.2 billion, $2.0 billion and $1.7 billion in Tax Credit Funds to unrelated third parties as of December 31, 2019, 2018 and 2017, respectively. The Company has guaranteed after-tax benefits to the third-party investors through periods ending in 2037. These guarantees are in effect for periods of approximately 15 years each. The Tax Credit Funds provide a stream of tax benefits to the investors that will generate a yield and return of capital. If the tax benefits are not sufficient to provide these cumulative after-tax yields, the Company must fund any shortfall. The maximum amount of undiscounted future payments that the Company could be required to pay the investors under the terms of the guarantees is $1.4 billion, but the Company does not anticipate making any material payments related to the guarantees. The Company’s risks are mitigated in the following ways: (1) the Company has the right to buyout the equity related to the guarantee under certain circumstances, (2) the Company may replace underperforming properties to mitigate exposure to guarantee payments, (3) the Company oversees the asset management of the deals and (4) changes in tax laws are explicitly excluded from the Company’s guarantees of after-tax benefits.

Securities Lending. The Company has entered into securities lending agreements with a custodial bank whereby eligible securities are loaned to third parties, primarily major brokerage firms. These transactions are used to generate additional income in the securities portfolio. The Company is entitled to receive from the borrower any payments of interest and dividends received on loaned securities during the loan term. The agreements require a minimum of 102% of the fair value of the loaned securities to be held as collateral. Cash collateral is invested by the custodial bank in investment-grade securities, which are included in the total invested assets of the Company. Periodically, the Company may receive non-cash collateral, which would be recorded off-balance sheet. The Company recognizes loaned securities in bonds. A securities lending payable is recorded in other liabilities for the amount of cash collateral received. If the fair value of the collateral received (cash and/or securities) is less than the fair value of the securities loaned, the shortfall is nonadmitted. Net income received from securities lending activities is included in net investment income. Because the borrower or the Company may terminate a securities lending transaction at any time, if loans are terminated in advance of the reinvested collateral asset maturities, the Company would repay its securities lending obligations from operating cash flows or the proceeds of sales from its investment portfolio, which includes significant liquid securities.

Derivative Instruments

The Company uses derivative instruments to manage exposures and mitigate risks primarily associated with interest rates, equity markets and foreign currency. These derivative instruments primarily include interest rate swaps, cross-currency swaps, futures and options.

Derivative instruments used in hedging transactions considered to be effective hedges are reported in a manner consistent with the hedged items. Derivative instruments used in hedging transactions that do not meet or no longer meet the criteria of an effective hedge are accounted for at fair value with changes in fair value recorded in capital and surplus as unrealized gains or losses.

The fair value of derivative instruments is determined using various valuation techniques relying predominantly on observable market inputs. These inputs include interest rate swap curves, credit spreads, interest rates, counterparty credit risk, equity volatility and equity index levels.

The Company’s derivative transaction counterparties are generally financial institutions. To reduce the credit risk associated with open contracts, the Company enters into master netting agreements which permit the closeout and netting of transactions with the same counterparty upon the occurrence of certain events. In addition, the Company attempts to reduce credit risk by obtaining collateral from counterparties. The determination of the need for and the levels of collateral vary based on an assessment of the credit risk of the counterparty. The Company accepts collateral in the forms of cash and marketable securities. Non-cash collateral received is recorded off-balance sheet.

Cash flows and payment accruals on derivatives are recorded in net investment income.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources while unobservable inputs reflect the Company’s view of market assumptions in the absence of observable market information. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. In determining fair value, the Company uses various methods, including market, income and cost approaches.

The Company categorizes its financial instruments into a three-level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The Company categorizes assets and liabilities held at fair value in the statutory statements of admitted assets, liabilities, capital and surplus as follows:

Level 1. Unadjusted quoted prices accessible in active markets for identical assets or liabilities at the measurement date and mutual funds where the value per share (unit) is determined and published daily and is the basis for current transactions.

Level 2. Unadjusted quoted prices for similar assets or liabilities in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means. Primary inputs to this valuation technique may include comparative trades, bid/asks, interest rate movements, U.S. Treasury rates, London Interbank Offered Rate (“LIBOR”), prime rates, cash flows, maturity dates, call ability, estimated prepayments and/or underlying collateral values.

Level 3. Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimates of the assumptions market participants would use at the measurement date in pricing the asset or liability. Consideration is given to the risk inherent in both the method of valuation and the valuation inputs. Primary inputs to this valuation technique include broker quotes and comparative trades.

The Company reviews its fair value hierarchy classifications for assets and liabilities quarterly. Changes in observability of significant valuation inputs identified during these reviews may trigger reclassifications. Reclassifications are reported as transfers at the beginning of the period in which the change occurs.

Asset Valuation Reserve

The Company maintains an AVR as prescribed by the NAIC for the purpose of offsetting potential credit related investment losses on each invested asset category, excluding cash, policy loans and income receivable. The AVR contains a separate component for each category of invested assets. The change in AVR is charged or credited directly to capital and surplus.

Interest Maintenance Reserve

The Company records an IMR as prescribed by the NAIC, which represents the net deferral for interest-related gains or losses arising from the sale of certain investments, such as bonds, mortgage loans and loan-backed and structured securities sold. The IMR is applied as follows:

●

For bonds, the designation from the NAIC Capital Markets and Investments Analysis Office must not have changed more than one designation between the beginning of the holding period and the date of sale;

●	the bond must never have been classified as a default security;

●

for mortgage loans, during the prior two years, they must not have had interest more than 90 days past due, been in the process of foreclosure or in the course of voluntary conveyance, nor had restructured terms; and

●	for loan-backed and structured securities, all interest-related other-than-temporary impairments and interest-related realized gains or losses on sales of the securities.

The realized gains or losses, net of related federal income tax, from the applicable bonds and mortgage loans sold, have been removed from the net realized gain or loss amounts and established as a net liability. This liability is amortized into income such that the amount of each capital gain or loss amortized in a given year is based on the excess of the amount of income which would have been reported that year, if the asset had not been disposed of over the amount of income which would have been reported had the asset been repurchased at its sale price. In the event the unamortized IMR liability balance is negative, the balance is reclassified as an asset and fully nonadmitted. The Company utilizes the grouped method for amortization. Under the grouped method, the liability is amortized into income over the remaining period to expected maturity based on the groupings of the individual securities into five-year bands.

Goodwill

For companies whose operations are primarily insurance related, goodwill is the excess of the cost to acquire a company over the Company’s share of the statutory book value of the acquired entity. Goodwill is recorded in stocks in the statutory statements of admitted assets, liabilities and surplus. Goodwill is amortized on a straight-line basis over the period of economic benefit, not to exceed ten years, with a corresponding charge to surplus.

Unamortized goodwill totaled $116 million and $132 million as of December 31, 2019 and 2018, respectively. All unamortized goodwill as of December 31, 2019 and 2018, is related to the acquisition of JNF, which represents 69% and 76%, respectively, of JNF’s gross SCA value. All goodwill was admitted as of December 31, 2019 and 2018. Amortization of goodwill totaled $16 million, $16 million and $14 million for the years ended December 31, 2019, 2018 and 2017, respectively. No goodwill was impaired during these periods.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

Federal Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets, net of any nonadmitted portion and statutory valuation allowance, and deferred tax liabilities, are recognized for the expected future tax consequences attributable to differences between the statutory financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income or loss in the years in which those temporary differences are expected to be recovered or settled. The change in deferred taxes, excluding the impact of taxes on unrealized capital gains or losses and nonadmitted deferred taxes, is charged directly to surplus.

The Company provides for federal income taxes based on amounts the Company believes it ultimately will owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain items and the realization of certain tax credits. In the event the ultimate deductibility of certain items or the realization of certain tax credits differs from estimates, the Company may be required to change the provision for federal income taxes recorded in the statutory financial statements, which could be significant.

Tax reserves are reviewed regularly and are adjusted as events occur that the Company believes impact its liability for additional taxes, such as lapsing of applicable statutes of limitations, conclusion of tax audits or substantial agreement with taxing authorities on the deductibility/nondeductibility of uncertain items, additional exposure based on current calculations, identification of new issues, release of administrative guidance or rendering of a court decision affecting a particular tax issue. The Company believes its tax reserves reasonably provide for potential assessments that may result from Internal Revenue Service (“IRS”) examinations and other tax-related matters for all open tax years.

The Company is included in the NMIC consolidated federal income tax return.

Reinsurance Ceded

The Company cedes insurance to other companies in order to limit potential losses and to diversify its exposures. Such agreements do not relieve the Company of its primary obligation to the policyholder in the event the reinsurer is unable to meet the obligations it has assumed. Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported in the statutory statements of admitted assets, liabilities, capital and surplus on a net basis within the related future policy benefits and claims of the Company.

Participating Business

Participating business, which refers to policies that participate in profits through policyholder dividends, represented approximately 4% and 5% of the Company’s life insurance in force in 2019 and 2018, respectively, and 50% and 51% of the number of life insurance policies in force in 2019 and 2018, respectively. The provision for policyholder dividends was based on the respective year’s dividend scales, as approved by the Board of Directors. Policyholder dividends are recognized when declared. No additional income was allocated to participating policyholders during 2019 and 2018.

Subsequent Events

The Company evaluated subsequent events through March 20, 2020, the date the statutory financial statements were issued.

Subsequent to December 31, 2019, equity and financial markets have experienced significant volatility and interest rates have continued to decline due to the COVID-19 pandemic. The Company is currently in the process of determining the impact of the pandemic to its operations and financial condition.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

(3)	Analysis of Actuarial Reserves and Deposit Liabilities by Withdrawal Characteristics

The following table summarizes the analysis of individual annuities actuarial reserves by withdrawal characteristics, as of the dates indicated:

(in millions)	General account	Separate account with guarantees	Separate account non- guaranteed	Total	% of Total
December 31, 2019
Subject to discretionary withdrawal:
With market value adjustment	$19	$181	$29	$229	0%
At book value less current surrender charge of 5% or more	270	-	-	270	1%
At fair value	-	-	61,535	61,535	91%
Total with market value adjustment or at fair value	$289	$181	$61,564	$62,034	92%
At book value without adjustment (minimal or no charge or adjustment)	3,587	-	11	3,598	5%
Not subject to discretionary withdrawal	1,761	-	56	1,817	3%
Total, gross	$5,637	$181	$61,631	$67,449	100%
Less: Reinsurance ceded	(104)	-	-	(104)
Total, net	$5,533	$181	$61,631	$67,345
Amount included in ‘Subject to discretionary withdrawal at book value less current surrender charge of 5% or more’ that will move to ‘Subject to discretionary withdrawal at book value without adjustment (minimal or no charge or adjustment)’	$128	$-	$-	$128

December 31, 2018
Subject to discretionary withdrawal:
With market value adjustment	$20	$203	$-	$223	0%
At book value less current surrender charge of 5% or more	422	-	-	422	1%
At fair value	-	-	54,038	54,038	90%
Total with market value adjustment or at fair value	$442	$203	$54,038	$54,683	91%
At book value without adjustment (minimal or no charge or adjustment)	2,497	-	12	2,509	4%
Not subject to discretionary withdrawal	2,622	-	49	2,671	5%
Total, gross	$5,561	$203	$54,099	$59,863	100%
Less: Reinsurance ceded	(105)	-	-	(105)
Total, net	$5,456	$203	$54,099	$59,758
Amount included in ‘Subject to discretionary withdrawal at book value less current surrender charge of 5% or more’ that will move to ‘Subject to discretionary withdrawal at book value without adjustment (minimal or no charge or adjustment)’	$223	$-	$-	$223

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table summarizes the analysis of group annuities actuarial reserves by withdrawal characteristics, as of the dates indicated:

(in millions)	General account	Separate account with guarantees	Separate account non- guaranteed	Total	% of Total
December 31, 2019
Subject to discretionary withdrawal:
With market value adjustment	$16,485	$2,166	$-	$18,651	44%
At book value less current surrender charge of 5% or more	1	-	-	1	0%
At fair value	-	-	18,284	18,284	43%
Total with market value adjustment or at fair value	$16,486	$2,166	$18,284	$36,936	87%
At book value without adjustment (minimal or no charge or adjustment)	5,354	-	-	5,354	12%
Not subject to discretionary withdrawal	584	2	-	586	1%
Total, gross	$22,424	$2,168	$18,284	$42,876	100%
Less: Reinsurance ceded	(60)	-	-	(60)
Total, net	$22,364	$2,168	$18,284	$42,816
Amount included in ‘Subject to discretionary withdrawal at book value less current surrender charge of 5% or more’ that will move to ‘Subject to discretionary withdrawal at book value without adjustment (minimal or no charge or adjustment)’	$1	$-	$-	$1

December 31, 2018
Subject to discretionary withdrawal:
With market value adjustment	$15,748	$2,366	$-	$18,114	46%
At book value less current surrender charge of 5% or more	76	-	-	76	0%
At fair value	-	-	15,869	15,869	40%
Total with market value adjustment or at fair value	$15,824	$2,366	$15,869	$34,059	86%
At book value without adjustment (minimal or no charge or adjustment)	4,938	-	-	4,938	12%
Not subject to discretionary withdrawal	614	2	-	616	2%
Total, gross	$21,376	$2,368	$15,869	$39,613	100%
Less: Reinsurance ceded	(63)	-	-	(63)
Total, net	$21,313	$2,368	$15,869	$39,550
Amount included in ‘Subject to discretionary withdrawal at book value less current surrender charge of 5% or more’ that will move to ‘Subject to discretionary withdrawal at book value without adjustment (minimal or no charge or adjustment)’	$4	$-	$-	$4

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table summarizes the analysis of deposit-type contracts and other liabilities without life or disability contingencies by withdrawal characteristics, as of the dates indicated:

(in millions)	General account	Separate account non- guaranteed	Total	% of Total
December 31, 2019
Subject to discretionary withdrawal:
With market value adjustment	$3	$-	$3	0%
At fair value	13	-	13	0%
Total with market value adjustment or at fair value	$16	$-	$16	0%
At book value without adjustment (minimal or no charge or adjustment)	775	4	779	25%
Not subject to discretionary withdrawal	2,331	12	2,343	75%
Total, gross	$3,122	$16	$3,138	100%
Less: Reinsurance ceded	-	-	-
Total, net	$3,122	$16	$3,138

December 31, 2018
Subject to discretionary withdrawal:
With market value adjustment	$4	$-	$4	0%
At fair value	13	-	13	0%
Total with market value adjustment or at fair value	$17	$-	$17	0%
At book value without adjustment (minimal or no charge or adjustment)	504	4	508	14%
Not subject to discretionary withdrawal	3,316	12	3,328	86%
Total, gross	$3,837	$16	$3,853	100%
Less: Reinsurance ceded	-	-	-
Total, net	$3,837	$16	$3,853

The following table is a reconciliation of total annuity actuarial reserves and deposit fund liabilities, as of the dates indicated:

	December 31,
(in millions)	2019	2018
Life, accident and health annual statement:
Annuities, net (excluding supplemental contracts with life contingencies)	$27,880	$26,750
Supplemental contracts with life contingencies, net	17	19
Deposit-type contracts	3,122	3,837
Subtotal	$31,019	$30,606

Separate accounts annual statement:
Annuities, net (excluding supplemental contracts with life contingencies)	$82,264	$72,539
Other contract deposit funds	16	16
Subtotal	$82,280	$72,555
.Total annuity actuarial reserves and deposit fund liabilities, net	$113,299	$103,161

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table summarizes the analysis of life actuarial reserves by withdrawal characteristics, as of the dates indicated:

				Separate account -
	General account			nonguaranteed
	Account	Cash		Account	Cash
(in millions)	value	value	Reserve	value	value	Reserve
December 31, 2019
Subject to discretionary withdrawal, surrender values or policy loans:
Term policies with cash value	$-	$11	$11	$-	$-	$-
Universal life	2,549	2,561	2,728	-	-	-
Universal life with secondary guarantees	335	265	613	-	-	-
Indexed universal life with secondary guarantees	140	99	146	-	-	-
Other permanent cash value life insurance	-	1,328	2,676	-	-	-
Variable life	1,903	1,992	2,080	21,853	21,840	19,596
Subtotal	$4,927	$6,256	$8,254	$21,853	$21,840	$19,596
Not subject to discretionary withdrawal or no cash value:
Term policies without cash value	-	-	299	-	-	-
Accidental death benefits	-	-	1	-	-	-
Disability - active lives	-	-	12	-	-	-
Disability - disabled lives	-	-	57	-	-	-
Miscellaneous reserves	-	-	36	-	-	-
Total, gross	$4,927	$6,256	$8,659	$21,853	21,840	19,596
Less: reinsurance ceded	(10)	(10)	(272)	-	-	-
Total, net	$4,917	$6,246	$8,387	$21,853	21,840	19,596

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

				Separate account -
	General account			nonguaranteed
	Account	Cash		Account	Cash
(in millions)	value	value	Reserve	value	value	Reserve
December 31, 2018
Subject to discretionary withdrawal, surrender values or policy loans:
Term policies with cash value	$-	$11	$11	$-	$-	$-
Universal life	2,682	2,692	2,704	-	-	-
Universal life with secondary guarantees	309	245	534	-	-
Indexed universal life with secondary guarantees	103	73	108	-	-	-
Other permanent cash value life insurance	-	1,478	2,731	-	-	-
Variable life	1,626	1,715	1,799	16,599	16,583	16,583
Subtotal	$4,720	$6,214	$7,887	$16,599	$16,583	$16,583
Not subject to discretionary withdrawal or no cash value:
Term policies without cash value	-	-	337	-	-	-
Accidental death benefits	-	-	1	-	-	-
Disability - active lives	-	-	10	-	-	-
Disability - disabled lives	-	-	53	-	-	-
Miscellaneous reserves	-	-	35	-	-	-
Total, gross	$4,720	$6,214	$8,323	$16,599	16,583	16,583
Less: reinsurance ceded	(11)	(11)	(294)	-	-	-
Total, net	$4,709	$6,203	$8,029	$16,599	16,583	16,583

The following table is a reconciliation of life actuarial reserves, as of the dates indicated:

	December 31,
(in millions)	2019	2018
Life, accident and health annual statement:
Life Insurance, net	$8,292	$7,937
Accidental death benefits, net	1	1
Disability - active lives, net	10	9
Disability - disabled lives, net	52	50
Miscellaneous reserves section, net	32	31
Subtotal	$8,387	$8,028
Separate accounts annual statement:
Annuities, net (excluding supplemental contracts with life contingencies)	$22,138	$18,905
Other contract deposit funds	5	2
Subtotal	$22,143	$18,907
Total annuity actuarial reserves and deposit fund liabilities, net	$30,530	$26,935

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

Direct Premium Written by Managing General Agents and Third-Party Administrators

The following table summarizes direct premium written by managing general agents and third-party administrators as of December 31, 2019:

(in millions)		Exclusive	Types of	Types of authority	Total Direct
Managing general agent/ third party reserve	FEIN number	contract	business written	granted[1]	Premium
RMTS - Manufacturers & Traders Trust Co.	20-1049240	Not Exclusive	Accident & health	C / CA / B / P / U	$29
Fringe Insurance Benefits, Inc.	74-2616364	Not Exclusive	Accident & health	B / P / U	44
Star Line Group	04-3499188	Not Exclusive	Accident & health	C / CA / B / P / U	11
Consolidated Health Plans	04-3187843	Exclusive	Accident & health	C / CA / P / B	53
AccuRisk Solutions, LLC	31-1777676	Not Exclusive	Accident & health	C / CA / B / P / U	59
Merchants Benefit Administration, Inc.	86-0875918	Exclusive	Accident & health	B / C / CA / P	6
Roundstone Management, Ltd.	27-0371422	Not Exclusive	Accident & health	C / CA / B / P / U	70
Health Insurance Innovations	46-1282634	Not Exclusive	Accident & health	B / P / U	1
Gilsbar, Inc.	72-0519951	Not Exclusive	Accident & health	B / P / U	23
Matrix	01-0544915	Not Exclusive	Accident & health	C / CA / B / P / U	18
IRC	74-2824053	Not Exclusive	Accident & health	C / CA / B / P / U	26
TMS RE Inc	65-0644164	Not Exclusive	Accident & health	C / CA / B / P / U	94
United Group Programs Inc.	59-1896277	Not Exclusive	Accident & health	C / CA / B / P / U	7
USMGU	46-4619917	Not Exclusive	Accident & health	C / CA / B / P / U	3

Total Direct Premiums Written and Produced					$444

1	Authority code key includes: C– claims payment, CA– claims adjustment, B- binding authority, P-premium collection, U- underwriting.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

(4)	Separate Accounts

The Company’s separate account statement includes assets legally insulated from the general account as of the dates indicated, attributed to the following product lines:

	December 31, 2019		December 31, 2018
		Separate		Separate
	Separate	account	Separate	account
	account assets	assets	account assets	assets
	legally	(not legally	legally	(not legally
(in millions)	insulated	insulated)	insulated	insulated)
Product / Transaction:
Individual annuities	$67,222	$-	$59,425	$-
Group annuities	16,187	-	14,376	-
Life insurance	22,246	-	19,073	-
Total	$105,655	$-	$92,874	$-

The following table summarizes amounts paid towards separate account guarantees by the general account and related risk charges paid by the separate account for the years ended:

	Total paid toward
	separate account	Risk charges paid to
(in millions)	guarantees	general account
2019	$58	$612
2018	$18	$594
2017	$13	$559
2016	$36	$507
2015	$21	$465

The Company does not engage in securities lending transactions within its separate accounts.

Most separate accounts held by the Company relate to individual and group variable annuity and variable universal life insurance contracts of a non-guaranteed return nature. The net investment experience of the separate accounts is credited directly to the contract holder and can be positive or negative. The individual variable annuity contracts generally provide an incidental death benefit of the greater of account value or premium paid (net of prior withdrawals). However, many individual variable annuity contracts also provide death benefits equal to (i) the most recent fifth-year anniversary account value, (ii) the highest account value on any previous anniversary, (iii) premiums paid increased 5% or certain combinations of these, all adjusted for prior withdrawals. The death benefit and cash value under the variable universal life policies may vary with the investment performance of the underlying investments in the separate accounts. The assets and liabilities of these separate accounts are carried at fair value and are non-guaranteed.

Certain other separate accounts relate to a guaranteed term option, which provides a guaranteed interest rate that is paid over certain maturity durations ranging from three to ten years, so long as certain conditions are met. If amounts allocated to the guaranteed term option are distributed prior to the maturity period, a market value adjustment can be assessed. The assets and liabilities of these separate accounts are carried at fair value and are included as a nonindexed guarantee.

Another separate account offered by the Company contains a group of universal life policies wherein the assets supporting the account values on the underlying policies reside in a Private Placement Separate Account. It provides an annual interest rate guarantee, subject to a minimum guarantee of 3%. The interest rate declared each year reflects the anticipated investment experience of the account and are included as a nonindexed guarantee less than or equal to 4%.

Another separate account offered by the Company contains a group of variable universal life policies wherein the assets supporting the account values on the underlying policies reside in a Private Placement Variable Separate Account. It provides a quarterly interest rate based on a crediting formula that reflects the market value to book value ratio of the investments, investment portfolio yield and a specified duration. The business has been included as a nonindexed guarantee less than or equal to 4%.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following tables summarize the separate account reserves of the Company, as of the dates indicated:

		Nonindexed	Nonindexed
		guarantee	guarantee	Nonguaranteed
		less than or	more than	separate
(in millions)	Indexed	equal to 4%	4%	accounts	Total
December 31, 2019
Premiums, considerations or deposits	$-	$135	$-	$6,007	$6,142
Reserves
For accounts with assets at:
Fair value	$-	$2,202	$146	$99,612	$101,960
Amortized cost	-	2,463	-	-	2,463
Total reserves	$-	$4,665	$146	$99,612	$104,423
By withdrawal characteristics:
With market value adjustment	$-	$2,202	$146	$29	$2,377
At book value without market value adjustment and with current surrender charge of 5% or more	-	-	-	-	-
At fair value	-	-	-	99,499	99,499
At book value without market value adjustment and with current surrender
charge less than 5%	-	2,463	-	13	2,476
Subtotal	$-	$4,665	$146	$99,541	$104,352
Not subject to discretionary withdrawal	-	-	-	71	71
Total reserves[1]	$-	$4,665	$146	$99,612	$104,423
1

The total reserves balance does not equal the liabilities related to separate accounts of $105.7 billion in the Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus by $1.2 billion, due to an adjustment for CARVM/CRVM reserves and other liabilities that have not been allocated to the categories outlined above.

		Nonindexed	Nonindexed
		guarantee	guarantee	Nonguaranteed
		less than or	more than	separate
(in millions)	Indexed	equal to 4%	4%	accounts	Total
December 31, 2018
Premiums, considerations or deposits	$-	$122	$-	$6,270	$6,392
Reserves
For accounts with assets at:
Fair value	$-	$2,371	$198	$86,569	$89,138
Amortized cost	-	2,322	-	-	2,322
Total reserves	$-	$4,693	$198	$86,569	$91,460
By withdrawal characteristics:
With market value adjustment	$-	$2,371	$198	$-	$2,569
At book value without market value adjustment and with current surrender charge of 5% or more	-	-	-	-	-
At fair value	-	-	-	86,493	86,493
At book value without market value adjustment and with current surrender
charge less than 5%	-	2,322	-	15	2,337
Subtotal	$-	$4,693	$198	$86,508	$91,399
Not subject to discretionary withdrawal	-	-	-	61	61
Total reserves[1]	$-	$4,693	$198	$86,569	$91,460
1

The total reserves balance does not equal the liabilities related to separate accounts of $92.9 billion in the Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus by $1.4 billion, due to an adjustment for CARVM/CRVM reserves and other liabilities that have not been allocated to the categories outlined above.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table is a reconciliation of net transfers to (from) separate accounts, as of the dates indicated:

		December 31,
(in millions)	2019	2018	2017
Transfers as reported in the statutory statements of operations of the separate accounts:
Transfers to separate accounts	$6,142	$6,392	$6,732
Transfers from separate accounts	(9,470)	(8,461)	(7,327)
Net transfers from separate accounts	$(3,328)	$(2,069)	$(595)
Reconciling adjustments:
Exchange accounts offsetting in the general account	(321)	(303)	(255)
Fees not included in general account transfers	(68)	(58)	(67)
Other miscellaneous adjustments not included in the general account balance	(30)	(38)	(33)
Transfers as reported in the statutory statements of operations	$(3,747)	$(2,468)	$(950)

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

(5)	Investments

Bonds and Stocks

The following table summarizes the carrying value, the excess of fair value over carrying value, the excess of carrying value over fair value and the fair value of bonds and stocks, as of the dates indicated:

		Fair value in	Carrying
		excess of	value in
	Carrying	carrying	excess of fair
(in millions)	value	value	value	Fair value
December 31, 2019
Bonds:
U.S. Government	$7	$-	$-	$7
States, territories and possessions	398	42	1	439
Political subdivisions	344	52	1	395
Special revenues	2,702	370	5	3,067
Industrial and miscellaneous	26,240	2,012	65	28,187
Loan-backed and structured securities	5,433	238	31	5,640
Total bonds	$35,124	$2,714	$103	$37,735
Common stocks unaffiliated	$181	$-	$-	$181
Common stocks affiliated[1]	2,386	-	-	2,386
Preferred stocks unaffiliated	55	4	-	59
Total stocks	$2,622	$4	$-	$2,626

Total bonds and stocks	$37,746	$2,718	$103	$40,361

December 31, 2018
Bonds:
U.S. Government	$8	$-	$-	$8
States, territories and possessions	363	25	2	386
Political subdivisions	268	35	1	302
Special revenues	2,043	191	6	2,228
Industrial and miscellaneous	24,661	438	738	24,361
Loan-backed and structured securities	5,005	188	59	5,134
Total bonds	$32,348	$877	$806	$32,419
Common stocks unaffiliated	$138	$-	$-	$138
Common stocks affiliated[1]	1,644	-	-	1,644
Preferred stocks unaffiliated	38	6	2	42
Total stocks	$1,820	$6	$2	$1,824

Total bonds and stocks	$34,168	$883	$808	$34,243
1	Includes investment in NLAIC and JNF of $2.2 billion and $169 million as of December 31, 2019, respectively, and $1.5 billion and $175 million as of December 31, 2018, respectively.

The carrying value of bonds on deposit with various states as required by law or special escrow agreement was $3 million as of December 31, 2019 and 2018.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table summarizes the carrying value and fair value of bonds, by contractual maturity, as of December 31, 2019. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without early redemption penalties:

(in millions)	Carrying value	Fair value
Bonds:
Due in one year or less	$1,000	$1,009
Due after one year through five years	6,874	7,141
Due after five years through ten years	10,404	10,997
Due after ten years	11,413	12,948
Total bonds excluding loan-backed and structured securities	$29,691	$32,095
Loan-backed and structured securities	5,433	5,640
Total bonds	$35,124	$37,735

The following table summarizes the fair value and unrealized losses on bonds and stocks (amount by which cost or amortized cost exceeds fair value), for which other-than-temporary declines in value have not been recognized, based on the amount of time each type of bond or stock has been in an unrealized loss position, as of the dates indicated:

	Less than or equal to one
	year		More than one year		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in millions)	value	losses	value	losses	value	losses
December 31, 2019
Bonds:
States, territories and possessions	23	1	-	-	23	1
Political subdivisions	65	1	-	-	65	1
Special revenues	397	5	-	-	397	5
Industrial and miscellaneous	852	9	911	103	1,763	112
Loan-backed and structured securities	704	6	1,124	28	1,828	34
Total bonds	$2,041	$22	$2,035	$131	$4,076	$153
Common stocks unaffiliated	32	-	16	1	48	1
Preferred stocks unaffiliated	1	-	-	-	1	-
Total bonds and stocks	$2,074	$22	$2,051	$132	$4,125	$154

December 31, 2018
Bonds:
U.S. Government	$-	$-	$1	$-	$1	$-
States, territories and possessions	107	2	-	-	107	2
Political subdivisions	29	1	-	-	29	1
Special revenues	230	4	53	3	283	7
Industrial and miscellaneous	10,798	437	4,314	368	15,112	805
Loan-backed and structured securities	1,950	24	649	41	2,599	65
Total bonds	$13,114	$468	$5,017	$412	$18,131	$880
Common stocks unaffiliated	39	6	-	-	39	6
Preferred stocks unaffiliated	35	2	-	-	35	2
Total bonds and stocks	$13,188	$476	$5,017	$412	$18,205	$888

As of December 31, 2019, management evaluated securities in an unrealized loss position and all non-marketable securities for impairment. As of the reporting date, the Company does not have the intent to sell and has the intent and ability to hold these securities until the fair value recovers, which may be maturity, and therefore, does not consider the securities to be other-than-temporarily impaired.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

There was no intent to sell other-than-temporary impairments on loan-backed and structured securities for the years ended December 31, 2019 and 2018.

Mortgage Loans, Net of Allowance

The following table summarizes the amortized cost of mortgage loans by method of evaluation for credit loss, and the related valuation allowances by type of credit loss, as of the dates indicated:

	December 31,
(in millions)	2019	2018
Amortized cost:
Loans with non-specific reserves	$7,675	$7,783
Loans with specific reserves	14	6
Total amortized cost	$7,689	$7,789
Valuation allowance:
Non-specific reserves	$31	$23
Specific reserves	3	2
Total valuation allowance[1]	$34	$25
Mortgage loans, net of allowance	$7,655	$7,764
1	Changes in the valuation allowance are due to current period provisions. These changes in the valuation allowance for the years ended December 31, 2019, 2018, and 2017 were immaterial.

As of December 31, 2019 and 2018, the Company’s mortgage loans classified as delinquent and/or in non-accrual status were immaterial in relation to the total mortgage loan portfolio.

The following table summarizes the LTV ratio and DSC ratio of the mortgage loan portfolio as of the dates indicated:

	LTV ratio			DSC ratio
	Less than	90% or		Greater than	Less than
(in millions)	90%	greater	Total	1.00	1.00	Total
December 31, 2019
Apartment	$2,958	$125	$3,083	$3,071	$12	$3,083
Industrial	905	-	905	904	1	905
Office	1,305	-	1,305	1,291	14	1,305
Retail	2,167	9	2,176	2,156	20	2,176
Other	220	-	220	220	-	220
Total	$7,555	$134	$7,689	$7,642	$47	$7,689
Weighted average DSC ratio	2.13	1.19	2.11	2.12	0.90	2.11
Weighted average LTV ratio	54%	95%	54%	54%	72%	54%

December 31, 2018
Apartment	$3,064	$71	$3,135	$3,135	$-	$3,135
Industrial	953	10	963	959	4	963
Office	1,329	-	1,329	1,323	6	1,329
Retail	2,169	-	2,169	2,167	2	2,169
Other	193	-	193	193	-	193
Total	$7,708	$81	$7,789	$7,777	$12	$7,789
Weighted average DSC ratio	2.08	1.59	2.07	2.07	0.76	2.07
Weighted average LTV ratio	55%	94%	56%	56%	61%	56%

As of December 31, 2019 and 2018, the Company has a diversified mortgage loan portfolio with no more than 23% and 24%, respectively, in a geographic region in the U.S. and no more than 1% with any one borrower. The maximum and minimum lending rates for mortgage loans originated or acquired during 2019 were 12.0% and 3.1%, respectively, and for those originated or acquired during 2018 were 10.0% and 2.8%, respectively. As of December 31, 2019 and 2018, the maximum LTV ratio of any one loan at the time of loan origination was 82% and 85%. As of December 31, 2019 and 2018, the Company did not hold mortgage loans with interest 90 days or more past due. Additionally, there were no taxes, assessments or any amounts advanced and not included in the mortgage loan portfolio.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

Securities Lending

The fair value of loaned securities was $306 million and $145 million as of December 31, 2019 and 2018, respectively. The Company held $132 million and $101 million of cash collateral on securities lending as of December 31, 2019 and 2018, respectively. As of December 31, 2019, the carrying value and fair value of reinvested collateral assets was $133 million. As of December 31, 2018, the carrying value and fair value of reinvested collateral assets was $101 million. The fair value of bonds acquired with reinvested collateral assets was $134 million and $102 million as of December 31, 2019 and 2018, respectively. There are no securities lending transactions that extend beyond one year as of the reporting date. The Company received $180 million and $48 million of non-cash collateral on securities lending as of December 31, 2019 and 2018, respectively.

Low-Income Housing Tax Credit Funds

The amount of low-income housing tax credits and other tax benefits recognized was $35 million, $33 million and $32 million for the years ended December 31, 2019, 2018 and 2017, respectively.

The partnership interests in low-income housing tax credit funds recognized in the statements of admitted assets, liabilities, capital and surplus was $174 million and $166 million as of December 31, 2019 and 2018, respectively.

Net Investment Income

The following table summarizes net investment income by investment type, for the years ended:

		December 31,
(in millions)	2019	2018	2017
Bonds	$1,408	$1,378	$1,414
Mortgage loans	353	335	335
Policy loans	45	54	38
Other	276	269	272
Gross investment income	$2,082	$2,036	$2,059
Investment expenses	(108)	(109)	(101)
Net investment income	$1,974	$1,927	$1,958

There was no investment income due and accrued that was nonadmitted as of December 31, 2019 and 2018.

Net Realized Capital Gains and Losses

The following table summarizes net realized capital gains and losses for the years ended:

		December 31,
(in millions)	2019	2018	2017
Gross gains on sales	$71	$22	$44
Gross losses on sales	(21)	(16)	(31)
Net realized gains on sales	$50	$6	$13
Net realized derivative losses	(515)	(226)	(382)
Other-than-temporary impairments	(5)	(8)	(3)
Total net realized losses on sales	$(470)	$(228)	$(372)
Tax expense on net losses	7	8	26
Net realized capital losses, net of tax	$(477)	$(236)	$(398)
Less: Realized (losses) gains transferred to the IMR	-	(1)	3
Net realized capital losses, net of tax and transfers to the IMR	$(477)	$(235)	$(401)

For the year ended December 31, 2019, gross realized gains and gross realized losses on sales of bonds were $56 million and $19 million, respectively. For the year ended December 31, 2018, gross realized gains and gross realized losses on sales of bonds were $15 million and $13 million, respectively. For the year ended December 31, 2017, gross realized gains and gross realized losses on sales of bonds were $42 million and $26 million, respectively.

The Company did not enter into any material repurchase transactions that would be considered wash sales during the years ended December 31, 2019 and 2018.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

Investment Commitments

The Company had unfunded commitments related to its investment in limited partnerships and limited liability companies totaling $496 million and $454 million as of December 31, 2019 and 2018, respectively. As of December 31, 2019 and 2018, there were $45 million and $179 million of commitments to purchase private placement bonds, $147 million and $7 million of outstanding commitments to fund mortgage loans and $0 and $11 million of outstanding commitments to purchase common stock, respectively.

(6)	Derivative Instruments

The Company is exposed to certain risks related to its ongoing business operations which are managed using derivative instruments.

Interest rate risk management. In the normal course of business, the Company enters into transactions that expose it to interest rate risk arising from mismatches between assets and liabilities. The Company may use interest rate swaps and futures to reduce or alter interest rate exposure.

Interest rate contracts are used by the Company in association with fixed and variable rate investments to achieve cash flow streams that support certain financial obligations of the Company and to produce desired investment returns. As such, interest rate contracts are generally used to convert fixed rate cash flow streams to variable rate cash flow streams or vice versa.

Equity market risk management. The Company issues a variety of insurance products that expose it to equity risks. To mitigate these risks, the Company enters into a variety of derivatives including equity index futures, options and total return swaps.

Other risk management. As part of its regular investing activities, the Company may purchase foreign currency denominated investments. These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates. As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument are intended to mitigate the changes in the functional-currency equivalent cash flows of the hedged item. To mitigate this risk, the Company uses cross-currency swaps.

Credit risk associated with derivatives transactions. The Company periodically evaluates the risks within the derivative portfolios due to credit exposure. When evaluating this risk, the Company considers several factors which include, but are not limited to, the counterparty credit risk associated with derivative receivables, the Company’s own credit as it relates to derivative payables, the collateral thresholds associated with each counterparty and changes in relevant market data in order to gain insight into the probability of default by the counterparty. As of December 31, 2019 and 2018, the impact of the exposure to credit risk on the fair value measurement of derivatives and the effectiveness of the Company’s hedging relationships was immaterial.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table summarizes the fair value and related notional amounts of derivative instruments, as of the dates indicated:

	Notional	Net carrying	Fair value	Fair value	Average fair
(in millions)	amount	value	asset	liability	value
December 31, 2019
Interest rate swaps	$7	$(1)	$-	$(1)	$-
Options	202	6	6	-	1
Cross currency swaps	1,537	66	99	(19)	1
Futures	3,153	-	-	-	-
Total	$4,899	$71	$105	$(20)	$2

December 31, 2018
Interest rate swaps	$7	$(1)	$-	$(1)	$(1)
Options	234	2	2	-	-
Cross currency swaps	1,441	79	90	(36)	1
Futures	2,647	-	-	-	-
Total	$4,329	$80	$92	$(37)	$-

Of the $105 million and $92 million of fair value of derivative assets as of December 31, 2019 and 2018, $14 million and $24 million were subject to master netting agreements, the Company received $68 million and $52 million of cash collateral and $45 million and $22 million in pledged securities, resulting in an immaterial uncollateralized position as of December 31, 2019 and 2018. Of the $20 million and $37 million of fair value of derivative liabilities as of December 31, 2019 and 2018, $14 million and $24 million were subject to master netting agreements, the Company posted $3 million and $12 million of cash collateral respectively, resulting in an immaterial uncollateralized position as of December 31, 2019 and 2018. Securities received as collateral are recorded off-balance sheet and exclude initial margin posted on derivatives of $128 million and $127 million as of December 31, 2019 and 2018, respectively.

The following table summarizes net gains and losses on derivatives programs by type of derivative instrument, as of the dates indicated:

	Net realized (losses) gains recorded in			Unrealized (losses) gains recorded in capital
	operations			and surplus
	December 31,			December 31,
(in millions)	2019	2018	2017	2019	2018	2017
Interest rate swaps	$-	$(5)	$-	$-	$35	$(1)
Options	3	(313)	3	4	244	(64)
Cross currency swaps	(1)	-	-	(13)	65	(103)
Futures	(517)	92	(385)	(169)	132	(41)
Total	$(515)	$(226)	$(382)	$(178)	$476	$(209)

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

(7)	Fair Value Measurements

The following table summarizes assets and liabilities held at fair value as of December 31, 2019:

				Net Asset
(in millions)	Level 1	Level 2	Level 3	Value (NAV)	Total
Assets
Bonds:
Industrial and miscellaneous	-	3	6	-	9
Common stocks unaffiliated	68	112	1	-	181
Derivative assets	-	-	6	-	6
Separate account assets	101,312	1,857	87	2,091	105,347
Assets at fair value	$101,380	$1,972	$100	$2,091	105,543
Liabilities
Derivative liabilities	$-	$1	$-	$-	1
Liabilities at fair value	$-	$1	$-	$-	1

The following table presents the rollforward of Level 3 assets and liabilities held at fair value during the year ended December 31, 2019:

		Common		Separate	Assets
		stocks	Derivative	account	at fair
(in millions)	Bonds	unaffiliated	assets[1]	assets	value
Balance as of December 31, 2018	$8	$1	$2	$80	$91
Net gains (losses):
In operations	-	-	3	-	3
In surplus	(4)	-	4	7	7
Purchases	3	-	6	-	9
Sales	(5)	-	(9)	-	(14)
Transfers into Level 3	24	-	-	-	24
Transfers out of Level 3	(20)	-	-	-	(20)
Balance as of December 31, 2019	$6	$1	$6	$87	100

1	Non-binding broker quotes are utilized to determine fair value of all Level 3 derivative assets.

Bonds transfers into and/or out of Level 3 during the year ended December 31, 2019 are due to the changes in observability of pricing inputs and changes resulting from application of the lower of amortized cost or fair value rules based on the security’s NAIC designation.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table summarizes assets and liabilities held at fair value as of December 31, 2018:

				Net Asset
(in millions)	Level 1	Level 2	Level 3	Value (NAV)	Total
Assets
Bonds:
Special Revenues	$-	$1	$-	$-	$1
Industrial and miscellaneous	-	7	8	-	15
Common stocks unaffiliated	45	78	1	14	138
Derivative assets	-	-	2	-	2
Separate account assets	88,994	2,106	80	1,390	92,570
Assets at fair value	$89,039	$2,192	$91	$1,404	$92,726
Liabilities
Derivative liabilities	$-	$1	$-	$-	$1
Liabilities at fair value	$-	$1	$-	$-	$1

The following table presents the rollforward of Level 3 assets and liabilities held at fair value during the year ended December 31, 2018:

		Common		Separate	Assets
		stocks	Derivative	account	at fair
(in millions)	Bonds	unaffiliated	assets[1]	assets	value
Balance as of December 31, 2017	$8	$1	$278	$61	$348
Net gains (losses):
In operations	2	(1)	(313)	-	(312)
In surplus	1	-	244	19	264
Purchases	3	1	36	-	40
Sales	(7)	-	(243)	-	(250)
Transfers into Level 3	4	-	-	-	4
Transfers out of Level 3	(3)	-	-	-	(3)
Balance as of December 31, 2018	$8	$1	$2	$80	91

1	Non-binding broker quotes are utilized to determine fair value of all Level 3 derivative assets.

Bond transfers into and/or out of Level 3 during the year ended December 31, 2018 are due to the changes in observability of pricing inputs and changes resulting from application of the lower of amortized cost or fair value rules based on the security’s NAIC designation.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table summarizes the carrying value and fair value of the Company’s assets and liabilities not held at fair value as of the dates indicated. The valuation techniques used to estimate these fair values are described below or in Note 2.

	Fair Value
				Total fair	Carrying
(in millions)	Level 1	Level 2	Level 3	value	value
December 31, 2019
Assets:
Bonds[1]	$1,494	$35,302	$930	$37,726	$35,115
Preferred stocks unaffiliated	-	59	-	59	55
Mortgage loans, net of allowance	-	-	7,856	7,856	7,655
Policy loans	-	-	903	903	903
Derivative assets	-	99	-	99	88
Short-term investments	7	615	-	622	622
Securities lending collateral assets	132	-	-	132	132
Separate account assets	3	334	-	337	308
Total assets	$1,636	$36,409	$9,689	$47,734	$44,878
Liabilities:
Investment contracts	$-	$-	$22,186	$22,186	$25,720
Derivative liabilities	-	19	-	19	22
Total liabilities	$-	$19	$22,186	$22,205	$25,742

December 31, 2018
Assets:
Bonds[1]	$1,139	$30,416	$848	$32,403	$32,332
Preferred stocks unaffiliated	-	42	-	42	38
Mortgage loans, net of allowance	-	-	7,677	7,677	7,764
Policy loans	-	-	905	905	905
Derivative assets	-	90	-	90	98
Short-term investments	-	813	-	813	813
Securities lending collateral assets	100	1	-	101	101
Separate account assets	3	298	-	301	304
Total assets	$1,242	$31,660	$9,430	$42,332	$42,355
Liabilities:
Investment contracts	$-	$-	$23,511	$23,511	$25,432
Derivative liabilities	-	36	-	36	19
Total liabilities	$-	$36	$23,511	$23,547	$25,451

1	Level 3 is primarily composed of industrial and miscellaneous bonds.

Mortgage loans, net of allowance. The fair values of mortgage loans are estimated using discounted cash flow analyses based on interest rates currently being offered for similar loans to borrowers with similar credit ratings.

Policy loans. The carrying amount reported in the statutory statements of admitted assets, liabilities, capital and surplus approximates fair value as policy loans are fully collateralized by the cash surrender value of underlying insurance policies.

Securities lending collateral assets. These assets are comprised of bonds and short-term investments and the respective fair values are estimated based on the fair value methods described in Note 2.

Investment contracts. For investment contracts without defined maturities, fair value is the amount payable on demand, net of surrender charges. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used in this analysis are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued. The fair value of adjustable rate contracts approximates their carrying value.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

(8)	Federal Income Taxes

On December 22, 2017, the Tax Cuts and Jobs Act (“the Act”) was signed into law and became effective January 1, 2018. Impacts to the Company included a reduction in the corporate tax rate from 35% to 21%, repeal of the corporate alternative minimum tax (“AMT”) and other changes to the corporate tax rules. Upon the enactment of these tax law changes, the Company remeasured deferred tax assets and liabilities. As of December 31, 2017, the unfavorable impact to capital and surplus as a result of the remeasurement of the gross deferred tax assets and liabilities was partially offset by the favorable change in non-admitted assets, which includes the reclassification of the AMT credit to an admitted income tax receivable. Additional provisions of the Act applied to taxable years beginning after December 31, 2017, but were not effective as of the enactment date. Certain of these provisions, which included a reduced dividends received deduction, may adversely affect the Company’s future effective tax rate, taxable income and income tax expense.

As of December 31, 2017, the valuation of deferred tax assets and liabilities related to life insurance reserves based on tax reserve methodology changes in the Act reflected the Company’s best estimates and assumptions at that time. The Company recorded $52 million of provisional amounts in both deferred tax assets and deferred tax liabilities as of December 31, 2017, with no impact to net deferred tax assets. These provisional amounts were finalized as of December 31, 2018, which resulted in a $11 million increase to the provisional amounts recorded, with no impact to net deferred tax assets.

The following tables summarize the net admitted deferred tax assets, as of the dates indicated:

	December 31, 2019
(in millions)	Ordinary	Capital	Total
Total gross deferred tax assets	$730	$44	$774
Statutory valuation allowance adjustment	-	-	-
Adjusted gross deferred tax assets	$730	$44	$774
Less: Deferred tax assets nonadmitted	(13)	(24)	(37)
Net admitted deferred tax assets	$717	$20	$737
Less: Deferred tax liabilities	(134)	(2)	(136)
Net admitted deferred tax assets	$583	$18	$601

	December 31, 2018
(in millions)	Ordinary	Capital	Total
Total gross deferred tax assets	$701	$57	$758
Statutory valuation allowance adjustment	-	-	-
Adjusted gross deferred tax assets	$701	$57	$758
Less: Deferred tax assets nonadmitted	(73)	(33)	(106)
Net admitted deferred tax assets	$628	$24	$652
Less: Deferred tax liabilities	(119)	(1)	(120)
Net admitted deferred tax assets	$509	$23	$532

The following table summarizes components of the change in deferred income taxes reported in capital and surplus before consideration of nonadmitted assets and changes from the prior year, as of the dates indicated:

	December 31,
(in millions)	2019	2018	Change
Adjusted gross deferred tax assets	$774	$758	$16
Total deferred tax liabilities	(136)	(120)	(16)
Net deferred tax assets	$638	$638	$-
Less: Tax effect of unrealized gains			29
Change in deferred income tax			$(29)

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following tables summarize components of the admitted deferred tax assets calculation, as of the dates indicated:

		December 31, 2019
(in millions)	Ordinary	Capital	Total
Federal income taxes recoverable through loss carryback	$-	$6	$6
Adjusted gross deferred tax assets expected to be realized[1]	583	12	595
Adjusted gross deferred tax assets offset against existing gross deferred tax liabilities	134	2	136
Admitted deferred tax assets	$717	$20	$737

		December 31, 2018
(in millions)	Ordinary	Capital	Total
Federal income taxes recoverable through loss carryback	$-	$-	$-
Adjusted gross deferred tax assets expected to be realized[1]	509	23	532
Adjusted gross deferred tax assets offset against existing gross deferred tax liabilities	119	1	120
Admitted deferred tax assets	$628	$24	$652
1

Note that this amount is calculated as the lesser of the adjusted gross deferred tax assets expected to be realized following the balance sheet due date or the adjusted gross deferred tax assets allowed per the limitation threshold. For the years ended December 31, 2019 and 2018, the threshold limitation for adjusted capital and surplus was $1.2 billion and $927 million, respectively.

The adjusted capital and surplus used to determine the recovery period and adjusted gross deferred tax assets allowed per the limitation threshold was $8.1 billion and $6.2 billion as of December 31, 2019 and 2018, respectively. The ratio percentage used to determine the recovery period and adjusted gross deferred tax assets allowed per the limitation threshold was 1,296% and 1,081% as of December 31, 2019 and 2018, respectively.

The following tables summarize the impact of tax planning strategies, as of the dates indicated:

		December 31, 2019
	Ordinary	Capital	Total
Adjusted gross deferred tax assets	0.00%	0.00%	0.00%
Net admitted adjusted gross deferred tax assets	35.23%	0.00%	35.23%

	December 31, 2018
	Ordinary	Capital	Total
Adjusted gross deferred tax assets	0.00%	0.00%	0.00%
Net admitted adjusted gross deferred tax assets	12.14%	0.00%	12.14%

The Company’s tax planning strategies included the use of affiliated reinsurance for the years ended December 31, 2019 and 2018.

There are no temporary differences for which deferred tax liabilities are not recognized.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table summarizes the tax effects of temporary differences and the change from the prior year, for the years ended:

	December 31,
(in millions)	2019	2018	Change
Deferred tax assets
Ordinary:
Future policy benefits and claims	$108	$107	$1
Investments	88	35	53
Deferred acquisition costs	201	136	65
Policyholders’ dividends accumulation	5	6	(1)
Compensation and benefits accrual	10	11	(1)
Tax credit carry-forward	303	391	(88)
Other	15	15	-
Subtotal	$730	$701	$29
Nonadmitted	(13)	(73)	60
Admitted ordinary deferred tax assets	$717	$628	$89
Capital:
Investments	44	57	(13)
Subtotal	$44	$57	$(13)
Nonadmitted	(24)	(33)	9
Admitted capital deferred tax assets	$20	$24	$(4)
Admitted deferred tax assets	$737	$652	$85
Deferred tax liabilities
Ordinary:
Investments	$(26)	$(35)	$9
Deferred and uncollected premium	(6)	(7)	1
Future policy benefits and claims	(58)	(73)	15
Deferred acquisition costs	(43)	-	(43)
Other	(1)	(4)	3
Subtotal	$(134)	$(119)	$(15)
Capital:
Investments	(2)	(1)	(1)
Subtotal	$(2)	$(1)	$(1)
Deferred tax liabilities	$(136)	$(120)	$(16)
Net deferred tax assets	$601	$532	$69

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion of the total deferred tax assets will not be realized. Valuation allowances are established when necessary to reduce the deferred tax assets to amounts expected to be realized. Based on the Company’s analysis, it is more likely than not that the results of future operations and the implementation of tax planning strategies will generate sufficient taxable income to enable the Company to realize all deferred tax assets. Therefore, no valuation allowance has been established as of December 31, 2019 and 2018.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The following table summarizes the Company’s income tax incurred and change in deferred income tax. The total income tax and change in deferred income tax differs from the amount obtained by applying the federal statutory rate to income (loss) before tax as follows, for the years ended:

		December 31,
(in millions)	2019	2018	2017
Current income tax (benefit) expense	$(66)	$73	$(429)
Change in deferred income tax (without tax on unrealized gains and losses)	29	(72)	446
Total income tax (benefit) expense reported	$(37)	$1	$17

Income before income and capital gains taxes	$563	$783	$610
Federal statutory tax rate	21%	21%	35%
Expected income tax expense at statutory tax rate	$118	$164	$214
Decrease in actual tax reported resulting from:
Dividends received deduction	(101)	(99)	(267)
Change in tax reserves	-	16	(14)
Tax credits	(53)	(51)	(81)
Tax (benefit) expense related to the Act[1]	-	(26)	163
Other	(1)	(3)	2
Total income tax (benefit) expense reported	$(37)	$1	$17

1	Prior year amount represents the remeasurement of deferred tax assets revised after return filing as a result of the Act.

The Company has $6 million and $0 in federal income tax expense available for recoupment in the event of future net losses as of December 31, 2019 and 2018, respectively.

Under the Act, the Company can continue to use AMT credit carryforwards to offset tax liability until 2021. To the extent that AMT credit carryovers exceed tax liabilities, 50% of the excess AMT credit carryovers remaining each year are refundable prior to 2021. Any remaining AMT credits will be fully refundable in 2021. The Company had $159 million and $284 million of an income tax receivable that was previously AMT credit carryforwards as of December 31, 2019 and 2018, respectively.

The following table summarizes operating loss or tax credit carry-forwards available as of December 31, 2019:

(in millions)	Amount	Origination	Expiration
Business credits	$7	2010	2030
Business credits	$11	2011	2031
Business credits	$9	2012	2032
Business credits	$9	2013	2033
Business credits	$39	2014	2034
Business credits	$47	2015	2035
Business credits	$62	2016	2036
Business credits	$62	2017	2037
Business credits	$30	2018	2038
Business credits	$27	2019	2039

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The Company is included in the NMIC consolidated federal income tax return which includes the following entities:

AGMC Reinsurance, Ltd.	Nationwide Financial General Agency, Inc.
Allied General Agency Company	Nationwide Financial Services, Inc.
Allied Group, Inc.	Nationwide General Insurance Company
Allied Holdings (Delaware), Inc.	Nationwide Global Holdings, Inc.
Allied Insurance Company of America	Nationwide Indemnity Company
Allied Property and Casualty Insurance Company	Nationwide Insurance Company of America
Allied Texas Agency, Inc.	Nationwide Insurance Company of Florida
AMCO Insurance Company	Nationwide Investment Services Corporation
American Marine Underwriters, Inc.	Nationwide Life and Annuity Insurance Company
Crestbrook Insurance Company	Nationwide Life Insurance Company
Depositors Insurance Company	Nationwide Lloyds
DVM Insurance Agency, Inc.	Nationwide Member Solutions Agency, Inc.
Eagle Captive Reinsurance, LLC	Nationwide Property and Casualty Ins. Company
Freedom Specialty Insurance Company	Nationwide Retirement Solutions, Inc.
Harleysville Group, Inc.	Nationwide Trust Company, FSB
Harleysville Insurance Company	NBS Insurance Agency, Inc.
Harleysville Insurance Company of New Jersey	NWD Investment Management, Inc.
Harleysville Insurance Company of New York	On Your Side Nationwide Insurance Agency, Inc.
Harleysville Lake States Insurance Company	Premier Agency, Inc.
Harleysville Life Insurance Company	Registered Investment Advisors Services, Inc.
Harleysville Preferred Insurance Company	Riverview International Group, Inc.
Harleysville Worcester Insurance Company	Scottsdale Indemnity Company
Jefferson National Financial Corporation	Scottsdale Insurance Company
Jefferson National Securities Corporation	Scottsdale Surplus Lines Insurance Company
JNF Advisors, Inc.	THI Holdings (Delaware), Inc.
Lone Star General Agency, Inc.	Titan Auto Insurance of New Mexico, Inc.
National Casualty Company	Titan Indemnity Company
Nationwide Advantage Mortgage Company	Titan Insurance Company
Nationwide Affinity Insurance Company of America	Titan Insurance Services, Inc.
Nationwide Agribusiness Insurance Company	V.P.I. Services, Inc.
Nationwide Assurance Company	Veterinary Pet Insurance Company
Nationwide Cash Management Company	Victoria Fire & Casualty Company
Nationwide Corporation	Victoria National Insurance Company
Nationwide Financial Assignment Company	Victoria Select Insurance Company

The method of allocation among the companies is based upon separate return calculations with current benefit for tax losses and credits utilized in the consolidated return.

The Company did not have any protective tax deposits under Section 6603 of the Internal Revenue Code as of December 31, 2019 and 2018.

The Company does not have any tax loss contingencies for which it is reasonably possible that the total liability will significantly increase within twelve months of the reporting date.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

(9)	Short-Term Debt and Federal Home Loan Bank Funding Agreement

Short-Term Debt

The following table summarizes the carrying value of short-term debt and weighted average annual interest rates, as of the dates indicated:

	December 31,
(in millions)	2019	2018
$750 million commercial paper program (1.75%)	$200	$362
Accrued interest payable	3	3
Total short-term debt	$203	$365

The Company participates in a commercial paper program with a limit of $750 million. The rating agency guidelines recommend that the Company maintain minimum liquidity backup, which includes cash and liquid assets, as well as committed bank lines, equal to 50% of any amounts outstanding under the commercial paper program. The commercial paper will not be redeemed prior to maturity or be subject to voluntary prepayment. Proceeds from the sale of the commercial paper will be used to meet working capital requirements and for general corporate purposes, including the funding of acquisitions.

As of December 31, 2018, the Company had access to borrow up to $250 million from the FHLB to provide financing for operations that expired on March 22, 2019. In March 2019, the Company renewed the agreement with the FHLB until March 22, 2020 and increased the borrowing limit from $250 million to $300 million. In March 2020, the Company renewed the agreement with the FHLB until March 19, 2021. The Company had $4.0 billion and $5.8 billion in eligible collateral and no amounts outstanding under the agreement as of December 31, 2019 and 2018, respectively.

The Company has entered into an agreement with its custodial bank to borrow against the cash collateral that is posted in connection with its securities lending program. The maximum amount available under the agreement is $350 million. The borrowing rate on this program is equal to one-month U.S. LIBOR. The Company had no amounts outstanding under this agreement as of December 31, 2019 and 2018.

The terms of certain debt instruments contain various restrictive covenants, including, but not limited to, minimum statutory surplus defined in the agreements. The Company was in compliance with all covenants as of December 31, 2019 and 2018.

The amount of interest paid on short-term debt was immaterial in 2019, 2018 and 2017.

Federal Home Loan Bank Funding Agreements

The Company is a member of the FHLB. Through its membership, the FHLB established the Company’s capacity for short-term borrowings and cash advances under the funding agreement program at up to 50% of total admitted assets.

The Company’s Board of Directors has authorized the issuance of funding agreements up to $4.0 billion to the FHLB, shared between the Company and NLAIC, in exchange for cash advances, which are collateralized by pledged securities. The Company uses these funds in an investment spread strategy, consistent with its other investment spread operations. As such, the Company applies SSAP No. 52, Deposit-Type Contracts, accounting treatment to these funds, consistent with its other deposit-type contracts. It is not part of the Company’s strategy to utilize these funds for operations, and any funds obtained from the FHLB for use in general operations would be accounted for consistent with SSAP No. 15, Debt and Holding Company Obligations, as borrowed money. Membership requires the Company to purchase and hold a minimum amount of FHLB capital stock plus additional stock based on outstanding advances. The Company has $30 million and $25 million in membership stock and as part of the agreement, purchased and held an additional $53 million in activity stock as of December 31, 2019 and 2018, respectively, which is included in the general account in stocks on the statutory statements of admitted assets, liabilities, capital and surplus. The Company’s liability for advances from the FHLB was $1.8 billion and $2.5 billion as of December 31, 2019 and 2018, respectively, which is included in future policy benefits and claims on the statutory statements of admitted assets, liabilities, capital and surplus. The advances were collateralized by bonds and mortgage loans with carrying values of $2.2 billion (1.4% of total admitted assets) as of December 31, 2019 and $3.1 billion (2.2% of total admitted assets) as of December 31, 2018, which are included in the general account in bonds and mortgage loans on the statutory statements of admitted assets, liabilities, capital and surplus.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

(10)	Surplus Notes

The following table summarizes the carrying value of surplus notes issued by the Company to NFS, as of the dates indicated:

(in millions)

Date issued	Interest rate	Par value	Carrying value	Interest and/ or principal paid in current year	Total interest and/ or principal paid	Unapproved interest and/ or principal	Date of maturity
December 31, 2019
12/19/2001	7.50%	$300	$300	$23	$406	$-	12/31/2031
6/27/2002	8.15%	300	300	24	423	-	6/27/2032
12/23/2003	6.75%	100	100	7	105	-	12/23/2033
12/20/2019	4.21%	400	400	-	-	-	12/20/2059
Total		$1,100	$1,100	$54	$934	$-

December 31, 2018
12/19/2001	7.50%	$300	$300	$23	$383	$-	12/31/2031
6/27/2002	8.15%	300	300	24	399	-	6/27/2032
12/23/2003	6.75%	100	100	7	98	-	12/23/2033
Total		$700	$700	$54	$880	$-

The surplus notes were issued in accordance with Section 3901.72 of the Ohio Revised Code. The principal and interest on these surplus notes shall not be a liability or claim against NLIC, or any of its assets, except as provided in Section 3901.72 of the Ohio Revised Code. The Department must approve interest and principal payments before they are paid.

(11)	Reinsurance

The Company has a 100% coinsurance agreement with funds withheld with Eagle to cede specified GMDB and GLWB obligations provided under substantially all of the variable annuity contracts issued and to be issued by NLIC. While the GMDB and GLWB contract riders are ceded by NLIC to Eagle, the base annuity contracts and any non-reinsured risks will be retained by NLIC.

Amounts ceded to Eagle during 2019, 2018 and 2017 included premiums of $529 million, $506 million and $483 million, respectively, benefits and claims, net of third party reinsurance recoveries of $17 million, $14 million, and $8 million respectively, net investment earnings on funds withheld assets of $33 million, $20 million and $19 million, respectively, and an expense allowance for third party reinsurance premiums of $1 million, $1 million and $2 million, respectively. As of December 31, 2019 and 2018, the carrying value of the funds withheld assets was $795 million and $870 million, respectively, which consists of bonds and short-term investments that had a carrying value of $722 million and $785 million, respectively, and mortgage loans that had a carrying value of $73 million and $85 million, respectively. As of December 31, 2019 and 2018, the Company’s reserve credit for guaranteed benefits ceded under the reinsurance agreement was $275 million and $638 million, respectively. Amounts payable to Eagle related to the reinsurance agreement were $248 million as of December 31, 2019, and amounts receivable from Eagle were $241 million as of December 31, 2018.

The Company has a reinsurance agreement with NMIC whereby nearly all of the Company’s accident and health business not ceded to unaffiliated reinsurers is ceded to NMIC on a modified coinsurance basis. Either party may terminate the agreement on January 1 of any year with prior notice. Under a modified coinsurance agreement, the ceding company retains invested assets, and investment earnings are paid to the reinsurer. Under the terms of the Company’s agreement, the investment risk associated with changes in interest rates is borne by the reinsurer. Risk of asset default is retained by the Company, although a fee is paid to the Company for the retention of such risk. The ceding of risk does not discharge the Company, as the original insurer, from its primary obligation to the policyholder. Amounts ceded to NMIC include revenues of $279 million, $257 million and $158 million for the years ended December 31, 2019, 2018 and 2017, respectively, while benefits, claims and expenses ceded were $273 million, $237 million and $108 million, respectively.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

The Company has an intercompany reinsurance agreement with NLAIC whereby certain inforce and subsequently issued fixed individual deferred annuity contracts are assumed on a modified coinsurance basis. Under modified coinsurance agreements, the ceding company retains invested assets and investment earnings are paid to the reinsurer. Under terms of the agreement, the Company bears the investment risk associated with changes in interest rates. Risk of asset default remains with NLAIC, and the Company pays a fee to NLAIC for the retention of such risk. The agreement will remain inforce until all contract obligations are settled. The ceding of risk does not discharge the original insurer from its primary obligation to the contractholder. Amounts assumed from NLAIC are included in the Company’s statutory statement of operations for 2019, 2018 and 2017 and include premiums of $14 million, $14 million and $24 million, respectively, net investment income of $49 million, $58 million and $84 million, respectively, and benefits, change in reserves and other expenses of $251 million, $358 million and $566 million, respectively. The reserve adjustment for 2019, 2018 and 2017 of $(246) million, $(352) million and $(553) million, respectively, represents changes in reserves related to this fixed block of business, offset by investment earnings on the underlying assets. Policy reserves assumed under this agreement totaled $1.2 billion and $1.4 billion as of December 31, 2019 and 2018, respectively, and amounts payable related to this agreement were $0.4 million and $5 million, respectively.

The Company has an intercompany reinsurance agreement with NLAIC whereby certain variable universal life insurance, whole life insurance and universal life insurance policies are assumed on a modified coinsurance basis. Total policy reserves under this treaty were $39 million and $40 million as of December 31, 2019 and 2018, respectively. Total premiums assumed under this treaty were $11 million, $8 million and $9 million during 2019, 2018 and 2017, respectively.

The Company has an intercompany reinsurance agreement with NLAIC whereby a certain life insurance contract is assumed on a 100% coinsurance basis. Policy reserves assumed under this agreement totaled $157 million as of December 31, 2019 and 2018.

The Company has entered into reinsurance contracts to cede a portion of its individual annuity and life insurance business to unrelated reinsurers. Total reserve credits taken as of December 31, 2019 and 2018 were $438 million and $470 million, respectively. The three largest contracts are with Security Benefit Life Insurance Company (“SBL”), Transamerica Financial Life Insurance Company (“TFLIC”), and Security Life of Denver Insurance Company (“SLD”) as of December 31, 2019 and 2018. Total reserve credits taken on these contracts as of December 31, 2019 and 2018 totaled $90 million and $89 million for each year, from SBL, $54 million and $63 million, respectively, from TFLIC and $41 million and $44 million, respectively, from SLD. The ceding of risk does not relieve the Company, as the original insurer, from its primary obligation to the policyholder. Under the terms of the contracts, SBL has established a trust as collateral for the recoveries, whereby the trust assets are invested in investment grade securities, the fair value of which must at all times be greater or equal to 100% of the reinsured reserves.

(12)	Transactions with Affiliates

The Company has entered into significant, recurring transactions and agreements with NMIC, other affiliates and subsidiaries as a part of its ongoing operations. These include annuity and life insurance contracts, office space cost sharing arrangements, and agreements related to reinsurance, cost sharing, tax sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services and software licensing. In addition, several benefit plans sponsored by NMIC are available to Nationwide employees, for which the Company has no legal obligations. Measures used to determine the allocation among companies includes individual employee estimates of time spent, special cost studies, the number of full-time employees and other methods agreed to by the participating companies.

In addition, Nationwide Services Company, LLC (“NSC”), a subsidiary of NMIC, provides data processing, systems development, hardware and software support, telephone, mail and other services to the Company, based on specified rates for units of service consumed pursuant to the enterprise cost sharing agreement. For the years ended December 31, 2019, 2018 and 2017, the Company was allocated costs from NMIC and NSC totaling $220 million, $235 million and $224 million, respectively.

The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by NMIC or its affiliates. Total account values of these contracts were $3.5 billion, $3.4 billion and $3.4 billion as of December 31, 2019, 2018 and 2017, respectively. Total revenues from these contracts were $120 million, $119 million and $125 million for the years ended December 31, 2019, 2018 and 2017, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances were $112 million, $107 million and $111 million for the years ended December 31, 2019, 2018 and 2017, respectively.

The Company may underwrite insurance policies for its officers, directors, and/or other personnel providing services to the Company. The Company may offer discounts on certain products that are subject to applicable state insurance laws and approvals.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

Under the enterprise cost sharing agreement, the Company has a cost sharing arrangement with NMIC to occupy office space. For the years ended December 31, 2019, 2018 and 2017, the Company was allocated costs from NMIC of $11 million, $10 million and $11 million, respectively.

The Company receives an annual fee payable from the Tax Credit Funds, for which it is a guarantor and Managing Member, for its services in connection with the oversight of the performance of the Investee Partnerships and the compliance by their managing members and managing agents thereof with the provisions of the various operating level agreements and applicable laws. The Company earned $2 million for the years ended December 31, 2019, 2018 and 2017.

Funds of Nationwide Funds Group (“NFG”), a group of Nationwide businesses that develops, sells and services mutual funds, are offered to the Company’s customers as investment options in certain of the Company’s products. As of December 31, 2019, 2018 and 2017, customer allocations to NFG funds totaled $66.8 billion, $60.7 billion and $65.8 billion, respectively. For the years ended December 31, 2019, 2018 and 2017, NFG paid the Company $227 million, $227 million and $219 million, respectively, for the distribution and servicing of these funds.

Amounts on deposit with NCMC for the benefit of the Company were $616 million, $754 million and $30 million as of December 31, 2019, 2018 and 2017, respectively.

Certain annuity products are sold through affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates for the years ended December 31, 2019, 2018 and 2017 was $71 million, $72 million and $72 million, respectively.

The Company provides financing to Nationwide Realty Investors, LTD, a subsidiary of NMIC with interest rates ranging from 3.3% to 5.0% and maturity dates ranging from January 2022 to June 2038. As of December 31, 2019 and 2018, the Company had mortgage loans outstanding of $348 million and $321 million, respectively.

The Company also participates in intercompany repurchase agreements with affiliates whereby the seller transfers securities to the buyer at a stated value. Upon demand or after a stated period, the seller repurchases the securities from the buyer at the original sales price plus interest. As of December 31, 2019 and 2018, the Company had no outstanding borrowings from affiliated entities under such agreements. During 2019, there was no outstanding borrowings from affiliated entities at any given time. During 2018, the most the Company had outstanding at any given time was $65 million, and the amount the Company incurred for interest expense on intercompany repurchase agreements during 2019, 2018 and 2017 were immaterial.

During 2019, 2018 and 2017, the Company received capital contributions of $600 million, $435 million and $0, respectively, from NFS.

During 2019, 2018 and 2017, the Company paid capital contributions of $400 million, $565 million and $400 million, respectively, to NLAIC.

On November 21, 2019, NFS and the Company entered into a promissory note, where the Company borrowed $386 million from NFS at 1-month LIBOR plus 0.785%. This note was fully repaid on December 20, 2019.

During 2018, NLAIC borrowed $340 million from the Company at interest rates ranging from 3-month LIBOR plus 0.785% to 3.57% with maturity dates ranging from January 16, 2019 to March 21, 2019. During 2019, NLAIC made payments of principal and interest and, as of March 21, 2019, the promissory notes were repaid in full.

Pursuant to financial support agreements, the Company has agreed to provide NLAIC and JNLIC with the minimum capital and surplus required by each state in which NLAIC and JNLIC does business. These agreements do not constitute the Company as guarantor of any obligation or indebtedness of NLAIC or JNLIC or provide any creditor of NLAIC or JNLIC with recourse to or against any of the assets of the Company.

Eagle’s surplus position is evaluated quarterly to determine if an additional surplus contribution is required from the Company or if a distribution to the Company can be declared as of each quarter end.

On October 17, 2019, the Company made a surplus contribution to Eagle of $9 million. On December 31, 2018, the Company made a capital contribution of $180 million to Eagle.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

During 2019 and 2018, Eagle made distributions to the Company based on their earned surplus position. On February 10, 2020, the Company received a total distribution of $180 million from Eagle that was declared on December 31, 2019 and consisted of a return of contributed surplus of $9 million and a dividend of $171 million. The return of contributed surplus was recorded in other assets and the dividend receivable was recorded in accrued investment income on the December 31, 2019 statutory statement of admitted assets, liabilities, capital and surplus. On August 9, 2019, the Company received a dividend distribution of $41 million from Eagle that was declared on June 28, 2019. On May 10, 2019, the Company received a total distribution of $212 million from Eagle that was declared on March 26, 2019 and consisted of a return of contributed surplus of $190 million and a dividend of $22 million. On November 9, 2018, the Company received a dividend distribution of $103 million from Eagle that was declared on September 26, 2018. On August 10, 2018, the Company received a dividend distribution of $102 million from Eagle that was declared on June 27, 2018. On May 10, 2018, the Company received a dividend distribution of $45 million from Eagle that was declared on March 28, 2018.

During the fourth quarter of 2018, $1.0 billion of FHLB fixed-rate advances previously held by Nationwide Trust Company, FSB (“NTC”), formerly known as Nationwide Bank, an affiliate of the Company, were transferred to the Company along with $772 million of cash, $155 million of commercial mortgage loans and $109 million of bonds. The advances were converted to funding agreements and are classified as future policy benefits and claims consistent with other funding agreements with the FHLB. Additionally, the Company acquired $6 million of commercial mortgage loans from NTC.

The Company utilizes the look-through approach in valuing its investment in Nationwide Real Estate Investors (NLIC), LLC (“NW REI (NLIC)”), a subsidiary of NMIC, at $69 million and $66 million as of December 31, 2019 and 2018, respectively. NW REI (NLIC)’s financial statements are not audited and the Company has limited the value of its investment in NW REI (NLIC) to the value contained in the audited statutory financial statements of the underlying investments. All liabilities, commitments, contingencies, guarantees or obligations of the NW REI (NLIC), which are required under applicable accounting guidance, are reflected in the Company’s determination of the carrying value of the investment in NW REI (NLIC), if not already recorded in the financial statements of NW REI (NLIC).

(13)	Contingencies

Legal and Regulatory Matters

The Company is subject to legal and regulatory proceedings in the ordinary course of its business. These include proceedings specific to the Company and proceedings generally applicable to business practices in the industries in which the Company operates. The outcomes of these proceedings cannot be predicted due to their complexity, scope, and many uncertainties. The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory proceedings is not likely to have a material adverse effect on the Company’s financial position. The Company maintains Professional Liability Insurance and Director and Officer Liability insurance policies that may cover losses for certain legal and regulatory proceedings. The Company will make adequate provision for any probable and reasonably estimable recoveries under such policies.

The various businesses conducted by the Company are subject to oversight by numerous federal and state regulatory entities, including but not limited to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Department of Labor, the IRS, the Office of the Comptroller of the Currency and state insurance authorities. Such regulatory entities may, in the normal course of business, be engaged in general or targeted inquiries, examinations and investigations of the Company and/or its affiliates. With respect to all such scrutiny directed at the Company or its affiliates, the Company is cooperating with regulators.

Guarantees

In accordance with SSAP No. 5R, Liabilities, Contingencies and Impairments of Assets, for all guarantees made to or on behalf of wholly-owned subsidiaries, no initial liability recognition has been made and there would be no net financial statement impact related to these guarantees.

The contractual obligations under NLAIC’s single premium deferred annuity (“SPDA”) contracts in force and issued before September 1, 1988 are guaranteed by the Company. Total SPDA contracts affected by this guarantee in force as of December 31, 2019 and 2018 were approximately $9 million and $10 million, respectively.

The Company has guaranteed the obligations and liabilities of NISC, including, without limitation, the full and prompt payment of all accounts payable to any party now or in the future. If for any reason NISC fails to satisfy any of its obligations, the Company will cause such obligation, loss or liability to be fully satisfied.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to December 31, 2019, 2018 and 2017 Statutory Financial Statements

Indemnifications

In the normal course of business, the Company provides standard indemnifications to contractual counterparties. The types of indemnifications typically provided include breaches of representations and warranties, taxes and certain other liabilities, such as third party lawsuits. The indemnification clauses are often standard contractual terms and are entered into in the normal course of business based on an assessment that the risk of loss would be remote. The terms of the indemnifications vary in duration and nature. In many cases, the maximum obligation is not explicitly stated, and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur. Consequently, the amount of the obligation under such indemnifications is not determinable. Historically, the Company has not made any material payments pursuant to these obligations.

(14)	Regulatory Risk-Based Capital, Dividend Restrictions and Unassigned Surplus

The NAIC Risk-Based Capital (“RBC”) model law requires every insurer to calculate its total adjusted capital and RBC requirement to ensure insurer solvency. Regulatory guidelines provide for an insurance commissioner to intervene if the insurer experiences financial difficulty, as evidenced by a company’s total adjusted capital falling below established relationships to required RBC. The model includes components for asset risk, liability risk, interest rate exposure and other factors. The State of Ohio, where the Company is domiciled, imposes minimum RBC requirements that are developed by the NAIC. The formulas in the model for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of total adjusted capital to authorized control level RBC, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, all of which require specified corrective action. The Company exceeded the minimum RBC requirements for all periods presented.

The State of Ohio insurance laws require insurers to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding twelve months, exceeds the greater of (i) 10% of statutory-basis capital and surplus as of the prior December 31 or (ii) the statutory-basis net income of the insurer for the prior year. During the years ended December 31, 2019, 2018 and 2017, the Company did not pay any dividends to NFS. The Company’s statutory capital and surplus as of December 31, 2019, was $8.8 billion and statutory net income for 2019 was $629 million. As of January 1, 2020, the Company has the ability to pay dividends to NFS totaling $882 million without obtaining prior approval.

The State of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned capital and surplus. Earned capital and surplus is defined under the State of Ohio insurance laws as the amount equal to the Company’s unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer’s policyholder capital and surplus must be reasonable in relation to the insurer’s outstanding liabilities and adequate for its financial needs. The payment of dividends by the Company may also be subject to restrictions set forth in the insurance laws of the State of New York that limit the amount of statutory profits on the Company’s participating policies (measured before dividends to policyholders) available for the benefit of the Company and its stockholders.

The Company currently does not expect such regulatory requirements to impair the ability to pay operating expenses and dividends in the future.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Schedule I                     Summary of Investments – Other Than Investments in Related Parties

As of December 31, 2019:

(in millions)	Column A	Column B	Column C	Column D
	Type of investment	Cost	Fair value	Amount at which is shown in the statutory statements of admitted assets, liabilities, capital and surplus
Bonds:
U.S. Treasury securities and obligations of U.S. Government corporations		$2	$2	$2
U.S government and agencies		117	143	117
Obligations of states and political subdivisions		3,266	3,699	3,266
Foreign governments		65	73	65
Public utilities		3,563	3,805	3,549
All other corporate, mortgage-backed and asset-backed securities		28,176	30,015	28,125
Total fixed maturity securities		$35,189	$37,737	$35,124
Equity securities:
Common Stocks:
Banks, trust and insurance companies		62	61	61
Industrial, miscellaneous and all other		115	120	120
Nonredeemable preferred stocks		55	59	55
Total equity securities[1]		$232	$240	$236
Mortgage loans[2]		7,689		7,655
Short-term investments		556		556
Policy loans		903		903
Other long-term investments[3]		1,039		1,039
Total invested assets		$45,608		$45,513

1	Amount does not agree to the statutory statements of admitted assets, liabilities, capital and surplus as investments in related parties of $2.4 billion are excluded.
2	Difference from Column B is attributable to valuation allowances on mortgage loans (see Note 5 to the audited statutory financial statements).
3

Includes derivatives, securities lending reinvested collateral assets and other invested assets. Amount does not agree to the statutory statements of admitted assets, liabilities, capital and surplus as investments in related parties of $145 million are excluded.

See accompanying notes to statutory financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Schedule III    Supplementary Insurance Information

As of December 31, 2019, 2018 and 2017 and for each of the years then ended (in millions):

Column A	Column B	Column C	Column D	Column E	Column F
Year: Segment	Deferred policy acquisition costs[1]	Future policy benefits, losses, claims and loss expenses	Unearned premiums[2]	Other policy claims and benefits payable[2]	Premium revenue
2019
Life Insurance		$5,125			$413
Annuities		7,955			4,202
Workplace Solutions		20,781			4,324
Corporate Solutions and Other		5,278			1,229

Total		$39,139			$10,168

2018
Life Insurance		$5,087			$410
Annuities		7,934			3,868
Workplace Solutions		19,646			4,095
Corporate Solutions and Other		5,670			1,456

Total		$38,337			$9,829

2017
Life Insurance		$5,096			$413
Annuities		8,147			4,424
Workplace Solutions		18,771			3,986
Corporate Solutions and Other		5,043			1,580

Total		$37,057			$10,403

Column A	Column G	Column H	Column I	Column J	Column K
Year: Segment	Net investment income [3]	Benefits, claims, losses and settlement expenses [4]	Amortization of deferred policy acquisition costs[1]	Other operating expenses[3]	Premiums written
2019
Life Insurance	$262	$807		$133
Annuities	319	8,460		57
Workplace Solutions	824	6,539		122
Corporate Solutions and Other	569	1,151		105

Total	$1,974	$16,957		$417

2018
Life Insurance	$270	$744		$154
Annuities	319	8,203		48
Workplace Solutions	798	5,656		132
Corporate Solutions and Other	540	764		64

Total	$1,927	$15,367		$398

2017
Life Insurance	$279	$779		$151
Annuities	324	7,452		54
Workplace Solutions	807	5,662		151
Corporate Solutions and Other	548	915		110

Total	$1,958	$14,808		$466

1	Deferred policy acquisition costs and amortization of deferred policy acquisition costs are not applicable for statutory basis of accounting.
2	Unearned premiums and other policy claims and benefits payable are included in Column C amounts.
3

Allocations of net investment income and certain operating expenses are based on numerous assumptions and estimates and reported segment operating results would change if different methods were applied.

4	Benefits to policyholders and beneficiaries, reserves for future policy benefits and claims and commissions are included in Column H amounts.

See accompanying notes to statutory financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Schedule IV    Reinsurance

As of December 31, 2019, 2018 and 2017 and each of the years then ended:

(in millions)
Column A	Column B	Column C	Column D	Column E
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount
2019
Life insurance in force	$146,044	$(31,691)	$728	$115,081
Premiums:
Life Insurance[1]	$1,761	$(661)	$10	$1,110
Accident and health insurance	444	(445)	2	1

Total	$2,205	$(1,106)	$12	$1,111

2018
Life insurance in force	$141,650	$(32,380)	$788	$110,058
Premiums:
Life Insurance[1]	$1,985	$(130)	$8	$1,863
Accident and health insurance	289	(373)	85	1

Total	$2,274	$(503)	$93	$1,864

2017
Life insurance in force	$144,675	$(32,608)	$831	$112,898
Premiums:
Life Insurance[1]	$2,109	$(125)	$9	$1,993
Accident and health insurance	238	(238)	-	-

Total	$2,347	$(363)	$9	$1,993
1	Primarily represents premiums from traditional life insurance and life-contingent immediate annuities and excludes deposits on investment and universal life insurance products.

See accompanying notes to statutory financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Schedule V    Valuation and Qualifying Accounts

Years ended December 31, 2019, 2018 and 2017:

(in millions)

Column A	Column B	Column C	Column D	Column E
Description	Balance at beginning of period	Charged to costs and expenses	Deductions[1]	Balance at end of period

2019
Valuation allowances - mortgage loans	$25	$9	$-	$34

2018
Valuation allowances - mortgage loans	$23	$2	$-	$25

2017
Valuation allowances - mortgage loans	$26	$1	$(4)	$23
1	Amounts generally represent recoveries, payoffs and sales.

See accompanying notes to statutory financial statements and report of independent registered public accounting firm.

APPENDIX G: NATIONWIDE LIFE INSURANCE COMPANY MANAGEMENT’S

DISCUSSION & ANALYSIS AND STATUTORY FINANCIAL STATEMENTS (UNAUDITED)

(For the quarterly period ended March 31, 2020)

NATIONWIDE LIFE INSURANCE COMPANY

(A Wholly Owned Subsidiary of Nationwide Financial Services, Inc.)

Form S-1 MD&A and Statutory Financial Statements

For the quarterly period ended March 31, 2020

(Unaudited)

BUSINESS

Overview

Nationwide Life Insurance Company (“NLIC” or “the Company”) was incorporated in 1929 and is an Ohio domiciled stock life insurance company. The Company is a member of the Nationwide group of companies (“Nationwide”), which is comprised of Nationwide Mutual Insurance Company (“NMIC”) and all of its affiliates and subsidiaries.

All of the outstanding shares of NLIC’s common stock are owned by Nationwide Financial Services, Inc. (“NFS”), a holding company formed by Nationwide Corporation (“Nationwide Corp.”), a majority-owned subsidiary of NMIC.

The Company is a leading provider of long-term savings and retirement products in the United States of America (“U.S.”). The Company develops and sells a diverse range of products and services, which include fixed and variable individual annuities, private and public sector group retirement plans, life insurance, investment advisory services and other investment products. The Company is licensed to conduct business in all fifty states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands.

Wholly-owned subsidiaries of NLIC as of March 31, 2020 include Nationwide Life and Annuity Insurance Company (“NLAIC”) and its wholly-owned subsidiaries, Olentangy Reinsurance, LLC (“Olentangy”) and Nationwide SBL, LLC (“NWSBL”), Jefferson National Financial Corporation (“JNF”) and its wholly-owned subsidiaries, Jefferson National Securities Corporation (“JNSC”) and Jefferson National Life Insurance Company (“JNLIC”), and its wholly-owned subsidiary, Jefferson National Life Insurance Company of New York (“JNLNY”), Eagle Captive Reinsurance, LLC (“Eagle”), Nationwide Investment Services Corporation (“NISC”) and Nationwide Investment Advisor, LLC (“NIA”). NLAIC primarily offers universal life insurance, variable universal life insurance, term life insurance, corporate-owned life insurance (“COLI”) and individual annuity contracts on a non-participating basis. Olentangy is a Vermont domiciled special purpose financial captive insurance company. NWSBL offers a securities-based lending product and is an Ohio limited liability company and nonadmitted subsidiary. JNF is a distributor of tax-advantaged investing solutions for registered investment advisors, fee-based advisors and the clients they serve. JNSC is a registered broker-dealer. JNLIC and JNLNY are licensed to underwrite both fixed and variable annuity products. Eagle is an Ohio domiciled special purpose financial captive insurance company. NISC is a registered broker-dealer. NIA is a registered investment advisor.

Business Segments

Management views the Company’s business primarily based on its underlying products and uses this basis to define its four reportable segments: Life Insurance, Annuities, Workplace Solutions and Corporate Solutions and Other.

“Pre-tax operating earnings” used below is defined as income before federal income tax expense and net realized capital losses on investments.

Life Insurance

The Life Insurance segment consists of life insurance products, including individual variable universal life, traditional life insurance products, fixed universal life insurance products and indexed universal life insurance products. Life insurance products provide a death benefit and, for certain products, allow the customer to build cash value on a tax-advantaged basis.

The following table summarizes selected financial data for the Life Insurance segment for the periods indicated:

	Three months ended March 31,
(in millions)	2020	2019
Total revenues	$211	$219
Pre-tax operating earnings	$4	$—

Annuities

The Annuities segment consists of individual deferred annuity products and immediate annuities. Individual deferred annuity contracts consist of deferred variable annuity contracts, deferred fixed annuity contracts and deferred fixed indexed annuity contracts. Deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, deferred variable annuity contracts provide the customer with access to a wide range of investment options and asset protection features. Deferred fixed annuity contracts offered by the Company generate a return for the customer at a specified interest rate fixed for prescribed periods, while deferred fixed indexed annuity contracts generate a return for the customer based on market performance with caps and floors. Immediate annuities differ from deferred annuities in that the initial premium is exchanged for a stream of income for a certain period and/or for the owner’s lifetime without future access to the original investment.

The following table summarizes selected financial data for the Company’s Annuities segment for the periods indicated:

	Three months ended March 31,
(in millions)	2020	2019
Total revenues	$1,318	$1,428
Pre-tax operating earnings	$81	$104

Workplace Solutions

The Workplace Solutions segment is comprised of the private and public sector retirement plans businesses. The private sector business primarily includes Internal Revenue Code (“IRC”) Section 401-qualified plans funded through fixed and variable group annuity contracts. The public sector business primarily includes IRC Section 457 (b) and Section 401(a) governmental plans, both in the form of full-service arrangements that provide plan administration along with fixed and variable group annuities, as well as in the form of administration-only business. The Workplace Solutions segment also includes stable value wrap products and solutions.

The following table summarizes selected financial data for the Company’s Workplace Solutions segment for the periods indicated:

	Three months ended March 31,
(in millions)	2020	2019
Total revenues	$2,058	$1,328
Pre-tax operating earnings	$30	$34

Corporate Solutions and Other

The Corporate Solutions and Other segment includes COLI and bank-owned life insurance (“BOLI”) products, small business group life insurance, spread income on Federal Home Loan Bank of Cincinnati (“FHLB”) funding agreements and net investment income on invested assets not assigned to other reportable segments. Certain COLI and BOLI products include stable value wrap products and solutions.

The following table summarizes selected financial data for the Company’s Corporate Solutions and Other segment for the periods indicated:

	Three months ended March 31,
(in millions)		2020		2019
Total revenues	$		481	$358
Pre-tax operating earnings	$		73	$85

Marketing and Distribution

The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company’s products to their own customer bases include independent broker-dealers, financial institutions, wirehouses and regional firms, pension plan administrators, life insurance agencies, life insurance specialists, registered investment advisors, producer groups and independent marketing organizations. Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. (“NRS”) and Nationwide Financial Network (“NFN”) producers, which includes the agency distribution force of the Company’s ultimate parent company, NMIC. NMIC is in the process of transitioning away from utilizing the exclusive agent model, which will be completed in 2020. The Company believes its broad range of competitive products, strong distributor relationships and diverse distribution network position it to compete effectively under various economic conditions.

Unaffiliated Distribution

Independent Broker-Dealers, Registered Investment Advisors, Regional Firms, Life Insurance Agencies, Producer Groups and Independent Marketing Organizations. The Company sells individual annuities, mutual funds, group retirement plans and life insurance products through independent broker-dealers, registered investment advisors and agencies (including brokerage general agencies, producer groups and independent marketing organizations in the Life Insurance and Annuities segments) and regional firms in each state and the District of Columbia. The Company believes that it has developed strong relationships based on its diverse product mix, large selection of fund options and administrative technology. In addition to such relationships, the Company believes its financial strength and the Nationwide brand name are competitive advantages in these distribution channels. The Company regularly seeks to expand this distribution network.

Financial Institutions and Wirehouses. The Company markets individual annuities, mutual funds, private sector retirement plans and life insurance products through financial institutions and wirehouses, consisting primarily of banks and their subsidiaries. The Company markets individual annuities and life insurance products under its brand name and on a private-label basis. The Company believes that it has competitive advantages in this distribution channel, including its expertise in training financial institution personnel to sell annuities, life insurance and pension products, its breadth of product offerings, its financial strength, the Nationwide brand name and the ability to offer private-label products.

Pension Plan Administrators. The Company markets group retirement plans organized pursuant to IRC Section 401 and sponsored by employers as part of employee retirement programs through regional pension plan administrators. The Company also has linked pension plan administrators to the financial planning community to sell group pension products. The Company targets employers with 25 to 2,000 employees because it believes that these plan sponsors tend to require extensive record-keeping services from pension plan administrators, and therefore are more likely to become long-term customers.

Life Insurance Specialists. The Company markets COLI and BOLI through life insurance specialists, which are firms that specialize in the design, implementation and administration of executive benefit plans.

Affiliated Distribution

NRS. NRS markets various products and services to the public sector, primarily on a retail basis, through several sales organizations. NRS markets group variable annuities and fixed annuities as well as administration and record-keeping services to state and local governments for use in their IRC Section 457 and Section 401(a) retirement programs. NRS maintains endorsement arrangements with state and local government entities, including the National Association of Counties and the International Association of Fire Fighters.

NFN Producers. NFN producers include Nationwide exclusive agents and independent agents. All agents appointed with Nationwide may be authorized to distribute Nationwide life insurance, annuity, mutual fund and group annuity products. Nationwide exclusive agents sell traditional, universal and variable universal life insurance products, and individual annuities through the licensed agency distribution force of NMIC and primarily target the holders of personal automobile and homeowners’ insurance policies issued by NMIC and affiliated companies. As noted above, NMIC has announced it will complete its transition from utilizing the exclusive agent model in 2020.

Reinsurance

The Company follows the industry practice of reinsuring with other companies a portion of its life insurance, annuity and health risks in order to reduce net liability on individual risks, to provide protection against large losses, achieve greater diversification of risks and obtain statutory capital relief. The maximum net amount at risk of individual ordinary life insurance retained by the Company on any one life is $10 million. The Company cedes insurance on both an automatic basis, whereby risks are ceded to a reinsurer on specific blocks of business where the underlying risks meet certain predetermined criteria, and on a facultative basis, whereby the reinsurer’s prior approval is required for each risk reinsured.

The Company has entered into reinsurance contracts with certain unaffiliated reinsurers to cede a portion of its general account life, annuity and health business. There have been no material changes to the total amounts recoverable under these unaffiliated reinsurance contracts from those previously disclosed in the 2019 NLIC Audited Statutory Financial Statements.

Under the terms of certain contracts, specified assets are generally placed in trusts as collateral for the recoveries. The trust assets are invested in investment-grade securities, the fair value of which must at all times be greater than or equal to 100% or 102% of the reinsured reserves, as outlined in each of the underlying contracts. Certain portions of the Company’s variable annuity guaranteed benefit risks are also reinsured. These treaties reduce the Company’s exposure to death benefit and income benefit guarantee risk in the Life Insurance and Annuities segments. The Company has no other material reinsurance arrangements with unaffiliated reinsurers.

The Company’s material reinsurance agreements with affiliates are the modified coinsurance agreement, pursuant to which NLIC cedes to NMIC nearly all of its accident and health insurance business not ceded to unaffiliated reinsurers, the 100% coinsurance agreement with funds withheld with Eagle to cede specified guaranteed minimum death benefits (“GMDB”) and guaranteed lifetime withdrawal benefits (“GLWB”) obligations provided under substantially all of the variable annuity contracts issued and to be issued by NLIC, the modified coinsurance agreement with NLAIC, pursuant to which NLIC assumes certain inforce and subsequently issued fixed individual deferred annuity contracts, the modified coinsurance agreement with NLAIC, pursuant to which NLIC assumes certain variable universal life insurance, whole life insurance and universal life insurance policies, and the 100% coinsurance agreement with NLAIC, pursuant to which NLIC assumes a certain life insurance contract, as described in Note 11 to the 2019 NLIC Audited Statutory Financial Statements.

Ratings

Ratings with respect to claims-paying ability and financial strength are one factor in establishing the competitive position of insurance companies. These ratings represent each agency’s opinion of an insurance company’s financial strength, operating performance, strategic position and ability to meet its obligations to policyholders. Such factors are important to policyholders, agents and intermediaries. They are not evaluations directed toward the protection of investors and are not recommendations to buy, sell or hold securities. Rating agencies utilize quantitative and qualitative analysis, including the use of key performance indicators, financial and operating ratios and proprietary capital models to establish ratings for the Company and certain subsidiaries. Ratings are continually evaluated relative to performance, as measured using these metrics and the impact that changes in the underlying business in which it is engaged can have on such measures. In an effort to minimize the adverse impact of this risk, the Company maintains regular communications with the rating agencies, performs evaluations utilizing its own calculations of these key metrics and considers such evaluation in the way it conducts its business.

Ratings are important to maintaining public confidence in the Company and its ability to market annuity and life insurance products. Rating agencies continually review the financial performance and condition of insurers, including the Company. Any lowering of the Company’s ratings could have an adverse effect on the Company’s ability to market its products and could increase the rate of surrender of the Company’s products. Both of these consequences could have an adverse effect on the Company’s liquidity and, under certain circumstances, net income. As of March 31, 2020, NLIC has a financial strength rating of “A+g” (Superior) from A.M. Best Company, Inc. (“A.M. Best”) and its claims-paying ability/financial strength is rated “A1” (Good) by Moody’s Investors Service, Inc. (“Moody’s”) and “A+” (Strong) by Standard & Poor’s Rating Services (“S&P”). The Company’s financial strength is also reflected in the ratings of its commercial paper, which is rated “AMB-1” by A.M. Best, “P-1” by Moody’s and “A-1” by S&P.

Competition

The Company competes with many other insurers as well as non-insurance financial services companies, some of which offer alternative products and, with respect to other insurers, have higher ratings than the Company. While no single company dominates the marketplace, many of the Company’s competitors have greater financial resources and larger market share than the Company. Competition in the Company’s lines of business is primarily based on price, product features, commission structure, perceived financial strength, claims-paying ability, customer and producer service and name recognition.

See also “Risk Factors – The Company operates in a highly competitive industry, which can significantly impact operating results.”

Regulation

Regulation at State Level

NLIC and NLAIC are each domiciled and licensed in the State of Ohio as life insurers and the Ohio Department of Insurance (“ODI”) serves as their domiciliary regulator. NLIC is licensed and regulated as a life insurer in all 50 states, the District of Columbia, Guam and Puerto Rico. NLAIC is licensed and regulated as a life insurer in 49 states (excluding New York) and the District of Columbia. JNL is domiciled in the State of Texas, with the Texas Department of Insurance serving as its domiciliary regulator. JNL is licensed as a life insurer in 49 states (excluding New York) and the District of Columbia. JNLNY is domiciled and licensed as a life insurer in the state of New York, with the New York Department of Financial Services (“NY DFS”) serving as its domiciliary regulator. Eagle is domiciled in Ohio and is licensed in Ohio as a special purpose financial captive insurance company regulated by ODI. Olentangy is domiciled in Vermont and is licensed in Vermont as a special purpose financial captive insurance company regulated by the Vermont Department of Financial Regulation.

State insurance authorities have broad administrative powers with respect to various aspects of the insurance business. Among other areas, these authorities regulate advertising and marketing, privacy; acquisitions, payment of dividends, the form and content of insurance policies (including pricing), operating and agent licenses, regulation of premium rates, premium tax increases, rating and underwriting restrictions and limitations, asset and reserve valuation requirements; enterprise risk management, surplus requirements, accounting standards, Risk Based Capital (“RBC”) requirements, statutory reserve and capital requirements, assessments by guaranty associations, affiliate transactions and unfair trade and claims practices, admittance of assets to statutory surplus, maximum interest rates on life insurance policy loans and minimum accumulation or surrender values, the type, amounts and valuations of investments permitted, reinsurance transactions, including the role of captive reinsurers, and other matters.

The National Association of Insurance Commissioners (“NAIC”) is the U.S. standard setting and regulatory support organization created and governed by the chief insurance regulatory authorities of the 50 states, the District of Columbia and the five U.S. territories. A primary mandate of the NAIC is to benefit state insurance regulatory authorities and consumers by promulgating model insurance laws and regulations for adoption by the states. The NAIC also provides standardized insurance industry accounting and reporting guidance through the NAIC Accounting Practices and Procedures Manual (“the Accounting Manual”). However, model insurance laws and regulations are only effective when adopted by the states, and statutory accounting and reporting principles continue to be established by individual state laws, regulations and permitted practices. Changes to the Accounting Manual or modifications by the various state insurance departments may affect the statutory capital and surplus of NLIC, NLAIC, JNL, JNLNY, Olentangy and Eagle.

Insurance Holding Company Regulation

NLIC is a wholly-owned subsidiary of NFS, which in turn is a wholly-owned subsidiary of Nationwide Corp., a majority-owned subsidiary of NMIC. NMIC is the ultimate controlling person of the Nationwide group of companies. As such, Nationwide is subject to certain insurance laws of each of the states of domicile of its insurance subsidiaries and affiliates. All states have enacted legislation that requires each insurance holding company and each insurance company in an insurance holding company system to register with the insurance regulatory authority of the insurance company’s state of domicile and to furnish annually financial and other information concerning the operations of companies within the holding company system that materially affect the operations, management or financial condition of the insurers within such system (generally referred to as “insurance holding company acts”). Generally, under such laws, among other requirements, transactions within the insurance holding company system to which the Company’s operating insurance companies are a party must be fair and reasonable, and, if material or of a specified category, they require prior notice and approval or non-disapproval by the state of domicile of each insurance company that is party to the transaction. In addition, under such laws, a state insurance authority usually must approve in advance the direct or indirect acquisition of 10% or more of the voting securities of an insurance company domiciled in its state.

Group-Wide Supervision

The NAIC has promulgated model laws for adoption in the United States that would provide for “group-wide” supervision of certain insurance holding companies in addition to the current regulation of insurance subsidiaries. While the timing of their adoption and content will vary by jurisdiction, the following generally represent the areas of focus in these model laws: (1) uniform standards for insurer corporate governance; (2) group-wide supervision of insurance holding companies; (3) adjustments to risk-based capital calculations to account for group-wide risks; and (4) additional regulatory and disclosure requirements for insurance holding companies.

Some laws which facilitate group-wide supervision have already been enacted in the jurisdictions in which the Company operates, such as Own Risk and Solvency Assessment (“ORSA”) reporting, which requires larger insurers to assess the adequacy of its and its group’s risk management and current and future solvency position, and Corporate Governance Annual Disclosure reporting, which requires insurance groups to report on their governance structure, policies and practices. The NAIC has also formed a working group to develop a U.S. group capital calculation using an RBC aggregation methodology. Field testing was concluded in late 2019. In constructing the calculation, the working group is considering group capital developments undertaken by the Federal Reserve Board (“Federal Reserve”) and the International Association of Insurance Supervisors (“IAIS”). In 2019, this working group completed its construction of a U.S. group capital calculation and 32 insurance groups field-tested the calculation in the second half of 2019. In 2020, the calculation and corresponding instructions are expected to be revised to incorporate findings from the testing. While it is anticipated that they will be adopted by the NAIC in late 2020, the final form of the calculation and corresponding instructions has yet to be determined. Accordingly, at this time, we cannot predict what, if any, additional capital requirements and compliance costs any new group-wide standards will impose on the Company.

Principles-Based Reserving

In June 2016, the NAIC adopted a recommendation that will activate a principles-based reserving approach for life insurance products. Principles-based reserving replaces the reserving methods for life insurance products for which the current formulaic basis for reserves may not fully reflect the risks or costs of the liability or obligations of the insurer. The principles-based reserving approach had a three-year phase in period. At the Company’s discretion, it may be applied to new individual life business beginning as early as January 1, 2017, and must be applied for all new individual life business issued January 1, 2020 and later. Principles-based reserving will not affect reserves for policies in force prior to January 1, 2017. The application of the principles-based reserving approach had no material impact on the Company’s statutory financial statements.

Effective January 1, 2020, the Company changed its reserve valuation basis for variable annuities due to changes to Valuation Manual 21, Requirements for Principle-Based Reserves for Variable Annuities (“VM-21”). As a result of this change, the Company recorded an increase to statutory capital and surplus of $78 million. In addition, the Company changed its reserve valuation basis for stable value wraps covering certain group life insurance policies from Separate Accounts Funding Guaranteed Minimum Benefits Under Group Contracts, to VM-21. There was no impact to statutory capital and surplus as a result of this change.

Captive Reinsurance Regulation

The NAIC continues to consider changes that would regulate more strictly captive reinsurance companies that assume business directly written in more than one state.

The NAIC Model Regulation entitled “Valuation of Life Insurance Policies,” commonly known as “Regulation XXX,” establishes statutory reserve requirements for term life insurance policies and universal life insurance policies with secondary guarantees, such as those issued by NLAIC and reinsured by its captive, Olentangy. Actuarial Guideline 38 (“AG 38”) clarifies the application of Regulation XXX with respect to certain universal life insurance products with secondary guarantees. As the result of an NAIC study on the use of captives and special purpose vehicles to transfer insurance risk-related products subject to Regulation XXX and AG 38, Actuarial Guideline 48 (“AG 48”) was created. The purpose and intent of AG48 is to establish uniform, national standards governing Regulation XXX and AG 38 reserve financing arrangements. The provisions of AG 48 apply to new policies that were issued on or after January 1, 2015. The NAIC adopted a revised Credit for Reinsurance Model Law in January 2016 and the Term and Universal Life Insurance Reserving Financing Model Regulation in December 2016 to replace AG 48. The model regulation is consistent with AG 48, and will replace AG 48 in a state upon the state’s adoption of the model law and regulation. AG 48 and the model laws and regulations currently have no effect on the Company as policies issued by NLAIC and reinsured by its captive, Olentangy, were issued and ceded prior to January 1, 2015.

In November 2015, the NAIC adopted the Variable Annuities Framework for Change, which outlined the NAIC’s commitment to change in concept the statutory framework to address concerns that have led to the utilization of captive reinsurance transactions for variable annuity business, in order to create more consistency across regulators and remove the impetus for insurers to cede risk to captives. In 2018, the NAIC adopted a framework for proposed revisions to the current Actuarial Guideline No. 43 (“AG 43”) and RBC “C-3 Phase II” system applicable to variable annuities reserve and capital requirements. Changes included: (i) aligning economically-focused hedge assets with liability valuations; (ii) reforming standard scenarios for AG 43 and C3 Phase II; (iii) revising asset admissibility for derivatives and deferred tax assets; and (iv) standardizing capital market assumptions and aligning total asset requirements and reserves. The revised framework was effective January 1, 2020 and includes an optional three-year phase in. The impact to the Company was minimal due to its continued utilization of a captive which will not be impacted by AG 43 and resulted in a reduction of AG 43-related reserves that were not ceded to the captive. See also “Risk Factors—The Company may be unable to mitigate the impact of Regulation XXX and Actuarial Guideline 38, potentially resulting in a negative impact to its capital position”.

Macro-Prudential Supervision

In 2017 the NAIC introduced a working plan—referred to as the Macro-Prudential Initiative (“MPI”)—to improve state macro-prudential supervisory tools. The MPI focuses on four areas for potential enhancement: (1) liquidity, (2) recovery and resolution, (3) capital stress testing, and (4) identifying exposure concentrations. The NAIC explained that the key objectives of the MPI are to better monitor and respond to the impact of external financial and economic risk to supervised firms; better monitor and respond to risks emanating from or amplified by the supervised firms that might be transmitted externally and which may result in significant market impacts or financial, reputational, litigation, or regulatory risks for the firm; and increase public awareness of NAIC/state monitoring capabilities regarding macro-prudential trends within the U.S. insurance sector and their implications. On December 9, 2019, the NAIC released for comment a proposed liquidity stress test (“LST”) framework for qualifying life insurers. As currently proposed, the findings from the annual stress test will be aggregated and reported as part of the NAIC’s continuing macroprudential monitoring efforts. This initial exposure focuses on the LST itself which is but one piece of a broader LST framework. This broader framework, still to be developed, will address model laws to establish regulatory authority, confidentiality, and other policy considerations. Given the uncertainty of the ultimate outcome of this initiative, at this time the Company is unable to estimate the expected effects on its future capital and financial position and results of operations.

Regulation of Dividends and Other Distributions

See Note 9 to the NLIC Unaudited Interim Statutory Financial Statements, included in the F pages of this report, for a discussion of dividend restrictions.

Annual and Quarterly Reports and Statutory Examinations

Insurance companies are required to file detailed annual and quarterly statutory financial statements with state insurance regulators in each of the states in which they do business, in accordance with accounting practices and procedures prescribed or permitted by state insurance regulatory authorities, and their business and accounts are subject to examination by such regulators at any time.

In addition, insurance regulators periodically examine an insurer’s financial condition, adherence to statutory accounting practices, and compliance with insurance department rules and regulations. NLIC, NLAIC, JNL and Eagle each file reports with state insurance departments regarding management’s assessment of internal controls over financial reporting in compliance with the Annual Financial Reporting Model Regulation, as adopted in the states in which they do business.

As part of their routine regulatory oversight process, state insurance regulatory authorities periodically conduct detailed examinations, generally once every three to five years, of the books, records and accounts of insurance companies domiciled in their states. Such examinations generally are conducted in coordination with the insurance departments of other domestic states under guidelines promulgated by the NAIC. The ODI’s most recently completed financial examination of NLIC and NLAIC concluded in 2018 and was for the five-year period ended December 31, 2016. Additionally, the ODI’s most recently completed financial examination of Eagle was as of December 31, 2016 and concluded in 2018.

The most recently completed financial examination of JNL and JNLNY by Texas and New York, respectively, was as of December 31, 2016 and concluded in 2018.

Vermont, in coordination with the timing of the ODI exams above, completed an examination of Olentangy in 2018 for the two-year period ended December 31, 2016. The examinations for NLIC, NLAIC, JNL, JNLNY, Eagle and Olentangy were completed during the second quarter of 2018 and did not result in any significant issues or adjustments. The examination reports are available to the public.

Market Conduct

State insurance regulatory authorities regularly make inquiries, hold investigations and administer market conduct examinations with respect to insurers’ compliance with applicable insurance laws and regulations, including among other things, the form and content of disclosure to consumers, advertising, sales practices and complaint handling. State regulators have imposed significant fines on various insurers for improper market conduct. NLIC, NLAIC, JNL and JNLNY continually monitor sales, marketing and advertising practices and related activities of agents and personnel and provide continuing education and training in an effort to ensure compliance with applicable insurance laws and regulations. There can be no guarantee that any non-compliance with such applicable laws and regulations would not have a material adverse effect on the Company.

Guaranty Associations and Similar Arrangements

Each of the 50 states of the U.S. and the District of Columbia have laws requiring insurance companies doing business within its jurisdiction to participate in various types of guaranty associations or other similar arrangements. These arrangements provide certain levels of protection to policy owners from losses arising from insurance policies or annuity contracts issued by insurance companies that become impaired or insolvent. Typically, assessments are levied (up to prescribed limits) on member insurers on a basis which is related to the member insurer’s proportionate share of the business written by all member insurers, in the lines of business in which the impaired or insolvent member insurer was writing. Some jurisdictions permit member insurers to recover assessments paid through full or partial premium tax offsets, usually over a period of years.

Assessments levied against the Company and subsidiaries during the past three years have not been material. The amount and timing of any future assessment on or refund to NLIC, NLAIC, JNL, or JNLNY under these laws are beyond the control of NLIC, NLAIC, JNL, and JNLNY. A portion of the assessments paid by NLIC, NLAIC, JNL, or JNLNY pursuant to these laws may be used as credits for a portion of NLIC, NLAIC, JNL, or JNLNY’s premium taxes. For the years ended December 31, 2019, 2018 and 2017, credits received by the Company were immaterial.

Statutory Surplus

As licensed insurers, NLIC, NLAIC, JNL and JNLNY are subject to the supervision of the regulators of each state, and each state has the discretionary authority, in connection with the ongoing licensing of such entity, to limit or prohibit writing new business within its jurisdiction when, in the state’s judgment, such entity is not maintaining adequate statutory surplus or capital or is operating in a hazardous financial condition. The Company does not currently anticipate that any regulator would limit the amount of new business that NLIC, NLAIC, JNL and JNLNY may write due to an inability to meet the levels of statutory surplus required by the regulators. Olentangy is subject to the specific requirements and restrictions of its Licensing Order, as issued by the State of Vermont, and Eagle is subject to the specific requirements and restrictions of its Licensing Order, as issued by the State of Ohio.

Risk-Based Capital

NLIC, NLAIC, JNL, JNLNY, Olentangy and Eagle are subject to the RBC requirements for life insurance companies. All states have adopted the NAIC RBC model law or a substantially similar law. The RBC calculation, which regulators use to assess the sufficiency of an insurer’s statutory surplus, measures the risk characteristics of a company’s assets, liabilities and certain off-balance sheet items. In general, RBC is calculated by applying factors to various asset, premium, claim, expense and reserve items. The requirements result in insurers maintaining, for the protection of policyholders, capital in excess of statutory surplus requirements. Insurers having less statutory surplus than required by the RBC model formula will be subject to varying degrees of regulatory action depending on the level of capital inadequacy. See Note 9 to the NLIC Unaudited Interim Statutory Financial Statements, included in the F pages of this report, for additional discussion of RBC requirements. Olentangy is subject to the separate requirements and restrictions of its Licensing Order, as issued by the State of Vermont. Eagle is subject to the separate requirements and restrictions of its Licensing Order, as issued by the State of Ohio.

Annuity Sales Practices

The Company’s annuity sales practices are subject to strict regulation. State insurance and certain federal regulators are becoming more active in adopting and enforcing suitability standards that create additional responsibilities with respect to sales of annuities, both fixed and variable. Such regulations and responsibilities could increase the Company’s operational costs or compliance costs or burdens, or expose the Company to increased liability for any violation of such regulations and responsibilities.

On February 13, 2020, the NAIC adopted revisions to the model annuity suitability rule to incorporate a heightened standard of care. The adoption of amendments by the NAIC may result in additional activities necessary to comply following the subsequent adoption by individual states. Additionally, some state insurance and securities regulators are actively engaged in the development and adoption of rulemaking in this space independent from the NAIC.

Regulation of Investments

The Company is subject to state laws and regulations that require diversification of its investment portfolios and limit the amount of investments in certain investment categories such as below-investment grade fixed income securities, real estate-related equity and common stocks. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus, and, in some instances, could require divestiture of such non-qualifying investments. The Company believes that its investments are in compliance, in all material respects, with such laws and regulations as of March 31, 2020.

Federal Initiatives

Although the U.S. federal government generally has not directly regulated the insurance business, federal legislation and administrative policies, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”) expanded the federal presence in insurance oversight.

The Dodd-Frank Act established the Financial Stability Oversight Counsel (“FSOC”), which has authority to designate non-bank financial companies as systemically important financial institutions (“non-bank SIFIs”), thereby subjecting them to enhanced prudential standards and supervision by the Federal Reserve. The prudential standards for non-bank SIFIs include enhanced RBC requirements, leverage limits, liquidity requirements, single counterparty exposure limits, governance requirements for risk management, stress test requirements, special debt-to-equity limits for certain companies, early remediation procedures and recovery and resolution planning. It is possible, although not likely, that the Company could be designated as a non-bank SIFI by the FSOC. Being so designated would subject the Company to enhanced oversight and prudential standards by the Federal Reserve, beyond those applicable to our competitors not so designated.

On December 4, 2019, the FSOC approved a proposal that would significantly alter its process for making such non-bank SIFI designations. Among other things, the new guidance will: require the FSOC to focus on regulating activities that pose systemic risk, allowing for the involvement of primary regulators, rather than designations of individual firms (also known as an “activities-based approach”); shorten the designation process by removing the first step from what is currently a three-step process; invite participation from firms under consideration for designation earlier in the designation process to provide greater transparency; require a cost-benefit analysis prior to making a designation, which must include a determination of the likelihood of the potential systemic impact actually occurring; and clarify the “off-ramp” process for firms who have been designated as SIFIs.

In addition, the Dodd-Frank Act established the Federal Insurance Office (“FIO”) within the U.S. Department of the Treasury (“Treasury”), which has the authority to participate on behalf of the U.S. in the negotiations of international insurance agreements with foreign regulators, as well as to collect information about the insurance industry and recommend prudential standards, and, along with the U.S. Trade Representative (“USTR”), to enter into covered agreements with one or more foreign governments which have the ability to preempt inconsistent state insurance measures. While not having general supervisory or regulatory authority over the business of insurance, the director of the FIO will perform various functions with respect to insurance (other than health insurance), including serving as a non-voting member of FSOC and making recommendations to FSOC regarding insurers to be designated for more stringent regulation.

Further, Dodd-Frank Act established the Consumer Financial Protection Bureau (“CFPB”) as an independent agency within the Federal Reserve to supervise and regulate institutions that provide certain financial products and services to consumers. Although consumer financial products and services generally exclude the business of insurance, the CFPB does have authority to regulate non-insurance consumer financial products and services.

Securities Laws

Certain of NLIC, NLAIC and JNF’s products, policies and contracts are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission (“SEC”) and under certain state securities laws. Certain separate accounts of NLIC, NLAIC, JNL and JNLNY are registered as investment companies under the Investment Company Act of 1940, as amended. Separate account interests under certain variable annuity contracts and variable insurance policies issued by NLIC, NLAIC, JNL and JNLNY are also registered under the Securities Act of 1933 (the “Securities Act”). NISC and JNSC, subsidiaries of the Company, are registered as broker-dealers under the Securities Exchange Act of 1934, and are members of, and subject to regulation by, the Financial Industry Regulatory Authority and are also subject to the SEC’s net capital rules.

NIA, a subsidiary of the Company, is an investment advisor registered under the Investment Advisors Act of 1940, as amended, and under the Securities Act.

All aspects of investment advisory activities are subject to applicable federal and state laws and regulations in the jurisdictions in which they conduct business. These laws and regulations are primarily intended to benefit investment advisory clients and investment company shareholders and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the transaction of business for failure to comply with such laws and regulations. In such events, the possible sanctions which may be imposed include the suspension of individual employees, limitations on the activities in which the investment advisor may engage, suspension or revocation of the investment advisor’s registration as an advisor, censure and fines.

On June 5, 2019, the SEC adopted a package of rulemaking and interpretive guidance regarding the standards of conducts for broker-dealers and investment advisors. Of particular note was the adoption of a new “best interest” standard for broker-dealers when making recommendations to retail customers of any securities transaction or investment strategy involving securities. Also adopted as part of the package is a new “relationship summary” disclosure requirement for broker-dealers and investment advisors that must be provided to “retail investors.” Generally, compliance with the SEC’s adopted package of rulemaking and interpretive guidance is required by June 30, 2020.

Derivatives Regulation

The Company’s derivatives use is subject to statutory and regulatory requirements of the states of Ohio, the Company’s domiciliary state, and New York, where the Company is licensed to sell certain products. Each state requires the Company to follow a board-approved derivatives’ use plan. The Company’s derivatives’ use plan meets the requirements of both states. While the statutory constructs and regulatory oversight of Ohio and New York are historically consistent, there is a possibility the two states could diverge in their respective regulation of the Company’s derivatives use creating additional expense or lost opportunity to the Company.

Title VII of the Dodd-Frank Act is a framework to regulate the over-the-counter (“OTC”) derivatives markets through the required clearing of certain types of OTC transactions and the posting of collateral, each of which results in additional risk mitigation costs to the Company. NLIC and NLAIC, currently required to clear specified OTC derivatives products, expect to be subject to the posting and collection of initial margin on its non-cleared OTC derivatives portfolios with certain of their counterparties beginning in September of 2021. These increased initial margin requirements may require the Company to hold more cash and highly liquid securities with lower yields than it might otherwise hold in the absence of the initial margin requirements; potentially resulting in a reduction of investment income. Furthermore, US and global regulation of the derivatives markets continues to evolve, potentially creating unexpected costs as well as opportunities.

Privacy and Cybersecurity Regulation

The Company is regulated by the federal Gramm-Leach-Bliley Act (“GLBA”) and subject to federal and state regulations promulgated thereunder that require financial institutions and other businesses to ensure the privacy, security and confidentiality of nonpublic personal information, including laws that regulate the use and disclosure of, among others, Social Security numbers and health information. Federal and state laws require notice to affected individuals, law enforcement, regulators and others if there is a breach of the security of certain personal information, including Social Security numbers and health information. Federal regulations require financial institutions and creditors to implement effective programs to detect, prevent, and mitigate identity theft. Federal and state laws and regulations regulate the ability of financial institutions to make telemarketing calls and to send unsolicited commercial e-mail, text or fax messages to consumers and customers. Federal laws and regulations regulate the permissible uses of certain personal information, including consumer report information. Federal and state legislatures and regulatory bodies continue to expand regulation regarding these subjects and the privacy and security of personal information. Despite functionally similar laws and regulations, there is ongoing risk of non-uniform regulatory interpretation and application due to the multiplicity of state and federal regulators examining the Company.

The California Consumer Privacy Act of 2018 (the “CCPA”) grants all California residents the right to know the information a business has collected from them and the sourcing and sharing of that information, as well as a right to have a business delete their personal information (with some exceptions). The CCPA’s definition of “personal information” is more expansive that those found in other privacy laws applicable to the Company in the United States. Failure to comply with CCPA could result in regulatory fines, further, the law grants a right of action for any unauthorized disclosure of personal information as a result of failure to maintain reasonable security procedures. The CCPA became effective on January 1, 2020, with enforcement to occur six months after a final regulation is promulgated, or July 1, 2020, whichever is sooner.

New York’s cybersecurity regulation for financial services institutions, including insurance entities under its jurisdiction, requires entities to establish and maintain a cybersecurity program designed to protect consumer’s private data. The regulation specifically provides for: (i) controls relating to the governance framework for a cybersecurity program; (ii) risk-based minimum standards for technology systems for data protection; (iii) minimum standards for cyber breach responses, including notice to the NY DFS of material events; and (iv) identification and documentation of material deficiencies, remediation plans and annual certification of regulatory compliance with the NY DFS.

In 2017, the NAIC adopted the Insurance Data Security Model Law (“the Cybersecurity Model Law”), which established standards for data security and notification of cybersecurity events in states where adopted. The Cybersecurity Model Law has been adopted in Ohio and several other states. Additional states may follow. The Cybersecurity Model Law could impose significant new regulatory burdens intended to protect the confidentiality, integrity and availability of information systems. The NAIC model law is functionally similar to the NY DFS rule. The NAIC has also established a Big Data working group devoted to ensuring that regulations and regulatory activities appropriately protect consumers from harm which could result from technological developments in the insurance sector. For 2020, the working group has been charged with (i) reviewing current regulatory frameworks used to oversee insurers’ use of consumer and non-insurance data; (ii) proposing a mechanism to provide resources and allow states to share resources to facilitate their ability to conduct technical analysis of, and data collection related to, the review of complex models used by insurers for underwriting, rating and claims; and (iii)    assess data needs and required tools for state insurance regulators to appropriately monitor the marketplace and evaluate underwriting, rating, claims and marketing practices.

Compliance with existing and emerging privacy and cybersecurity regulations could result in increased compliance costs and/or lead to changes in business practices and policies, and any failure to protect the confidentiality of client information could adversely affect our reputation and have a material effect on our business, financial condition and results of operations.

Employee Retirement Income Security Act

On June 21, 2018, the United States Court of Appeals for the Fifth Circuit vacated the Department of Labor’s (“DOL”) 2016 Fiduciary Rule. As a result, the fiduciary standards under ERISA revert to those in place before the issuance of the regulations, e.g., the “Five Part Test”. Consistent with its most recent published regulatory agenda, the DOL sent new proposed rulemaking related fiduciary standards under ERISA to the White House Office of Management and Budget (“OMB”) for review on June 1, 2020.

In addition, ERISA fiduciary obligations are imposed on certain assets in excess of amounts necessary to satisfy guaranteed obligations held by an insurance company in its general account under a participating group annuity contract to the extent that the insurer’s general account is not reserved to pay benefits under guaranteed benefit policies (i.e., benefits whose value would not fluctuate in accordance with the insurer’s investment experience). ERISA requires that fiduciaries perform their duties solely in the interest of ERISA plan participants and beneficiaries and with the care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

See also “Risk Factors—Changes to regulations under ERISA could adversely affect the Company’s distribution model by restricting the Company’s ability to provide customers with advice.”

Tax Matters

Life insurance products may be used to provide income tax deferral and income tax free death benefits. Annuity contracts may be used to provide income tax deferral. The value of these benefits is related to the level of income tax rates and capital gains tax rates. Changes to the income tax rates and the capital gains tax rates can affect the value of these benefits, and therefore the desirability of those products.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (CARES) Act was signed into law and includes certain income tax provisions relevant to businesses. The Company is required to recognize the effect for the period the law was enacted. At this time, the Company continues to monitor and assess the impact of the CARES Act.

On December 22, 2017, the federal Tax Cuts and Jobs Act (“the Act”), was signed into law. The Act made broad and complex changes to the U.S. tax code, including the reduction of the U.S. corporate income tax rate from 35 percent to 21 percent effective January 1, 2018. The Company continues to monitor and assess, as it is issued, IRS guidance addressing implementation of various provisions of the Act to determine potential impact on the Company’s life and annuity offerings and the resulting financial conditions or results of operations of the Company.

Additional changes to the IRC to address the fiscal challenges currently faced by the federal government may also be made. These changes could include changes to the taxation of life insurance, annuities, mutual funds, retirement savings plans, and other investment alternatives offered by the Company. Another example is the passage of the Setting Every Community Up for Retirement Enhancement (SECURE) Act of 2019 which made changes affecting beneficiaries of retirement accounts including IRAs. Such changes could have an adverse impact on the desirability of the products offered by the Company.

Employees

The Company does not have any employees of its own, but rather is provided personnel by NMIC pursuant to a cost sharing agreement.

Risk Factors

Risks Related to Economic and Financial Market Conditions

Adverse capital and credit market conditions may significantly affect the Company’s ability to meet liquidity needs and access the capital required to operate its business, most significantly its insurance operations.

The Company’s insurance, annuity and investment products, as well as its investment returns and access to and cost of financing, are sensitive to disruptions, uncertainty or volatility in the capital and credit markets, including as a result of the current novel coronavirus (“COVID-19”) thereby ultimately impacting the Company’s profitability and ability to support or grow its businesses. In the insurance industry, liquidity refers to the ability of an enterprise to generate adequate amounts of cash from its normal operations in order to meet its financial commitments. The principal sources of the Company’s liquidity are insurance premiums, annuity considerations, deposit funds and cash, including from its investment portfolio and assets. Sources of liquidity also include surplus notes and a variety of short-term debt instruments, including intercompany borrowings, FHLB programs and commercial paper.

In the event current resources do not satisfy the Company’s needs, the Company may have to seek additional financing. The availability of additional financing will depend on a variety of factors, including market conditions, the availability of credit generally and specifically to the financial services industry, market liquidity, the Company’s credit ratings, as well as the possibility that customers or lenders could develop a negative perception of the Company’s long- or short-term financial prospects if it incurs large investment losses or if its level of business activity decreases. Similarly, the Company’s access to funds may be impaired if regulatory authorities or rating agencies take negative actions against it. The Company’s internal sources of liquidity may prove to be insufficient, and in such a case, it may not be able to successfully obtain additional financing on favorable terms, or at all.

As such, the Company may be forced to issue debt with terms and conditions that may be unfavorable to it, bear an unattractive cost of capital or sell certain assets, any of which could decrease the Company’s profitability and significantly reduce its financial flexibility. The Company’s results of operations, financial condition and cash flows could be materially adversely affected by disruptions in the capital and credit market.

Difficult conditions in the global economy and capital markets could adversely affect the Company’s business and operating results and these conditions may not improve in the near future.

At times throughout the past few years, and currently as a result of impacts of COVID-19, volatile conditions have characterized financial markets. Stressed conditions, volatility and disruptions in global capital markets, particular markets or financial asset classes could adversely affect the Company’s investment portfolio. Disruptions in one market or asset class can also spread to other markets or asset classes.

General economic conditions, including the conditions that result from COVID-19, could also adversely affect the Company by impacting consumer behavior and pressuring investment results. Consumer behavior changes could include decreased demand for the Company’s products. For example, holders of interest-sensitive life insurance and annuity products may engage in an elevated level of discretionary withdrawals of contractholder funds. Investment results could be adversely affected as deteriorating financial and business conditions affect the issuers of the securities in the investment portfolio.

The impact on distributors, vendors and customers of sustained or significant deterioration in economic conditions could adversely affect the Company’s business.

The Company is exposed to risks associated with the potential financial instability of its customers and distributors, many of whom may be adversely affected by volatile conditions in the financial markets or an economic slowdown, including as a result of COVID-19. As a result of uncertainties with respect to financial institutions and the global credit markets, changes in energy costs, and other macroeconomic challenges currently or potentially affecting the economy of the U.S. and other parts of the world, customers and distributors may experience serious cash flow problems and other financial difficulties. In addition, events in the U.S. or foreign markets and political and social unrest in various countries around the world can impact the global economy and capital markets. The impact of such events is difficult to predict. Protectionist trade policy actions, such as tariffs and quotas could adversely affect the Company’s investment results, as an increase in the scope and size of tariffs could disrupt global supply chains and increase inflationary pressures which may have an adverse effect on economic activity. As a result, they may modify, delay, or cancel plans to buy or sell the Company’s products, or make changes in the mix of products bought or sold, that are unfavorable to the Company.

In addition, the Company is susceptible to risks associated with the potential financial instability of the vendors on which the Company relies to provide services or to whom the Company delegates certain functions. The same conditions that may affect the Company’s distributors could also adversely affect the Company’s vendors, causing them to significantly and quickly increase their prices or reduce their output. The Company’s business depends on its ability to perform, in an efficient and uninterrupted fashion, its necessary business functions, and any interruption in the services provided by third parties could also adversely affect the Company’s business, results of operations and financial condition.

Potential changes to the manner in which the London Inter-bank Offered Rate (“LIBOR”) is determined and the potential for the replacement or discontinuation of LIBOR as a benchmark interest rate may affect the Company’s cost of capital and net investment income.

LIBOR is an interest rate benchmark which underpins hundreds of trillions of dollars of financial contracts around the world; it is available in five currencies and a range of tenors. On July 27, 2017, the U.K. Financial Conduct Authority announced that it will no longer persuade or compel LIBOR panel banks to submit LIBOR quotes after 2021. It remains unclear if, how and in what form, LIBOR may continue to exist after that date. The U.S. Federal Reserve, based on the recommendations of the New York Federal Reserve’s Alternative Reference Rate Committee (constituted of major derivative market participants and their regulators), has begun publishing a Secured Overnight Funding Rate (“SOFR”) which is intended to replace U.S. dollar LIBOR, and SOFR-based investment products have been issued in the U.S. Proposals for alternative reference rates for other currencies have also been announced or have already begun publication. Markets are slowly developing in response to these new rates and questions around liquidity in these rates and how to appropriately adjust these rates to eliminate any economic value transfer at the time of transition remain a significant concern for the Company and others in the marketplace. The effect of any changes or reforms to LIBOR or discontinuation of LIBOR on new or existing financial instruments to which the Company has exposure or the activities in the Company’s businesses will vary depending on a variety of factors. Accordingly, it is difficult to predict the full impact of the transition away from LIBOR on certain derivatives and floating rate securities the Company holds, and any other assets, liabilities, models, assumptions, and the cost of capital, as well as contractual rights and obligations, whose value is tied to LIBOR. The value or profitability of these products and instruments may be adversely affected.

Risks Related to Investments

The Company is exposed to significant financial market risk, which may adversely affect its results of operations and financial condition, and may cause the Company’s net investment income to vary from period to period.

The Company is exposed to significant financial market risk, including changes in interest rates, credit spreads, equity prices, real estate values, foreign currency exchange rates, domestic and foreign market volatility, the performance of the economy in general, the performance of specific obligors included in its portfolio and other factors outside the Company’s control. Adverse changes in these rates, spreads and prices may occur due to changes in monetary policy and the economic climate, the liquidity of a market or market segment, investor return expectations and/or risk tolerance, insolvency or financial distress of key market makers or participants, or changes in market perceptions of credit worthiness.

The Company’s exposure to interest rate risk relates primarily to the market price and cash flow variability associated with changes in interest rates. The Company’s investment portfolio contains interest rate sensitive instruments, such as bonds and derivatives, which may be adversely affected by changes in interest rates from governmental monetary policies, domestic and international economic and political conditions and other factors beyond its control. For instance, an event such as the outbreak of the COVID-19 pandemic has adversely impacted the global economy and capital markets and the continuing impact of that event is difficult to predict. U.S. long-term interest rates remain at relatively low levels by historical standards. During periods of low or declining interest rates, as cash becomes available from premiums on insurance and annuity policies and from the maturity, redemption or sale of existing securities or from other sources or as securities are realized prior to maturity, the yield on new investments will be lower than that on existing investments, thus lowering the average yield that the Company earns on its investment portfolio. Although the Company seeks to carefully measure and manage its interest rate risk positions, the Company’s estimate of the liability cash flow profile may be inaccurate, and it might need to sell assets in order to cover the liability, which could adversely affect the Company’s financial position and results of operations.

The Company’s insurance and investment products are also sensitive to interest rate fluctuations and expose the Company to the risk that falling interest rates or credit spreads will reduce the Company’s margin, or the difference between the returns earned on the investments that support the obligations under these products and the amounts that must be paid to policyholders and contractholders. Because the Company may reduce the interest rates credited on most of these products only at limited, pre-established intervals, and because some contracts have guaranteed minimum interest crediting rates, or may be subject to regulatory minimum rates, declines in interest rates may adversely affect the profitability of these products.

There may be economic scenarios, including periods of rising interest rates, that increase the attractiveness of other investments to the Company’s customers, which could increase life insurance policy loan, surrender, and withdrawal activity in a given period. Such situations could result in cash outflows requiring that the Company sell investments at a time when the prices of those investments are adversely affected, which may result in realized investment losses. Unanticipated withdrawals and terminations may also cause the Company to accelerate other expenses, which reduces net income in the period of the acceleration.

The Company’s exposure to credit spreads primarily relates to market price and cash flow variability associated with changes in credit spreads. A widening of credit spreads would increase unrealized losses or decrease unrealized gains in the investment portfolio and, if issuer credit spreads increase as a result of fundamental credit deterioration, would likely result in higher other-than-temporary impairments. Credit spread tightening will reduce net investment income associated with new purchases of fixed securities.

The Company invests or may invest a portion of its portfolio in alternative investments, such as private equity funds, real estate funds, hedge funds and tax credit funds. The capital and surplus of the Company can be affected by changes in the underlying value of the investments. In addition, the timing and amount of distributions from such funds, which depend on particular events relating to the underlying investments, as well as the funds’ schedules for making distributions, can be inherently difficult to predict and can impact the Company’s net realized capital gains and losses.

The Company’s exposure to equity risk relates primarily to the potential for lower earnings associated with certain of the Company’s insurance businesses, such as variable annuities and investment advisory business, in each case where fee income is generally earned based upon the fair value of the assets under management. In addition, certain of the Company’s annuity products offer guaranteed benefits, which increase its potential benefit exposure. Statutory reserve and capital requirements for these products are sensitive to market movements, which could deplete capital. Increased reserve and capital requirements could lead to rating agency downgrades.

The Company is exposed to many different industries, issuers, and counterparties, and routinely executes transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, hedge funds and other investment funds and institutions. Many of these transactions expose the Company to credit risk in the event of default of the counterparty. While counterparty risk is generally secured, the Company’s credit risk may be exacerbated when the collateral held by the Company cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to it. The Company may have further exposure to these issuers in the form of holdings in unsecured debt instruments, derivative transactions and stock investments of these issuers. Realized losses or impairments to the carrying value of these assets may materially and adversely affect the Company’s business, results of operations and financial condition.

For additional information on market risk, see Quantitative and Qualitative Disclosures about Market Risk.

The Company uses derivative instruments to manage exposures and mitigate risks. See Note 2 to the 2019 NLIC Audited Statutory Financial Statements and Note 5 to the NLIC Unaudited Interim Statutory Financial Statements, included in the F pages of this report, for additional information regarding the Company’s use of derivatives instruments.

The Company maintains an Asset Valuation Reserve (“AVR”) as prescribed by the NAIC for the purpose of offsetting potential credit related investment losses on each invested asset category, excluding cash, policy loans and income receivable. The Company records an Interest Maintenance Reserve (“IMR”) as prescribed by the NAIC, which represents the net deferral for interest-related gains or losses arising from the sale of certain investments, such as bonds, mortgage loans and loan-backed and structured securities sold. See Note 2 to the 2019 NLIC Audited Statutory Financial Statements for additional information regarding the Company’s use of an AVR and IMR.

Some of the Company’s investments are relatively illiquid.

The Company holds certain investments that may lack liquidity, including as a result of the COVID-19 pandemic, such as privately placed bonds and structured securities based upon residential or commercial mortgage loans or trust preferred securities, commercial mortgage loans, policy loans, consumer loans secured by securities portfolios, equity real estate, including real estate joint ventures and other limited partnership interests.

If the Company requires significant amounts of cash on short notice in excess of normal cash requirements or is required to post or return collateral in connection with the investment portfolio, derivatives transactions or securities lending activities, the Company may have difficulty selling these investments in a timely manner, be forced to sell them for less than the Company otherwise would have been able to realize, or both.

The Company does not have the intent to sell, nor is it more likely than not that it will be required to sell, bonds and stocks in an unrealized loss position. Investment losses, however, may be realized to the extent liquidity needs require the disposition of bonds and stocks in unfavorable interest rate, liquidity or credit spread environments.

The Company has exposure to mortgage-backed securities, which could cause declines in the value of its investment portfolio.

Securities and other capital markets products connected to residential mortgage lending, particularly those backed by non-agency loans, may become less liquid. The value of the Company’s investments in mortgage-backed securities may be negatively impacted by an unfavorable change in or increased uncertainty regarding delinquency rates, foreclosures, home prices, and refinancing opportunities. In addition, securities backed by commercial mortgages are sensitive to the strength of the related underlying mortgage loans, the U.S. economy, and the supply and demand for commercial real estate. Deterioration in the performance of the residential and commercial mortgage sector, including as a result of the COVID-19 pandemic, could cause declines in the value of that portion of the Company’s investment portfolios.

Defaults on commercial mortgage loans and volatility in performance may adversely affect the Company’s results of operations and financial condition.

A decline in the commercial real estate market within the U.S. resulting from changes in interest rates, real estate market conditions or an economic downturn, including as a result of the COVID-19 pandemic, may have a negative impact on the value of the Company’s commercial mortgage loan portfolio. The Company has a broadly diversified commercial mortgage loan portfolio (i.e., property type or geographic location), but negative developments across a certain property type or the occurrence of a negative event within a geographic region may have a significant negative impact, if the Company has some concentration risk within that property type or geographic region. The Company’s operations and financial conditions may be adversely affected from an increase in borrower defaults within the Company’s commercial mortgage loan portfolio.

The determination of the amount of allowances and impairments taken on the Company’s investments is judgmental and could materially impact its results of operations or financial position.

The Company’s determination of the amount of allowances and impairments varies by investment type and is based on its periodic evaluation and assessment of known and inherent risks associated with the relevant asset class. Such evaluations and assessments are revised as conditions change and new information becomes available. The Company updates its evaluations regularly and reflects changes in allowances and impairments in operations as such evaluations are revised. Market volatility, including as a result of the COVID-19 pandemic, can make it more difficult to value the Company’s securities if trading in such securities becomes less frequent. In addition, a forced sale by holders of large amounts of a security, whether due to insolvency, liquidity, or other issues with respect to such holders, could result in declines in the price of a security. Furthermore, additional impairments may need to be taken or allowances provided for in the future. Historical trends may not be indicative of future impairments or allowances.

For additional information on the Company’s allowance and impairment review process, see Note 2 to the 2019 NLIC Audited Statutory Financial Statements.

The Company’s valuation of investments is based on amortized cost, fair value, and the equity method of accounting in the Company’s statutory financial statements, which may be significantly different than the values at which the investments may ultimately be realized.

The Company’s investments primarily consist of bonds, stocks, investments in subsidiaries, mortgage loans, policy loans, short-term investments and alternative investments. On the basis of accounting practices prescribed or permitted by the ODI the carrying value of such investments is as follows:

●

Bonds are generally stated at amortized cost, except those with an NAIC designation of “6”, which are stated at the lower of amortized cost or fair value. Changes in fair value of bonds stated at fair value are charged to capital and surplus.

●

Loan-backed and structured securities, which are included in bonds in the statutory financial statements, are stated in a manner consistent with the bond guidelines, but with additional consideration given to the special valuation rules implemented by the NAIC applicable to residential mortgage-backed securities that are not backed by U.S. government agencies, commercial mortgage-backed securities and certain other structured securities. Under these guidelines, an initial and adjusted NAIC designation is determined for each security. The initial NAIC designation, which takes into consideration the security’s amortized cost relative to an NAIC-prescribed valuation matrix, is used to determine the reporting basis (i.e., amortized cost or lower of amortized cost or fair value).

●

Preferred stocks are generally stated at amortized cost, except those with an NAIC designation of “4” through “6”, which are stated at the lower of amortized cost or fair value. Common stocks are stated at fair value. Changes in fair value of stocks stated at fair value are charged to capital and surplus.

●

The investment in the Company’s wholly-owned insurance subsidiaries, NLAIC and Eagle, and wholly-owned noninsurance subsidiaries, NISC and NIA, are carried using the equity method of accounting. The Company’s investment in JNF, an unaudited downstream noninsurance holding company, is based on the individual audited subsidiary, controlled and affiliated entities owned by the holding company in accordance with the “look through” provisions of Statements of Statutory Accounting Principles (“SSAP”) No. 97, Investments in Subsidiary, Controlled and Affiliated Entities. Investments in NLAIC, JNF and NISC are included in stocks, and the investment in Eagle is included in other invested assets on the statutory statements of admitted assets, liabilities, capital and surplus.

●	Commercial mortgage loans are recorded at unpaid principal balance, adjusted for premiums and discounts, less a valuation allowance.
●

Policy loans, which are collateralized by the related insurance policy, are carried at the outstanding principal balance and do not exceed the cash surrender value of the policy. As such, no valuation allowance for policy loans is required.

●	Short-term investments consist primarily of government agency discount notes with maturities of twelve months or less at acquisition and are carried at amortized cost, which approximates fair value.
●	Alternative investments are generally reported based on the equity method of accounting.

Investments not carried at fair value in the Company’s statutory financial statements (certain bonds and stocks and commercial mortgage loans) may have fair values which are substantially higher or lower than the carrying value reflected in the Company’s statutory financial statements. Each such asset class is regularly evaluated for impairment under the accounting guidance appropriate to the respective asset class.

The Company’s valuation of certain bonds and stocks held at fair value may include methodologies, estimates and assumptions which are subject to differing interpretations and could result in changes to investment valuations that may materially and adversely affect the Company’s results of operations or financial condition.

See Note 2 to the 2019 NLIC Audited Statutory Financial Statements for a discussion of the Company’s fair value categories and valuation methodologies.

The determination of fair values in the absence of quoted market prices is based on valuation methodologies, values of securities the Company deems to be comparable and assumptions deemed appropriate given the circumstances. The use of different methodologies and assumptions may have a material effect on the estimated fair value amounts. Further, rapidly changing and unprecedented credit and equity market conditions could materially impact the valuation of securities as reported within the Company’s statutory financial statements, and the period-to-period changes in value could vary significantly. Decreases in value may have a material adverse effect on the Company’s results of operations or financial condition.

Risks Related to the Legal and Regulatory Environment of the Insurance Industry

Certain changes in accounting and/or financial reporting standards issued by the National Association of Insurance Commissioners, state insurance departments, the Securities and Exchange Commission or other standard-setting bodies could have a material adverse impact on the Company’s financial condition or results of operations.

The Company’s insurance entities are required to comply with the Statutory Accounting Principles (“SAP”) established by the NAIC and adopted and administered by state departments of insurance. The various components of SAP (such as actuarial reserve methodologies) are currently subject to review by the NAIC and its task forces and committees, as well as by state insurance departments, in an effort to address emerging issues and otherwise improve or alter financial reporting. Calculations made in accordance with SAP also govern the ability of the Company’s insurance entities to pay dividends to their respective parent companies. The NAIC is working to reform state regulation in various areas, including comprehensive reforms relating to life insurance reserves and the accounting for such reserves. The Company cannot predict whether or in what form reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect the Company’s insurance entities.

The Accounting Manual provides that state insurance departments may permit insurance companies domiciled therein to depart from SAP through prescribed practices or by granting them permitted practices. Olentangy was granted a permitted practice from the State of Vermont, allowing Olentangy to carry assets placed in a trust account by Union Hamilton Reinsurance Ltd. and held for the benefit of the ceding insurer, under a reinsurance agreement that increased NLAIC’s valuation of Olentangy by $67 million as of March 31, 2020 and December 31, 2019. Eagle applies prescribed practices from the State of Ohio that allow an alternative reserve basis on assumed obligations, with respect to specified GMDB and GLWB contract riders provided under substantially all of the variable annuity contracts issued and to be issued by NLIC, and effective December 31, 2019, an alternative reserve basis on assumed obligations with respect to specified GLWB contract riders provided under certain fixed indexed annuity contracts issued and to be issued by NLAIC. The prescribed practice related to NLIC guaranteed risks decreased NLIC’s valuation of this subsidiary by $361 million and $411 million as of March 31, 2020 and December 31, 2019, respectively. The prescribed practice related to NLAIC guaranteed risks increased NLIC’s valuation of this subsidiary by $316 million and $226 million as of March 31, 2020 and December 31, 2019, respectively.

However, the Company cannot predict what permitted and prescribed practices any applicable state insurance department may allow or mandate in the future, nor can the Company predict whether or when the insurance departments of states of domicile of the Company’s competitors may permit them to utilize advantageous accounting practices that depart from SAP. Moreover, although states generally defer to the interpretations of the insurance department of the state of domicile with respect to the application of regulations and guidelines, neither the action of the domiciliary state nor the action of the NAIC is binding on a non-domiciliary state. Accordingly, a state could choose to follow a different interpretation. The Company can give no guarantees that future changes to SAP or components of SAP, or the ability to apply a prescribed practice or the granting of permitted practices to the Company’s competitors, will not have a material impact on the Company’s financial condition or results of operations.

The Company’s insurance entities are subject to extensive regulation.

The Company’s insurance entities are subject to extensive state regulatory oversight in the jurisdictions in which each does business, as well as to federal oversight with respect to certain portions of their business. Insurance companies are regulated by the insurance departments of the states in which they are domiciled or licensed. The primary purpose of such regulatory supervision is to protect policyholders, rather than the Company. State insurance authorities have broad administrative powers with respect to various aspects of the insurance business. Accordingly, the Company could be adversely affected by, among other things, changes in state law relating to advertising and marketing, privacy, acquisitions, payment of dividends, , the form and content of insurance policies (including pricing), operating and agent licenses, , regulation of premium rates, premium tax increases, rating and underwriting restrictions and limitations, asset and reserve valuation requirements, enterprise risk management, surplus requirements, accounting standards, RBC requirements, statutory reserve and capital requirements, assessments by guaranty associations, affiliate transactions, unfair trade and claims practices, admittance of assets to statutory surplus, maximum interest rates on life insurance policy loans and minimum accumulation or surrender values, the type, amounts and valuations of investments permitted, reinsurance transactions, including the role of captive reinsurances, and other matters. Changes in state regulations, or in the interpretation or application of existing state laws or regulations, including as a result of the COVID-19 pandemic, may adversely impact the Company’s pricing, capital requirements, reserve adequacy or exposure to litigation and could increase the costs of regulatory compliance.

Changes are often implemented by state regulators in order to benefit policyholders to the detriment of insurers. State insurance regulators and the NAIC continually re-examine existing laws and regulations and may impose changes in the future that put further regulatory burdens on the Company, and thus, could have an adverse effect on its results of operations and financial condition.

In addition, state insurance laws, rather than federal bankruptcy laws, govern the liquidation or restructuring of insurance companies. Virtually all states in which the Company operates require the Company bear a portion of the loss suffered by some insureds as a result of impaired or insolvent insurance companies via participation in state guaranty associations.

From time to time, increased scrutiny has been placed upon the U.S. insurance regulatory framework, and a number of state legislatures have considered or enacted legislative measures that alter, and in many cases increase, state authority to regulate insurance and reinsurance companies. In addition to legislative initiatives of this type, the NAIC and insurance regulators are regularly involved in a process of re-examining existing laws and regulations and their application to insurance and reinsurance companies.

At the federal level, the Company could be affected by laws and regulations that may affect certain aspects of the insurance industry. While the federal government in most contexts currently does not directly regulate the insurance business, federal legislation and administrative policies in a number of areas, including limitations on antitrust immunity, minimum solvency requirements, systemic risk regulation, grant of resolution authority to a federal agency, uniform market conduct standards, credit for reinsurance initiatives, other proposals at the federal level to replace or streamline state regulatory processes, employment and employee benefits regulation, , financial services regulation, and federal taxation, can significantly affect the insurance business.

This state regulatory oversight and various proposals at the federal level could in the future adversely affect the Company’s ability to sustain adequate returns in certain lines of business. The Company cannot predict the effect any proposed or future legislation or change in the interpretation or application of existing laws or regulations may have on its financial condition or results of operations.

A failure to comply with rules and regulations in a jurisdiction could lead to disciplinary action, the imposition of fines or the revocation of the license, permission or authorization necessary to conduct the Company’s business in that jurisdiction, all of which could have a material adverse effect on the continued conduct of business in a particular jurisdiction.

The Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective.

The Company’s business is highly dependent on the ability to engage on a daily basis in a large number of insurance underwriting, claims processing and investment activities, many of which are highly complex. These activities often are subject to internal guidelines and policies, as well as to legal and regulatory standards. A control system, no matter how well-designed and operated, can provide only reasonable assurance that the control system’s objectives will be met. Ineffective controls could lead to financial loss, unanticipated risk exposure (including underwriting, credit and investment risk) or damage to the Company’s reputation.

Litigation or regulatory actions could have a material adverse impact on the Company.

Current and future litigation or regulatory investigations and actions in the ordinary course of operating the Company’s business, including class action lawsuits, may negatively affect the Company by resulting in the payment of substantial awards or settlements, increasing legal and compliance costs, requiring the Company to change certain aspects of its business operations, diverting management attention from other business issues, harming the Company’s reputation with customers or making it more difficult to retain current customers and to recruit and retain agents or Nationwide employees. See Note 13 to the 2019 NLIC Audited Statutory Financial Statements for a description of litigation and regulatory actions.

The amount of statutory capital that the Company and its insurance subsidiaries have and the amount of statutory capital they must hold can vary significantly from time to time and is sensitive to a number of factors outside of the Company’s control, including equity market and credit market conditions and the regulatory environment and rules.

The Company conducts the vast majority of its business through its licensed insurance entities. Insurance regulators and the NAIC prescribe accounting standards and statutory capital and reserve requirements for the Company and its U.S. insurance entities. The NAIC has established regulations that provide minimum capitalization requirements based on RBC formulas for life insurance companies. The RBC formula for life companies establishes capital requirements relating to insurance, business, asset and interest rate risk, including equity, interest rate, operational and management and expense recovery risks associated with life and annuity products that contain death benefits and/or certain living benefits.

In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending on a variety of factors, including the amount of statutory income or losses generated by the Company’s insurance entities (which itself is sensitive to equity market and credit market conditions), the amount of additional capital they must hold to support their business growth, changes in equity market levels, changes in reserve requirements, credit market volatility, changes in consumer behavior, the value of certain bonds in their investment portfolios, the value of certain derivative instruments that do not get hedge accounting treatment, changes in interest rates and foreign currency exchange rates, and changes to the NAIC RBC formulas. Nationally Recognized Statistical Rating Organizations (“NRSROs”) may also implement changes to their internal models, which differ from the NAIC RBC model, that have the effect of increasing or decreasing the amount of statutory capital that the Company’s insurance entities must hold in order to maintain their current ratings. Increases in the amount of required statutory reserves reduce the statutory surplus used in calculating the Company’s insurance entities’ RBC ratios.

In December 2017, President Trump signed into law H.R.1, commonly referred to as the Tax Cuts and Jobs Act. Following the reduction in the federal corporate income tax rate pursuant to the Tax Cuts and Jobs Act, the NAIC adopted revisions to certain factors used to calculate life RBC. These revisions to the NAIC’s life RBC calculation have resulted in increases in RBC charges and reductions in the RBC ratios of the Company’s insurance entities. The NAIC is also studying RBC revisions for bonds, real estate, and longevity risk, but the Company is currently unable to project the impact of any potential regulatory changes resulting from such proposals.

The Company’s insurance entities’ statutory surplus and RBC ratios have a significant influence on their financial strength ratings, which, in turn, are important to their ability to compete effectively. To the extent that any of the Company’s insurance entities’ statutory capital resources are deemed to be insufficient to maintain a particular rating by one or more rating agencies, capital may need to be raised. If the Company is unable to raise additional capital in such a scenario, any ratings downgrade that followed could have a material adverse effect on its business, financial condition, results of operations and liquidity. See Note 9 to the NLIC Unaudited Interim Statutory Financial Statements, included in the F pages of this report, for a further discussion of RBC.

Changes in tax laws could adversely affect the Company.

Congress has periodically considered legislation that, if enacted, could materially reduce or eliminate many of the tax advantages of purchasing and owning annuity and life insurance products, such as disallowing a portion of the income tax interest deduction for many businesses that own life insurance, and could impose a “financial crisis responsibility fee” on certain insurance companies. In addition, Congress has considered proposals to further limit contributions to retirement plans and accelerate the distributions from such plans after the death of the participant. If these proposals or other changes affecting the taxation of life insurance and/or annuity contracts, or the qualification requirements for retirement plans, were to be enacted, the Company’s sale of COLI, BOLI, variable annuities, variable life products and other retirement plan products could be adversely affected.

Congress and various state legislatures also have considered proposals to reduce the taxation of certain products or investments that may compete with life insurance. Legislation that increases the taxation on insurance products or reduces the taxation on competing products could lessen the advantage or create a disadvantage for certain of the Company’s products, making them less competitive. Such proposals, if adopted, could have a material effect on the Company’s profitability and financial condition or ability to sell such products, and could result in the surrender of some existing contracts and policies.

The products that the Company sells have different tax characteristics, in some cases generating tax deductions for the Company. The level of profitability of certain products is significantly dependent on these characteristics and the Company’s ability to continue to generate taxable income, which is taken into consideration when pricing products and is a component of the Company’s capital management strategies. Accordingly, changes in tax law, the Company’s ability to generate taxable income, or other factors impacting the availability or value of the tax characteristics generated by the Company’s products, could impact product pricing and returns or require the Company to reduce its sales of these products or implement other actions that could be disruptive to the Company’s businesses. In addition, the adoption of “principles-based” approaches for statutory reserves may lead to significant changes to the way tax reserves are determined and thus reduce future tax deductions.

The Company has incorporated changes in RBC calculations at year end 2018 as a result of the Tax Cuts and Jobs Act. Changes primarily in asset, insurance and interest rate risk factors increased capital and decreased RBC ratios of the Company’s insurance entities. RBC ratios after the adjustment remained well above required minimums.

See “Business—Tax Matters” for further discussion of other changes in federal tax laws and regulations that may adversely affect the Company’s business, results of operations and financial condition.

Changes to regulations under ERISA could adversely affect the Company’s distribution model, by restricting the Company’s ability to provide customers with advice.

The prohibited transaction rules of ERISA and the IRC generally restrict the provision of investment advice to ERISA plans and participants and Individual Retirement Account (“IRAs”) owners, if the investment recommendation results in fees paid to the individual advisor, his or her firm, or their affiliates, that vary according to the investment recommendation chosen. Although the DOL issued final regulations which provide limited relief from these investment advice restrictions, the investment advice restrictions could restrict the ability of the Company’s affiliated broker-dealers and their registered representatives to provide investment advice to ERISA plans and participants and with respect to IRAs. Also, the investment advice restrictions may require the fee and revenue arrangements of certain advisory programs to be revenue neutral, resulting in potential lost revenues for these broker-dealers and their affiliates.

In addition, the DOL has issued a number of regulations that increase the level of disclosure that must be provided to plan sponsors and participants. These ERISA disclosure requirements will increase the Company’s regulatory and compliance burden, resulting in increased costs. See “Business – The Company’s insurance entities are subject to extensive regulation” for further information on the impact of regulations issued by the DOL.

Changes in state insurance laws regarding the suitability of product sales and fiduciary/best interest standards may affect the Company’s operations and profitability.

The Company’s annuity sales practices are currently subject to strict regulation. State insurance regulators are becoming more active in adopting and enforcing suitability standards with respect to sales of annuities, both fixed and variable. Following the NAIC’s February 2020 adoption of amendments to its model annuity suitability rule incorporating a best interest standard, it is probable that they will be adopted by multiple states. Some states have already enacted or proposed legislation to impose new or expanded fiduciary/best interest standards on broker-dealers, investment advisors and/or insurance agents providing services to retail investors. Additionally, some state regulators have adopted or signaled they will be pursuing rule-making in this space. For example, on August 1, 2018 the NY DFS adopted “best interest” amendments to its existing annuity suitability regulation and expanded its scope to include “in-force” recommendations and life insurance policies. Any material changes to the standards governing the Company’s sales practices, including applicable state laws and regulations, could affect the Company’s business, results of operations and financial condition. See “Business—Regulation—Annuity Sales Practices.”

The Company may be unable to mitigate the impact of Regulation XXX and Actuarial Guideline 38, potentially resulting in a negative impact to NLAIC’s capital position and/or a reduction in sales of NLAIC’S term and universal life insurance products.

The NAIC Model Regulation entitled “Valuation of Life Insurance Policies,” commonly known as “Regulation XXX,” establishes statutory reserve requirements for term life insurance policies and universal life insurance policies with secondary guarantees, such as those issued by NLAIC. Actuarial Guideline 38 (“AG 38”) is intended to clarify the application of Regulation XXX with respect to certain universal life insurance products with secondary guarantees.

In 2014, the NAIC approved a new regulatory framework applicable to the use of captive insurers in connection with Regulation XXX and Guideline AXXX transactions. Among other things, the framework called for more disclosure of an insurer’s use of captives in its statutory financial statements, and narrows the types of assets permitted to back statutory reserves that are required to support the insurer’s future obligations. In 2014, the NAIC implemented the framework through Actuarial Guideline (“AG 48”), which requires the actuary of the ceding insurer that opines on the insurer’s reserves to issue a qualified opinion if the framework is not followed. The requirements of AG 48 became effective as of January 1, 2015 in all states without any further action necessary by state legislatures or insurance regulators to implement them, and apply prospectively to new policies issued and new reinsurance transactions entered into on or after January 1, 2015. In late 2016, the NAIC adopted an update to AG 48 and a model regulation that contains the same substantive requirements as the updated AG 48. The states have started to adopt the model regulation.

The Company’s subsidiary, NLAIC, has implemented reinsurance and capital management transactions to mitigate the capital impact of Regulation XXX and AG 38 for certain term life insurance and universal life insurance policies with secondary guarantees. These arrangements are subject to review by state insurance regulators and rating agencies and, for any new transactions entered into in the future, are subject to AG 48 as well. For those insurance policies where NLAIC has not implemented reinsurance and capital management transactions to mitigate the capital impact of Regulation XXX and AG 38, NLAIC has experienced a negative impact on its financial condition and results of operations. If NLAIC is unable to implement solutions to mitigate the impact of in force Regulation XXX and AG 38 business, this may continue to have a negative impact on its financial condition and results of operations.

Risks Related to the Business and Operations of the Company

The Company is rated by S&P, Moody’s, and A.M. Best, and a decline in ratings could adversely affect the Company’s operations.

Financial strength and claims-paying ability ratings, which various NRSROs publish as indicators of an insurance company’s ability to meet contractholder and policyholder obligations, are important to maintaining public confidence, competitive position and ability to market products. Such factors are important to policyholders, agents and intermediaries; however, they are not evaluations directed towards the protection of investors and are not recommendations to buy, sell or hold securities. Downgrades in NLIC and its subsidiaries’ financial strength ratings could have an adverse effect on their financial condition and certain of their results of operations in many ways, including reducing new sales and renewals of insurance products, annuities, and other investment products, adversely affecting their relationships with their sales force and independent sales intermediaries, materially increasing the number or amount of policy surrenders and withdrawals by contractholders and policyholders, requiring a reduction in prices to remain competitive, and adversely affecting their ability to obtain reinsurance at reasonable prices or at all.

Additionally, various NRSROs also publish credit ratings for NFS and several of its subsidiaries. Credit ratings are indicators of a debt issuer’s ability to meet the terms of debt obligations in a timely manner and are important factors in the Company’s overall funding profile and ability to access certain types of liquidity. Downgrades in the credit ratings for NFS and its subsidiaries could have an adverse effect on the Company’s financial condition and results of operations in many ways, including adversely limiting access to capital markets, potentially increasing the cost of debt, and requiring the posting of collateral.

Ratings are subject to ongoing review by A.M. Best, Moody’s, and S&P, and the maintenance of such ratings cannot be assured. If any rating is reduced from its current level, the Company’s financial position and results of operations could be adversely affected. The Company cannot predict what actions rating agencies may take, or what actions it may take in response to the actions of rating agencies, which could adversely affect its business. As with other companies in the financial services industry, the Company’s ratings could be downgraded at any time and without any notice by any NRSRO.

See “Business—Ratings” for further information on current financial strength, claims-paying ability and credit ratings.

Guarantees within certain of the Company’s and its insurance entities’ products may adversely affect the Company’s financial condition or results of operations.

The Company offers guarantees which can include a return of no less than the total deposits made on the contract less any customer withdrawals, total deposits made on the contract less any customer withdrawals plus a minimum return, or the highest contract value on a specified anniversary date minus any customer withdrawals following the contract anniversary. These guarantees can also include benefits payable in the event of death, upon annuitization, upon periodic withdrawal or at specified dates during the accumulation period.

NLIC remains ultimately liable for the specific guaranteed benefits and is subject to the risk that reinsurers are unable or unwilling to pay. In addition, NLIC is subject to the risk that hedging and other risk management procedures prove ineffective, or the estimates and assumptions made in connection with their use fail to reflect or correspond to the actual liability exposure, or that unanticipated policyholder behavior or mortality, combined with adverse market events, produces economic losses beyond the scope of the risk management techniques employed. These risks, individually or collectively, may have a material adverse effect on the Company’s financial condition or results of operations.

An inability to access the Company’s credit facilities could have a material adverse effect on its financial condition and results of operations.

The Company maintains committed unsecured revolving credit facilities. The Company relies on these facilities as a potential source of liquidity, which could be critical in enabling it to meet its obligations as they come due, particularly during periods when alternative sources of liquidity are limited. The Company’s ability to borrow under these facilities is conditioned on the Company’s satisfaction of covenants and other requirements contained in the facilities. The Company’s failure to satisfy the requirements contained in the facilities would, among other things, restrict the Company’s access to the facilities when needed and, consequently, could have an adverse effect on the Company’s financial condition and results of operations.

Deviations from assumptions regarding future persistency, mortality, morbidity, and interest rates used in calculating reserve amounts could have a material adverse impact on the Company’s results of operations or financial condition.

The Company’s earnings significantly depend upon the extent to which the actual experience is consistent with the assumptions the Company uses in setting prices for its products and establishing liabilities for some future policy benefits and claims. Such amounts are established based on estimates by actuaries of how much the Company will need to pay for future benefits and claims. The process of calculating reserve amounts for some products within a life insurance organization involves the use of a number of assumptions, including those related to persistency (how long a contract stays with a company), mortality (the likelihood of death or the likelihood of survival), morbidity (likelihood of sickness or disability) and interest rates (the rates expected to be paid or received on financial instruments, including insurance or investment contracts). In addition, significant changes in mortality or morbidity could emerge gradually over time, due to changes in the natural environment, including climate change, the health habits of the insured population, treatment patterns and technologies for disease or disability, the economic environment, or other factors. Actual results could differ significantly from those assumed. Although the Company may be permitted to increase premiums or adjust other charges and credits during the life of certain policies or contracts, the adjustments permitted under the terms of the policies or contracts may not be sufficient to maintain profitability or may cause the policies or contracts to lapse. As such, significant deviations from one or more of these assumptions, including as a result of the COVID-19 pandemic, could result in a material adverse impact on the Company’s life insurance entities’ results of operations or financial condition.

Pricing of the Company’s insurance and deferred annuity products are also based in part upon expected persistency of these products, which is the probability that a policy or contract will remain in force from one period to the next. Persistency within the Company’s annuities business may be significantly impacted by the value of guaranteed minimum benefits contained in many of the Company’s variable annuity products being higher than current account values, in light of poor equity market performance or extended periods of low interest rates, as well as other factors. Persistency could be adversely affected generally by developments affecting client perceptions of the Company, including perceptions arising from adverse publicity. Many of the Company’s products also provide the Company’s customers with wide flexibility with respect to the amount and timing of premium deposits and the amount and timing of withdrawals from the policy’s value. Results may vary based on differences between actual and expected premium deposits and withdrawals for these products, especially if these product features are relatively new to the marketplace. The pricing of certain of the Company’s variable annuity products that contain certain living benefit guarantees is also based on assumptions about utilization rates, or the percentage of contracts that will utilize the benefit during the contract duration, including the timing of the first lifetime income withdrawal. Results may vary based on differences between actual and expected benefit utilization. The development of a secondary market for life insurance, including life settlements or “viaticals” and investor-owned life insurance, and third-party investor strategies in the annuities business, could adversely affect the profitability of existing business and the Company’s pricing assumptions for new business.

The Company’s risk management policies, practices and procedures could leave it exposed to unidentified or unanticipated risks, which could negatively affect its business or result in losses.

The Company has developed an enterprise-wide risk management framework to mitigate risk and loss to the Company, and maintains policies, procedures and controls intended to identify, measure, monitor, report and analyze the risks to which the Company is exposed. Many of the Company’s risk management strategies or techniques are based upon historical customer and market behavior, and all such strategies and techniques are based to some degree on management’s subjective judgment. The Company cannot provide assurance that its risk management framework, including the underlying assumptions or strategies, will be accurate and effective.

The risk management policies and procedures, including hedge programs at NLIC and NLAIC, utilize derivative financial instruments, and expect to do so in the future. Nonetheless, the Company’s policies and procedures to identify, monitor, and manage both internal and external risks may not effectively mitigate these risks or predict future exposures, which could be different or significantly greater than expected. As the Company’s businesses change and the markets in which the Company operates evolve, the Company’s risk management framework may not evolve at the same pace as those changes. As a result, there is a risk that new products or new business strategies may present risks that are not appropriately identified, monitored or managed. Additional risks and uncertainties not currently known to the Company, or that it currently deems to be immaterial, may adversely affect its business, results of operations and financial condition.

A large-scale pandemic or epidemic, natural and man-made catastrophes, climate change, the continued threat or acts of terrorism, or ongoing military and other actions may result in decreases in the Company’s net income, revenue, and assets under management and may adversely impact its investment portfolio.

A large-scale pandemic or epidemic, natural and man-made catastrophes, climate change, the continued threat or acts of terrorism within the U.S. and abroad, ongoing military and other actions, and heightened security measures in response to these types of threats may cause significant volatility and declines in the U.S., European, and other securities markets, loss of life, property damage, additional disruptions to commerce and reduced economic activity. As a result, the Company’s net income and/or revenue, and some of the assets in the Company’s investment portfolio, may be adversely affected by declines in the securities markets and economic activity.

The Company cannot predict whether or the extent to which industry sectors in which it maintains investments may suffer losses as a result of potential decreased commercial and economic activity, how any such decrease might impact the ability of companies within the affected industry sectors to pay the interest or principal on their securities, or how the value of any underlying collateral might be affected.

The ongoing events resulting from the outbreak of the COVID-19 pandemic and the potential for future similar events, could have an adverse impact on the Company’s financial condition, results of operations, cash flows, liquidity and prospects.

The Company is closely monitoring developments related to the COVID-19 pandemic and assessing its impact on its business. It is not currently possible to accurately estimate the impact that this pandemic will have on our business due to the evolving and highly uncertain path of this event. The COVID-19 pandemic and associated economic slowdown has and/or could continue to adversely impact the results of operations, financial condition, cash flows, liquidity and prospects of the Company in a number of ways including:

●

The Company’s investment portfolio (and, specifically, the valuations of investment assets held) has been, and may continue to be, adversely affected as a result of market developments from the COVID-19 pandemic and uncertainty regarding its outcome. Moreover, changes in interest rates, reduced liquidity or a continued slowdown in the U.S. or in global economic conditions may also adversely affect the values and cash flows of these assets. The Company’s investments in mortgages and mortgage-backed securities could be negatively affected by delays or failures of borrowers to make payments of principal and interest when due or delays or moratoriums on foreclosures or enforcement actions with respect to delinquent or defaulted mortgages imposed by governmental authorities. Further, extreme market volatility may leave the Company unable to react to market events in a prudent manner consistent with the Company’s historical investment practices in dealing with more orderly markets;

●	The Company is providing COVID-19 hardship assistance to its customers, including suspending cancellation of certain policies, deferring premium payment deadlines and waiving certain late fees;

●

Potential state or federal legislation and regulation intended to ease the impact of the COVID-19 pandemic on consumers that could mandate waiver of late fees and/or limit or eliminate the ability to cancel policies for non-payment of premiums;

●

Potential impacts to financial product revenues due to the overall economic slowdown, including the decline in economic activity, reductions in the sale of financial products due to the current market conditions, a reduction in fees collected from assets under management, a reduction in new sales due to an overall reduction in consumer spending, and an increased number of customers experiencing difficulty in paying premiums;

●

Potential impacts on the Company’s operations due to efforts to mitigate the pandemic, including government-mandated shutdowns, requests or orders for employees to work remotely, and other social distancing measures, which could result in an adverse impact on the Company’s ability to conduct its business, including its ability to sell policies and products, and adjust certain claims;

●

While the Company has implemented risk management and contingency plans and taken preventive measures and other precautions, no predictions of specific scenarios can be made with respect to the COVID-19 pandemic and such measures may not adequately predict the impact on the Company’s business from such events. An extended period of remote work arrangements could introduce operational risk and impair the Company’s ability to manage its business.

●

The Company also outsources certain critical business activities to third parties. As a result, the Company relies upon the successful implementation and execution of the business continuity planning of such entities in the current environment. While the Company closely monitors the business continuity activities of these third parties, successful implementation and execution of their business continuity strategies are largely outside the Company’s control. If one or more of the third parties to whom the Company outsources certain critical business activities experience operational failures as a result of the impacts from the spread of COVID-19, or claim that they cannot perform due to a force majeure, it may have a material adverse effect on the Company’s business, financial condition, results of operations, liquidity and cash flows; and

●	Potential impacts to the cost and availability of reinsurance.

Additionally, there is risk that the current efforts underway by governmental and non-governmental organizations to combat the spread and severity of COVID-19 and related public health issues may not be effective or may be prolonged. Finally, the Company cannot predict how legal and regulatory responses to concerns about COVID-19 and related public health issues will impact its business.

The continued spread of COVID-19 has led to disruption and volatility in the global capital markets which could increase the Company’s funding costs, limit its access to the capital markets or result in a decision by lenders not to extend credit. Accordingly, the Company may in the future have difficulty accessing debt and capital on attractive terms, or at all, which could have a material adverse effect on its business, results of operations, financial condition and liquidity.

The duration of the COVID-19 pandemic is uncertain, and the foregoing impacts and other unforeseen impacts not referenced herein, as well as the ultimate impact of the COVID-19 pandemic, are difficult to predict and could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows, liquidity and prospects. To the extent the COVID-19 pandemic adversely affects the Company’s business, financial condition, results of operations, cash flows, liquidity or prospects, it may also have the effect of heightening many of the other risks described herein.

The Company operates in a highly competitive industry, which can significantly impact operating results.

The Company’s ability to compete is based on a number of factors including scale, service, product features, price, investment performance, commission structure, distribution capacity, financial strength ratings and name recognition. The Company competes with a large number of financial services companies such as banks, mutual funds, broker-dealers, insurers and asset managers, many of which have advantages over the Company in one or more of the above competitive factors. The Company’s revenues and profitability could be impacted negatively due to such competition. The competitive landscape in which the Company operates may be further affected by government-sponsored programs and longer-term fiscal policies. Competitors that receive governmental financing or other assistance or subsidies, including governmental guarantees of their obligations, may have or obtain pricing or other competitive advantages. Competitors that are not subject to the same regulatory framework may also have a pricing advantage as a result of lower capital requirements.

See “Business—Competition” for a further description of competitive factors affecting the Company.

The Company’s products and services are complex and are frequently sold through intermediaries, and a failure of such intermediaries to properly perform services, or their misrepresentation of the Company’s products or services, could have an adverse effect on the Company’s business, results of operations and financial condition.

Many of the Company’s products and services are complex and are frequently sold through intermediaries. In particular, the Company is reliant on intermediaries in its unaffiliated distribution channels to describe and explain its products to potential customers. The intentional or unintentional misrepresentation of the Company’s products and services in advertising materials or other external communications, or inappropriate activities by the Company’s personnel or an intermediary, could adversely affect the Company’s reputation and business prospects, as well as lead to potential regulatory actions or litigation.

The Company’s business success depends, in part, on effective information technology systems and on continuing to develop and implement improvements in technology.

The Company depends in large part on technology systems for conducting business and processing claims, as well as for providing the data and analytics it utilizes to manage its business, and thus the Company’s business success is dependent on maintaining the effectiveness of existing technology systems and on continuing to develop and enhance technology systems that support its business processes and strategic initiatives in a cost- and resource- efficient manner. Some system development projects that are long-term in nature, may negatively impact the Company’s expense ratios as it invests in the projects, and may cost more to complete than the Company expects. In addition, system development projects may not deliver the benefits the Company expects once they are complete, or may be replaced or become obsolete more quickly than expected, which could result in accelerated recognition of expenses. If the Company does not effectively and efficiently manage and upgrade its technology portfolio, including with respect to the technology portfolio of its recently acquired businesses, or if the costs of doing so are higher than it expects, the Company’s ability to provide competitive services to new and existing customers in a cost-effective manner and its ability to implement its strategic initiatives could be adversely impacted.

The Company faces a risk of non-availability and increased cost of reinsurance.

Market conditions beyond the Company’s control, including as a result of the COVID-19 pandemic, determine the availability and cost of the reinsurance protection it purchases. The Company can offer no guarantees that reinsurance will remain continuously available to it to the same extent, and with the same terms and rates, as are currently available. If the Company is unable to maintain its current level of reinsurance or purchase new reinsurance protection in amounts that it considers sufficient and at prices that it considers acceptable, the Company would either have to be willing to accept an increase in its net exposures or reduce its insurance writings. A significant reinsurer’s insolvency or inability to make payments under the terms of a reinsurance treaty could subject the Company to credit risk with respect to its ability to recover amounts due from reinsurers. Because of the risks set forth above, the Company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to it in the future at commercially reasonable rates or at all. These risks could have a material adverse effect on the results of operations or financial condition of the Company.

A breach of information security or other unauthorized data access could have an adverse impact on the Company’s business and reputation.

In the ordinary course of business, the Company collects, processes, transmits, and stores large quantities of personally identifiable information, customer financial and health information, and proprietary business information (collectively referred to herein as “Sensitive Information”). The secure processing, storage, maintenance, and transmission of this Sensitive Information are vital to the Company’s operations and business strategy. Although the Company undertakes substantial efforts to reasonably protect Sensitive Information, including internal processes and technological defenses that are preventative or detective, and other commercially reasonable controls designed to provide multiple layers of security, Sensitive Information maintained by the Company may be vulnerable to attacks (including during the COVID-19 pandemic) by computer hackers, to physical theft by other third-party criminals, or to other compromise due to error or malfeasance by an individual providing services. Attacks may include both sophisticated cyber attacks perpetrated by organized crime groups, “hactivists,” or state-sponsored groups, as well as non-technical attacks ranging from sophisticated social engineering to simple extortion or threats, which can lead to access, disclosure, disruption or further attacks. Such events may expose the Company to civil and criminal liability or regulatory action, harm its reputation among customers, deter people from purchasing the Company’s products, cause system interruptions, require significant technical, legal and other remediation expenses, and otherwise have an adverse impact on its business. Third parties to whom the Company outsources certain functions are also subject to the risks outlined above, and if such a third party suffers a breach of information security involving the Company’s Sensitive Information, such breach may result in the Company incurring substantial costs and other negative consequences, including a material adverse effect on its business, financial condition, results of operations and liquidity. The Company offers no guarantees that it will be able to implement information security measures to prevent all breaches of information security.

Losses due to system failures or physical locations being unavailable to conduct business could have an adverse impact on the Company’s business and reputation.

Network, utility, telecommunications, business systems, hardware and/or software failures due to a computer virus or cyber-attack, such as a distributed denial of service attack, could prevent the Company from conducting its business for a sustained period of time. The Company’s facilities could be inaccessible due to a disaster, natural or man-made catastrophe, blackout, terrorist attack, pandemic (such as COVID-19) or war. Even if the personnel providing services to the Company are able to report to work, they may be unable to perform their duties for an extended period of time if the Company’s data or systems are disabled or destroyed. There can be no assurance that the Company’s business continuation plans and insurance coverages would be effective in mitigating any negative effects on the Company’s operations or profitability, and the Company could be adversely impacted by any disruption of its ability to conduct business.

Nationwide employee error, misconduct, or excessive risks may be difficult to detect and prevent and could adversely affect the Company.

As an insurance enterprise, the Company is in the business of accepting certain risks. The associates who conduct the Company’s business, including executive officers and other members of management, sales managers, investment professionals, product managers, sales agents, and other personnel, do so in part by making decisions and choices that involve exposing the Company to risk. These include decisions such as setting underwriting guidelines and standards, product design and pricing, determining what assets to purchase for investment and when to sell them, deciding which business opportunities to pursue, and other decisions. Losses may result from, among other things, excessive risk, fraud, errors, failure to document transactions properly, failure to obtain proper internal authorization or failure to comply with regulatory requirements. Although the Company employs controls and procedures designed to monitor individual business decisions and prevent the Company from taking excessive risks, it is not always possible to deter or prevent individual misconduct, and the precautions the Company takes to prevent and detect this activity may not be effective in all cases. The impact of those losses and excessive risks could harm the Company’s reputation and have a material adverse effect on the Company’s financial condition and business operations.

The Company’s business may be adversely affected if Nationwide is unable to hire and retain qualified employees.

There is significant competition from within the financial services and life insurance industries, and from businesses outside those industries, for qualified employees, especially those in key positions and those possessing highly specialized underwriting knowledge. The Company’s performance is largely dependent on the talents, efforts and proper conduct of highly-skilled individuals, including the Company’s senior executives. For many of the Company’s senior positions, it competes for talent not just with insurance or financial service companies, but with other large companies and other businesses. The Company’s continued ability to compete effectively in its business and to expand into new business areas depends on its ability to attract new personnel and to retain and motivate its existing personnel. If the Company is not able to successfully attract, retain, and motivate the personnel that provide services to it, its business, financial results and reputation could be materially and adversely affected.

The Company may be subject to intellectual property risk.

The Company relies on copyright, trademark, patent and trade secret laws, as well as various contractual rights and obligations, to protect its intellectual property. Although the Company uses a broad range of measures to protect its intellectual property rights, third parties may infringe or misappropriate its intellectual property. The Company may resort to litigation in order to enforce its intellectual property rights. Such litigation would represent a diversion of resources that may be significant in amount, and the final outcome of any litigation cannot be predicted with certainty. The Company’s inability to successfully secure or enforce the protection of the Company’s intellectual property assets, despite the Company’s best efforts, could have a material adverse effect on its business and ability to compete.

The Company also may be subject to costly litigation in the event that another party alleges that its operations or activities infringe upon that party’s intellectual property rights. The Company may be subject to claims by third parties for alleged infringement of third-party patents, copyrights, trademarks, trade secrets or breach of any license. If the Company were found to have infringed any third-party intellectual property rights, it could incur substantial liability, and in limited circumstances could be enjoined from providing certain products or services to its customers. Alternatively, the Company could be required to enter into costly licensing arrangements with third parties to resolve any alleged intellectual property infringement claims brought by third parties.

Acquisitions and integration of acquired businesses and dispositions or other structural changes may result in operating difficulties, unforeseen liabilities or asset impairments, and other unintended consequences.

From time to time the Company may investigate and pursue acquisition or disposition opportunities if it believes that such opportunities are consistent with its long-term objectives and that the potential rewards of an acquisition or disposition justify the risks.

The Company’s ability to achieve certain financial benefits it anticipates from its acquisitions will depend in part upon its ability to successfully grow the businesses consistent with its anticipated acquisition economics. The Company’s financial results could be adversely affected by unanticipated performance issues, unforeseen liabilities, transaction-related charges, diversion of management time and resources to acquisition integration challenges or growth strategies, loss of key Nationwide employees, amortization of expenses related to intangibles, charges for impairment of long-term assets or goodwill and indemnifications.

The process of integrating an acquired company or business can be complex and costly and may create unforeseen operating difficulties and expenditures. Acquired businesses may not perform as projected, any cost savings and other synergies anticipated from the acquisition may not materialize and costs associated with the integration may be greater than anticipated. Acquired businesses may not be successfully integrated, resulting in substantial costs or delays and adversely affecting the Company’s ability to compete. Accordingly, the Company’s results of operations might be materially and adversely affected.

The Company faces a risk of noncompliance with and enforcement action under the Bank Secrecy Act and other anti-money laundering statutes and regulations.

A major focus of governmental policy on financial institutions in recent years has been aimed at combating money laundering and terrorist financing. The USA PATRIOT Act of 2001 (the “PATRIOT Act”) substantially broadened the scope of United States anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extra-territorial jurisdiction of the United States, and by expanding the categories of financial institutions to which such laws and regulations apply to include some categories of insurance companies. Certain financial institutions are also prohibited from entering into specified financial transactions and account relationships and must use enhanced due diligence procedures in their dealings with certain types of high-risk clients and implement a written client identification program. Financial institutions must take certain steps to assist government agencies in detecting and preventing money laundering and report certain types of suspicious transactions without notifying the affected clients. Regulatory authorities routinely examine financial institutions to ensure that they have policies and procedures reasonably designed to comply with applicable requirements and for compliance with the policies and procedures and these substantive obligations. Failure of a financial institution to maintain and implement adequate programs, including policies and procedures, to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for the institution, including causing applicable regulatory authorities not to approve merger or acquisition transactions when regulatory approval is required or to prohibit such transactions even if approval is not required. Regulatory authorities have imposed cease and desist orders and civil money penalties against institutions found to be violating these obligations. The Company and its subsidiaries are subject to anti-money laundering statutes and certain regulations, and its compliance obligations under these rules result in increased costs and allocation of internal resources

Consolidation of distributors of insurance products may adversely affect the insurance industry and the profitability of the Company’s business.

The Company distributes many of its individual products through other financial institutions such as banks and broker-dealers. An increase in bank and broker-dealer consolidation activity could increase competition for access to distributors, result in greater distribution expenses and impair the Company’s ability to expand its customer base. Consolidation of distributors and/or other industry changes may also increase the likelihood that distributors will try to renegotiate the terms of any existing selling agreements to terms less favorable to the Company.

PROPERTIES

Pursuant to an arrangement between NMIC and certain of its subsidiaries, during 2020 the Company occupied on average approximately 557,813 square feet of office space in the five-building home office complex and in other offices in central Ohio. The Company believes that its present and planned facilities are adequate for the anticipated needs of the Company.

LEGAL PROCEEDINGS

See Note 13 to the 2019 NLIC Audited Statutory Financial Statements for a discussion of legal proceedings.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

There is no established public trading market for NLIC’s shares of common stock. All 3,814,779 issued and outstanding shares of NLIC’s common stock are owned by NFS. NLIC did not repurchase any shares of its common stock or sell any unregistered shares of its common stock during first quarter 2020.

NLIC did not pay any dividends or return capital to NFS during first quarter 2020.

NLIC currently does not have a formal dividend policy.

See Business – Regulation – Regulation of Dividends and Other Distributions and Risk-Based Capital for information regarding dividend restrictions.

SELECTED FINANCIAL DATA
	Three months ended		Year ended
	March 31,		December 31,
(in millions)	2020 2019		2019 2018
	(unaudited)
Statutory Statements of Operations Data
Total revenues	$4,068	$3,333	$14,452	$13,995
Total benefits and expenses	$3,880	$3,110	$13,419	$12,985
Net income	$1,074	$150	$629	$711

(in millions)	March 31, 2020	December 31, 2019
	(unaudited)
Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus Data
Total invested assets	$49,150	$48,044
Total admitted assets	$140,886	$155,133
Total liabilities	$132,150	$146,311
Total capital and surplus	$8,736	$8,822

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND FINANCIAL DISCLOSURE

Forward-Looking Information

The information included herein contains certain forward-looking statements with respect to the results of operations, businesses and financial condition of the Company made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Whenever used in this report, words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “believe,” “project,” “target,” “will,” “shall,” “could,” “may” and other words of similar meaning, and any statement concerning the Company’s potential future response or responses to the COVID-19 pandemic, including any statement concerning the effect of the pandemic on the Company’s business, financial condition, liquidity or results of operations, are intended to identify such forward-looking statements. These forward-looking statements are based on current expectations and involve a number of risks and uncertainties that are difficult to predict. These forward-looking statements are not a guarantee of future performance, and certain important factors that may cause actual results to differ materially from those expressed or implied in such forward-looking statements include, among others, the following possibilities:

(i)	fluctuations in the results of operations or financial condition;

(ii)	actual claims losses exceeding reserves for claims;

(iii)

difficult economic and business conditions, including financial, capital and credit market conditions as a result of changes in interest rates or prolonged periods of low interest rates, equity prices, volatility, yields and liquidity in the equity and credit markets, as well as geopolitical conditions and the impact of political, regulatory, judicial, economic or financial events, including terrorism, epidemics or pandemics, such as COVID-19, impacting financial markets generally and companies in the Company’s investment portfolio specifically;

(iv)	the degree to which the Company chooses not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies the Company does implement;

(v)	changes in certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board (“FASB”), SEC, NAIC or other standard-setting bodies;

(vi)	the inability to maintain the availability of systems and facilities in the event of a disaster, natural or man-made catastrophe (such as the COVID-19 pandemic), blackout, terrorist attack or war;

(vii)

heightened competition that affects the cost of, and demand for, the Company’s products, specifically including the intensification of price competition, the entry of new competitors, consolidation, technological innovation and the development of new products by new and existing competitors;

(viii)

adverse state and federal legislation and regulation, including in response to the COVID-19 pandemic, with respect to, among other things, tax law changes impacting the federal estate tax and tax treatment of life insurance and investment products; limitations on premium levels; restrictions on product approval and policy issuance; increases in minimum capital and reserves and other financial viability requirements; restrictions on mutual fund service fee payments; changes affecting sales practices, including investigations and/or claims handling and escheat investigations; and regulatory actions of the DOL under ERISA, in particular proposed rule-making with respect to fiduciary obligations, rule-making adopted by regulatory authorities under the Dodd-Frank Act and the Federal Deposit Insurance Act, including SEC comprehensive rulemaking and guidance regarding standards of conduct for broker dealers and investment advisers;

(ix)	the inability to mitigate the capital impact associated with statutory reserving and capital requirements;

(x)	failure to maintain or expand distribution channels;

(xi)	possible difficulties in executing, integrating and realizing projected results of acquisitions, divestitures and restructurings;

(xii)	loss of key vendor relationships or failure of a vendor to protect confidential and proprietary information or otherwise perform (including as a result of the COVID-19 pandemic);

(xiii)

changes in interest rates and the equity markets causing a reduction in the market value of the Company’s investment portfolio, investment income and/or asset fees; an acceleration of other expenses; a reduction in separate account assets or a reduction in the demand for the Company’s products; increased liabilities related to living benefits and death benefit guarantees; or an impact on ultimate realizability of deferred tax assets;

(xiv)	outlook changes and downgrades in the financial strength and claims-paying ability ratings of the Company assigned by NRSROs;

(xv)	competitive, regulatory or tax changes that affect the cost of, or demand for, products;

(xvi)	fluctuations in RBC levels;

(xvii)	settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheets;

(xviii)

deviations from assumptions regarding future persistency, mortality and morbidity rates (including as a result of natural and man-made catastrophes, pandemics, including the COVID-19 pandemic, epidemics, malicious acts, terrorist acts and climate change), and interest rates used in calculating reserve amounts and in pricing products;

(xix)	adverse results and/or resolution of litigation, arbitration, regulatory investigation and/or inquiry;

(xx)	the availability, pricing and effectiveness of reinsurance;

(xxi)	the effectiveness of policies and procedures for managing risk;

(xxii)	interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems;

(xxiii)

adverse consequences, including financial and reputational costs, regulatory problems and potential loss of customers resulting from a breach of information security, a failure to meet privacy regulations, or inability to secure and maintain the confidentiality of proprietary or customers’ personal information;

(xxiv)	the inability to protect intellectual property and defend against claims of infringement;

(xxv)	realized losses with respect to impairments of assets in the investment portfolio of the Company;

(xxvi)	exposure to losses related to variable annuity guarantee benefits, including from downturns and volatility in equity markets;

(xxvii)	statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX, Guideline AXXX and principles-based reserving requirements;

(xxviii)	lack of liquidity in certain investments, access to credit facilities, or other inability to access capital; and

(xxix)	defaults on commercial mortgages and volatility in their performance.

The Company undertakes no commitment to revise or update any forward-looking statements as a result of new information, future events or development, except as required by law. For a more complete description of the various risks, uncertainties, and other factors that could affect future results, see Risk Factors.

Overview

The following discussion provides an assessment of the financial position and results of operations of the Company for the three months ended March 31, 2020. This discussion and analysis is based on and should be read in conjunction with the 2019 NLIC Audited Statutory Financial Statements and related notes to the NLIC Unaudited Interim Statutory Financial Statements beginning on page F-1 of this report.

See Business – Overview for a description of the Company and its ownership structure.

See Business – Business Segments for a description of the components of each segment and a description of management’s primary profitability measure.

Recent Developments

While still evolving, the COVID-19 pandemic has caused significant economic and financial turmoil both in the U.S. and around the world. The COVID-19 pandemic and its effects have begun to impact the Company’s business in a number of ways, including adversely affecting our investment portfolio and giving rise to recent actions we have taken with respect to COVID-19 hardship assistance for our customers, including suspending cancellation of certain policies, deferring premium payment deadlines and waiving certain late fees. In addition, recently proposed state and federal legislation and regulation could, if enacted, affect our premium collections or otherwise adversely affect our business activities. At this time, it is not possible to estimate how long it will take to halt the spread of the virus or the longer-term effects that the COVID-19 pandemic could have on the Company’s business. The extent to which the COVID-19 pandemic impacts the Company’s business, results of operations, financial condition, cash flows, liquidity or prospects will depend on future developments which are evolving and highly uncertain.

Revenues and Expenses

The Company earns revenues and generates cash primarily from life insurance premiums, annuity considerations, policy charges, health insurance premiums and net investment income. Life insurance premiums are recognized as revenue over the premium paying period of the related polices. Annuity considerations are recognized as revenue when received. Policy charges are comprised of several components including asset fees, which are earned primarily from separate account values generated from the sale of individual and group variable annuities and life insurance products and cost of insurance charges earned on all life insurance products except traditional, which are assessed on the amount of insurance in force in excess of the related policyholder account value. Policy charges also include administrative fees, which include fees charged per contract on a variety of the Company’s products and premium loads on universal life insurance products and surrender fees which are charged as a percentage of premiums/deposits withdrawn during a specified period for annuity and certain life insurance contracts. Health insurance premiums are earned ratably over the terms of the related insurance and reinsurance contracts or policies. Net investment income includes earnings on investments supporting fixed annuities, FHLB funding agreements, certain life insurance products and earnings on invested assets not allocated to product segments, all net of related investment expenses.

Management makes decisions concerning the sale of invested assets based on a variety of market, business, tax and other factors. All realized gains and losses generated by these sales are reported in net realized capital gains and losses. Also included in net realized investment gains and losses are the impact of exercised, matured or terminated derivatives. All charges related to other-than-temporary impairments of bonds, specific commercial mortgage loans, other investments, and changes in the valuation allowance not related to specific commercial mortgage loans are reported in net realized capital gains and losses.

The Company’s primary expenses include benefits to policyholders and beneficiaries, commissions and other business expenses. Policy benefits and claims that are expensed include interest credited to policy account balances, benefits and claims incurred in the period in excess of related policy reserves and other changes in future policy benefits. Commissions include commissions paid by the Company to affiliates and non-affiliates on sales of products. See Business – Marketing and Distribution for a description of the Company’s unaffiliated and affiliated distribution channels.

Profitability

The Company’s profitability largely depends on its ability to effectively price and manage risk on its various products, administer customer funds and control operating expenses. Lapse rates on existing contracts also impact profitability. The lapse rate and distribution of lapses affect surrender charges.

In particular, the Company’s profitability is driven by premiums and annuity considerations for life and accident and health contracts, fee income on separate account products, general and separate account asset levels and management’s ability to manage interest spread income. Premiums and annuity considerations for life and accident and health contracts can vary based on a variety of market, business and other factors. While asset fees are largely at guaranteed annual rates, amounts earned vary directly with the underlying performance of the separate accounts. Interest spread income is comprised of net investment income, excluding any applicable allocated charges for invested capital, less interest credited to policyholder accounts. Interest spread income can vary depending on crediting rates offered by the Company, performance of the investment portfolio, including the rate of prepayments, changes in market interest rates and the level of invested assets, the competitive environment and other factors.

In addition, life insurance profits are significantly impacted by mortality, morbidity and persistency experience. Asset impairments and the tax position of the Company also impact profitability.

Fair Value Measurements

See Note 6 to the NLIC Unaudited Interim Statutory Financial Statements, included in the F pages of this report, as well as Note 2 and Note 7 to the 2019 NLIC Audited Statutory Financial Statements for details regarding the Company’s policies for fair value measurements of certain assets and liabilities.

Credit Risk Associated with Derivatives

See Note 5 to the NLIC Unaudited Interim Statutory Financial Statements, included in the F pages of this report, as well as Note 6 to the 2019 NLIC Audited annual statutory financial statements for details regarding the Company’s evaluation of credit risk associated with derivatives.

Significant Accounting Estimates and Significant Accounting Policies

The preparation of the statutory financial statements requires the Company to make estimates and assumptions that affect the amounts reported in the statutory financial statements and accompanying notes. Significant estimates include legal and regulatory reserves, certain investment and derivative valuations, future policy benefits and claims, provision for income taxes and valuation of deferred tax assets. Actual results could differ significantly from those estimates.

Note 2 to the 2019 NLIC Audited Statutory Financial Statements provides a summary of significant accounting policies.

Results of Operations

Three months ended March 31, 2020 Compared to three months ended March 31, 2019:

The following table summarizes the Company’s results of operations for the periods indicated:

	Three months ended March 31,
(in millions)	2020	2019	Change
Revenues
Premiums and annuity considerations	$3,096	$2,297	35%
Net investment income	446	454	(2%)
Other revenues	526	582	(10%)
Total revenues	$4,068	$3,333	22%
Benefits and expenses
Benefits to policyholders and beneficiaries	$4,414	$3,475	27%
Increase in reserves for future policy benefits and claims	273	296	(8%)
Net transfers from separate accounts	(985)	(817)	(21%)
Commissions	164	161	2%
Dividends to policyholders	8	9	(11%)
Reserve adjustment on reinsurance assumed	(53)	(71)	25%
Other expenses	59	57	4%
Total benefits and expenses	$3,880	$3,110	25%
Income before federal income tax expense and net realized capital losses on investments	$188	$223	(16%)
Federal income tax expense (benefit)	209	(68)	407%
Income before net realized capital losses on investments	$(21)	$291	(107%)
Net realized capital gains (losses) on investments, net of tax and transfers to the interest maintenance reserve	1,095	(141)	877%
Net income	$1,074	$150	616%

The Company recorded higher net income for the three months ended March 31, 2020 compared to the three months ended March 31, 2019, primarily due to net realized capital gains on investments, net of tax, partially offset by an increase in federal income tax expense and a decline in pre-tax operating earnings. Pre-tax operating earnings decreased due to an increase in benefits to policyholders and beneficiaries and lower other revenues, partially offset by higher premiums and annuity considerations and a decrease for higher net transfers from separate accounts.

Net realized capital gains on investments, net of tax and transfers, were primarily driven by higher gains in the derivative hedging program period over period, partially offset by increased impairment losses.

Increases in benefits to policyholders and beneficiaries were primarily related to Workplace Solutions and driven by higher public and private sector retirement plan paid surrender benefits.

Other revenue declines were primarily associated with lower fees on fixed market value adjusted guaranteed separate account products in Annuities and public sector retirement plan miscellaneous income in Workplace Solutions.

The increase in premiums and annuity considerations was driven by public and private sector retirement plan products sales in Workplace Solutions and new COLI and BOLI case acquisitions in Corporate Solutions and Other, partially offset by lower sales in Annuities for deferred variable annuity and immediate annuity products.

The change for net transfers from separate accounts was driven by higher net transfers from separate accounts in Workplace Solutions and Annuities that were partially offset by higher net transfers to separate accounts in Corporate Solutions and Other.

The increase in federal income tax expense was driven by a recapture of tax credits resulting from expanded NOL carryback rules under the CARES Act, decline in credit utilization and an increase in ordinary taxable income.

Business Segments

Life Insurance

Three months ended March 31, 2020 Compared to three months ended March 31, 2019:

The following table summarizes selected financial data for the Company’s Life Insurance segment for the periods indicated:

	Three months ended
	March 31,
(in millions)	2020	2019	Change

Results of Operations
Revenues
Premiums and annuity considerations	$97	$102	(5%)
Net investment income	64	66	(3%)
Other revenues	50	51	(2%)

Total revenues	$211	$219	(4%)

Benefits and expenses
Benefits to policyholders and beneficiaries	$186	$211	(12%)
Increase (decrease) in reserves for future policy benefits and claims	12	(3)	500%
Net transfers from separate accounts	(38)	(38)	0%
Commissions	6	7	(14%)
Dividends to policyholders	8	9	(11%)
Other expenses	33	33	0%

Total benefits and expenses	$207	$219	(5%)

Pre-tax operating earnings	$4	$-	0%

Pre-tax operating earnings slightly increased for the three months ended March 31, 2020 compared to the three months ended March 31, 2019, primarily due to a decrease in benefits to policyholders and beneficiaries, partially offset by an increase in reserves for future policy benefits and claims.

The decrease in benefits to policyholders and beneficiaries was driven by term and whole life insurance product paid death benefits and variable universal life insurance product paid death and surrender benefits.

The increase in reserves for future policy benefits and claims was driven by individual variable universal life insurance products.

Annuities

Three months ended March 31, 2020 Compared to three months ended March 31, 2019:

The following table summarizes selected financial data for the Company’s Annuities segment for the periods indicated:

	Three months ended
	March 31,
(in millions)	2020	2019	Change

Results of Operations
Revenues
Premiums and annuity considerations	$903	$986	(8%)
Net investment income	82	79	4%
Other revenues	333	363	(8%)

Total revenues	$1,318	$1,428	(8%)

Benefits and expenses
Benefits to policyholders and beneficiaries	$1,989	$1,899	5%
Increase in reserves for future policy benefits and claims	25	53	(53%)
Net transfers from separate accounts	(838)	(679)	(23%)
Commissions	108	103	5%
Reserve adjustment on reinsurance assumed	(53)	(71)	25%
Other expenses	6	19	(68%)

Total benefits and expenses	$1,237	$1,324	(7%)

Pre-tax operating earnings	$81	$104	(22%)

Pre-tax operating earnings decreased for the three months ended March 31, 2020 compared to the three months ended March 31, 2019 primarily due to decreases in annuity considerations and other revenues and an increase in benefits to policyholders and beneficiaries, partially offset by higher net transfers from separate accounts.

Annuity considerations decreased primarily due to lower deferred variable annuity and immediate annuity product sales.

The decline in other revenue was primarily associated with lower fees on fixed market value adjusted guaranteed separate account products due to the drop in interest rates.

The increase in benefits to policyholders and beneficiaries was driven by higher paid surrender and annuity benefits for deferred variable annuity products, partially offset by lower deferred fixed annuity surrender benefits.

The change in net transfers from separate accounts was driven by higher paid surrender and annuity benefits and lower annuity considerations received for deferred variable annuity products.

Workplace Solutions

Three months ended March 31, 2020 Compared to three months ended March 31, 2019:

The following table summarizes selected financial data for the Company’s Workplace Solutions segment for the periods indicated:

	Three months ended
	March 31,
(in millions)	2020	2019	Change

Results of Operations
Revenues
Premiums and annuity considerations	$1,788	$1,052	70%
Net investment income	211	203	4%
Amortization of interest maintenance reserve	(1)	(1)	0%
Other revenues	60	74	(19%)

Total revenues	$2,058	$1,328	55%

Benefits and expenses
Benefits to policyholders and beneficiaries	$2,086	$1,158	80%
Increase in reserves for future policy benefits and claims	222	217	2%
Net transfers from separate accounts	(335)	(133)	(152%)
Commissions	24	24	0%
Other expenses	31	28	11%

Total benefits and expenses	$2,028	$1,294	57%

Pre-tax operating earnings	$30	$34	(12%)

Pre-tax operating earnings slightly decreased for the three months ended March 31, 2020 compared to the three months ended March 31, 2019, primarily due to an increase in benefits to policyholders and beneficiaries and a decrease in other revenues, partially offset by higher annuity considerations and net transfers from separate accounts.

The increase in benefits to policyholders and beneficiaries was driven by higher public and private sector retirement plan paid surrender benefits.

Other revenues decreased due to lower public sector retirement plan miscellaneous income.

The increase in annuity considerations was driven by sales of both public and private sector retirement plan products.

The change in net transfers from separate accounts was due to public and private sector retirement plan increases in benefits to policyholders and beneficiaries, partially offset by their increases in annuity considerations.

Corporate Solutions and Other

Three months ended March 31, 2020 Compared to three months ended March 31, 2019:

The following table summarizes selected financial data for the Company’s Corporate Solutions and Other segment for the periods indicated:

	Three months ended
	March 31,
(in millions)	2020	2019	Change

Results of Operations
Revenues
Premiums and annuity considerations	$308	$157	96%
Net investment income	89	106	(16%)
Amortization of interest maintenance reserve	1	1	0%
Other revenues	83	94	(12%)

Total revenues	$481	$358	34%

Benefits and expenses
Benefits to policyholders and beneficiaries	$153	$207	(26%)
Increase in reserves for future policy benefits and claims	14	29	(52%)
Net transfers to separate accounts	226	33	585%
Commissions	26	27	(4%)
Other expenses	(11)	(23)	52%

Total benefits and expenses	$408	$273	49%

Pre-tax operating earnings	$73	$85	(14%)

Pre-tax operating earnings slightly decreased for the three months ended March 31, 2020 compared to the three months ended March 31, 2019, primarily due to an increase in net transfers to separate accounts and a decrease in net investment income, partially offset by an increase in premiums and decrease in benefits to policyholders and beneficiaries.

Net transfers to separate accounts increased due to variable COLI and BOLI products which was driven by an increase in premiums received and a decrease in benefits to policyholders and beneficiaries.

Net investment income decrease was associated with invested assets not assigned to other reportable segments and FHLB funding agreements.

The increase in premiums was driven by higher current year case acquisitions in COLI and BOLI products.

Benefits to policyholders and beneficiaries decreased due to lower paid surrender benefits being partially offset by higher death benefits for COLI and BOLI products.

Liquidity and Capital Resources

Liquidity and capital resources demonstrate the overall financial strength of the Company and its ability to generate cash flows from its operations and borrow funds at competitive rates to meet operating and growth needs. The Company’s operations have historically provided substantial cash flow. The Company has sufficient cash resources to meet all current obligations for policyholder benefits, withdrawals, surrenders and policy loans. The Company also participates in inter-company repurchase agreements or other borrowing arrangements with affiliates to satisfy short-term cash needs.

The Company purchases investments with durations to match the expected durations of the liabilities they support. To mitigate the risks that actual withdrawals may exceed anticipated amounts or that rising interest rates may cause a decline in the value of the Company’s bond investments, the Company imposes market value adjustments or surrender charges on the majority of its products and offers products where the investment risk is transferred to the contractholder. Liabilities related to separate accounts, where the investment risk is typically borne by the contractholder, comprised 68.4% of total liabilities as of March 31, 2020 and 72.2% as of December 31, 2019.

A primary liquidity concern with respect to annuity and life insurance products is the risk of early policyholder withdrawal. The Company attempts to mitigate this risk by offering variable products where the investment risk is transferred to the policyholder, charging surrender fees at the time of withdrawal for certain products, applying a market value adjustment to withdrawals for certain products in the Company’s general account and monitoring and matching anticipated cash inflows and outflows.

For individual annuity products, surrender charges generally are calculated as a percentage of deposits and are assessed at declining rates during the first seven years after a deposit is made.

For group annuity products, surrender charge amounts and periods can vary significantly depending on the terms of each contract and the compensation structure for the producer. Generally, surrender charge percentages for group products are less than individual products because the Company incurs lower expenses at contract origination for group products. In addition, the majority of general account group annuity reserves are subject to a market value adjustment at withdrawal.

Life insurance policies are less susceptible to withdrawal than annuity products, because policyholders generally must undergo a new underwriting process and may incur a surrender fee in order to obtain a new insurance policy.

The short-term and long-term liquidity requirements of the Company are monitored regularly to match cash inflows with cash requirements. The Company reviews its short-term and long-term projected sources and uses of funds, investment and cash flow assumptions underlying these projections. The Company periodically adjusts to its investment policies to reflect changes in short-term and long-term cash needs and changing business and economic conditions.

Given the Company’s historical cash flows from operating and investing activities and current financial results, the Company believes that cash flows from activities over the next year will provide sufficient liquidity for the operations of the Company and sufficient funds for interest payments.

Borrowed Money

The Company and NMIC maintain a $750 million credit facility that was set to expire on April 2, 2020 with an option to convert outstanding balances at expiration into a one-year term loan. This credit facility was renewed on April 1, 2020 with a maturity date of April 1, 2025. The Company had no amounts outstanding under this credit facility as of March 31, 2020 and December 31, 2019.

The Company participates in a commercial paper program with a limit of $750 million. The Company had commercial paper outstanding of $95 million as of March 31, 2020 and $200 million as of December 31, 2019.

There have been no other material changes to the Company’s borrowed money from those previously disclosed in the 2019 NLIC Audited Statutory Financial Statements.

See Note 9 to the 2019 NLIC Audited Statutory Financial Statements for details regarding the Company’s usage of short-term debt and FHLB funding agreements.

Surplus Notes

There have been no material changes to the Company’s surplus notes from those previously disclosed in the 2019 NLIC Audited Statutory Financial Statements.

See Note 10 to the 2019 NLIC Audited Statutory Financial Statements for details regarding the Company’s usage of surplus notes.

Regulatory Risk-based Capital

Each insurance company’s state of domicile imposes minimum risk-based capital requirements that were developed by the NAIC. Risk-based capital is used to evaluate the adequacy of an insurer’s statutory capital and surplus in relation to the risks inherent in the insurer’s business related to asset quality, asset and liability matching, mortality and morbidity, and other business factors. Regulatory compliance is determined annually based on a ratio of a company’s regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies with a ratio below 200% (or below 250% with negative trends) are required to take corrective action steps. The Company exceeded the minimum risk-based capital requirements for all annual periods presented. See Note 9 to the NLIC Unaudited Interim Statutory Financial Statements, included in the F pages of this report, for details regarding the Company’s regulatory risk-based capital.

Contractual Obligations and Commitments

The Company’s future policy benefits and claims as of March 31, 2020 expected to be paid in less than 1 year are $5,264 million, in 1-3 years are $8,257 million, in 3-5 year are $7,382 million and in more than 5 years are $78,240 million. Payment amounts reflect the Company’s estimate of undiscounted cash flows related to these obligations and commitments. There have been no other material changes to the Company’s contractual obligations and commitments from those previously disclosed in the 2019 NLIC Audited Statutory Financial Statements.

Investments

General

The Company’s assets are divided into separate account and general account assets. Of the Company’s total assets, $90.3 billion (64%) and $105.7 billion (68%) were held in separate accounts as of March 31, 2020 and December 31, 2019, respectively. As of March 31, 2020 and December 31, 2019, the Company held $50.6 billion (36%) and $49.5 billion (32%) in general accounts, respectively, including $49.2 billion of general account investments as of March 31, 2020 compared to $48.0 billion as of December 31, 2019.

Separate account assets primarily consist of investments made with deposits from the Company’s variable annuity and variable life insurance business. Most separate account assets are invested in various mutual funds. After deducting fees or expense charges, the investment performance in the Company’s separate account assets is passed through to the Company’s customers.

The following table summarizes the Company’s general account investments by asset category, as of the dates indicated:

	March 31, 2020		December 31, 2019
(in millions)	Carrying value	% of total	Carrying value	% of total
Invested assets:
Bonds	$35,206	72%	$35,124	73%
Stocks	2,198	4%	2,622	6%
Mortgage loans, net of allowance	7,737	16%	7,655	16%
Policy loans	924	2%	903	2%
Derivative assets	137	0%	94	0%
Cash, cash equivalents and short-term investments	1,492	3%	556	1%
Securities lending collateral assets	127	0%	132	0%
Other invested assets	1,329	3%	958	2%
Total invested assets	$49,150	100%	$48,044	100%

See Note 4 to the NLIC Unaudited Interim Statutory Financial Statements, included in the F pages of this report, and Note 4 to the 2019 NLIC Audited Statutory Financial Statements for further information regarding the Company’s investments.

Bonds

The NAIC assigns securities quality ratings and uniform valuations (called NAIC designations), which are used by insurers when preparing their annual statements. For most securities, NAIC ratings are derived from ratings received from nationally recognized rating agencies. The NAIC also assigns ratings to securities that do not receive public ratings. The designations assigned by the NAIC range from class 1 (highest quality) to class 6 (lowest quality). Of the Company’s bonds, 95% were in the two highest NAIC designations as of March 31, 2020 and December 31, 2019.

Bonds are generally stated at amortized cost, except those with an NAIC designation of “6”, which are stated at the lower of amortized cost or fair value. Changes in the fair value of bonds stated at fair value are charged to surplus.

The following table displays the NAIC designation of the Company’s investment in bonds, as of the dates indicated:

(in millions)	March 31, 2020			December 31, 2019
NAIC designation	Carrying value	Fair value	% of total statement value	Carrying value	Fair value	% of total statement value

1	$19,099	$20,336	54%	$19,561	$21,185	55%
2	14,251	14,239	41%	13,933	14,919	40%
3	1,409	1,236	4%	1,115	1,119	3%
4	292	270	1%	296	299	1%
5	133	90	0%	199	170	1%
6	22	40	0%	20	43	0%

	$35,206	$36,211	100%	$35,124	$37,735	100%

See Note 2 to the 2019 NLIC Audited Statutory Financial Statements for the policy for valuation of bonds and stocks.

Loan-backed structured securities

Loan-backed and structured securities include residential mortgage-backed securities, commercial mortgage-backed securities and certain other asset-backed securities.

The following table displays the NAIC designation of the Company’s investment in loan-backed structured securities, as of the dates indicated:

(in millions)	March 31, 2020			December 31, 2019
NAIC designation	Statement Value	Fair Value	% of total statement value	Statement Value	Fair Value	% of total statement value

1	$5,080	$5,096	93%	$5,035	$5,200	94%
2	242	260	5%	231	260	4%
3	66	55	1%	67	62	1%
4	61	53	1%	63	60	1%
5	15	13	0%	19	18	0%
6	17	35	0%	18	40	0%

	$5,481	$5,512	100%	$5,433	$5,640	100%

Stocks

Stocks are largely comprised of investments in affiliated entities. Refer to Note 2 of the 2019 NLIC Audited Statutory Financial Statements for information on the valuation methodology and investment in subsidiaries.

Other Invested Assets

The Company’s other invested assets consist of primarily of alternative investments in private equity funds, tax credit funds, real estate partnership and investment in Eagle accounted for under the equity method, and derivatives collateral and receivables.

The following table summarizes the composition of the Company’s carrying value of other invested assets, as of the dates indicated:

	March 31,	December 31,
(in millions)	2020	2019
Alternative investments:
Private equity funds	$300	$267
Real estate partnerships	328	299
Tax credit funds	184	192
Investment in Eagle	51	65
Total alternative investments	$863	$823
Derivatives collateral and receivables	466	135
Total other invested assets	$1,329	$958

Mortgage Loans, Net of Allowance

As of March 31, 2020 and December 31, 2019, commercial mortgage loans were $7.7 billion (16%) of the statement value of investments.

See Note 4 to the NLIC Unaudited Interim Statutory Financial Statements, included in the F pages of this report, for the additional information on the mortgage loan portfolio.

Derivatives

See Note 5 to the NLIC Unaudited Interim Statutory Financial Statements and Note 6 to the 2019 NLIC Audited Statutory Financial Statements, included in the F pages of this report, for the additional information on the Company’s derivative instruments.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk Sensitive Financial Instruments

The Company is subject to potential fluctuations in earnings and the fair value of some of its assets and liabilities, as well as variations in expected cash flows due to changes in interest rates and equity markets. The following discussion focuses on specific interest rate, foreign currency and equity market risks to which the Company is exposed and describes strategies used to manage these risks. This discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all of the risks to which the Company is exposed.

Interest Rate Risk

Fluctuations in interest rates can impact the Company’s earnings, cash flows and the fair value of some of its assets and liabilities. In a declining interest rate environment, the Company may be required to reinvest the proceeds from maturing and prepaying investments at rates lower than the overall portfolio yield, which could reduce future interest spread income. In addition, minimum guaranteed crediting rates on certain life and annuity contracts could prevent the Company from lowering its interest crediting rates to levels commensurate with prevailing market interest rates, resulting in a reduction to the Company’s interest spread income.

The following table presents account values by range of minimum guaranteed crediting rates and the current weighted average crediting rates for certain of the Company’s products, as of the date indicated:

	Life Insurance[1]		Annuities[2]		Corporate Solutions and Other		Workplace Solutions[3]
(in millions)	Account value	Weighted average crediting rate	Account value	Weighted average crediting rate	Account value	Weighted average crediting rate	Account value	Weighted average crediting rate
March 31, 2020
Minimum guaranteed crediting rate of 3.51% or greater	$602	4.00%	$-	-%	$-	-%	$374	3.61%
Minimum guaranteed crediting rate of 3.01% to 3.50%	$-	-%	$204	3.59%	$-	-%	$10,227	4.62%
Minimum guaranteed crediting rate of 2.01% to 3.00%	$570	3.13%	$1,447	3.03%	$2,337	3.09%	$3,400	2.87%
Minimum guaranteed crediting rate of 0.01% to 2.00%	$39	2.74%	$529	1.24%	$932	3.23%	$2,002	2.55%
No minimum guaranteed crediting rate[4]	$-	-%	$10	2.36%	$-	-%	$4,985	2.35%

1	Includes universal life products and the fixed investment options selected within variable life products.
2	Includes individual fixed annuity products and the fixed investment options selected within variable annuity and indexed products.
3	Includes group fixed annuity products.
4	Includes certain products with a stated minimum guaranteed crediting rate of 0%.

The Company attempts to mitigate this risk by managing the maturity and interest-rate sensitivities of certain of its assets to be consistent with those of liabilities. In recent years, management has taken actions to address low interest rate environments and the resulting impact on interest spread margins, including reducing commissions on fixed annuity sales, launching new products with new guaranteed rates, issuing contract amendments with new guaranteed rates on certain group fixed annuity products, discontinuing the sale of its annual reset fixed annuities and invoking contractual provisions that limit the amount of variable annuity deposits allocated to the guaranteed fixed option. In addition, the Company adheres to a strict discipline of setting interest crediting rates on new business at levels believed to be adequate to provide returns consistent with management expectations.

A rising interest rate environment could also result in a reduction of interest spread income or an increase in policyholder surrenders. Existing general account investments supporting annuity liabilities had a weighted average maturity of approximately nine years as of March 31, 2020. Therefore, a change in portfolio yield will lag changes in market interest rates. This lag increases if the rate of prepayments of securities slows. To the extent the Company sets renewal rates based on current market rates, this will result in reduced interest spreads. Alternatively, if the Company sets renewal crediting rates while attempting to maintain a desired spread from the portfolio yield, the rates offered by the Company may be less than new money rates offered by competitors. This difference could result in an increase in surrender activity by policyholders. If unable to fund surrenders with cash flow from its operations, the Company might need to sell assets. The Company mitigates this risk by offering products that assess surrender charges and/or market value adjustments at the time of surrender, and by managing the maturity and interest-rate sensitivities of assets to approximate those of liabilities.

The Company issues a variety of insurance products that expose the Company to equity risks, including variable annuity products with guaranteed benefit features and fixed life and annuity products with indexed features. See Equity Market Risk for further explanation.

Asset/Liability Management Strategies to Manage Interest Rate Risk

The Company employs an asset/liability management approach tailored to the specific requirements of each of its products. Each line of business has an investment policy based on its specific characteristics. The policy establishes asset maturity and duration, quality and other relevant guidelines.

An underlying pool or pools of investments support each general account line of business. These pools consist of whole assets purchased specifically for the underlying line of business. In general, assets placed in any given portfolio remain there until they mature (or are called), but active management of specific securities and sectors may result in portfolio turnover or transfers among the various portfolios.

Investment strategies are executed by dedicated investment professionals based on the investment policies established for the various pools. To assist them in this regard, they receive periodic projections of investment needs from each line’s management team. Line of business management teams, investment portfolio managers and finance professionals periodically evaluate how well assets purchased and the underlying portfolio match the underlying liabilities for each line. In addition, sophisticated Asset/Liability Management models are employed to project the assets and liabilities over a wide range of interest rate scenarios to evaluate the efficacy of the strategy for a line of business.

Using this information, in conjunction with each line’s investment strategy, actual asset purchases or commitments are made. In addition, plans for future asset purchases are formulated when appropriate. This process is repeated frequently so that invested assets for each line match its investment needs as closely as possible. The primary objectives are to ensure that each line’s liabilities are invested in accordance with its investment strategy and that over- or under- investment is minimized.

As part of this process, the investment portfolio managers provide each line’s management team with forecasts of anticipated rates that the line’s future investments are expected to produce. This information, in combination with yields attributable to the line’s current investments and its investment “rollovers,” gives the line management team data to use in computing and declaring interest crediting rates for their lines of business.

The Company’s risk management process includes modeling both the assets and liabilities over multiple stochastic scenarios, as well as certain deterministic scenarios. The Company considers a range of potential policyholder behavior as well as the specific liability crediting strategy. This analysis, combined with appropriate risk tolerances, drives the Company’s investment policy.

Use of Derivatives to Manage Interest Rate Risk

See Note 5 to the NLIC Unaudited Interim Statutory Financial Statements, included in the F pages of this report, as well as Note 6 to the 2019 NLIC Audited Statutory Financial Statements, for a discussion of the Company’s use of derivatives to manage interest rate risk.

Characteristics of Interest Rate Sensitive Financial Instruments

In accordance with Statutory Accounting Principles and as noted above, the majority of the Company’s assets and liabilities are carried at amortized cost and not at fair value. As a result, the elements of market risk discussed above do not generally have a significant direct impact on the financial position or results of operations of the Company. See Note 6 to the NLIC Unaudited Interim Statutory Financial Statements, included in the F pages of this report, as well as Note 7 to the 2019 NLIC Audited Statutory Financial Statements, for a summary of the Company’s assets and liabilities held at fair value.

Foreign Currency Risk

As part of its regular investing activities, the Company may purchase foreign currency denominated investments. These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates. In an effort to mitigate this risk, the Company uses cross-currency swaps. As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument generally offsets the changes in the functional-currency equivalent cash flows of the hedged item.

Credit Risk

Credit risk is the risk the Company assumes if its debtors, customers, reinsurers, or other counterparties and intermediaries may be unable or unwilling to pay their contractual obligations when they come due and may manifest itself through the downgrading of credit ratings of counterparties. It is the Company’s policy to monitor credit exposure within the investment portfolio to enable it to provide for future policy obligations and to minimize undue concentrations of assets in any single geographic area, industry, or entity.

See Note 5 to the NLIC Unaudited Interim Statutory Financial Statements, included in the F pages of this report, as well as Note 6 to the 2019 NLIC Audited Statutory Financial Statements, for details regarding the Company’s evaluation of credit risk associated with derivatives.

Equity Market Risk

Asset fees calculated as a percentage of separate account assets are a significant source of revenue to the Company. Gains and losses in the equity markets result in corresponding increases and decreases in the Company’s separate account assets and asset fee revenue.

Many of the Company’s individual variable annuity contracts offer GMDB features. A GMDB generally provides a benefit if the annuitant dies and the contract value is less than a specified amount, which may be based on premiums paid less amounts withdrawn or contract value on a specified anniversary date. A decline in the stock market causing the contract value to fall below this specified amount, which varies from contract to contract based on the date the contract was entered into as well as the GMDB feature elected, will increase the net amount at risk, which is the GMDB in excess of the contract value. This could result in additional GMDB claims.

The Company issues variable annuity contracts through its separate accounts, for which investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder. The Company also provides various forms of guarantees to benefit the related contractholders. The Company’s primary guarantees for variable annuity contracts include GMDB and GLWB.

The Company offers certain indexed life insurance and annuity products for which the policyholders’ interest credits are based on market performance with caps and floors, and which may also include GMDB and GLWB. See Note 2 to the 2019 NLIC Audited Statutory Financial Statements for further information regarding these indexed features and guarantees.

Equity market and interest rate risk management: These variable annuity and indexed products and related obligations expose the Company to various market risks, predominately interest rate and equity risk. To mitigate these risks, the Company enters into a variety of derivatives including interest rate swaps, equity index futures, options and total return swaps. See Note 5 to the NLIC Unaudited Interim Statutory Financial Statements, included in the F pages of this report, as well as Note 6 to the 2019 NLIC Audited Statutory Financial Statements, for a discussion of the Company’s use of derivatives to manage these risks.

Inflation

The rate of inflation did not have a material effect on the revenues or operating results of the Company for the three months ended March 31, 2020 and for the years ended December 31, 2019 and 2018.

NATIONWIDE LIFE INSURANCE COMPANY

FOR THE THREE MONTHS ENDED MARCH 31, 2020

(UNAUDITED)

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus

	March 31,	December 31,
(in millions, except share amounts)	2020	2019
	(Unaudited)

Admitted assets
Invested assets
Bonds	$35,206	$35,124
Stocks	2,198	2,622
Mortgage loans, net of allowance	7,737	7,655
Policy loans	924	903
Derivative assets	137	94
Cash, cash equivalents and short-term investments	1,492	556
Securities lending collateral assets	127	132
Other invested assets	1,329	958
Total invested assets	$49,150	$48,044
Accrued investment income	412	573
Deferred federal income tax assets, net	584	601
Federal income tax receivable	-	108
Other assets	414	152
Separate account assets	90,326	105,655
Total admitted assets	$140,886	$155,133

Liabilities, capital and surplus
Liabilities
Future policy benefits and claims	$39,516	$39,139
Policyholders dividend accumulation	445	452
Short-term debt	107	203
Asset valuation reserve	451	479
Payable for securities	343	113
Derivative liabilities	11	23
Securities lending payable	127	132
Federal income tax payable	16	-
Other liabilities	2,340	1,682
Accrued transfers from separate accounts	(1,532)	(1,567)
Separate account liabilities	90,326	105,655
Total liabilities	$132,150	$146,311

Capital and surplus
Capital shares ($1 par value; authorized - 5,000,000 shares, issued and outstanding - 3,814,779 shares)	$4	$4
Surplus notes	1,100	1,100
Additional paid-in capital	1,998	1,998
Unassigned surplus	5,634	5,720
Total capital and surplus	$8,736	$8,822
Total liabilities, capital and surplus	$140,886	$155,133

See accompanying notes to statutory financial statements.

F-1

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Statutory Statements of Operations

	Three months ended March 31,
(in millions)	2020	2019
	(Unaudited)	(Unaudited)

Revenues
Premiums and annuity considerations	$3,096	$2,297
Net investment income	446	454
Other revenues	526	582

Total revenues	$4,068	$3,333

Benefits and expenses
Benefits to policyholders and beneficiaries	$4,414	$3,475
Increase in reserves for future policy benefits and claims	273	296
Net transfers from separate accounts	(985)	(817)
Commissions	164	161
Dividends to policyholders	8	9
Reserve adjustment on reinsurance assumed	(53)	(71)
Other expenses	59	57

Total benefits and expenses	$3,880	$3,110

Income before federal income tax expense and net realized capital losses on investments	$188	$223
Federal income tax expense (benefit)	209	(68)

(Loss) income before net realized capital gains (losses) on investments	$(21)	$291
Net realized capital gains (losses) on investments, net of federal income tax expense of $5 and $0 for the three months ended March 31, 2020 and 2019, respectively, and excluding $0 and $2 of net realized capital losses transferred to the interest maintenance reserve for the three months ended March 31, 2020 and 2019, respectively	1,095	(141)

Net income	$1,074	$150

See accompanying notes to statutory financial statements.

F-2

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Statutory Statements of Changes in Capital and Surplus

(Unaudited)

			Additional
	Capital	Surplus	paid-in	Unassigned	Capital and
(in millions)	shares	notes	capital	surplus	surplus
Balance as of December 31, 2018	$4	$700	$1,398	$4,743	$6,845

Net income	-	-	-	150	150
Change in asset valuation reserve	-	-	-	(14)	(14)
Change in deferred income taxes	-	-	-	(58)	(58)
Change in net unrealized capital gains and losses, net of tax benefit of $34	-	-	-	163	163
Change in nonadmitted assets	-	-	-	(18)	(18)
Other, net	-	-		-	-

Balance as of March 31, 2019	$4	$700	$1,398	$4,966	$7,068

Balance as of December 31, 2019	$4	$1,100	$1,998	$5,720	$8,822

Net income	-	-	-	1,074	1,074
Change in asset valuation reserve	-	-	-	28	28
Change in deferred income taxes	-	-	-	(48)	(48)
Change in net unrealized capital gains and losses, net of tax benefit of $36	-	-	-	(1,212)	(1,212)
Change in nonadmitted assets	-	-	-	(6)	(6)
Change in reserve on account of a change in valuation basis	-	-	-	78	78
Other, net	-	-	-	-	-

Balance as of March 31, 2020	$4	$1,100	$1,998	$5,634	$8,736

See accompanying notes to statutory financial statements.

F-3

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Statutory Statements of Cash Flow

	Three months ended March 31,
(in millions)	2020	2019
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Premiums collected, net of reinsurance	$2,987	$2,289
Net investment income	618	420
Other revenue	1,066	936
Policy benefits and claims paid	(4,382)	(3,471)
Commissions, operating expenses and taxes, other than federal income tax paid	(220)	(188)
Net transfers from separate accounts	1,019	822
Policyholders’ dividends paid	(9)	(10)
Federal income taxes paid	(91)	(90)

Net cash provided by operating activities	$988	$708

Cash flows from investing activities:
Proceeds from investments sold, matured or repaid:
Bonds	$1,045	$864
Stocks	1	8
Mortgage loans	171	228
Derivative assets	1,000	-
Other assets	258	142
Total investment proceeds	$2,475	$1,242
Cost of investments acquired:
Bonds	$(1,219)	$(1,309)
Stocks	(58)	(156)
Mortgage loans	(265)	(141)
Derivative assets	-	(304)
Other assets	(951)	(93)
Total investments acquired	$(2,493)	$(2,003)
Net increase in policy loans	(22)	(10)
Net cash used in investing activities	$(40)	$(771)
Cash flows from financing activities and miscellaneous sources:
Net change in deposits on deposit-type contract funds and other insurance liabilities	$145	$(129)
Net change in short-term debt	(96)	(158)
Derivative liabilities	(12)	(5)
Other cash used	(49)	(169)
Net cash used in financing activities and miscellaneous	$(12)	$(461)

Net increase (decrease) in cash, cash equivalents and short-term investments	$936	$(523)
Cash, cash equivalents and short-term investments at beginning of year	556	1,099
Cash, cash equivalents and short-term investments at end of year	$1,492	$576
Supplemental disclosure of non-cash activities:
Exchange of bond investments	$86	$147

See accompanying notes to statutory financial statements.

F-4

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to March 31, 2020 and 2019 Statutory Financial Statements

(1)	Nature of Operations

Nationwide Life Insurance Company (“NLIC” or “the Company”) was incorporated in 1929 and is an Ohio domiciled stock life insurance company. The Company is a member of the Nationwide group of companies (“Nationwide”), which is comprised of Nationwide Mutual Insurance Company (“NMIC”) and all of its subsidiaries and affiliates.

All of the outstanding shares of NLIC’s common stock are owned by Nationwide Financial Services, Inc. (“NFS”), a holding company formed by Nationwide Corporation, a majority-owned subsidiary of NMIC.

The Company is a leading provider of long-term savings and retirement products in the United States of America (“U.S.”). The Company develops and sells a wide range of products and services, which include fixed and variable individual annuities, private and public sector group retirement plans, life insurance, investment advisory services and other investment products. The Company is licensed to conduct business in all fifty states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands.

The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company’s products to their own customer bases include independent broker-dealers, financial institutions, wirehouses and regional firms, pension plan administrators, life insurance agencies, life insurance specialists and registered investment advisors. Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. and Nationwide Financial Network producers, which includes the agency distribution force of the Company’s ultimate parent company, NMIC. NMIC is in the process of transitioning away from utilizing the exclusive agent model, which will be completed in 2020. The Company believes its broad range of competitive products, strong distributor relationships and diverse distribution network position it to compete effectively under various economic conditions.

Wholly-owned subsidiaries of NLIC as of March 31, 2020 include Nationwide Life and Annuity Insurance Company (“NLAIC”) and its wholly-owned subsidiaries, Olentangy Reinsurance, LLC (“Olentangy”) and Nationwide SBL, LLC (“NWSBL”), Jefferson National Financial Corporation (“JNF”) and its wholly-owned subsidiaries, Jefferson National Securities Corporation (“JNSC”) and Jefferson National Life Insurance Company (“JNLIC”), and its wholly-owned subsidiary, Jefferson National Life Insurance Company of New York (“JNLNY”), Eagle Captive Reinsurance, LLC (“Eagle”), Nationwide Investment Services Corporation (“NISC”) and Nationwide Investment Advisor, LLC (“NIA”). NLAIC primarily offers universal life insurance, variable universal life insurance, term life insurance, corporate-owned life insurance and individual annuity contracts on a non-participating basis. Olentangy is a Vermont domiciled special purpose financial captive insurance company. NWSBL offers a securities-based lending product and is an Ohio limited liability company and nonadmitted subsidiary. JNF is a distributor of tax-advantaged investing solutions for registered investment advisors, fee-based advisors and the clients they serve. JNSC is a registered broker-dealer. JNLIC and JNLNY are licensed to underwrite both fixed and variable annuity products. Eagle is an Ohio domiciled special purpose financial captive insurance company. NISC is a registered broker-dealer. NIA is a registered investment advisor.

The Company is subject to regulation by the insurance departments of states in which it is domiciled and/or transacts business and undergoes periodic examinations by those departments.

As of March 31, 2020 and December 31, 2019, the Company did not have a significant concentration of financial instruments in a single unaffiliated investee, industry or geographic region. Also, the Company did not have a concentration of business transactions with a particular customer, lender, distribution source, market or geographic region in which a single event could cause a severe impact on the Company’s financial position after considering insurance risk that has been transferred to external reinsurers.

(2)	Summary of Significant Accounting Policies

Basis of Presentation

These Unaudited Interim Statutory Financial Statements include material changes in financial condition or composition from the preceding fiscal year, hence, do not include all disclosures that are normally included in annual financial statements and should be read in conjunction with the audited financial statements and the related notes included in our 2019 NLIC Audited Statutory Financial Statements for the year ended December 31, 2019. The financial information as of December 31, 2019 included herein has been derived from the audited financial statements in the 2019 NLIC Audited Statutory Financial Statements. See Note 2 to the 2019 NLIC Audited Statutory Financial Statements for additional information regarding significant accounting policies.

The statutory financial statements of the Company are presented on the basis of accounting practices prescribed or permitted by the Ohio Department of Insurance (“the Department”). Prescribed statutory accounting practices are those practices incorporated directly or by reference in state laws, regulations and general administrative rules applicable to all insurance enterprises domiciled in a particular state. Permitted statutory accounting practices include practices not prescribed by the domiciliary state, but allowed by the domiciliary state regulatory authority.

F-5

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to March 31, 2020 and 2019 Statutory Financial Statements

The Company’s subsidiary, Eagle, applies a prescribed practice which values assumed guaranteed minimum death benefits (“GMDB”) and guaranteed lifetime withdrawal benefits (“GLWB”) risks on variable annuity contracts from NLIC and GLWB risks on fixed indexed annuity contracts from NLAIC using separate alternative reserving bases from the Statutory Accounting Principles detailed within the National Association of Insurance Commissioners (“NAIC”) Accounting Practices and Procedures manual (“NAIC SAP”) pursuant to Ohio Revised Code Chapter 3964 and approved by the Department. The prescribed practice related to NLIC guaranteed risks decreased the Company’s valuation of Eagle, included in other invested assets on the statutory statements of admitted assets, liabilities, capital and surplus, by $361 million and $411 million as of March 31, 2020 and December 31, 2019, respectively. The prescribed practice related to NLAIC guaranteed risks, which went into effect on December 31, 2019, increased the Company’s valuation of Eagle, included in other invested assets on the statutory statements of admitted assets, liabilities, capital and surplus, by $316 million as of March 31, 2020 and $226 million as of December 31, 2019.

Olentangy was granted a permitted practice from the State of Vermont allowing Olentangy to carry the assets placed into a trust account by Union Hamilton Reinsurance Ltd. (“UHRL”) on its statutory statements of admitted assets, liabilities, capital and surplus at net admitted value. This permitted practice increased NLAIC’s valuation of this subsidiary, included in stocks on the statutory statements of admitted assets, liabilities, capital and surplus, by $67 million as of March 31, 2020 and December 31, 2019.

There was no difference in the Company’s net income as a result of prescribed or permitted practices. If the prescribed or permitted practices were not applied, the Company’s risk-based capital would continue to be above regulatory action levels. A reconciliation of the Company’s capital and surplus between NAIC SAP and prescribed and permitted practices is shown below:

	SSAP	F/S	State of	As of March 31,	As of December 31,
(in millions)	#	Page	domicile	2020	2019
				(Unaudited)
Capital and Surplus
Statutory Capital and Surplus			OH	$8,736	$8,822
State Prescribed Practice:
Subsidiary valuation - Eagle: NLIC risks ceded	52	3	OH	361	411
Subsidiary valuation - Eagle: NLAIC risks ceded	52	3	OH	(316)	(226)
State Permitted Practice:
Subsidiary valuation - Olentangy	20	3	VT	(67)	(67)
Statutory Capital and Surplus, NAIC SAP				$8,714	$8,940

Accounting Changes

Effective January 1, 2020, the Company changed its reserve valuation basis for variable annuities due to changes to Valuation Manual 21, Requirements for Principle-Based Reserves for Variable Annuities (VM-21). As a result of this change, the Company recorded an increase to statutory capital and surplus of $78 million. In addition, the Company changed its reserve valuation basis for stable value wraps covering certain group life insurance policies from Separate Accounts Funding Guaranteed Minimum Benefits Under Group Contracts, to VM-21. There was no impact to statutory capital and surplus as a result of this change.

Federal Income Taxes

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (CARES) Act was signed into law and includes certain income tax provisions relevant to businesses. The Company is required to recognize the effect on the financial statements in the period the law was enacted, which is the period ended March 31, 2020. For the period ended March 31, 2020, the CARES Act did not have a material impact on the Company’s financial statements. At this time, the Company does not expect the impact of the CARES Act to have a material impact on the Company’s financial statements for the year ended December 31, 2020.

COVID-19

During the first quarter of 2020, equity and financial markets and interest rates experienced significant volatility and declines due to the COVID-19 pandemic. These conditions have and may continue to impact the Company’s operations and financial condition; however due to the highly uncertain nature of the pandemic, the Company is unable to estimate the ultimate impacts at this time and will continue to monitor these developments.

Subsequent Events

The Company evaluated subsequent events through July 17, 2020, the date the NLIC Unaudited Interim Statutory Financial Statements were filed with the United States Securities and Exchange Commission.

F-6

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to March 31, 2020 and 2019 Statutory Financial Statements

(3)	Separate Accounts

The Company’s separate account statement includes assets legally insulated from the general account as of the dates indicated, attributed to the following product lines:

	March 31, 2020		December 31, 2019
	(Unaudited)
		Separate		Separate
	Separate	account	Separate	account
	account assets	assets	account assets	assets
	legally	(not legally	legally	(not legally
(in millions)	insulated	insulated)	insulated	insulated)
Product / Transaction:
Individual annuities	$57,142	$-	$67,222	$-
Group annuities	13,291	-	16,187	-
Life insurance	19,893	-	22,246	-
Total	$90,326	$-	$105,655	$-

To compensate the general account for the risk taken, the separate account has paid risk charges of $146 million and $142 million for the three months ended March 31, 2020 and 2019, respectively. The total separate account guarantees paid by the general account were $9 million and $8 million for the three months ended, March 31, 2020 and 2019, respectively. For additional information on the Company’s paid risk charges and separate account guarantees paid by the general account, see Note 4 to the 2019 NLIC Audited Statutory Financial Statements.

The following tables summarize the separate account reserves of the Company, as of the dates indicated:

		Nonindexed	Nonindexed
		guarantee	guarantee	Nonguaranteed
		less than or	more than	separate
(in millions)	Indexed	equal to 4%	4%	accounts	Total
March 31, 2020 (Unaudited)
Premiums, considerations or deposits	$-	$83	$-	$1,413	$1,496
Reserves
For accounts with assets at:
Fair value	$-	$2,252	$127	$84,260	$86,639
Amortized cost	-	2,510	-	-	2,510
Total reserves	$-	$4,762	$127	$84,260	$89,149
By withdrawal characteristics:
With market value adjustment	$-	$2,252	$127	$39	$2,418
At book value without market value adjustment and with current surrender charge of 5% or more	-	-	-	-	-
At fair value	-	-	-	84,153	84,153
At book value without market value adjustment and with current surrender charge less than 5%	-	2,510	-	10	2,520
Subtotal	$-	$4,762	$127	$84,202	$89,091
Not subject to discretionary withdrawal	-	-	-	58	58
Total reserves[1]	$-	$4,762	$127	$84,260	$89,149

1

The total reserves balance does not equal the liabilities related to separate accounts of $90.3 billion in the Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus by $1.2 billion, due to an adjustment for CARVM/CRVM reserves and other liabilities that have not been allocated to the categories outlined above.

F-7

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to March 31, 2020 and 2019 Statutory Financial Statements

		Nonindexed	Nonindexed
		guarantee	guarantee	Nonguaranteed
		less than or	more than	separate
(in millions)	Indexed	equal to 4%	4%	accounts	Total
December 31, 2019
Premiums, considerations or deposits	$-	$135	$-	$6,007	$6,142
Reserves
For accounts with assets at:
Fair value	$-	$2,202	$146	$99,612	$101,960
Amortized cost	-	2,463	-	-	2,463
Total reserves	$-	$4,665	$146	$99,612	$104,423
By withdrawal characteristics:
With market value adjustment	$-	$2,202	$146	$29	$2,377
At book value without market value adjustment and with current surrender charge of 5% or more	-	-	-	-	-
At fair value	-	-	-	99,499	99,499
At book value without market value adjustment and with current surrender charge less than 5%	-	2,463	-	13	2,476
Subtotal	$-	$4,665	$146	$99,541	$104,352
Not subject to discretionary withdrawal	-	-	-	71	71
Total reserves[1]	$-	$4,665	$146	$99,612	$104,423

1

The total reserves balance does not equal the liabilities related to separate accounts of $105.7 billion in the Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus by $1.2 billion, due to an adjustment for CARVM/CRVM reserves and other liabilities that have not been allocated to the categories outlined above.

The following table is a reconciliation of net transfers to (from) separate accounts, as of the dates indicated:

	March 31,
(in millions)	2020	2019
	(Unaudited)	(Unaudited)
Transfers as reported in the statutory statements of operations of the separate accounts:
Transfers to separate accounts	$1,513	$1,329
Transfers from separate accounts	(2,390)	(2,041)
Net transfers from separate accounts	$(877)	$(712)
Reconciling adjustments:
Exchange accounts offsetting in the general account	(80)	(85)
Fees not included in general account transfers	(22)	(14)
Other miscellaneous adjustments not included in the general account balance	(6)	(6)
Transfers as reported in the statutory statements of operations	$(985)	$(817)

F-8

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to March 31, 2020 and 2019 Statutory Financial Statements

(4)	Investments

Bonds and Stocks

The following table summarizes the carrying value, the excess of fair value over carrying value, the excess of carrying value over fair value and the fair value of bonds and stocks, as of the dates indicated:

(in millions)	Carrying value	Fair value in excess of carrying value	Carrying value in excess of fair value	Fair value
March 31, 2020 (Unaudited)
Bonds:
U.S. Government	$7	$1	$-	$8
States, territories and possessions	404	41	-	445
Political subdivisions	354	51	1	404
Special revenues	2,796	383	10	3,169
Industrial and miscellaneous	26,164	1,332	823	26,673
Loan-backed and structured securities	5,481	241	210	5,512
Total bonds	$35,206	$2,049	$1,044	$36,211
Common stocks unaffiliated	$162	$-	$-	$162
Common stocks affiliated[1]	1,979	-	-	1,979
Preferred stocks unaffiliated	57	-	3	54
Total stocks	$2,198	$-	$3	$2,195

Total bonds and stocks	$37,404	$2,049	$1,047	$38,406

December 31, 2019
Bonds:
U.S. Government	$7	$-	$-	$7
States, territories and possessions	398	42	1	439
Political subdivisions	344	52	1	395
Special revenues	2,702	370	5	3,067
Industrial and miscellaneous	26,240	2,012	65	28,187
Loan-backed and structured securities	5,433	238	31	5,640
Total bonds	$35,124	$2,714	$103	$37,735
Common stocks unaffiliated	$181	$-	$-	$181
Common stocks affiliated[1]	2,386	-	-	2,386
Preferred stocks unaffiliated	55	4	-	59
Total stocks	$2,622	$4	$-	$2,626

Total bonds and stocks	$37,746	$2,718	$103	$40,361

1	Includes investment in NLAIC and JNF of $1.8 billion and $177 million and $2.2 billion and $169 million as of March 31, 2020 and December 31, 2019, respectively.

F-9

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to March 31, 2020 and 2019 Statutory Financial Statements

The following table summarizes the carrying value and fair value of bonds, by contractual maturity, as of March 31, 2020 (Unaudited). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without early redemption penalties:

(in millions)	Carrying value	Fair value
Bonds:
Due in one year or less	$1,258	$1,257
Due after one year through five years	6,545	6,590
Due after five years through ten years	10,475	10,522
Due after ten years	11,447	12,330
Total bonds excluding loan-backed and structured securities	$29,725	$30,699
Loan-backed and structured securities	5,481	5,512
Total bonds	$35,206	$36,211

The following table summarizes the fair value and unrealized losses on bonds and stocks (amount by which cost or amortized cost exceeds fair value), for which other-than-temporary declines in value have not been recognized, based on the amount of time each type of bond or stock has been in an unrealized loss position, as of the dates indicated:

	Less than or equal to one year		More than one year		Total
(in millions)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
March 31, 2020 (Unaudited)
Bonds:
States, territories and possessions	$25	$1	$-	$-	$25	$1
Political subdivisions	35	1	-	-	35	1
Special revenues	324	10	-	-	324	10
Industrial and miscellaneous	8,348	732	662	213	9,010	945
Loan-backed and structured securities	1,765	106	923	108	2,688	214
Total bonds	$10,497	$850	$1,585	$321	$12,082	$1,171
Common stocks unaffiliated	59	10	11	6	70	16
Preferred stocks unaffiliated	50	3	-	-	50	3
Total bonds and stocks	$10,606	$863	$1,596	$327	$12,202	$1,190

December 31, 2019
Bonds:
States, territories and possessions	$23	$1	$-	$-	$23	$1
Political subdivisions	65	1	-	-	65	1
Special revenues	397	5	-	-	397	5
Industrial and miscellaneous	852	9	911	103	1,763	112
Loan-backed and structured securities	704	6	1,124	28	1,828	34
Total bonds	$2,041	$22	$2,035	$131	$4,076	$153
Common stocks unaffiliated	32	-	16	1	48	1
Preferred stocks unaffiliated	1	-	-	-	1	-
Total bonds and stocks	$2,074	$22	$2,051	$132	$4,125	$154

As of March 31, 2020, management evaluated securities in an unrealized loss position and all non-marketable securities for impairment. As of the reporting date, the Company does not have the intent to sell and has the intent and ability to hold these securities until the fair value recovers, which may be maturity, and therefore, does not consider the securities to be other-than-temporarily impaired.

There was no intent to sell other-than-temporary impairments on loan-backed and structured securities for the periods ended March 31, 2020 and 2019.

F-10

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to March 31, 2020 and 2019 Statutory Financial Statements

Mortgage Loans, Net of Allowance

The following table summarizes the amortized cost of mortgage loans by method of evaluation for credit loss, and the related valuation allowances by type of credit loss, as of the dates indicated:

	March 31,	December 31,
(in millions)	2020	2019
	(Unaudited)
Amortized cost:
Loans with non-specific reserves	$7,770	$7,675
Loans with specific reserves	14	14
Total amortized cost	$7,784	$7,689
Valuation allowance:
Non-specific reserves	$44	$31
Specific reserves	3	3
Total valuation allowance[1]	$47	$34

Mortgage loans, net of allowance	$7,737	$7,655

1	Changes in the valuation allowance are due to current period provisions.

Tax Credit Funds

The Company has sold $2.1 billion and $2.2 billion in tax credit funds with outstanding guarantees to unrelated third parties as of March 31, 2020 and December 31, 2019, respectively. The Company has guaranteed after-tax benefits to the third-party investors through periods ending in 2037. The Company held immaterial reserves on these transactions as of March 31, 2020 and December 31, 2019. These guarantees are in effect for periods of approximately 15 years each. The Tax Credit Funds provide a stream of tax benefits to the investors that will generate a yield and return of capital. If the tax benefits are not sufficient to provide these cumulative after-tax yields, the Company must fund any shortfall. The maximum amount of undiscounted future payments that the Company could be required to pay the investors under the terms of the guarantees is $1.4 billion, but the Company does not anticipate making any material payments related to the guarantees. The Company’s risks are mitigated in the following ways: (1) the Company has the right to buyout the equity related to the guarantee under certain circumstances, (2) the Company may replace underperforming properties to mitigate exposure to guarantee payments, (3) the Company oversees the asset management of the deals, and (4) changes in tax laws are explicitly excluded from the Company’s guarantees of after-tax benefits.

Net Investment Income

The following table summarizes net investment income by investment type, for the periods ended:

	March 31,
(in millions)	2020	2019
	(Unaudited)	(Unaudited)
Bonds	$360	$347
Mortgage loans	88	88
Policy loans	11	11
Other	14	34
Gross investment income	$473	$480
Investment expenses	(27)	(26)
Net investment income	$446	$454

There was no investment income due and accrued that was nonadmitted as of March 31, 2020 and December 31, 2019.

F-11

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to March 31, 2020 and 2019 Statutory Financial Statements

Net Realized Capital Gains and Losses

The following table summarizes net realized capital gains and losses for the periods ended:

	March 31,
(in millions)	2020	2019
	(Unaudited)	(Unaudited)
Gross gains on sales	$5	$11
Gross losses on sales	(6)	(6)
Net realized (losses) gains on sales	$(1)	$5
Net realized derivative gains (losses)	1,131	(147)
Other-than-temporary impairments	(30)	(1)
Total net realized gains (losses) on sales	$1,100	$(143)
Tax expense	5	-
Net realized capital gains (losses), net of tax	$1,095	$(143)
Less: Realized losses transferred to the IMR	-	(2)
Net realized capital gains (losses), net of tax and transfers to the IMR	$1,095	$(141)

For the period ended March 31, 2020, gross realized gains and gross realized losses on sales of bonds were $5 million and $3 million, respectively. For the period ended March 31, 2019, gross realized gains and gross realized losses on sales of bonds were $2 million and $6 million, respectively.

(5)	Derivative Instruments

The Company is exposed to certain risks related to its ongoing business operations which are managed using derivative instruments.

Interest rate risk management. In the normal course of business, the Company enters into transactions that expose it to interest rate risk arising from mismatches between assets and liabilities. The Company may use interest rate swaps and futures to reduce or alter interest rate exposure.

Interest rate contracts are used by the Company in association with fixed and variable rate investments to achieve cash flow streams that support certain financial obligations of the Company and to produce desired investment returns. As such, interest rate contracts are generally used to convert fixed rate cash flow streams to variable rate cash flow streams or vice versa.

Equity market risk management. The Company issues a variety of insurance products that expose it to equity risks. To mitigate these risks, the Company enters into a variety of derivatives including equity index futures, options and total return swaps.

Other risk management. As part of its regular investing activities, the Company may purchase foreign currency denominated investments. These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates. As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument are intended to mitigate the changes in the functional-currency equivalent cash flows of the hedged item. To mitigate this risk, the Company uses cross-currency swaps.

Credit risk associated with derivatives transactions. The Company periodically evaluates the risks within the derivative portfolios due to credit exposure. When evaluating this risk, the Company considers several factors which include, but are not limited to, the counterparty credit risk associated with derivative receivables, the Company’s own credit as it relates to derivative payables, the collateral thresholds associated with each counterparty and changes in relevant market data in order to gain insight into the probability of default by the counterparty. As of March 31, 2020 and December 31, 2019, the impact of the exposure to credit risk on the fair value measurement of derivatives and the effectiveness of the Company’s hedging relationships was immaterial.

F-12

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to March 31, 2020 and 2019 Statutory Financial Statements

The following table summarizes the fair value and related notional amounts of derivative instruments, as of the dates indicated:

	Notional	Net carrying	Fair value	Fair value	Average fair
(in millions)	amount	value	asset	liability	value
March 31, 2020 (Unaudited)
Interest rate swaps	$7	$(1)	$-	$(1)	$(1)
Options	140	1	1	-	-
Cross currency swaps	1,555	126	247	-	3
Futures	3,315	-	-	-	-
Total	$5,017	$126	$248	$(1)	$2

December 31, 2019
Interest rate swaps	$7	$(1)	$-	$(1)	$-
Options	202	6	6	-	1
Cross currency swaps	1,537	66	99	(19)	1
Futures	3,153	-	-	-	-
Total	$4,899	$71	$105	$(20)	$2

Of the $248 million and $105 million of fair value of derivative assets as of March 31, 2020 and December 31, 2019, $0 and $14 million were subject to master netting agreements, the Company received $228 million and $68 million of cash collateral and $35 million and $45 million in pledged securities, resulting in an immaterial uncollateralized position as of March 31, 2020 and December 31, 2019. Of the $1 million and $20 million of fair value of derivative liabilities as of March 31, 2020 and December 31, 2019, $0 and $14 million were subject to master netting agreements, the Company posted $1 million and $3 million of cash collateral respectively, resulting in an immaterial uncollateralized position as of March 31, 2020 and December 31, 2019. Securities received as collateral are recorded off-balance sheet and exclude initial margin posted on derivatives of $372 million and $128 million as of March 31, 2020 and December 31, 2019, respectively.

The following table summarizes net gains and losses on derivatives programs by type of derivative instrument, as of the dates indicated:

			Unrealized (losses) gains
	Net realized gains (losses)		recorded in capital and
	recorded in operations		surplus
	March 31,		March 31,
(in millions)	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Options	$(2)	$1	$(3)	$3
Cross currency swaps	-	-	60	3
Futures	1,133	(148)	(145)	(161)
Total	$1,131	$(147)	$(88)	$(155)

F-13

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to March 31, 2020 and 2019 Statutory Financial Statements

(6)	Fair Value Measurements

The following table summarizes assets and liabilities held at fair value as of March 31, 2020 (Unaudited):

				Net Asset
(in millions)	Level 1	Level 2	Level 3	Value (NAV)	Total
Assets
Bonds:
Industrial and miscellaneous	$-	$4	$8	$-	$12
Common stocks unaffiliated	74	87	1	-	162
Derivative assets	-	-	1	-	1
Separate account assets	85,758	1,764	112	2,386	90,020
Assets at fair value	$85,832	$1,855	$122	$2,386	90,195
Liabilities
Derivative liabilities	$-	$1	$-	$-	1
Liabilities at fair value	$-	$1	$-	$-	1

The following table presents the rollforward of Level 3 assets held at fair value during the period ended March 31, 2020 (Unaudited):

		Common		Separate	Assets
		stocks	Derivative	account	at fair
(in millions)	Bonds	unaffiliated	assets[1]	assets	value
Balance as of December 31, 2019	$6	$1	$6	$87	$100
Net gains (losses):
In operations	-	-	(2)	-	(2)
In surplus	-	-	(3)	25	22
Purchases	2	-	-	-	2
Sales	-	-	-	-	-
Transfers into Level 3	-	-	-	-	-
Transfers out of Level 3	-	-	-	-	-
Balance as of March 31, 2020	$8	$1	$1	$112	122

1	Non-binding broker quotes are utilized to determine fair value of all Level 3 derivative assets.

The following table summarizes assets and liabilities held at fair value as of December 31, 2019:

				Net Asset
(in millions)	Level 1	Level 2	Level 3	Value (NAV)	Total
Assets
Bonds:
Industrial and miscellaneous	$-	$3	$6	$-	$9
Common stocks unaffiliated	68	112	1	-	181
Derivative assets	-	-	6	-	6
Separate account assets	101,312	1,857	87	2,091	105,347
Assets at fair value	$101,380	$1,972	$100	$2,091	$105,543
Liabilities
Derivative liabilities	$-	$1	$-	$-	$1
Liabilities at fair value	$-	$1	$-	$-	$1

F-14

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to March 31, 2020 and 2019 Statutory Financial Statements

The following table summarizes the carrying value and fair value of the Company’s assets and liabilities not held at fair value as of the dates indicated. The valuation techniques used to estimate these fair values are described below or in Note 2 to the 2019 NLIC Audited Statutory Financial Statements.

	Fair Value
				Total fair	Carrying
(in millions)	Level 1	Level 2	Level 3	value	value
March 31, 2020 (Unaudited)
Assets:
Bonds[1]	$1,286	$33,819	$1,094	$36,199	$35,194
Preferred stocks unaffiliated	-	52	2	54	57
Mortgage loans, net of allowance	-	-	7,607	7,607	7,737
Policy loans	-	-	924	924	924
Derivative assets	-	247	-	247	136
Short-term investments	7	1,574	-	1,581	1,581
Securities lending collateral assets	127	-	-	127	127
Separate account assets	3	321	-	324	306

Total assets	$1,423	$36,013	$9,627	$47,063	$46,062
Liabilities:
Investment contracts	$-	$-	$22,854	$22,854	$25,450
Derivative liabilities	-	-	-	-	10

Total liabilities	$-	$-	$22,854	$22,854	$25,460

December 31, 2019
Assets:
Bonds[1]	$1,494	$35,302	$930	$37,726	$35,115
Preferred stocks unaffiliated	-	59	-	59	55
Mortgage loans, net of allowance	-	-	7,856	7,856	7,655
Policy loans	-	-	903	903	903
Derivative assets	-	99	-	99	88
Short-term investments	7	615	-	622	622
Securities lending collateral assets	132	-	-	132	132
Separate account assets	3	334	-	337	308

Total assets	$1,636	$36,409	$9,689	$47,734	$44,878
Liabilities:
Investment contracts	$-	$-	$22,186	$22,186	$25,720
Derivative liabilities	-	19	-	19	22

Total liabilities	$-	$19	$22,186	$22,205	$25,742

1	Level 3 is primarily composed of industrial and miscellaneous bonds.

Mortgage loans, net of allowance. The fair values of mortgage loans are estimated using discounted cash flow analyses based on interest rates currently being offered for similar loans to borrowers with similar credit ratings.

Policy loans. The carrying amount reported in the statutory statements of admitted assets, liabilities, capital and surplus approximates fair value as policy loans are fully collateralized by the cash surrender value of underlying insurance policies.

Securities lending collateral assets. These assets are comprised of bonds and short-term investments and the respective fair values are estimated based on the fair value methods described in Note 2 to the 2019 NLIC Audited Statutory Financial Statements.

Investment contracts. For investment contracts without defined maturities, fair value is the amount payable on demand, net of surrender charges. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used in this analysis are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued. The fair value of adjustable rate contracts approximates their carrying value.

F-15

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to March 31, 2020 and 2019 Statutory Financial Statements

(7)	Federal Income Taxes

The following table summarizes the Company’s income tax incurred and change in deferred income tax. The total income tax and change in deferred income tax differs from the amount obtained by applying the federal statutory rate to income before tax as follows, for the three months ended:

	March 31,
(in millions)	2020	2019
	(Unaudited)	(Unaudited)
Current income tax expense (benefit)	$214	$(68)
Change in deferred income tax (without tax on unrealized gains and losses)	48	58

Total income tax expense (benefit) reported	$262	$(10)

Income before income and capital gains taxes	$1,288	$82
Federal statutory tax rate	21%	21%
Expected income tax expense at statutory tax rate	$270	$17
Decrease in actual tax reported resulting from:
Dividends received deduction	(11)	(15)
Change in reserve valuation basis	16	-
Tax credits	(13)	(11)
Other	-	(1)

Total income tax expense (benefit) reported	$262	$(10)

(8)	Transactions with Affiliates

The Company has entered into significant, recurring transactions and agreements with NMIC, other affiliates and subsidiaries as a part of its ongoing operations. These include annuity and life insurance contracts, office space cost sharing arrangements, and agreements related to reinsurance, cost sharing, tax sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services and software licensing. In addition, several benefit plans sponsored by NMIC are available to Nationwide employees, for which the Company has no legal obligations. Measures used to determine the allocation among companies includes individual employee estimates of time spent, special cost studies, the number of full-time employees and other methods agreed to by the participating companies.

The Company may underwrite insurance policies for its officers, directors and/or other personnel providing services to the Company. The Company may offer discounts on certain products that are subject to applicable state insurance laws and approvals.

Pursuant to financial support agreements, the Company has agreed to provide NLAIC and JNLIC with the minimum capital and surplus required by each state in which NLAIC and JNLIC does business. These agreements do not constitute the Company as guarantor of any obligation or indebtedness of NLAIC or JNLIC or provide any creditor of NLAIC or JNLIC with recourse to or against any of the assets of the Company.

Eagle’s surplus position is evaluated quarterly to determine if an additional surplus contribution is required from the Company or if a distribution to the Company can be declared as of each quarter end. On March 31, 2020, the Company made a surplus contribution of $555 million to Eagle. On April 17, 2020, the Company made a surplus contribution of $50 million to Eagle. The Company received approval from the Department to record the $50 million as a Type I Subsequent Event in its March 31, 2020, statutory financial statements. On June 30, 2020, Eagle’s Board declared a distribution of up to $465 million be payable to the Company based on Eagle’s actual statutory financial results for second quarter 2020. The final distribution amount, which is still to be determined, is subject to approval by the Department and will be classified as a return of contributed surplus.

On March 30, 2020, April 29, 2020, May 28, 2020, and June 29, 2020, the Company made separate capital contributions of $50 million each to NLAIC.

On February 11, 2020, the Company entered into an unsecured promissory note and revolving line of credit with JNLNY to borrow up to $5 million. No amounts were drawn on the note as of March 31, 2020.

F-16

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to March 31, 2020 and 2019 Statutory Financial Statements

(9)	Regulatory Risk-Based Capital, Dividend Restrictions and Unassigned Surplus

The NAIC Risk-Based Capital (“RBC”) model law requires every insurer to annually calculate its total adjusted capital and RBC requirement to ensure insurer solvency. Regulatory guidelines provide for an insurance commissioner to intervene if the insurer experiences financial difficulty, as evidenced by a company’s total adjusted capital falling below established relationships to required RBC. The model includes components for asset risk, liability risk, interest rate exposure and other factors. The State of Ohio, where the Company is domiciled, imposes minimum RBC requirements that are developed by the NAIC. The formulas in the model for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined annually by a ratio of total adjusted capital to authorized control level RBC, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, all of which require specified corrective action. The Company exceeded the minimum RBC requirements for all annual periods presented.

The State of Ohio insurance laws require insurers to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding twelve months, exceeds the greater of (i) 10% of statutory-basis capital and surplus as of the prior December 31 or (ii) the statutory-basis net income of the insurer for the prior year. During the three months ended March 31, 2020, the Company did not pay any dividends to NFS. The Company’s statutory capital and surplus as of March 31, 2020 and December 31, 2019, was $8.7 billion and $8.8 billion, respectively. Statutory net income for the three months ended March 31, 2020 and 2019 was $1.1 billion and $150 million, respectively. As of April 1, 2020, the Company has the ability to pay dividends to NFS totaling $882 million without obtaining prior approval.

The State of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned capital and surplus. Earned capital and surplus is defined under the State of Ohio insurance laws as the amount equal to the Company’s unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer’s policyholder capital and surplus must be reasonable in relation to the insurer’s outstanding liabilities and adequate for its financial needs. The payment of dividends by the Company may also be subject to restrictions set forth in the insurance laws of the State of New York that limit the amount of statutory profits on the Company’s participating policies (measured before dividends to policyholders) available for the benefit of the Company and its stockholders.

The Company currently does not expect such regulatory requirements to impair the ability to pay operating expenses and dividends in the future.

F-17

Dealer Prospectus Delivery Obligations

All dealers that effect transactions in these securities are required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The expenses in connection with the issuance and distribution of the contracts are as follows (except for the Securities and Exchange Commission Registration Fee, all amounts shown are estimates):

●	Securities and Exchange Commission Registration Fee: $60,600

●	Accounting Expenses: $50,000

●	Legal expenses: $270,000

●	Cost of Independent Registered Public Accounting Firm Consent: $5,000

●	Cost of Independent Registered Public Accounting Firm Audit of Registrant’s Financial Statements: $4,275,912

●	Cost of Independent Registered Public Accounting Firm Review of Registrant’s Interim Financial Statements: $25,000

Item 14.	Indemnification of Directors and Officers

Ohio’s General Corporation Law expressly authorizes and Nationwide’s Amended and Restated Code of Regulations provides for indemnification by Nationwide of any person who, because such person is or was a director, officer or employee of Nationwide, was or is a party, or is threatened to be made a party to:

●	any threatened, pending or completed civil action, suit or proceeding;

●	any threatened, pending or completed criminal action, suit or proceeding;

●	any threatened, pending or completed administrative action or proceeding;

●	any threatened, pending or completed investigative action or proceeding.

The indemnification will be for actual and reasonable expenses, including attorney’s fees, judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by Ohio’s General Corporation Law. Nationwide has been informed that in the opinion of the Securities and Exchange Commission, the indemnification of directors, officers or persons controlling Nationwide for liabilities arising under the Securities Act of 1933 (“Act”) is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act. Nationwide and its directors, officers and/or controlling persons will be governed by the final adjudication of such issue. Nationwide will not be required to seek the court’s determination if, in the opinion of Nationwide’s counsel, the matter has been settled by controlling precedent.

However, the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is permitted.

Item 15.	Recent Sales of Unregistered Securities.

Not Applicable

Item 16.	Exhibits and Financial Statement Schedules

(A)	Exhibits

(1)	Not applicable

(2)	Articles of Merger of Nationwide Life Insurance Company of America with and into Nationwide Life Insurance Company effective December 31, 2009-filed previously on January 4, 2010, with N-4 Registration No. 333-164125.

https://www.sec.gov/Archives/edgar/data/904817/000119090309001829/exhibit6c.htm

(3)	(a) Amended Articles of Incorporation Nationwide Life Insurance Company-filed previously on October 2, 2008, with Pre-Effective Amendment No. 3 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-149613.

https://www.sec.gov/Archives/edgar/data/205695/000119090308001157/articlesofincorp.htm

(3)	(b) Nationwide Life Insurance Company Amended and Restated Code of Regulations- filed previously on January 4, 2010, with N-4 Registration No. 333-164125.

https://www.sec.gov/Archives/edgar/data/904817/000119090309001829/exhibit6b.htm

(4)	(a) Individual Annuity Contract- Attached hereto.

(4)	(b) Contract Specification Page - Attached hereto.

(4)	(c) Application – Attached hereto.

(4)	(d) Increase in Remaining Preferred Withdrawal Amount After A Long-Term Care or Terminal Illness or Injury Event Endorsement – Attached hereto.

(4)	(e) Strategy Endorsement – Attached hereto.

(4)	(f) Market Value Adjustment (MVA) Endorsement – Attached hereto.

(5)	Opinion Regarding Legality – Attached hereto

(6)	Not applicable

(7)	Not applicable

(8)	None

(9)	Not applicable

(10a)	Tax Sharing Agreement dated as of January 2, 2009 between Nationwide Life Insurance Company and any corporation that is or may hereafter become a subsidiary of Nationwide Life Insurance Company - filed previously on March 27, 2012 with Post-Effective Amendment No. 17 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-49112.

https://www.sec.gov/Archives/edgar/data/205695/000119312512134652/d323974dex10.htm

(10b)	Third Amended and Restated Cost Sharing Agreement dated January 1, 2014 by and among Nationwide Mutual Insurance Company, Nationwide Mutual Fire Insurance Company, and their respective direct and indirect subsidiaries and affiliates – filed previously on March 30, 202 with Form S-1, Registration No. 333- 237472.

https://www.sec.gov/Archives/edgar/data/1127203/000119312520090810/d857492dex9916a10b.htm

(11)	Not applicable

(12)	Not applicable

(13)	Not applicable

(14)	Not applicable

(15)	Not applicable

(16)	Not applicable

(17)	Not applicable

(18)	Not applicable

(19)	Not applicable

(20)	Not applicable

(21)	Subsidiaries of the Registrant - filed previously on January 28, 2020, with Pre-Effective Amendment No. 2 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-229802.

https://www.sec.gov/Archives/edgar/data/205695/000119312520016162/d858271dex21.htm

(22)	Not applicable

(23)	(a) Consent of Independent Registered Public Accounting Firm – Attached hereto.

(23)	(b) Consent of Counsel – Attached hereto as Exhibit 5.

(24)	Power of Attorney-Attached hereto.

(25)	Not applicable

(26)	Not applicable

(27)	Not applicable

(101.INS)	Not applicable

(101.SCH)	Not applicable

(101.CAL)	Not applicable

(101.DEF)	Not applicable

(101.LAB)	Not applicable

(101.PRE)	Not applicable

(B) Financial Statement Schedules

All required financial statement schedules of Nationwide Life Insurance Company are included in Part I of this registration statement.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(A)

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(B)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officers or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

As required by the Securities Act of 1933, the Registrant certifies that it has caused this Registration Statement to be signed by the undersigned, duly authorized, in the City of Columbus, and State of Ohio, on July 17, 2020.

NATIONWIDE LIFE INSURANCE COMPANY
(Registrant)

By: /s/ JAMIE RUFF CASTO
Jamie Ruff Casto
Attorney-in-Fact

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on July 17, 2020.

JOHN L. CARTER
John L. Carter, President and Chief Operating Officer, and Director

MARK R. THRESHER
Mark R. Thresher, Executive Vice President and Director

TIMOTHY G. FROMMEYER
Timothy G. Frommeyer, Senior Vice President-Chief Financial Officer and Director

ERIC S. HENDERSON
Eric S. Henderson, Senior Vice President-Individual Products & Solutions and Director

STEVEN A. GINNAN
Steven A. Ginnan, Senior Vice President-Chief Financial Officer-Nationwide Financial and Director

KIRT A. WALKER
Director

By /s/ Jamie Ruff Casto
Jamie Ruff Casto
Attorney-in-Fact